As filed with the Securities and Exchange Commission on June 18, 2018.
Registration No. 333- 225348

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
__________________________
DOMO, INC.
(Exact Name of Registrant as Specified in its Charter)
__________________________

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7372 (Primary Standard Industrial Classification Code Number)	27-3687433 (I.R.S. Employer Identification Number)
772 East Utah Valley Drive
American Fork, UT 84003
(801) 899-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
__________________________
Joshua G. James
Founder and Chief Executive Officer
772 East Utah Valley Drive
American Fork, UT 84003
(801) 899-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________________________
Copies to:

Patrick J. Schultheis Michael Nordtvedt John Brust Wilson Sonsini Goodrich & Rosati Professional Corporation 701 Fifth Avenue, Suite 5100 Seattle, Washington 98104 (206) 883-2500	Daniel Stevenson Chief Legal Officer Domo, Inc. 772 East Utah Valley Drive American Fork, UT 84003 (801) 899-1000	Richard C. Blake Brooks Stough Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 1200 Seaport Boulevard Redwood City, CA 94063 (650) 321-2400
__________________________
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common B Common Stock, par value $0.001 per share	10,580,000	$22.00	$232,760,000	$28,979(2)

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended. Includes additional shares that the underwriters have the option to purchase.

(2)	The Registration previously paid $12,450 of this amount in connection with the prior filings of this registration statement.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS (Subject to Completion) Issued June 18, 2018 9,200,000 SHARES CLASS B COMMON STOCK Domo, Inc. is offering 9,200,000 shares of its Class B common stock. This is our initial public offering and no public market currently exists for our Class B common stock. We anticipate that the initial public offering price will be between $19 and $22 per share. We have applied to list our Class B common stock on The Nasdaq Global Market under the symbol “DOMO.” We have two classes of common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except for voting and conversion rights. Each share of Class A common stock is entitled to 40 votes per share and is convertible at any time into one share of Class B common stock. Each share of Class B common stock is entitled to one vote per share. Following this offering, all shares of Class A common stock will be held by an entity affiliated with Joshua G. James, our founder, chief executive officer and chairman, who will have voting control over 100% of our Class A common stock, representing 86% of the voting power of our outstanding capital stock. Following this offering, we will be a “controlled company” within the meaning of the corporate governance rules of The Nasdaq Stock Market. See “Management—Controlled Company Exemption.” We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. Investing in our Class B common stock involves risks. See “Risk Factors” beginning on page 16. PRICE $ A SHARE Underwriting Discounts and Proceeds to Price to Public Commissions(1) Company Per share............................................................................................ $ $ $ Total................................................................................................... $ $ $ (1) See the section titled "Underwriters" for a description of the compensation payable to the underwriters. At our request, the underwriters have reserved up to 7.5% of the shares of Class B common stock offered by this prospectus for sale, at the initial public offering price, to certain individuals associated with us. See the section titled “Underwriters—Directed Share Program.” We have granted the underwriters an option for a period of 30 days to purchase an additional 1,380,000 shares of our Class B common stock at the initial public offering price less the underwriting discount to cover over-allotments. The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The underwriters expect to deliver the shares of Class B common stock to purchasers on , 2018. MORGAN STANLEY ALLEN & COMPANY LLC CREDIT SUISSE UBS INVESTMENT BANK WILLIAM BLAIR JMP SECURITIES COWEN , 2018 The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary This effective. is Commission Exchange and Securities the with filed statement registration the until sold be not may securities These changed. be may and complete not is prospectus preliminary this in information The prospectus is not an offer to sell nor does it seek buy these securities in any jurisdiction where the or sale permitted.

EVERYONE ON THE SAME PAGE, ALL THE TIME.

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Sales projections trending lower
Deviation of more than 10% over last 5 days.
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DOMO
Weekly Sales
DOMO
Charlie, O | CEO 10m
I'm seeing a 14% dip in our May sales projections. How can we make sure we don't go below our trended goal?
Tina, S | COO 8m
I'll get with Sales leadership ASAP.
Charlie, O | CEO 3m
Bring in David, too. We'll need his input from a Marketing perspective.
David, C | CMO 1m
Thanks Charlie, I'm on it.
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May Sales forecast
Retail Overview: What is driving your business?
Forecasted Sales vs Actua...
$43M
Division Trending to Pote...
62.0 %
Top Engaging Content
6.4 %
How do our Retail Stores stack up?
EMPLOYEES
GROSS SALES
MEMBERSHIPS
15
$225K
309
PERFORMANCE TREND

THE DOMO PLATFORM

Real-time alerting so you're always in the know.

Collaboration tools so you can talk around data and take action immediately.

Customizable cards that give you the data you need, when you need it.

FOR THE GOOD OF THE COMPANY™

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Resolution Rate by Country
88.27 %
Percent of Cases Resolve...
77 %
Tickets by Workgroup
2,080
Resolutions by Owner
16,913
New Cases by Date
19,115
Open Tickets by Assignee
21
Weekly Sales
DOMO
David, C | CMO 42m
We've got new cards configured. My team also has new alert credentials set up for you, so you'll know the second we need to do any course correction.
Tina, S | COO 8m
This looks great, thanks David.
Charlie, O | CEO 3m
I'm glad business is finally moving as fast as we are. Thanks team.
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Domo brings together people, data, and systems for a digitally-connected business.

TABLE OF CONTENTS

	Page		Page
PROSPECTUS SUMMARY	1	MANAGEMENT	100
THE OFFERING	12	EXECUTIVE COMPENSATION	107
SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA	14	CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	119
RISK FACTORS	16	PRINCIPAL STOCKHOLDERS	122
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA	44	DESCRIPTION OF CAPITAL STOCK	125
USE OF PROCEEDS	46	SHARES ELIGIBLE FOR FUTURE SALE	131
DIVIDEND POLICY	47	MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK	134
CAPITALIZATION	48	UNDERWRITERS	138
DILUTION	50	LEGAL MATTERS	146
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA	52	EXPERTS	146
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	54	WHERE YOU CAN FIND ADDITIONAL INFORMATION	146
BUSINESS	79	INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1
You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor any of the underwriters have authorized anyone to provide you with information that is different. We are offering to sell shares of our Class B common stock, and seeking offers to buy shares of our Class B common stock, only in jurisdictions where such offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Class B common stock. Our business, financial condition, results of operations and prospects may have changed since that date.
Until and including             , 25 days after the date of this prospectus, all dealers that buy, sell or trade our Class B common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.
For investors outside of the United States: neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.
We use Domo, the Domo logo, Domopalooza, Mr. Roboto, Buzz and other marks as trademarks in the United States and other countries. This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entity.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class B common stock. Before you decide to invest in our Class B common stock, you should read the entire prospectus carefully, including the section entitled “Risk Factors” and the consolidated financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless otherwise stated or the context otherwise indicates, references to “Domo,” “we,” “us,” “our” and similar references refer to Domo, Inc. and its subsidiaries taken as a whole.
DOMO, INC.
Overview
Domo is an operating system that powers a business, enabling all employees to access real-time data and insights and take action from their smartphone. We believe digitally connected companies will increasingly be best positioned to manage their business by leveraging artificial intelligence, machine learning, correlations, alerts and indices. We bring massive amounts of data from all departments of a business together to empower employees with real-time data insights, accessible on any device, that invite action. Accordingly, Domo enables CEOs to manage their entire company from their phone, including one Fortune 50 CEO who logs into Domo almost every day and over 10 times on some days. This is possible because Domo digitally connects all the people, data and systems in an organization.
A digitally connected organization maximizes the contributions of its employees and harnesses the power of both its quantitative and qualitative data. Data is the lifeblood of every application, system and performance measure in a company and constitutes the substantive part of most communications. When data is digitally connected from every source, resides in one place and is accessible to every single worker in real time, from any device, the platform that serves up the data and makes it available for everyone to use acts like an operating system for a company.
Domo digitally connects data from across the organization and makes it useful for everyone. Through Domo’s platform, data from across the business is collected, stored, prepared, organized, analyzed, visualized, and shared. Algorithms and machine learning are applied to the data that allow alerts to be triggered and actions invited. Users can receive these notifications on any device and immediately act on the invitation, after which the system can write back to the original system of record. Because Domo can digitally connect any organization and empower each of its employees, we believe our market potential is every working person with a mobile device.
Our founder, chief executive officer and chairman, Josh James, previously started Omniture, the online marketing cloud company that became Adobe Marketing Cloud. He understood that real-time data powering the marketing cloud improved how online marketers ran their business, and he identified an opportunity to create and apply that same transformational paradigm across businesses more broadly and not for just one department. This insight served as the impetus for Domo, the platform for digitally connecting a company and enabling data-driven decision making, not just for one department or one person, but for an entire company.
Because we leverage the power of the cloud, our platform can process extremely large volumes of quantitative and qualitative data while maintaining high performance levels. On a typical business day, our customers in the aggregate typically query between 100 to 200 trillion rows from uncached queries. Even with this volume of data, we maintain a subsecond average query response time. In aggregate, the data in Domo can be indexed anonymously.
From the beginning, we targeted CEOs as a key user of our platform. That concept has fundamentally influenced every aspect of the Domo platform from architecture to user experience. We made significant investments over the past seven years to build an enterprise-grade platform that serves as the operating system that powers a digitally connected business. In many ways, building Domo was like building seven start-ups in one. We built connectors to connect real-time to all of the data within a company and bring all that data into a warehouse and developed a data engine that is able to manage up to trillions of rows of data. We built visualization tools that enable our users to explore the data on any device and enable them to collaborate on the data in real time. We built our artificial intelligence and machine learning engine that is able to find correlations within the data and invites users to action. To enable our users to develop the applications they wanted on top of this platform, we built an app store with pre-built applications as well as the tools for users to build their own applications. That's why Domo is more than just a business intelligence, data warehouse, data discovery, analytics, collaboration, dashboarding, visualization or reporting tool. These tools and technologies are typically provided by separate vendors today. Domo combines all of them in a single platform with the following:

•
Connectors: Domo offers more than 500 powerful, first-class connectors, also known as DomoBots, which we define as read/write, API and standards based connectors that are available in the Domo Appstore, as well as a library of very flexible universal connectors that currently power over one hundred thousand Domo datasets, enabling all users, regardless of technical ability, to connect to data across a broad range of sources and facilitate initiation of business processes. These DomoBots enable data to be continuously synchronized in real time, fostering visibility and interoperability across a broad range of data sources.

•
Data Warehouse: Our data warehouse, Adrenaline, stores massive amounts of data from across the business, organizes that data across many factors or variables and employs a massive number of processors to query that data in parallel, enabling employees across the organization to simultaneously access the same data for their various needs with subsecond response times on average.

•
Domo ETL: Fusion is our data transformation engine that sorts customer data, making it possible for any dataset connected to Domo to be cleansed, combined and prepared for use leveraging Magic ETL, Data Flows and hygiene algorithms.

•
Data Analysis and Visualization: Our Explorer analytics suite allows users to analyze, display, share and interact with data through pixel-perfect visualizations. Explorer is a data discovery tool that seamlessly works on mobile as well as on wall monitors in executive offices or manufacturing facility floors.

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Collaboration: Buzz is our standalone collaboration and productivity suite that integrates seamlessly with Domo's other features. Chat, sharing, organizational charts, profiles, and project management all help foster an engaged and curious workforce, so that anyone in an organization can participate in improving the business.

•
Artificial Intelligence Algorithms: Domo's Mr. Roboto leverages machine learning algorithms, predictive analytics, and other artificial intelligence technologies to create alerts, detect anomalies, optimize queries, and suggest areas of interest to help people focus on what matters most. Mr. Roboto constantly scans incoming data to identify trends, anomalies and correlations, providing alerts and initiating business processes.

•
Partner Ecosystem: With the Domo Appstore, APIs and developer tool kits, Domo enables an ecosystem of partners to quickly build applications on the platform. We believe this will be a meaningful source of future lead generation as application creation investment thresholds are high.

Our multi-tenant architecture allows all users to have access to the same version at the same time on any device, with all updates and functionality deployed to our entire customer base. This enables organizations to use Domo for complex analytics processing that cannot be done in spreadsheets or traditional business intelligence, data discovery, data analytics or data visualizations tools.
As of April 30, 2018, we had more than 1,500 organizations as customers, including 385 customers with more than $1 billion in revenue, which we refer to as enterprise customers. For the fiscal years ended January 31, 2017 and 2018 and the three months ended April 30, 2017 and 2018, our enterprise customers accounted for 47%, 46%, 46% and 46% of our revenue for such periods, respectively. We employ a land-and-expand business model and typically enter into enterprises within a specific division or for a specific use case. As our users see the value of our platform and user engagement increases, we expand our footprint within the enterprise. As of January 31, 2018, our 20 largest customers as measured by annualized recurring revenue, had increased their investment in our platform by approximately nine times compared to their initial subscription. These 20 customers comprise both enterprise and non-enterprise customers and contributed 14% of our revenue for the fiscal year ended January 31, 2018. As of January 31, 2018, for the cohort of enterprise customers that licensed our product in the fiscal year ended January 31, 2015, the current annual contract value, or ACV, was 186% of the original license value, compared to 129% and 160% for the cohorts of enterprise customers that subscribed to our platform in the fiscal years ended January 31, 2016 and 2017, respectively. For the cohort of non-enterprise customers that licensed our product in the fiscal year ended January 31, 2015, the current ACV as of January 31, 2018 was 59% of the original license value, compared to 86% and 111% for the cohorts of non-enterprise customers that subscribed to our platform in the fiscal years ended January 31, 2016 and 2017, respectively. ACV represents the total annual contract value of subscriptions to our platform exclusive of professional services and one-time revenue generating events and after giving effect to the impact of cancellations. In addition, over the fiscal year ended January 31, 2018, our subscription net revenue retention rate, which compares the subscription revenue generated from a cohort of customers that generated subscription revenue at the beginning of the same period in consecutive fiscal years (excluding customers from the cohort who canceled during the initial period), was over 100%, 115% and 95% for all customers, enterprise customers and non-enterprise customers, respectively. For the three months ended April 30, 2018, our subscription net revenue retention rates were 105%, 115% and 98% for all customers, enterprise customers and non-enterprise customers, respectively, compared to 101%,

108% and 95% for the three months ended April 30, 2017. We believe we are extremely well-poised to capitalize on global digital transformation, creating more competitive organizations built on data-centric, connected and collaborative workforces. We have assembled an experienced management team to execute on this global opportunity.
As of January 31, 2018, approximately 1,500 of our users in the preceding 90 days were C-level executives, of which over 400 were CEOs. The real power of our platform, however, lies in enabling every type of employee to connect to, analyze, and leverage data. Traditional tools do not address the needs of many of today’s employees who depend on IT to implement numerous systems to capture, store, view, and analyze data and business analysts with technical expertise to run queries to extract data and configure and run reports. Business decision makers can view these reports, but they cannot create them on their own, or customize for their specific use, without involving business analysts. With Domo, employees without technical expertise can use all of the features of our platform without involving a business analyst. The intuitive use of our platform enables users to spend less time gathering and iterating data, preparing reports, and attending meetings to discuss results and more time acting upon the results of the data. Additionally, as employees customize our platform for their own specific use cases, they become better at using data to do their jobs. When everyone can use data, the value that it provides to an organization increases significantly, and everyone is equipped with a common set of facts to communicate across all levels of an organization.
Users currently deploy our platform in the following ways:

•
With Domo, line workers and executives at a bread products manufacturer are able to identify any problems in the production process in seconds, rather than the traditional timeline of a month, allowing them to make adjustments to minimize wasted product and to maintain customer satisfaction.

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A Fortune 50 retailer uses Domo to combine billions of rows of data and deliver insights that everyone from senior leaders to merchandisers can use to understand in-store performance and optimize processes across corporate functions. Domo combines the retailer's market data like sales by category, weather data and industry trends to provide insights it needs to make adjustments to assortment, staffing or inventory impacting more than 1,800 stores.

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American Metalcraft engages its warehouse employees to improve customer service. Using Domo on top of its warehouse management software, each warehouse employee has real-time visibility into how he/she is impacting order-to-ship rates. As a result of this data transparency, shipping times have improved from three to four days after an order was received to same-day shipping.

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Goodwill of Central & Southern Indiana, with more than 70 brick-and-mortar retail locations, an e-commerce fulfillment facility, a manufacturing operation, and a variety of education and employment services, empowers its leadership to understand and demonstrate to key stakeholders, including its funders, the value it delivers to the community through visibility into retail production, job placements and more, in real time.

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Nude by Nature, an Australian-based cosmetics retailer, enables its marketing team to be more effective and efficient. Using Domo to automate reporting, Nude by Nature has freed up labor resources, while quadrupling its active customer base and tripling sales in the first year through actions taken off Domo-delivered insights.

•
ObservePoint, a cloud software company, is combining nine different data sources in Domo to predict and alert which customers are at risk of leaving, enabling the client success team to initiate actions to address customer hot spots before they become serious risks. As a result, ObservePoint has seen a nearly ten percent improvement in customer churn.

•
Mastercard uses custom visualizations that combine data from dozens of internal data sources as well numerous external sources, such as social media accounts, enabling them to understand in near real time what needs the most attention and to make strategic adjustments. By reducing manual reporting, Mastercard was able to reallocate several hundred hours per month of the team’s time towards activities that focus on improving company performance.

•
Rakuten Marketing, using Domo’s automated delivery of data and insights, eliminated the repetitive and time-consuming tasks of report building and dissemination. As a result, data analysts were able to reduce their typical workload while empowering business decision makers with real-time access to the data they need to run client meetings, and answer business questions.

•
European Wax Center uses a custom Domo app for its franchise network of currently more than 600 franchise locations and more than 8,000 associates across the United States.  The custom app is available on iPads and other mobile devices, providing corporate, franchisees and their associates with real-time access to key performance metrics and other performance data, making it easier to make business decisions no matter where they are.

For the years ended  January 31, 2017 and 2018 , our revenue was $74.5 million and $108.5 million, respectively, representing year-over-year growth of 46%. For the years ended  January 31, 2017 and 2018 , our net loss was $183.1 million and $176.6 million, respectively. For the three months ended April 30, 2017 and 2018 , our revenue was $24.2 million and $31.9 million , respectively, representing year-over-year growth of 32% . For the three months ended April 30, 2017 and 2018 , our net loss was  $48.0 million and  $45.5 million , respectively.
Industry Background
Stale, Inaccessible Data Limits Organizations
Organizations are capturing more data than ever before, but that doesn't make them digitally connected. By the year 2020, about 1.7 megabytes of data will be created every second for every human being on the planet. This data is being generated from an increasing number of business applications, social media networks, collaboration tools and the internet of things, or IoT. Companies store employee data and transactional information across multiple systems of record including Human Capital Management, or HCM, Customer Resource Management, or CRM, and Enterprise Resource Planning, or ERP, systems. Increasingly, social media applications such as Facebook, Twitter, Snapchat, and LinkedIn capture valuable data used for marketing, human resources and customer engagement. But these systems often just store this data and it is queried, if at all, by technically adept data analysts.
To be a truly digitally connected organization, an organization's data systems have to be connected, allowing data to flow between such systems with employees interacting with the data at any point in the system. In a digitally connected organization, when thresholds or targets are met or anomalies occur, automated action would be taken or an employee would be invited to take action. All of this data has the potential to improve the way that business decisions are made at all levels of an organization. However, the growing amount of data generated in organizations does not generally invite action, as it sits across disparate silos and cannot be consolidated given limitations of existing business intelligence tools.
Ubiquitous Access to Relevant Information Drives Competitive Advantage
To remain competitive, organizations must constantly innovate to differentiate themselves in increasingly crowded and fast-moving markets. Organizations are focused on greater productivity, faster time to market, new product innovation, and better customer experiences. The fast pace of technological development has enabled new companies to get to market quickly with limited or no startup costs and has shortened product cycles for existing companies. Speed, agility and scale are now imperative for all companies to remain competitive. Organizations must be able to make fast decisions and react quickly to changes in market dynamics. This can mean implementing product or process changes, improving efficiency in operations, changing financial goals, or altering hiring plans. To make these types of decisions quickly, organizations need real-time access to the right data, and employees need the autonomy to use data to make decisions on their own, without hierarchical bottlenecks.
Employees' Data Needs Have Evolved

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Teams Need to be Coordinated and In-Sync at All Times. People don't work effectively in silos. Staying in sync has become more complex given the increasingly globally distributed nature of organizations and the rise of the mobile workforce. By 2020, mobile employees will account for nearly three-quarters of the U.S. workforce, according to the International Data Corporation, or IDC. These employees, such as retail clerks, healthcare professionals, teachers, assembly workers, field service agents, pilots and contractors are mobile and cannot rely on having access to desktop software.

•
The Necessary Employees Need to Access Data Without Relying on a Business Analyst to Configure and Query the Data. For optimal performance, everyone needs to be able to access and interact with data on their own. Today’s business intelligence, data discovery, data analytics and data visualization solutions still require a business analyst with some technical expertise to query data from a source or configure a report for a team. The power of data needs to be accessible by everyone.

•
Employees Need to Know How to Take Action Based on Data. Traditional business intelligence solutions have focused on visualization - graphical representations of data that facilitate interpretations of what happened in the past. Data should tell someone when to add a worker to an assembly line, when to order ingredients for a restaurant, or when their sales team is falling below quota. Less time needs to be spent compiling and analyzing data and more time spent acting upon data.

•
People Rely on Smartphones and Other Mobile Devices. People rely on their smartphones for every aspect of their personal lives. Employees increasingly expect to leverage mobile applications for their professional lives as they do in their personal lives. Employees need the ability to interact with data and collaborate with team members anytime and anyplace to ensure they are able to act when necessary and remain coordinated at all times.
Traditional Business Intelligence and Adjacent Systems are Falling Short
Traditional approaches to solving the data challenge are falling short of expectations because they:

•	require heavy IT involvement to source, configure and manage multiple systems;

•	are focused on IT and the data analyst as core users, instead of enabling direct use by business decision makers;

•	are limited in the breadth, scale and timeliness of access to business data;

•	are not designed as mobile first; and

•	rely on legacy PC-centric desktop client server architecture, which limits scalability.
The Domo Solution

DOMO
THE DOMO SOLUTION
DATA SOURCES
box
aws
JIRA
CLOUD SOURCES
TERADATA
SAP
ORACLE
ON-PREMISE
IoT
ECOSYSTEM
APPSTORE
Java
R
Deloitte.
DEVELOPER COMMUNITY
SI / ISV
MR. ROBOTO
TARGETS
¥
$
€
AUTOMATION
MACHINE LEARNING
CONNECT
FUSION
ADRENALINE
VAULT
EXPLORER
BUZZ
ALERTS
VISUALIZATIONS
INSIGHTS
CONVERSATION
SMS
CEO
LOB OWNER
ANALYST
LINE WORKER

We believe business technology must be as easy-to-use and intuitive as mobile consumer applications, while providing enterprise-grade scalability and security features. Everyone, from a CEO to a frontline employee, benefits from the functionality that Domo provides. While developing our platform, we have been focused on four key pillars.
All of Your People
Our platform enables every type of employee to connect to, analyze, and leverage data from their smartphone. As a result, data-driven knowledge proliferates throughout an organization as more employees become capable of contributing to shared, collaborative analysis. When freed from the constraints of traditional business intelligence tools, these employees tend to not only become increasingly productive, but also feel more connected to the broader organization.
All of Your Data in Real Time
Our platform provides real-time access to quantitative and qualitative data, including through more than 500 powerful first-class connectors as well as a library of very flexible universal connectors that currently power over one hundred thousand Domo datasets. In addition, through Domo Workbench, organizations can connect to proprietary data sources regardless of where those data sources reside within an organization. This comprehensive approach enables every type of employee to design customized, real-time views of data and data trends.
Intelligence that Invites Actions
Our platform leverages artificial intelligence, including machine learning algorithms and predictive analytics, to continuously power more advanced insights, recommendations and alerts. We thereby enable employees to be aware of what is happening on a real-time basis, and take appropriate action where necessary. Our platform, based on ongoing variance analysis, is capable of providing personalized, proactive alerts and recommended actions to every employee and writing back to source applications based on predetermined actions triggered after certain thresholds or behavior has occurred.
Domo Appstore
We have prebuilt applications for specific use cases, and our users, including development partners, can build tailored applications to address a wide range of potential use cases, with limited training and no or limited IT involvement required. These applications range from a real-time social index to evaluate an organization's engagement across various social media platforms to a predictive analytics toolkit that allows users to analyze "what if" scenarios and forecast the direction of key business metrics to an aggregator for an organization’s relevant mobile application statistics. To date, these applications have been adopted across a broad range of industries. Additionally, through the Domo Appstore, users have the option to make their applications available to all Domo users. This application ecosystem generates a powerful network for our platform — as users build, adopt and use additional applications, usage increases within an organization, which enables our platform to deliver even more powerful insights to those users.

All of Your
Data in Real Time
Intelligence that
Invites Actions
DOMO
All of Your
People
Domo Lets You
Run Your Company
From Your Phone
Domo Appstore

Through the power of Domo’s comprehensive cloud-based platform, organizations can finally provide all of their data, to all of their employees, all of the time.
Key Benefits of Our Solution
Domo is more than just a business intelligence, data connection, data warehouse, data transformation or ETL, data discovery, analytics, collaboration, dashboarding, visualization or reporting tool. These tools and technologies are typically provided by separate vendors today. Domo combines all of them in a single platform and enables truly digitally connected organizations.

The Domo platform delivers six core benefits, and from the combination of these six, customers benefit from a seventh, a virtuous cycle of optimization:
Executive and Outcome Focused Mobile Solution. From the beginning, we targeted CEOs as key users of our platform. That concept has fundamentally influenced every aspect of the Domo platform from architecture to user experience. CEOs have huge demands on their time, are constantly on the move, do not have time or desire to learn complex software, need answers that quickly drive decisions, need to create alignment within their organization, need to focus on the exceptional items that should bubble up in their business instead of turning over every stone to see if something is off, and hunger for as much collaborative and correlative signal as they can get. Our platform was designed to meet each of these needs. Our native mobile application enables all employees, not just CEOs, to effectively manage their businesses and responsibilities using any device.
Universal Data Model — Data Platform and Transformation. Domo is changing the way people think about data. Data is no longer a currency only to be banked, but is the fuel that drives the business. Domo puts data to work, all of the data, together in an integrated, robust system, for all of the business’s employees. To accomplish this, Domo created a distributed data platform that was engineered to ingest, process, clean, prepare and make queryable all of a business’s available data, and serve it back with a subsecond average query response time, not just from a couple of databases or a single warehouse, or a few external cloud apps, but from all of the data, including systems that come online outside of IT’s influence like the myriad of cloud software providers each department might be leveraging. Now business leaders can have fully comprehensive views of what is happening, across all departments and across all systems.
Digitally Connected Organization — Interconnecting and Orchestrating across Disparate Systems. Businesses use many separate software systems to facilitate core elements of managing their business. This means there is no natural opportunity to leverage a broader, more holistic view of the state of the business or to take broadly informed actions and decision paths. It is very difficult to create alignment across the disparate organizations that use the siloed systems. Our comprehensive, cloud-based platform weaves seven critical platform components together to exploit this opportunity to increase alignment, accuracy and effectiveness of business leaders: data connections, data warehouse, data management, data analysis and visualization, artificial intelligence algorithms, and our partner ecosystem.
Productivity — Fosters Getting Work Done Together. Our platform enables all employees to engage with real-time data. With Domo, users collaborate where the data lives, increasing everyone’s productivity and ability to act on the data. In addition, our platform enables organizations to share their data and collaborate with customers, suppliers and other partners outside of the organization.
Enterprise Security, Scalability and Compliance. We have invested significantly to build security features in our platform that have enabled us to expand our presence within the enterprise because we connect directly to data sources that hold companies’ most sensitive data in our system. Our security features, such as customer-controlled encryption key management, provide much needed confidence that the data on our platform is secure. Our native multi-tenant, web-scale, massive parallel processing capabilities and multi-dimensional architecture manage extremely large volumes of data and deliver real-time analysis at scale. On a typical business day, our customers in the aggregate typically query between 100 to 200 trillion rows from uncached queries. Even with this volume of data, we maintain a subsecond average query response time. We also provide IT departments with centralized governance and administration capabilities. Our platform provides robust controls down to row level security that enable leaders to tailor data access based on a variety of categories, including role, geography or department. We provide the assurance of leading security and compliance certifications, including those relating to SOC 1, SOC 2 + HITRUST, HIPAA and more.
Benchmarks and Applications — Ecosystem. We built the Domo platform with the explicit goal that it be extended and leveraged by a rich ecosystem of partners, developers, business experts and entrepreneurs. Each of the core pieces of the Domo platform has been engineered from the ground up to be extensible and accessible through APIs and SDKs. We have also created the Domo Appstore, a marketplace for the distribution of additive capabilities and pre-built content from the Domo ecosystem. Each of the core tenets of the platform are offered as services and functionality used to build the types of products that typically would be expensive and time-consuming to replicate.
Virtuous Cycle of Optimization. The combination of these six core benefits drives a seventh factor, a virtuous cycle of optimization. A digitally connected organization is able to leverage all of the data, people, systems, behaviors, automation, write-back, predictive analytics, machine learning, natural language processing and workflows to achieve its goals and improve the entire business. Customers get more value from their workforce, and get more value from their data. We believe the network effect of digitizing complex workflows, automating well known outcomes, suggesting courses of action, unlocking crowd wisdom effects within the business and anomaly detection across the entire organization will continue to improve as more of an organization's people, data and systems are connected to the Domo platform.

Our Market Opportunity
The addressable market for our platform is large and growing. Our solution was designed to address the needs of every working person with a mobile device, and in doing so, it addresses the narrower business intelligence market that is currently served by traditional systems that target business analysts, data scientists and IT personnel. IDC estimates that the business intelligence software market will reach $24.4 billion in 2018.
Our comprehensive platform also addresses portions of markets currently served by disparate systems, including the analytic data integration and integrity, relational data warehouse management, and collaboration applications markets. IDC estimates that these markets collectively will total $20.4 billion in 2018.
Beyond these markets, because our platform can be used by every employee within an organization, we believe it has the potential to address a wide variety of additional enterprise application and infrastructure software markets.
Competitive Strengths
Our key competitive strengths include:

•
Mobile Functionality. We designed Domo with mobile functionality front of mind. Domo’s native mobile applications unlock users’ ability to access data and collaborate in real time, from anywhere. Unlike some other tools, when data is in Domo, it is immediately available for consumption on smartphones and other mobile devices without requiring separate versions or visualizations. Our mobile functionality enables all employees to manage their responsibilities from their smartphone.

•
Functionality That Can Be Used by Everyone. Employees can easily connect to relevant data sources, create powerful data transformations, analyze data, build reports and applications, configure alerts, and collaborate through our desktop or mobile application. Employees without technical expertise can use all of the features of our platform without involving a business analyst. The intuitive use of our platform enables employees to spend less time gathering and iterating data, preparing reports, and attending meetings to discuss results and more time acting upon the results of data.

•
Easy to Adopt. Employees can begin using our platform within minutes, without the need for heavy IT involvement to procure and implement. We offer a self-service subscription, as well as a free trial, through our website, in addition to traditional inside and field sales models for broad company deployments. Regardless of how they purchase Domo, users can access the platform within minutes to begin realizing the benefits.

•
Scale. Domo has been natively built on a cloud-based architecture that is capable of massive scale. The Domo data warehouse and our connector strategy allows our platform to connect, house and make accessible all of the data within an organization and have a system that can make recommendations. Our customers collectively upload new data to Domo millions of times each week, and we have customers who create individual datasets that exceed 60 billion rows. On a typical business day, our customers in the aggregate typically query between 100 to 200 trillion rows from uncached queries. Even with this volume of data, we maintain a subsecond average query response time.

•
Proven Economic Value. The comprehensive capabilities of our solution enable organizations to benefit from cost savings that result from their ability to remove previously deployed, limited systems. Also, because our solution enables employees to spend less time tracking down data or preparing presentations for meetings, employees are able to dedicate more time to value added activities. As a result, in addition to cost savings, organizations that deploy our solution are often able to generate incremental revenue. For example, a digital marketing team can use our solution to monitor each of their marketing campaigns in real-time and also set alerts to trigger action for performance anomalies, thereby increasing the effectiveness of their marketing campaigns and driving additional sales.

•
Proven Enterprise Readiness. We have invested significantly to broaden our platform capabilities and enhance security and scalability requirements for the enterprise. Our enterprise customer base has grown from 36 as of January 31, 2014, to 385 as of April 30, 2018, representing a compound annual growth rate, or CAGR, of 75%. Our customer base includes 36% of the 2017 Fortune 50 as of the date of this prospectus. We are investing in our field sales team to further increase our focus on attracting new enterprise customers and expanding our footprint within our current enterprise customers.

•
Continuous Product Innovation. From inception through April 30, 2018, we invested $333.9 million in research and development to create our comprehensive platform, which enables everyone, from the CEO to the frontline employee, to make better decisions, thereby improving business outcomes and financial results. These investments allowed us to create more than 500 first-class connectors as well as a library of very flexible universal connectors that currently power over one hundred thousand Domo datasets, which enable everyone to connect and use all of the data within their organization in real time, through our data explorer and ETL engine. We invested in creating our native mobile application, which empowers all employees to effectively manage their responsibilities using their mobile device. We also invested in developing collaboration capabilities, resulting in our solution being able to aggregate all collaboration activity within an organization in a context-sensitive, easily navigable view. These investments have also enabled us to build a comprehensive cloud-based platform with enterprise-grade features. More recently, these investments have allowed us to develop machine learning algorithms that invite all employees to action, based on the real-time data that is accessible within our platform. We developed the Domo Appstore on top of that, which offers hundreds of applications, developed internally and by an open ecosystem of partners, providing expertise across a variety of industries. Developer tools and programmatic APIs enable the rapid development and delivery of custom apps leveraging the Domo platform and services. In many ways, building Domo was like building seven start-ups at once. Additionally, we believe that our significant investments in research and development, which were required to build an operating system that powers a business, will provide tremendous leverage in our financial model as our business continues to scale.

•
Strong Industry Recognition. Our brand is synonymous with the next generation of cloud-native, mobile-first data solutions. We have attracted and retained top talent in our industry and become a top choice for organizations looking for better ways to use data to run their businesses. We have received multiple innovation awards and recognition from industry analysts, including Dresner Advisory Services and Ventana Research, and publications, including Deloitte Technology Fast 500, Forbes Cloud 100, CNBC Disruptor 50, Great Places to Work, and Glassdoor Best Places to Work 2016. Additionally, our annual conference, Domopalooza, is renowned within the industry and attracts thousands of passionate users each year.

•
Expanding Third Party Ecosystem with Strong Network Effects. We have developed pre-built applications for specific use cases and provide everyone with the necessary tools to build applications that run on our platform. These applications can be tailored to the specific needs of a specific role, organization or industry and leverage all the benefits of our solution to enable everyone to improve decision making, business outcomes and financial results. To date, customers and third-party solution providers have published over 100 applications in the Domo Appstore, which have been adopted across a broad range of industries. As more organizations build and use these applications, our platform is able to drive more insights and actions by benchmarking all the data generated from these applications, thereby attracting more users.

Growth Strategies
Key components of our growth strategy include:

•
Increasing Our Overall Customer Base. The market for our platform is large and underpenetrated, as any organization of any size and in any industry is a potential customer of Domo. We believe there is substantial opportunity to add additional customers both in the United States and internationally.

•
Accelerate Expansion within Existing Customers. We employ a land-and-expand business model and typically enter into enterprises either within a specific division or for a specific use case. As our users see the value of our platform and user engagement increases, we expand our footprint within the enterprise. As of January 31, 2018, for the cohort of enterprise customers that licensed our product in the fiscal year ended January 31, 2015, the current ACV is 186% of the original license value, compared to 129% and 160% for the cohorts of enterprise customers that subscribed to our platform in the fiscal years ended January 31, 2016 and 2017, respectively. For the cohort of non-enterprise customers that licensed our product in the fiscal year ended January 31, 2015, the current ACV as of January 31, 2018 was 59% of the original license value, compared to 86% and 111% for the cohorts of non-enterprise customers that subscribed to our platform in the fiscal years ended January 31, 2016 and 2017, respectively. ACV represents the total annual contract value of subscriptions to our platform exclusive of professional services and one-time revenue generating events and after giving effect to the impact of cancellations. We will continue to focus on showcasing the value of our platform to expand our footprint within our existing customers.

•
Extend Platform Functionality and Value Proposition. Our goal is to continue to enhance and broaden the capabilities of our platform to address our users’ evolving needs. To that end, we plan to continue to invest in enhancing the ease of use and self-service capabilities, scalability, security and performance of our platform and expanding the IoT, artificial intelligence and data management functionality of our platform. We will also continue to invest in additional features and capabilities.

•
Expand the Domo Ecosystem. The ecosystem for our platform includes customer influencers, which share valuable best practices for and serve as proof points for other customers, strategic partners, which efficiently expand our reach, and third party developers that create customized applications tailored for specific customer use cases. We will continue to invest in establishing and strengthening these relationships to broaden this ecosystem.

•
Leverage the Data. The Domo platform is uniquely positioned to generate performance benchmarks and indices across a wide array of organizations and disciplines, and in time we plan to capitalize on that position to attract additional customers and broaden and deepen our relationships with them. Although no customer will have access to the data of another, given that customers bring their data into the same cloud-based platform, we could enable performance comparisons based on index derived from similarly-situated organizations.  In addition, that data, coupled with publicly-available data that we access and provide, could provide additional insights to customers.

Summary Risk Factors
Participating in this offering involves substantial risk. Our ability to execute our strategy is also subject to certain risks. The risks described under the heading “Risk Factors” included elsewhere in this prospectus may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the most significant challenges and risks include the following:

•	we have a history of losses and may never achieve profitability;

•	we have a limited operating history, which makes it difficult to evaluate our prospects and future operating results;

•	if we fail to manage our growth effectively, our business and operating results will be adversely affected;

•
our ability to raise capital in the future may be limited, and if we fail to raise capital when needed in the future, we could be prevented from growing or could be forced to delay or eliminate product development efforts or other operations;

•	we face intense competition, and we may not be able to compete effectively, which could reduce demand for our platform and adversely affect our business, growth, revenue and market share;

•	if we are unable to attract new customers in a manner that is cost-effective, our revenue growth could be slower than we expect;

•	if customers do not renew their contracts with us or reduce the number of users of our platform, our revenue will decline and our operating results and financial condition may be adversely affected;

•	if customers do not expand the number of users of our platform or adopt additional use cases, our growth prospects, operating results and financial condition may be adversely affected;

•
if our network or computer systems are breached or unauthorized access to customer data is otherwise obtained, our platform may be perceived as insecure and we may lose existing customers or fail to attract new customers, our reputation may be damaged and we may incur significant liabilities;

•
third-party claims that we are infringing or otherwise violating the intellectual property rights of others, whether successful or not, could subject us to costly and time-consuming litigation or require us to obtain expensive licenses;

•	our ability to protect and enforce our intellectual property rights;

•	third parties could make it difficult or prevent us from accessing their systems;

•	reduced engagement or acceptance of our platform as part of changes that were implemented in connection with the new General Data Protection Regulation;

•
a security breach could impact our reputation, harm our customer confidence, hurt our sales and expansion into new markets, and could expose us to potential liability or require us to expend significant resources on data security; and

•	the dual class structure of our common stock has the effect of concentrating voting control with our founder and chief executive officer.
Before you invest in our Class B common stock, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors.”

Corporate Information
We were incorporated in Delaware in September 2010 under the name Shacho, Inc. In December 2010, we changed our name to “Lightstorm, Inc.” and in July 2011, we changed our name to “Domo Technologies, Inc.” We changed our name to “Domo, Inc.” in December 2011. Our principal executive office is located at 772 East Utah Valley Drive, American Fork, Utah 84003. Our telephone number is (801) 899-1000. Our website is www.domo.com. Information contained in, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus.
Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of relief from certain reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	reduced obligations with respect to financial data, including presenting only two years of audited financial statements and only two years of selected financial data;

•	an exception from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

•	reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements.
We may take advantage of these provisions for up to five years or such earlier time that we no longer qualify as an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our capital stock held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some or all of these reduced reporting burdens.
Controlled Company
We also qualify as a “controlled company” under the corporate governance rules of The Nasdaq Stock Market, which entitles us to rely on certain exemptions from corporate governance requirements. See “Management—Controlled Company Exemption.”

The Offering

Class A common stock to be outstanding after this offering	3,263,659 shares

Class B common stock offered	9,200,000 shares

Class B common stock to be outstanding immediately after this offering	21,690,147 shares (or 23,070,147 shares if the underwriters exercise their option to purchase additional shares in full)

Total Class A and Class B common stock to be outstanding after this offering	24,953,806 shares

Over-allotment option to purchase additional shares of Class B common stock	1,380,000 shares

Use of proceeds
We estimate that the net proceeds from this offering will be approximately $171.4 million, or $197.7 million if the underwriters exercise their option to purchase additional shares in full, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, assuming an initial offering price of $20.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

We expect to use the net proceeds from this offering for working capital and other general corporate purposes; however, we do not currently have specific planned uses for the proceeds. We may also use a portion of our net proceeds to acquire or invest in additional products, technologies, or businesses; however, we currently have no agreements or commitments to complete any such transactions. See “Use of Proceeds.”

Voting rights
We have two classes of common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except for voting and conversion rights. Each share of Class A common stock is entitled to 40 votes per share and is convertible at any time into one share of Class B common stock. Each share of Class B common stock is entitled to one vote per share. Following this offering, all shares of Class A common stock will be held by an entity affiliated with Joshua G. James, our founder, chief executive officer and chairman, who will have voting control over 100% of our Class A common stock, representing 86% of the voting power of our outstanding capital stock. See "Description of Capital Stock."

Directed Share Program
At our request, the underwriters have reserved up to 690,000 shares of Class B common stock, or 7.5% of the shares offered by this prospectus, for sale at the initial public offering price to individuals through a directed share program, including our directors, executive officers and employees, as well as friends and family members of our executive officers, founders and certain members of senior management, and persons with whom we have a business relationship, including employees of certain customers and suppliers. If purchased by these persons, these shares will not be subject to a lock-up restriction, except in the case of shares purchased by any director, executive officer or employee, which will be subject to a 180-day lock-up restriction. The number of shares of Class B common stock available for sale to the general public will be reduced by the number of reserved shares sold to these individuals. Any reserved shares of our Class B common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of our Class B common stock offered by this prospectus. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the reserved shares.

Proposed Nasdaq trading symbol	“DOMO”

Controlled company
We are a "controlled company" under the corporate governance rules of The Nasdaq Stock Market, which entitles us to rely on certain exemptions from corporate governance requirements. See "Management—Controlled Company Exemption."

Risk factors
See “Risk Factors” beginning on page 16 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our Class B common stock.

In addition to 1,654,869 shares of Class B common stock outstanding as of April 30, 2018 , the number of shares of our common stock outstanding immediately after this offering includes the assumed conversion of 14,098,937 shares of convertible preferred stock outstanding as of April 30, 2018 into 3,263,659 shares of Class A common stock and 10,835,278 shares of Class B common stock, and excludes:

•
675,623 shares of Class B common stock issuable upon the exercise of options to purchase shares of our common stock granted prior to January 31, 2014 and outstanding as of April 30, 2018 , with a weighted-average exercise price of $5.66 per share;

•
1,760,420 shares of Class B common stock issuable upon the exercise of options to purchase shares of our common stock granted after January 31, 2014 and outstanding as of April 30, 2018 , with a weighted-average exercise price of $28.16 per share;

•	1,204,223 shares of Class B common stock subject to restricted stock units outstanding as of April 30, 2018 ;

•	16,182 shares of Class B common stock reserved for future issuance under our 2011 Equity Incentive Plan as of April 30, 2018 ;

•
an aggregate of 6,286,107 shares of Class B common stock reserved for future issuance under our 2018 Equity Incentive Plan and 2018 Employee Stock Purchase Plan, each of which will become effective on the business day immediately prior to the date of effectiveness of the registration statement of which this prospectus forms a part; and

•	73,726 shares of Class B common stock issuable upon the exercise of warrants outstanding as of April 30, 2018 at a weighted-average exercise price of $42.49 per share.
Except as otherwise indicated, all information in this prospectus assumes:

•	a 15 -for-1 reverse stock split of our common and convertible preferred stock, which became effective as of June 15, 2018 ;

•
the conversion of 14,098,937 shares of convertible preferred stock outstanding as of April 30, 2018 into an aggregate of 10,835,278 shares of Class B common stock and 3,263,659 shares of Class A common stock immediately prior to the closing of this offering;

•	no exercise of options or warrants outstanding as of the date of this prospectus;

•	the filing of our amended and restated certificate of incorporation, which will occur immediately prior to the closing of this offering; and

•	no exercise of the underwriters’ option to purchase additional shares.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
The following tables set forth a summary of our historical consolidated financial data as of, and for the periods ended on, the dates indicated. The consolidated statement of operations data for the fiscal years ended January 31, 2017 and 2018 are derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. We derived the selected consolidated statements of operations data for the three months ended April 30, 2017 and 2018 and the selected consolidated balance sheet data as of April 30, 2018 from our unaudited interim consolidated financial statements and related notes included elsewhere in this prospectus. Our unaudited interim consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair presentation of our unaudited interim consolidated financial statements.
You should read this data together with our consolidated financial statements and related notes appearing elsewhere in this prospectus and the information in “Selected Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of our future results, and the results of operations for the fiscal years ended January 31, 2017 and 2018 and the three months ended April 30, 2018 are not necessarily indicative of the results to be expected for the full fiscal year or any other period. The summary consolidated financial data in this section are not intended to replace the consolidated financial statements and are qualified in their entirety by the consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended January 31,		Three Months Ended April 30,
	2017	2018	2017	2018
Consolidated Statement of Operations Data:	(in thousands, except per share data)
Revenue:
Subscription	$58,664	$87,463	$19,103	$26,663
Professional services and other	15,876	21,061	5,143	5,282
Total revenue	74,540	108,524	24,246	31,945
Cost of revenue:
Subscription(1)	21,486	32,427	6,936	8,056
Professional services and other(1)	11,709	12,492	2,802	3,510
Total cost of revenue	33,195	44,919	9,738	11,566
Gross profit	41,345	63,605	14,508	20,379
Operating expenses:
Sales and marketing(1)	118,935	131,802	35,517	39,656
Research and development(1)	76,164	78,261	19,703	19,064
General and administrative(1)(2)	29,106	29,323	7,245	4,644
Total operating expenses	224,205	239,386	62,465	63,364
Loss from operations	(182,860)	(175,781)	(47,957)	(42,985)
Other income (expense), net(1)	513	(396)	82	(1,919)
Loss before income taxes	(182,347)	(176,177)	(47,875)	(44,904)
Provision for income taxes	773	385	103	603
Net loss	$(183,120)	$(176,562)	$(47,978)	$(45,507)
Net loss per share, basic and diluted(3)	$(124.90)	$(110.70)	$(31.03)	$(27.63)
Weighted-average number of shares used in computing net loss per share, basic and diluted(3)	1,466	1,595	1,546	1,647
Pro forma net loss per share, basic and diluted(3)		$(11.36)		$(2.89)
Weighted-average number of shares used in computing pro forma net loss per share, basic and diluted(3)		15,544		15,759

________________

(1)	Includes stock-based compensation expense as follows:

	Year Ended January 31,		Three Months Ended April 30,
	2017	2018	2017	2018
	(in thousands)
Cost of revenue:
Subscription	$46	$48	$11	$15
Professional services and other	45	40	10	8
Sales and marketing	1,930	1,845	590	305
Research and development	2,206	2,311	522	483
General and administrative	5,099	5,090	1,271	1,265
Other income (expense), net	17	36	8	17
Total	$9,343	$9,370	$2,412	$2,093

(2)
Includes amortization of intangible assets of $0.3 million, $0.1 million, $20,000 and $20,000 for the years ended January 31, 2017 and 2018 and the three months ended April 30, 2017 and 2018, respectively.

(3)	See Note 14 to our consolidated financial statements for an explanation of the method used to calculate basic and diluted and pro forma net loss per common share.

	As of April 30, 2018
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$71,936	$71,936	$243,353
Working (deficit) capital	(7,296)	(7,296)	164,121
Total assets	159,750	159,750	331,167
Deferred revenue, current and non-current	72,725	72,725	72,725
Long-term debt	96,128	96,128	96,128
Convertible preferred stock	693,158	—	—
Total stockholders' (deficit) equity	(765,220)	(72,062)	99,355
________________

(1)
Reflects (a) the automatic conversion of all outstanding shares of our convertible preferred stock into an aggregate of 3,263,659 shares of Class A common stock and 10,835,278 shares of Class B common stock in connection with this offering and (b) stock-based compensation expense of approximately $4.4 million associated with restricted stock units, subject to a liquidity-event related performance vesting condition, for which the service-based vesting condition was satisfied as of April 30, 2018 and which we will recognize on the effectiveness of the registration statement of which this prospectus forms a part, as further described in Notes 1 and 12 to our consolidated financial statements included elsewhere in this prospectus. The pro forma adjustment related to stock-based compensation expense of approximately $4.4 million has been reflected as an increase to additional paid-in capital and accumulated deficit .

(2)
Reflects the assumptions described in footnote (1) above and the sale by us of  9,200,000 shares of Class B common stock in this offering at an assumed initial public offering price of $20.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds of this offering as described in “Use of Proceeds." A $1.00 increase (decrease) in the assumed initial public offering price of $20.50  per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) each of pro forma as adjusted cash and cash equivalents, working capital, total assets, and stockholders’ (deficit) equity by $8.6 million , assuming the number of shares we are offering, as set forth on the cover page of this prospectus, remains the same, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) each of pro forma as adjusted cash and cash equivalents, working capital, total assets, and total stockholders’ equity by approximately $19.1 million , assuming the initial public offering price per share remains the same, and after deducting the underwriting discounts and commissions. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price, number of shares offered, and other terms of this offering determined at pricing.

RISK FACTORS
Investing in our Class B common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks and uncertainties described below, which we believe are the material risks of our business and this offering. Our business, financial condition, operating results or growth prospects could be harmed by any of these risks. In such an event, the trading price of our common stock could decline, and you may lose all or part of your investment. In assessing these risks, you should also refer to all of the other information contained in this prospectus, including our consolidated financial statements and related notes.
Risks Related to Our Business and Industry
We have a history of losses, and we may not be able to generate sufficient revenue to achieve or maintain profitability in the future.
We incurred net losses of $183.1 million, $176.6 million and $45.5 million in the fiscal years ended January 31, 2017 and 2018 and the three months ended April 30, 2018, respectively, and had an accumulated deficit of $803.3 million at April 30, 2018. We may not be able to generate sufficient revenue to achieve or sustain profitability. We expect to continue to incur losses for the foreseeable future and we expect costs to increase in future periods as we expend substantial financial and other resources on, among other things:

•	sales and marketing, including a continued expansion of our direct sales organization, which will require time before these investments generate sales results;

•	technology and data center infrastructure, enhancements to cloud architecture, improved disaster recovery protection, increasing data security, compliance and operations expenses;

•	data center costs as customers increase the amount of data that is available to our platform and the number of users on our platform;

•	other software development, including enhancements and modifications related to our platform;

•	international expansion in an effort to increase our customer base and sales;

•
general and administration, including significantly increasing expenses in accounting and legal related to the increase in the sophistication and resources required for public company compliance and other work arising from the growth and maturity of the company;

•	competing with other companies, custom development efforts and open source initiatives that are currently in, or may in the future enter, the markets in which we compete;

•	maintaining high customer satisfaction and ensuring quality and timely releases of platform enhancements and applications;

•	developing our indirect sales channels and strategic partner network;

•	maintaining the quality of our cloud and data center infrastructure to minimize latency when using our platform;

•	increasing market awareness of our platform and enhancing our brand;

•	maintaining compliance with applicable governmental regulations and other legal obligations, including those related to intellectual property and international sales; and

•	attracting and retaining top talent in a competitive market.
These expenditures may not result in additional revenue or the growth of our business. If we fail to continue to grow revenue or to achieve or sustain profitability, the market price of our Class B common stock could be adversely affected.
We have a limited operating history, which makes it difficult to evaluate our prospects and future operating results.
We were incorporated in 2010 and publicly announced our platform in 2015. Our limited operating history makes our ability to forecast future operating results difficult and subjects us to a number of uncertainties, including our ability to plan and model future growth. Revenue grew 46% in the fiscal year ended January 31, 2018 compared to the prior year; however, revenue grew only 32% in the three months ended April 30, 2018 compared to the prior year, and historical revenue growth is not necessarily indicative of future performance. Our revenue growth rate is expected to decline in future periods due to a number of reasons, which may include the maturation of our business, increase in overall revenue over time, slowing demand for our platform, increasing competition, a decrease in the growth of the markets in which we compete, or if we fail, for any reason, to continue to capitalize on growth opportunities, a decrease in our renewal rates, or a decline in upsells.
We have encountered and will continue to encounter risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as determining appropriate investments of our limited resources, market adoption of our platform, competition, acquiring and retaining customers, hiring, integrating, training and retaining skilled personnel (including sales personnel), developing new platform enhancements and applications, determining prices and contract terms, and unforeseen expenses and challenges in forecasting accuracy. If our assumptions regarding these risks and uncertainties, which we use to plan our business, are incorrect or change, or if we do not address these risks successfully, our prospects, operating results and business could be adversely affected.
We have been growing and expect to continue to invest in our growth for the foreseeable future. If we fail to manage this growth effectively, our business and operating results will be adversely affected.
We intend to continue to grow our business. For example, we plan to continue to increase our headcount, particularly in our sales group. If we cannot adequately train these new employees, including our direct sales force, or if these new employees are not as productive as quickly as we would like, sales may decrease or customers may lose confidence in the knowledge and capability of our employees. In addition, we intend to make direct investments to continue our international expansion efforts. We must successfully manage growth to achieve our objectives. Although our business has experienced significant growth in the past, we cannot provide any assurance that our business will continue to grow at any particular rate, or at all.
Our ability to effectively manage the growth of our business will depend on a number of factors, including our ability to do the following:

•
effectively recruit, integrate, train and motivate new employees and make them productive, including our direct sales force, while retaining existing employees, maintaining the beneficial aspects of our corporate culture and effectively executing our business plan;

•	attract new customers, and retain and increase usage by existing customers;

•	recruit and successfully leverage channel partners and app developers;

•	successfully enhance our platform;

•	continue to improve our operational, financial and management controls;

•	protect and further develop strategic assets, including intellectual property rights; and

•	manage market expectations and other challenges associated with operating as a public company.
These activities will require significant financial resources and allocation of valuable management and employee resources, and growth will continue to place significant demands on management and our operational and financial infrastructure.
Our future financial performance and ability to execute our business plan will depend, in part, on our ability to effectively manage any future growth. There are no guarantees we will be able to do so. In particular, any failure to successfully implement systems enhancements and improvements will likely negatively impact our ability to manage our expected growth, ensure uninterrupted operation of key business systems and comply with the rules and regulations that are applicable to public reporting companies. Moreover, if we do not effectively manage the growth of our business and operations, the quality of our platform could suffer, which could negatively affect our brand, operating results and business.
Our ability to raise capital in the future may be limited, and if we fail to raise capital when needed in the future, we could be prevented from growing or could be forced to delay or eliminate product development efforts or other operations.
Our business and operations may consume resources faster than we anticipate. We have incurred cumulative and recurring losses from operations since inception and had an accumulated deficit of $803.3 million as of April 30, 2018 . We have also experienced negative cash flows from operating activities since inception, including cash used in operating activities of $144.1 million , $148.7 million , $36.4 million and $36.9 million during the fiscal years ended January 31, 2017 and 2018 and the three months ended April 30, 2017 and 2018 , respectively.  As of April 30, 2018 , we had cash and cash equivalents of

$71.9 million and no amounts available to draw under our credit facility. While we believe our cash and cash equivalents together with the proceeds of this offering will be sufficient to support our planned operations for at least the next 12 months, these conditions and our financial position without additional capital may affect our ability to meet our projected operating obligations under our current forecast.
Further, in the future, we may need to raise additional funds to invest in growth opportunities, to continue product development and sales and marketing efforts, and for other purposes. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to meet our obligations, invest in future growth opportunities, or continue operations at anticipated levels, which could harm our business and operating results. In addition, current and future debt instruments may impose restrictions on our ability to dispose of property, make changes in our business, engage in mergers or acquisitions, incur additional indebtedness, and make investments and distributions. Furthermore, if we issue additional equity securities, stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings. As a result, stockholders bear the risk that future securities offerings reduce the market price of our Class B common stock and dilute their interest.
We face intense competition, and we may not be able to compete effectively, which could reduce demand for our platform and adversely affect our business, growth, revenue and market share.
The market for our platform is intensely and increasingly competitive and subject to rapidly changing technology and evolving standards. In addition, many companies in our target market are offering, or may soon offer, products and services that may compete with our platform. Furthermore, many potential customers have made significant investments in legacy software systems and may be unwilling to invest in new solutions.
Our current primary competitors generally fall into the following categories:

•
large software companies, including suppliers of traditional business intelligence products that provide one or more capabilities that are competitive with our products, such as Microsoft Corporation, Oracle Corporation, SAP AG and IBM;

•	business analytics software companies, such as Tableau Software, Inc., Qlik Technologies, Looker Data Services, Inc., Sisense, Inc., and Tibco Software, Inc.; and

•	SaaS-based products or cloud-based analytics providers such as salesforce.com, Inc. and Infor, Inc.
We expect competition to increase as other established and emerging companies enter the markets in which we compete, as customer requirements evolve and as new products and technologies are introduced.
Many competitors, particularly the large software companies named above, have longer operating histories, significantly greater financial, technical, research and development, marketing, distribution, professional services or other resources and greater name recognition than we do. In addition, many competitors have strong relationships with current and potential customers, channel partners and development partners and extensive knowledge of markets in which we compete. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, for example by devoting greater resources to the development, promotion and sale of their products than we do.
Moreover, many of these competitors may bundle their data management and analytics products into larger deals or maintenance renewals, often at significant discounts or at no charge. Increased competition may lead to price cuts, alternative pricing structures or the introduction of products available for free or a nominal price, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share. We may not be able to compete successfully against current and future competitors, and our business, operating results and financial condition will be harmed if we fail to meet these competitive pressures. Even if we are successful in acquiring and retaining customers, those customers may continue to use our competitors' products in addition to our products.
Our ability to compete successfully depends on a number of factors, both within and outside of our control. Some of these factors include ease and speed of platform deployment and use, accessibility across mobile devices, operating systems, and applications, discovery and visualization capabilities, analytical and statistical capabilities, performance and scalability, the quality of our data security infrastructure, the quality and reliability of our customer service and support, total cost of ownership, return on investment and brand recognition. See "Business—Competition." Any failure by us to compete successfully in any one of these or other areas may reduce the demand for our platform, as well as adversely affect our business, operating results and financial condition.
Moreover, current and future competitors may also make strategic acquisitions or establish cooperative relationships among themselves or with others. By doing so, these competitors may increase their ability to meet the needs of customers. These relationships may limit our ability to sell or certify our platform through specific distributors, technology providers, database companies and distribution channels and allow competitors to rapidly gain significant market share. These developments could limit our ability to obtain revenue from existing and new customers. If we are unable to compete successfully against competitors, our business, operating results and financial condition would be harmed.
The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the market in which we compete achieves the growth forecasts, our business could fail to grow at similar rates, if at all.
Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. Even if the market in which we compete meets the size estimates and growth forecasted in this prospectus, our business could fail to grow at similar rates, if at all. For more information regarding the estimates of market opportunity and the forecasts of market growth included in this prospectus, see the section of the prospectus captioned "Special Note Regarding Forward-Looking Statements and Industry Data."
If we are unable to attract new customers in a manner that is cost-effective, our revenue growth could be slower than we expect and our business may be harmed.
To increase our revenue, we must add new customers. Demand for our platform is affected by a number of factors, many of which are beyond our control, such as continued market acceptance of our platform for existing and new use cases, the timing of development and release of new applications and features, technological change, growth or contraction in our addressable market, and accessibility across mobile devices, operating systems, and applications. In addition, if competitors introduce lower cost or differentiated products or services that are perceived to compete with our features, our ability to sell our features based on factors such as pricing, technology and functionality could be impaired. As a result, we may be unable to attract new customers at rates or on terms that would be favorable or comparable to prior periods, which could negatively affect the growth of our revenue.
Even if we do attract customers, the cost of new customer acquisition may prove so high as to prevent us from achieving or sustaining profitability. We recognize subscription revenue ratably over the term of the subscription period. In general, customer acquisition costs and other upfront costs associated with new customers are much higher in the first year than the aggregate revenue we recognize from those new customers in the first year. As a result, the profitability of a customer to our business in any particular period depends in part upon how long a customer has been a subscriber and the degree to which it has expanded its usage of our platform. Additionally, we intend to continue to hire additional sales personnel to grow our domestic and international operations. If our sales and marketing efforts do not result in substantial increases in revenue, our business, results of operations, and financial condition may be adversely affected.
If customers do not renew their contracts with us or reduce the number of users of our platform, our revenue will decline and our operating results and financial condition may be adversely affected.
The initial terms of our customer contracts typically vary in length between one and three years, and our customers have no obligation to renew their subscriptions after the expiration of their initial subscription periods. In some cases, the contracts automatically renew (with each party having the option to elect not to renew), but in circumstances where that is not the case, our customers may unilaterally elect not to renew, may seek to renew for lower subscription amounts or for shorter contract lengths, or may choose to renew for the same or fewer applications over time. Our renewal rates may decline or fluctuate as a result of a number of factors, including leadership changes within our customers resulting in loss of sponsorship, limited customer resources, pricing changes by us or competitors, customer satisfaction with our platform and related applications, the acquisition of customers by other companies, procurement or budgetary decisions, and deteriorating general economic conditions. To the extent our customer base continues to grow, renewals and additional subscriptions by renewing customers will become an increasingly important part of our results. If our customers do not renew their subscriptions, or decrease the amount they spend with us, revenue will decline and our business will be harmed.

If customers do not expand the number of users of our platform or adopt additional use cases our growth prospects, operating results and financial condition may be adversely affected.
Our future success depends on our ability to increase the deployment of our platform within and across our existing customers and future customers. Many of our customers initially deploy our platform to specific groups or departments within their organization or for a limited number of use cases. Our growth prospects depend on our ability to persuade customers to expand their use of our platform to additional groups, departments and use cases across their organization. Historically, we have made significant investments in research and development to build our platform and to offer enterprise customers the features and functionality that they require.
Because our recent growth has resulted in the rapid expansion of our business, we do not have a long history upon which to base forecasts of customer renewal rates, customer upsells or future revenue. As a result, future operating results may be significantly below the expectations of investors, which could harm the market price of our Class B common stock.
The loss of one or more of our key customers, or a failure to renew our subscription agreements with one or more of our key customers, could negatively affect our ability to market our platform.
We rely on our reputation and recommendations from key customers in order to promote subscriptions to our platform. The loss of, or failure to renew by, any of our key customers could have a significant effect on our revenue, reputation and our ability to obtain new customers. In addition, acquisitions of our customers could lead to cancellation of such customers’ contracts, thereby reducing the number of our existing and potential customers.
Future operating results and key metrics may fluctuate significantly due to a wide range of factors, which makes our future results difficult to predict.
Our operating results and key metrics could vary significantly from quarter to quarter as a result of various factors, some of which are outside of our control, including:

•	the expansion of our customer base;

•	the size, duration and terms of our contracts with both existing and new customers;

•	the introduction of products and product enhancements by competitors, and changes in pricing for products offered by us or our competitors;

•	customers delaying purchasing decisions in anticipation of new products or product enhancements by us or our competitors or otherwise;

•	changes in customers’ budgets;

•	seasonal variations in our sales, which have generally historically been highest in our fourth fiscal quarter and lowest in the second and third fiscal quarters;

•	the timing of satisfying revenue recognition criteria, particularly with regard to large transactions;

•
the amount and timing of payment for expenses, including infrastructure costs to deliver our platform, research and development, sales and marketing expenses, employee benefit and stock-based compensation expenses and costs related to Domopalooza, our annual user conference that occurs in our first fiscal quarter;

•	costs related to the hiring, training and maintenance of our direct sales force;

•	the timing and growth of our business, in particular through the hiring of new employees and international expansion; and

•	general economic and political conditions, both domestically and internationally, as well as economic conditions specifically affecting industries in which our customers operate.
Any one of these or other factors discussed elsewhere in this prospectus may result in fluctuations in our operating results, meaning that quarter-to-quarter comparisons may not necessarily be indicative of our future performance.

Because we recognize revenue from subscriptions ratably over the term of the agreement, near-term changes in sales may not be reflected immediately in our operating results.
We offer our platform primarily through subscription agreements, which typically vary in length between one and three years, and may in many cases be subject to automatic renewal or renewal only at a customer's discretion. We generally invoice our customers in annual installments at the beginning of each year in the subscription period. Amounts that have been invoiced are initially recorded as deferred revenue and are recognized ratably over the subscription period. As a result, most of the revenue that we report in each period is derived from the recognition of deferred revenue relating to subscriptions entered into during previous periods. A decline in new or renewed subscriptions in any one quarter is not likely to have a material impact on results for that quarter. However, declines would negatively affect revenue and deferred revenue balances in future periods, and the effect of significant downturns in sales and market acceptance of our platform, and potential changes in our rate of renewals, may not be fully reflected in our results of operations until future periods. Our subscription model also makes it difficult for us to rapidly increase our total revenue through additional sales in any period, as revenue from new customers is recognized over the applicable subscription term. We may be unable to adjust our cost structure to reflect the changes in revenue. In addition, a significant majority of our costs are expensed as incurred, while revenue is generally recognized over the life of the customer agreement. As a result, increased growth in the number of our customers could result in our recognition of more costs than revenue in the earlier periods of the terms of our agreements.
We are increasingly targeting sales efforts at enterprise customers and the length, cost and uncertainty associated with sales cycles may result in fluctuations in our operating results and our failure to achieve the expectations of investors.
We are increasingly targeting sales efforts at enterprise customers, which we define as companies with over $1 billion in revenue, and face long sales cycles, complex customer requirements, substantial upfront sales costs, and a relatively low and difficult to predict volume of sales on a quarter-by-quarter basis. This makes it difficult to predict with certainty our sales and related operating performance in any given period. Our typical sales cycle for new enterprise customers is approximately six months, but is variable and difficult to predict and can be longer. Customers often undertake a prolonged evaluation of our platform, including assessing their own readiness, scoping the professional services involved, and comparing our platform to products offered by competitors and their ability to solve the problem internally. Events may occur during this period that affect the size or timing of a purchase or even cause cancellations, which may lead to greater unpredictability in our business and operating results. Moreover, customers often begin to use our platform on a limited basis with no guarantee that they will expand their use of our platform widely enough across their organization to justify the costs of our sales efforts. We may also face unexpected implementation challenges with enterprise customers or more complicated installations of our platform. It may be difficult to deploy our platform if the customer has unexpected database, hardware or software technology issues.
Adherence to our financial plan in part depends on managing the mix of customers, the rate at which customers add users within their organizations, the number of use cases they employ, and the timing and amount of upsells, all of which affect annual contract value. Our financial performance and the predictability of our quarterly financial results may be harmed by intermittent failures to secure timely or at all the higher value enterprise agreements, or changes in the volume of transactions overall, compared to our forecasts, and depends in large part on the successful execution of our direct sales team.
Additionally, our quarterly sales cycles are generally more heavily weighted toward the end of the quarter with an increased volume of sales in the last few weeks and days of the quarter. This impacts the timing of recognized revenue and billings, cash collections and delivery of professional services. Furthermore, the concentration of contract negotiations in the last few weeks and days of the quarter could require us to expend more in the form of compensation for additional sales, legal and finance employees and contractors. Compression of sales activity to the end of the quarter also greatly increases the likelihood that sales cycles will extend beyond the quarter in which they are forecasted to close for some sizeable transactions, which will harm forecasting accuracy and adversely impact billings and new customer acquisition metrics for the quarter in which they are forecasted to close.
If we fail to effectively develop and expand our sales and marketing capabilities, our ability to increase our customer base and increase acceptance of our platform could be harmed.
To increase the number of customers and increase the market acceptance of our platform, we will need to expand our sales and marketing operations, including our domestic and international sales force. We will continue to dedicate significant resources to sales and marketing programs. We believe that there is significant competition for direct sales personnel with the sales skills and technical knowledge that we require. Our ability to achieve significant revenue growth in the future will depend, in large part, on our success in recruiting, training and retaining a sufficient number of direct sales personnel and sales leadership. For example, we recently hired a new chief revenue officer. New hires require significant training and time before they achieve full productivity, particularly in new sales territories. Recent hires and planned hires may not become as productive as quickly as we would like, changes in sales leadership could adversely affect our existing sales personnel, and we may be unable to hire or retain sufficient numbers of qualified individuals in the future in the markets where we do business. The effectiveness of our sales and marketing has also varied over time and, together with the effectiveness of any partners or resellers we may engage, may vary in the future. Our business and operating results may be harmed if our efforts do not generate a correspondingly significant increase in revenue. We may not achieve anticipated revenue growth from expanding our sales force if we are unable to hire, develop and retain talented sales personnel, if our new sales personnel are unable to achieve desired productivity levels in a reasonable period of time, or if our sales and marketing programs are not effective.
We do not have a long history with our subscription or pricing models and changes could adversely affect our operating results.
We have limited experience with respect to determining the optimal prices and contract length for our platform. As the markets for our features grow, as new competitors introduce new products or services that compete with ours or reduce their prices, or as we enter into new international markets, we may be unable to attract new customers or retain existing customers at the same price. Moreover, large customers, which are the focus of our direct sales efforts, may demand greater price discounts.
As we expand internationally, we also must determine the appropriate price to enable us to compete effectively internationally. In addition, if the mix of features we sell changes, then we may need to, or choose to, revise our pricing. As a result, in the future we may be required to reduce our prices or offer shorter contract durations, which could adversely affect our revenue, gross margin, profitability, financial condition and cash flow.
In addition, our competitors may offer different subscription or pricing models, such as by number of queries or data size, which may be more attractive to potential customers. We may be required to adjust our subscription or pricing models in response to these changes, which could adversely affect our financial performance.
We are subject to governmental laws, regulation and other legal obligations, particularly those related to privacy, data protection and information security, and any actual or perceived failure to comply with such obligations could impair our efforts to maintain and expand our customer base, causing our growth to be limited and harming our business.
We receive, store and process personal information and other data from and about customers in addition to our employees and services providers. Also, in connection with future feature offerings, we may receive, store and process additional types of data, including personally identifiable information, related to end consumers. Our handling of data is subject to a variety of laws and regulations, including regulation by various government agencies, such as the U.S. Federal Trade Commission, or FTC, and various state, local and foreign agencies. Our data handling also is subject to contractual obligations and may be deemed to be subject to industry standards, including certain industry standards that we undertake to comply with.
The U.S. federal and various state and foreign governments have adopted or proposed limitations on the collection, distribution, use and storage of data relating to individuals, including the use of contact information and other data for marketing, advertising and other communications with individuals and businesses. In the United States, various laws and regulations apply to the collection, processing, disclosure, and security of certain types of data. Additionally, the FTC and many state attorneys general are interpreting federal and state consumer protection laws as imposing standards for the online collection, use, dissemination and security of data. The laws and regulations relating to privacy and data security are evolving, can be subject to significant change and may result in ever-increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions.
In addition, several foreign countries and governmental bodies, including the European Union, have laws and regulations dealing with the handling and processing of personal information obtained from their residents, which in certain cases are more restrictive than those in the United States. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of various types of data, including data that identifies or may be used to identify an individual, such as names, email addresses and in some jurisdictions, Internet Protocol, or IP, addresses. Such laws and regulations may be modified or subject to new or different interpretations, and new laws and regulations may be enacted in the future. Within the European Union, in 2016, legislators adopted the General Data Protection Regulation, or GDPR, which entered into force on May 25, 2018 and replaced the 1995 European Union Data Protection Directive and superseded applicable EU member state legislation. The GDPR includes more stringent operational requirements for processors and controllers of personal data and imposes significant penalties for non-compliance of up to the greater of €20 million or 4% of global annual revenues. Complying with the GDPR or other new data protection laws and regulations may cause us to incur substantial operational costs or require us to modify our data handling practices. Actual or alleged non-compliance could result in proceedings against us by governmental entities or others (including a private right of action for affected EU individuals) and may otherwise adversely impact our business, financial condition and operating results.

We have certified under the EU-U.S. Privacy Shield and the Swiss-U.S. Privacy Shield with respect to our transfer of certain personal data from the European Union and Switzerland to the United States. The Privacy Shield program is subject to annual review and may be challenged, suspended or invalidated. At present, the EU-U.S. Privacy Shield framework and the use of EU Standard Contractual Clauses, or the Model Clauses, to protect data exports between the European Union and the U.S. are both subject to ongoing legal challenges. The EU-US Privacy Shield is subject to two challenges before the courts of the European Union that are expected to be heard in the near future, one by an Irish privacy group and another by a French privacy group. The Model Clauses are also the subject of court proceedings between the Irish Data Protection Commissioner and a private individual, and this case has been referred to the Court of Justice of the European Union. Any or all of these court proceedings may result in a ruling that the industry-standard measures we, and other companies, have taken are no longer sufficient. Additionally, it is possible that the Privacy Shield program may need to be updated by the European Commission and Department of Commerce to take into account the GDPR. As a result, we may be unsuccessful in maintaining legitimate means for our transfer and receipt of personal data from the European Union to the United States and may be at risk of experiencing reluctance or refusal of European or multi-national customers to use our solutions and incurring regulatory penalties, which may have an adverse effect on our business.
Further, following a referendum in June 2016 in which voters in the United Kingdom approved an exit from the EU, the United Kingdom government has initiated a process to leave the EU. This has created uncertainty with regard to the future regulation of data protection in the United Kingdom. We may experience reluctance or refusal by current or prospective customers in Europe, including the United Kingdom, to use our products, and we may find it necessary or desirable to make further changes to our handling of personal data of European residents. The regulatory environment applicable to the handling of European residents’ personal data, and our actions taken in response, may cause us to assume additional liabilities or incur additional costs, and could result in our business, operating results and financial condition being harmed.
We also handle credit card and other personal information. Due to the sensitive nature of such information, we have implemented policies and procedures in an effort to preserve and protect our data and our customers' data against loss, misuse, corruption, misappropriation caused by systems failures, unauthorized access or misuse. Notwithstanding these policies, we could be subject to liability claims by individuals and customers whose data resides in our databases for the misuse of that information. If we fail to meet appropriate compliance levels, this could negatively impact our ability to utilize credit cards as a method of payment, and/or collect and store credit card information, which could disrupt our business.
We sign business associate agreements with our customers who require them in order to comply with the Health Insurance Portability and Accountability Act, or HIPAA, and the Health Information Technology for Economic and Clinical Health Act, or HITECH, and therefore we are directly subject to certain provisions of HIPAA applicable to business associates. We may collect and process protected health information as part of our HIPAA compliant service, which may subject us to a number of data protection, security, privacy and other government- and industry-specific requirements. In addition, if we are unable to protect the privacy and security of protected health information, we could be found to have breached our contracts with customers with whom we have a business associate relationship. Noncompliance with laws and regulations relating to privacy and security of personal information, including HIPAA, or with contractual obligations under any business associate agreement may lead to significant fines, civil and criminal penalties, or liabilities. The U.S. Department of Health and Human Services, or HHS, audits the compliance of business associates and enforces HIPAA privacy and security standards. HHS enforcement activity has become more significant over the last few years and HHS has signaled its intent to continue this trend. In addition to HHS, state attorneys general are authorized to bring civil actions seeking either injunctions or damages to the extent violation implicate the privacy of state residents.
Any failure or perceived failure by us to comply with laws, regulations, policies, legal or contractual obligations, industry standards, or regulatory guidance relating to privacy, data protection, information security, marketing or consumer communications may result in governmental investigations and enforcement actions, litigation, fines and penalties or adverse publicity, and could cause our customers and partners to lose trust in us, which could have an adverse effect on our reputation and business. We expect that there will continue to be new proposed laws, regulations and industry standards relating to privacy, data protection, marketing, consumer communications and information security in the United States, the European Union and other jurisdictions, and we cannot determine the impact such future laws, regulations and standards may have on our business. Future laws, regulations, standards and other obligations or any changed interpretation of existing laws or regulations could impair our ability to develop and market new features and maintain and grow our customer base and increase revenue. Future restrictions on the collection, use, sharing or disclosure of data or additional requirements for express or implied consent of our customers, partners or end consumers for the use and disclosure of such information could require us to incur additional costs or modify our platform, possibly in a material manner, which we may be unable to achieve in a commercially reasonable manner or at all, and which could limit our ability to develop new features. If our policies, procedures, or measures relating to privacy, data protection, information security, marketing, or customer communications fail, or are perceived as failing, to comply with laws, regulations, policies, legal obligations or industry standards, we may be subject to governmental enforcement actions, litigation, regulatory investigations, fines, penalties and negative publicity and could cause our application providers, customers and partners to lose trust in us, which could materially affect our business, operating results and financial condition.
If our network or computer systems are breached or unauthorized access to customer data is otherwise obtained, our platform may be perceived as insecure and we may lose existing customers or fail to attract new customers, our reputation may be damaged and we may incur significant liabilities.
Our operations involve the storage and transmission of our customers’ sensitive and proprietary information. Cyber-attacks and other malicious internet-based activity continue to increase generally, and cloud-based platform providers of software and services have been targeted. If any unauthorized access to or security breach or security incident impacting our platform, our networks or systems, or any systems or networks of our service providers, occurs, or is believed to have occurred, whether as a result of third-party action, employee, vendor, or contractor error, malfeasance, phishing attacks, social engineering or otherwise, such an event or perceived event could result in the loss of, or unauthorized access to or acquisition of, data or intellectual property of ourselves or our customers, loss of business, severe reputational or brand damage adversely affecting customer or investor confidence, regulatory investigations and orders, litigation or other demands, indemnity obligations, damages for contract breach, penalties for violation of applicable laws, regulations, or contractual obligations, and significant costs for remediation that may include liability for stolen assets or information and repair of system damage that may have been caused, incentives offered to customers or other business partners in an effort to maintain business relationships after a breach or other incident, and other liabilities. Additionally, any such event or perceived event could impact our reputation, harm customer confidence, hurt our sales and expansion into existing and new markets, or cause us to lose existing customers. We could be required to expend significant capital and other resources to alleviate problems caused by such actual or perceived breaches or other incidents and to remediate our systems, we could be exposed to a risk of loss, litigation or regulatory action and possible liability, and our ability to operate our business may be impaired. Additionally, actual, potential or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants.
In addition, if the security measures of our customers are compromised, even without any actual compromise of our platform or systems, or any networks or systems of our service providers, we may face negative publicity or reputational harm if customers or anyone else incorrectly attributes the blame for such security breaches or other incidents to us, our platform, our systems or networks, or those of our service providers. If customers believe that our platform does not provide adequate security for the storage of personal or other sensitive information or its transmission over the internet, our business will be harmed. Customers’ concerns about security or privacy may deter them from using our platform for activities that involve personal or other sensitive information.
Our errors and omissions insurance covering certain security and privacy damages and claim expenses may not be sufficient to compensate for all liability. Although we maintain insurance for liabilities incurred as a result of some security and privacy damages, we cannot be certain that our coverage will be adequate for liabilities actually incurred, that insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, including our financial condition, operating results, and reputation.
Because the techniques used and vulnerabilities exploited to obtain unauthorized access or to sabotage systems change frequently and generally are not identified until they are launched against a target, we may be unable to anticipate these techniques or vulnerabilities or implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period.
Additionally, with data security a critical competitive factor in our industry, we make public statements in our privacy policies, on our website, and elsewhere describing the security of our platform. Should any of these statements be untrue, become untrue, or be perceived to be untrue, even if through circumstances beyond our reasonable control, we may face claims, including claims of unfair or deceptive trade practices, brought by the FTC, state, local, or foreign regulators, and private litigants.
If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards and changing customer needs or requirements, our solutions may become less competitive.
Our success depends on our customers' willingness to adopt and use our platform, including on their smartphone or mobile device, as well as our ability to adapt and enhance our platform. To attract new customers and increase revenue from existing customers, we need to continue to enhance and improve our platform, to meet customer needs at prices that customers are willing to pay. Such efforts will require adding new features, expanding related applications and responding to technological advancements, which will increase our research and development costs. If we are unable to develop solutions that address customers’ needs, or enhance and improve our platform in a timely manner, we may not be able to increase or maintain market acceptance of our platform.
Further, we may make changes to our platform that customers do not find useful. We may also discontinue certain features, begin to charge for certain features that are currently free or increase fees for any features or usage of our platform. We may also face unexpected problems or challenges in connection with new applications or feature introductions. Enhancements and changes to our platform could fail to attain sufficient market acceptance for many reasons, including:

•	failure to predict market demand accurately in terms of platform functionality and capability or to supply features that meets this demand in a timely fashion;

•	inability to operate effectively with the technologies, systems or applications of existing or potential customers;

•	defects, errors or failures;

•	negative publicity about their performance or effectiveness;

•	delays in releasing new enhancements and additional features to our platform to the market;

•	the introduction or anticipated introduction of competing products;

•	an ineffective sales force;

•	poor business conditions for our end-customers, causing them to delay purchases;

•	challenges with customer adoption and use of our platform on mobile devices or problems encountered in developing or supporting enhancements to our mobile applications; and

•	the reluctance of customers to purchase subscriptions to software incorporating open source software.
In addition, because our platform is designed to operate on and with a variety of systems, we will need to continuously modify and enhance our platform to keep pace with changes in technology, and we may fail to do so.
Moreover, many competitors expend a considerably greater amount of funds on their research and development programs, and those that do not may be acquired by larger companies that would allocate greater resources to competitors’ research and development programs. If we fail to maintain adequate research and development resources or compete effectively with the research and development programs of competitors, our business could be harmed. Our ability to grow is also subject to the risk of future disruptive technologies. If new technologies emerge that are able to deliver business intelligence solutions at lower prices, more efficiently, more conveniently or more securely, such technologies could adversely affect our ability to compete.
We are dependent on the continued services and performance of our senior management and other key personnel, the loss of any of whom could adversely affect our business.
Our future success depends in large part on the continued contributions of our executive officers, members of senior management and other key personnel. We do not maintain “key person” insurance for any employee. Our executive officers, senior management and key personnel are all employed on an at-will basis, which means that they could terminate their employment with us at any time, for any reason and without notice. The loss of any of our key management personnel could significantly delay or prevent the achievement of our development and strategic objectives and adversely affect our business.
If we are unable to attract, integrate and retain additional qualified personnel, including top technical talent, our business could be adversely affected.
Future success depends in part on our ability to identify, attract, integrate and retain highly skilled technical, managerial, sales and other personnel. We face intense competition for qualified individuals from numerous other companies, including other software and technology companies, many of whom have greater financial and other resources than we do. These companies also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than those we have to offer. In addition, new hires often require significant training and, in many cases, take significant time before they achieve full productivity. We may incur significant costs to attract and retain qualified personnel, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and we may lose new employees to competitors or other companies before we realize the benefit of our investment in recruiting and training them. Moreover, new employees may not be or become as productive as we expect, as we may face challenges in adequately or appropriately integrating them into our workforce and culture. In addition, as we move into new geographies, we will need to attract and recruit skilled personnel in those areas. We have limited experience with recruiting in geographies outside of the United States, and may face additional challenges in attracting, integrating and retaining international employees. If we are unable to attract, integrate and retain suitably qualified individuals who are capable of meeting our growing technical, operational and managerial requirements, on a timely basis or at all, our business will be adversely affected.
Volatility or lack of positive performance in our stock price may also affect our ability to attract and retain our key employees. Employees may be more likely to leave us if the shares they own or the shares underlying their vested options have significantly appreciated in value relative to the original purchase prices of the shares or the exercise prices of the options, or, conversely, if the exercise prices of the options that they hold are significantly above the market price of our common stock. If we are unable to appropriately incentivize and retain our employees through equity compensation, or if we need to increase our compensation expenses in order to appropriately incentivize and retain our employees, our business, operating results, financial condition and cash flows would be adversely affected.
If we are unable to develop and maintain successful relationships with channel partners, our business, operating results, and financial condition could be adversely affected.
To date, we have been primarily dependent on our direct sales force to sell subscriptions to our platform. Although we have developed relationships with some channel partners, such as referral partners, resellers, and integration partners, these channels have resulted in limited revenue historically. We believe that continued growth in our business is dependent upon identifying, developing, and maintaining strategic relationships with additional channel partners that can drive substantial revenue. If we fail to identify additional channel partners in a timely and cost-effective manner, or at all, or are unable to assist our current and future channel partners in independently selling and deploying our products, our business, results of operations, and financial condition could be adversely affected. Typically, agreements with channel partners are non-exclusive, meaning our channel partners may offer customers the products of several different companies, including products that compete with our platform. They may also cease marketing our platform with limited or no notice and with little or no penalty. Additionally, customer retention and expansion attributable to customers acquired through our channel partners may differ significantly from customers acquired through our direct sales efforts. If our channel partners do not effectively market and sell our products, or fail to meet the needs of our customers, our reputation and ability to grow our business may also be adversely affected.
Sales by channel partners are more likely than direct sales to involve collectability concerns. In particular sales by our channel partners into developing markets, and accordingly, variations in the mix between revenue attributable to sales by channel partners and revenue attributable to direct sales, may result in fluctuations in our operating results.
If we fail to offer high-quality professional services and support, our business and reputation may suffer.
High-quality professional services and support, including training, implementation and consulting services, are important for the successful marketing, sale and use of our platform and for the renewal of subscriptions by existing customers. Professional services may be provided by us or by a third-party partner. The importance of high-quality professional services and support will increase as we expand our business and pursue new customers. If we or our third-party partners do not provide effective ongoing support, our ability to retain and expand use of our platform and related applications to existing customers may suffer, and our reputation with existing or potential customers may be harmed.
We continue to pursue strategies to reduce the amount of professional services required for a customer to begin to use and gain value from our platform, lower the overall costs of professional service fees to our customers, and improve the gross margin of our professional services business. If we are unable to successfully accomplish these objectives, our operating results, including our profit margins, may be harmed.
We may not timely and effectively scale our existing technology, including our computing architecture, to meet the performance and other requirements placed on our systems, which could increase expenditures unexpectedly and create risk of outages and other performance and quality of service issues for our customers.
Our future growth and renewal rates depend on our ability to meet customers’ expectations with respect to the speed, reliability and other performance attributes of our platform, and to meet the expanding needs of customers as their use of our platform grows. The number of users, the amount and complexity of data ingested, created, transferred, processed and stored by us, the number of locations where our platform is being accessed, and the number of processes and systems managed by us on behalf of these customers, among other factors, separately and combined, can have an effect on the performance of our platform. In order to ensure that we meet the performance and other requirements of customers, we continue to make significant investments to develop and implement new technologies in our platform and infrastructure operations. These technologies, which include database, application and server advancements, revised network and hosting strategies, and automation, are often advanced, complex, and sometimes broad in scope and untested through industry-wide usage. We may not be successful in developing or implementing these technologies. To the extent that we do not develop offerings and scale our operations in a manner that maintains performance as our customers expand their use, our business and operating results may be harmed.
We may not accurately assess the capital and operational expenditures required to successfully fulfill our objectives and our financial performance may be harmed as a result. Further, we may make mistakes in the technical execution of these efforts to improve our platform, which may affect our customers. Issues that may arise include performance, data loss or corruption, outages, and other issues that could give rise to customer satisfaction issues, loss of business, and harm to our reputation. If any of these were to occur there would be a negative and potentially significant impact to our financial performance. Lastly, our ability to generate new applications, and improve our current solutions may be limited if and to the extent resources are necessarily allocated to address issues related to the performance of existing solutions.
Real or perceived errors, failures, or bugs in our platform could adversely affect our operating results and growth prospects.
We update our platform on a frequent basis. Despite efforts to test our updates, errors, failures or bugs may not be found in our platform until after it is deployed to our customers. We have discovered and expect we will continue to discover errors, failures and bugs in our platform and anticipate that certain of these errors, failures and bugs will only be discovered and remediated after deployment to customers. Real or perceived errors, failures or bugs in our platform could result in negative publicity, government inquiries, loss of or delay in market acceptance of our platform, loss of competitive position, or claims by customers for losses sustained by them. In such an event, we may be required, or may choose, for customer relations or other reasons, to expend additional resources in order to help correct the problem.
We implement bug fixes and upgrades as part of our regular system maintenance, which may lead to system downtime. Even if we are able to implement the bug fixes and upgrades in a timely manner, any history of inaccuracies in the data we collect for our customers, or the loss, damage, unauthorized access to or acquisition of, or inadvertent release or exposure of confidential or other sensitive data could cause our reputation to be harmed and result in claims against us, and customers may elect not to purchase or renew their agreements with us or we may incur increased insurance costs. The costs associated with any material defects or errors in our software or other performance problems may be substantial and could harm our operating results.
If we fail to meet our service level commitments, our business, results of operations and financial condition could be adversely affected.
Our subscription agreements with many of our customers, including most of our top customers, provide certain service level commitments. If we are unable to meet the stated service level commitments or suffer extended periods of downtime that exceed the periods allowed under our subscription agreements, we may be obligated to provide these customers with service credits, or we could face subscription terminations, which could significantly impact our revenue. Any extended service outages could also adversely affect our reputation, which would also impact our future revenue and operating results.
Our customers depend on our customer support organization to resolve technical issues relating to our platform. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for support services. Increased customer demand for these services, without corresponding revenue, could increase costs and adversely affect our operating results. In addition, our sales process is highly dependent on the ease of use of our services, on our reputation and on positive recommendations from our existing customers. Any failure to maintain high-quality customer support, or a market perception that we do not maintain high-quality support, could adversely affect our reputation and our ability to sell our services to existing and prospective customers.
Interruptions or performance problems associated with our technology and infrastructure may adversely affect our business and operating results.
Our continued growth depends in part on the ability of existing and potential customers to access our platform at any time. We have experienced, and may in the future experience, disruptions, outages, and other performance problems due to a variety of factors, including infrastructure changes, introductions of new capabilities, human or technology errors, distributed denial of service attacks, or other security related incidents. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times and as our platform becomes more complex and user traffic increases. If our platform is unavailable or if users are unable to access our platform within a reasonable amount of time, or at all, our business will be harmed.
We also rely on SaaS and other technologies from third parties in order to operate critical functions of our business. To the extent that our third-party service providers experience outages, disruptions, or other performance problems, or to the extent we do not effectively address capacity constraints, upgrade our systems as needed, and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and operating results may be adversely affected. In addition, if our agreements with third-party software or services vendors are not renewed or the third-party software or services become obsolete, fail to function properly, are incompatible with future versions of our products or services, are defective or otherwise fail to address our needs, there is no assurance that we would be able to replace the functionality provided by the third-party software or services with software or services from alternative providers.
We have taken steps to increase redundancy in our platform and infrastructure and have plans in place to mitigate events that could disrupt our platform's service. However, there can be no assurance that these efforts would protect against interruptions or performance problems.
We rely upon data centers and other systems and technologies provided by third parties, and technology systems and electronic networks supplied and managed by third parties, to operate our business and interruptions or performance problems with these systems, technologies and networks may adversely affect our business and operating results.
We rely on data centers and other technologies and services provided by third parties in order to manage our cloud-based infrastructure and operate our business. If any of these services becomes unavailable or otherwise is unable to serve our requirements due to extended outages, interruptions, facility closure, or because it is no longer available on commercially reasonable terms, expenses could increase, our ability to manage finances could be interrupted and our operations otherwise could be disrupted or otherwise impacted until appropriate substitute services, if available, are identified, obtained, and implemented.
We do not control, or in some cases have limited control over, the operation of the data center facilities we use, and they are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures and similar events. They may also be subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct, to adverse events caused by operator error, and to interruptions, data loss or corruption, and other performance problems due to various factors, including introductions of new capabilities, technology errors, infrastructure changes, distributed denial of service attacks, or other security related incidents. For instance, in December 2017, researchers identified significant CPU architecture vulnerabilities commonly known as “Spectre” and “Meltdown” that have required software updates and patches, including for providers of public cloud services, to mitigate such vulnerabilities and such updates and patches have required servers to be offline and potentially slow their performance. We may not be able to rapidly switch to new data centers or move customers from one data center to another in the event of any adverse event. Despite precautions taken at these facilities, the occurrence of a natural disaster, an act of terrorism or other act of malfeasance, a decision to close the facilities without adequate notice or other unanticipated problems at these facilities could result in lengthy interruptions in our service and the loss or corruption of, or unauthorized access to or acquisition of, customer data.
In addition, if we do not accurately predict our infrastructure capacity requirements, customers could experience service shortfalls. The provisioning of additional cloud hosting capacity and data center infrastructure requires lead time. As we continue to add data centers, restructure our data management plans, and increase capacity in existing and future data centers, we may be required to move or transfer our data and customers’ data. Despite precautions taken during such processes and procedures, any unsuccessful data transfers may impair customers’ use of our platform, and we may experience costs or downtime in connection with the transfer of data to other facilities, which may lead to, among other things, customer dissatisfaction and non-renewals. The owners of our data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, we may be required to transfer to new data center facilities, and we may incur significant costs and possible service interruption in connection with doing so.
Our ability to provide services and solutions to customers also depends on our ability to communicate with customers through the public internet and electronic networks that are owned and operated by third parties. In addition, in order to provide services on-demand and promptly, our computer equipment and network servers must be functional 24 hours per day, which requires access to telecommunications facilities managed by third parties and the availability of electricity, which we do not control. A severe disruption of one or more of these networks or facilities, including as a result of utility or third-party system interruptions, could impair our ability to process information and provide services to our customers.

Any unavailability of, or failure to meet our requirements by, third-party data centers or other third-party technologies or services, or any disruption of the internet or the third-party networks or facilities that we rely upon, could impede our ability to provide services to customers, harm our reputation, result in a loss of customers, cause us to issue refunds or service credits to customers, subject us to potential liabilities, result in contract terminations, and adversely affect our renewal rates. Any of these circumstances could adversely affect our business and operating results.
If our or our customers' access to data becomes limited, our business, results of operations and financial condition may be adversely affected.
The success of our platform is dependent in large part on our customers’ ability to access data maintained on third party software and service platforms. Generally, we do not have agreements in place with these third parties that guarantee access to their platforms, and any agreements that we do have in place with these third parties are typically terminable for convenience by the third party. If these third parties restrict or prevent our ability to integrate our platform with their software or platform, including but not limited to, by limiting the functionality of our data connectors, our ability to access the data maintained on their systems or the speed at which such data is delivered, customers’ ability to access their relevant data in a timely manner may be limited, and our business and operating results may be adversely affected.
Our business depends on continued and unimpeded access to the internet and mobile networks.
Our customers who access our platform and services through mobile devices, such as smartphones, laptops and tablet computers, must have a high-speed internet connection to use our services. Currently, this access is provided by telecommunications companies and internet access service providers that have significant and increasing market power in the broadband and internet access marketplace. In the absence of government regulation, these providers could take measures that affect their customers’ ability to use our products and services, such as degrading the quality of the data packets we transmit over their lines, giving our packets low priority, giving other packets higher priority than ours, blocking our packets entirely, or attempting to charge their customers more for using our platform and services. To the extent that internet service providers implement usage-based pricing, including meaningful bandwidth caps, or otherwise try to monetize access to their networks, we could incur greater operating expenses and customer acquisition and retention could be negatively impacted. Furthermore, to the extent network operators were to create tiers of internet access service and either charge us for or prohibit our services from being available to our customers through these tiers, our business could be negatively impacted.
On February 26, 2015, the Federal Communications Commission, or the FCC, reclassified broadband internet access services in the United States as a telecommunications service subject to some elements of common carrier regulation, including the obligation to provide service on just and reasonable terms, and adopted specific net neutrality rules prohibiting the blocking, throttling or “paid prioritization” of content or services. However, in December 2017, the FCC once again classified broadband internet access service as an unregulated information service and repealed the specific rules against blocking, throttling or “paid prioritization” of content or services. It retained a rule requiring internet service providers to disclose their practices to consumers, entrepreneurs and the FCC. A number of parties have already stated they would appeal this order and it is possible Congress may adopt legislation restoring some net neutrality requirements. The elimination of net neutrality rules and any changes to the rules could affect the market for broadband internet access service in a way that impacts our business, for example, if internet access providers begin to limit the bandwidth and speed for the transmission of data from independent software vendors.
Catastrophic events may disrupt our business and impair our ability to provide our platform to customers, resulting in costs for remediation, customer dissatisfaction, and other business or financial losses.
Our operations depend, in part, on our ability to protect our facilities against damage or interruption from natural disasters, power or telecommunications failures, criminal acts and similar events. Despite precautions taken at our facilities, the occurrence of a natural disaster, an act of terrorism, vandalism or sabotage, spikes in usage volume or other unanticipated problems at a facility could result in lengthy interruptions in the availability of our platform. Even with current and planned disaster recovery arrangements, our business could be harmed. Also, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. These factors in turn could further reduce revenue, subject us to liability and cause us to issue credits or cause customers to fail to renew their subscriptions, any of which could harm our business.
Our long-term growth depends in part on being able to expand internationally on a profitable basis.
Historically, we have generated a substantial majority of our revenue from customers inside the United States. For example, approximately 86%, 82% and 79% of our total revenue for the fiscal years ended January 31, 2017 and 2018 and the three months ended April 30, 2018, respectively, was derived from sales within the United States. We have begun to expand internationally and plan to continue to expand our international operations as part of our growth strategy. Expanding our international operations will subject us to a variety of risks and challenges, including:

•	the need to make significant investments in people, solutions and infrastructure, typically well in advance of revenue generation;

•	the need to localize and adapt our application for specific countries, including translation into foreign languages and associated expenses;

•	potential changes in public or customer sentiment regarding cloud-based services or the ability of non-local enterprises to provide adequate data protection, particularly in the European Union;

•	technical or latency issues in delivering our platform;

•	dependence on certain third parties, including resellers with whom we do not have extensive experience;

•
the lack of reference customers and other marketing assets in regional markets that are new or developing for us, as well as other adaptations in our market generation efforts that we may be slow to identify and implement;

•	unexpected changes in regulatory requirements, taxes or trade laws;

•
differing labor regulations, especially in the European Union, where labor laws are generally more advantageous to employees as compared to the United States, including deemed hourly wage and overtime regulations in these locations;

•
challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs;

•	difficulties in maintaining our company culture with a dispersed and distant workforce;

•	difficulties in managing a business in new markets with diverse cultures, languages, customs, legal systems, alternative dispute systems and regulatory systems;

•	currency exchange rate fluctuations and the resulting effect on our revenue and expenses, and the cost and risk of entering into hedging transactions if we choose to do so in the future;

•	limitations on our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries;

•	limited or insufficient intellectual property protection, or the risk that our products may conflict with, infringe or otherwise violate foreign intellectual property;

•	political instability or terrorist activities;

•	requirements to comply with foreign privacy, information security, and data protection laws and regulations and the risks and costs of non-compliance;

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likelihood of potential or actual violations of domestic and international anticorruption laws, such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act, or of U.S. and international export control and sanctions regulations, which likelihood may increase with an increase of sales or operations in foreign jurisdictions and operations in certain industries;

•	requirements to comply with U.S. export control and economic sanctions laws and regulations and other restrictions on international trade;

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likelihood that the United States and other governments and their agencies impose sanctions and embargoes on certain countries, their governments and designated parties, which may prohibit the export of certain technology, products, and services to such persons;

•	adverse tax burdens and foreign exchange controls that could make it difficult to repatriate earnings and cash should we desire to do so; and

•	our ability to recruit and engage local channel and implementation partners.

Any of these risks could adversely affect our international operations, reduce our international revenue or increase our operating costs, adversely affecting our business, operating results and financial condition and growth prospects.
For example, compliance with laws and regulations applicable to our international operations increases the cost of doing business in foreign jurisdictions. We may be unable to keep current with changes in government requirements as they change from time to time. Failure to comply with these regulations could have adverse effects on our business. In addition, in many foreign countries it is common for others to engage in business practices that are prohibited by our internal policies and procedures or U.S. laws and regulations applicable to us. We have not historically had formal policies with respect to these laws and regulations, and have only recently begun to implement compliance procedures designed to prevent violations of these laws and regulations. There can be no assurance that all of our employees, contractors, and agents will comply with the formal policies we will implement, or applicable laws and regulations. Violations of laws or key control policies by our employees, contractors, channel partners or agents could result in delays in revenue recognition, financial reporting misstatements, fines, penalties, or the prohibition of the importation or exportation of our software and services and could have a material adverse effect on our business and operating results.
Some of our business partners also have international operations and are subject to the risks described above. Even if we are able to successfully manage the risks of international operations, our business may be adversely affected if our business partners are not able to successfully manage these risks.
Increased sales to customers outside the United States or paid for in currency other than the U.S. dollar exposes us to potential currency exchange losses.
As our international sales and operations increase, so too will the number and significance of transactions, including intercompany transactions, occurring in currencies other than the U.S. dollar. In addition, our international subsidiaries may accumulate assets and liabilities that are denominated in currencies other than the U.S. dollar, which is the functional reporting currency of these entities. Accordingly, changes in the value of foreign currencies relative to the U.S. dollar can affect our revenue and operating results due to foreign currency gains and losses that are reflected in our earnings. We do not currently maintain a program to hedge transactional exposures in foreign currencies. However, in the future, we may use derivative instruments, such as foreign currency forward and option contracts, to hedge certain exposures to fluctuations in foreign currency exchange rates. The use of such hedging activities may not offset any or more than a portion of the adverse financial effects of unfavorable movements in foreign exchange rates over the limited time the hedges are in place. Moreover, the use of hedging instruments may introduce additional risks if we are unable to structure effective hedges with such instruments.
Future changes in the regulations and laws of the United States, or those of the international markets in which we do business, could harm our business.
We are subject to general business regulations and laws, as well as regulations and laws specifically governing the internet and software, in the United States as well as the international markets in which we do business. These regulations and laws may cover employment, taxation, privacy, data security, data protection, pricing, content, copyrights and other intellectual property, mobile communications, electronic contracts and other communications, consumer protection, unencumbered internet access to our services, the design and operation of websites, and the characteristics and quality of software and services. It is possible changes to these regulations and laws, as well as compliance challenges related to the complexity of multiple, conflicting and changing sets of applicable regulations and laws, may impact our sales, operations, and future growth.
Economic uncertainties or downturns could materially adversely affect our business.
Current or future economic uncertainties or downturns could adversely affect our business and operating results. Negative conditions in the general economy both in the United States and abroad, including conditions resulting from changes in gross domestic product growth, the continued sovereign debt crisis, financial and credit market fluctuations, political deadlock, natural catastrophes, warfare and terrorist attacks on the United States, Europe, the Asia Pacific region or elsewhere, could cause a decrease in business investments, including corporate spending on business intelligence software in general and negatively affect the rate of growth of our business.
General worldwide economic conditions have experienced a significant downturn and continue to remain unstable. These conditions make it extremely difficult for our customers and us to forecast and plan future business activities accurately, and they could cause customers to reevaluate their decisions to subscribe to our platform, which could delay and lengthen our sales cycles or result in cancellations of planned purchases. Furthermore, during challenging economic times customers may tighten their budgets and face issues in gaining timely access to sufficient credit, which could result in an impairment of their ability to make timely payments to us. In turn, we may be required to increase our allowance for doubtful accounts, which would adversely affect our financial results.
To the extent subscriptions to our platform are perceived by customers and potential customers to be discretionary, our revenue may be disproportionately affected by delays or reductions in general information technology spending. Also, customers may choose to develop in-house software as an alternative to using our platform. Moreover, competitors may respond to market conditions by lowering prices and attempting to lure away our customers. In addition, the increased pace of consolidation in certain industries may result in reduced overall spending on our platform.
We cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry. If the economic conditions of the general economy or industries in which we operate do not improve, or worsen from present levels, our business, operating results, financial condition and cash flows could be adversely affected.
Our business is highly dependent upon our brand recognition and reputation, and the failure to maintain or enhance our brand recognition or reputation would likely adversely affect our business and operating results.
We believe that maintaining and enhancing the Domo brand identity and our reputation are critical to our relationships with customers and channel partners and to our ability to attract new customers and channel partners. We also believe that the importance of our brand recognition and reputation will continue to increase as competition in our market continues to develop. Our success in this area will depend on a wide range of factors, some of which are beyond our control, including the following:

•	the efficacy of our marketing efforts;

•	our ability to maintain a high-quality, innovative and error- and bug-free platform;

•	our ability to obtain new customers and retain and increase usage by existing customers;

•	our ability to maintain high customer satisfaction;

•	the quality and perceived value of our platform;

•	our ability to obtain, maintain and enforce trademarks and other indicia of origin that are valuable to our brand;

•	our ability to successfully differentiate our platform from competitors’ products;

•	actions of competitors and other third parties;

•	our ability to provide customer support and professional services;

•	any actual or perceived data breach or data loss, or misuse or perceived misuse of our platform;

•	positive or negative publicity;

•	interruptions, delays or attacks on our platform;

•	challenges with customer adoption and use of our platform on mobile devices or problems encountered in developing or supporting enhancements to our mobile applications; and

•	litigation or regulatory related developments.
If our brand promotion activities are not successful, our operating results and growth may be harmed.
Independent industry analysts often provide reviews of our platform, as well as competitors’ products, and perception of our platform in the marketplace may be significantly influenced by these reviews. If these reviews are negative, or less positive as compared to those of competitors’ products and services, our brand may be adversely affected.
Furthermore, negative publicity, whether or not justified, relating to events or activities attributed to us, our employees, partners or others associated with any of these parties, may tarnish our reputation and reduce the value of our brand. Damage to our reputation and loss of brand equity may reduce demand for our platform and have an adverse effect on our business, operating results and financial condition. Moreover, any attempts to rebuild our reputation and restore the value of our brand may be costly and time consuming, and such efforts may not ultimately be successful.

Contractual disputes with our customers could be costly, time-consuming and harm our reputation.
Our business is contract intensive and we are party to contracts with our customers all over the world. Our contracts can contain a variety of terms, including service levels, security obligations, indemnification and regulatory requirements. Contract terms may not always be standardized across our customers and can be subject to differing interpretations, which could result in disputes with our customers from time to time. If our customers notify us of an alleged contract breach or otherwise dispute any provision under our contracts, the resolution of such disputes in a manner adverse to our interests could negatively affect our operating results.
Additionally, if customers fail to pay us under the terms of our agreements, we may be adversely affected both from the inability to collect amounts due and the cost of enforcing the terms of our contracts, including litigation. The risk of such negative effects increases with the term length of our customer arrangements. Furthermore, some of our customers may seek bankruptcy protection or other similar relief and fail to pay amounts due to us, or pay those amounts more slowly, either of which could adversely affect our operating results, financial position and cash flow.
Third-party claims that we are infringing or otherwise violating the intellectual property rights of others, whether successful or not, could subject us to costly and time-consuming litigation or require us to obtain expensive licenses, and our business could be harmed.
The technology industry is characterized by the existence of a large number of patents, copyrights, trademarks, trade secrets and other intellectual property rights. Companies in the technology industry must often defend against litigation claims based on allegations of infringement or other violations of intellectual property rights. Third parties, including our competitors, may own patents or other intellectual property rights that cover aspects of our technology or business methods and may assert patent or other intellectual property rights against us and others in the industry. Moreover, in recent years, individuals and groups that are non-practicing entities, commonly referred to as “patent trolls,” have purchased patents and other intellectual property assets for the purpose of making claims of infringement or other violation of intellectual property rights in order to extract settlements. From time to time, we have received and may receive in the future threatening letters, notices or “invitations to license,” or may be the subject of claims that our technology and business operations infringe or otherwise violate the intellectual property rights of others. Responding to such claims, regardless of their merit, can be time consuming, costly to defend in litigation, divert management’s attention and resources, damage our reputation and brand and cause us to incur significant expenses. Claims of intellectual property infringement or other violations of intellectual property rights might require us to stop using technology found to infringe or violate a third party’s rights, redesign our platform, which could require significant effort and expense and cause delays of releases, enter into costly settlement or license agreements or pay costly damage awards, or face a temporary or permanent injunction prohibiting us from marketing or selling our platform. If we cannot or do not license the infringed or otherwise violated technology on commercially reasonable terms or at all, or substitute similar technology from another source, we could be forced to limit or stop selling our platform, we may not be able to meet our obligations to customers under our customer contracts, revenue and operating results could be adversely impacted, and we may be unable to compete effectively. Even if we are successful in defending against allegations of intellectual property infringement, litigation may be costly and may divert the time and other resources of our management. Additionally, customers may not purchase our platform if they are concerned that they may infringe or otherwise violate third-party intellectual property rights. The occurrence of any of these events may harm our business.
Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement and other losses.
Our agreements with customers and other third parties may include indemnification provisions under which we agree to indemnify them for losses suffered or incurred as a result of claims of intellectual property infringement or other violations of intellectual property rights, damages caused by us to property or persons, or other liabilities relating to or arising from our software, services or other contractual obligations. Large indemnity payments could harm our business, results of operations and financial condition. Any dispute with a customer with respect to such obligations could have adverse effects on our relationship with that customer and other existing customers and new customers and harm our business and results of operations.
The success of our business depends in part on our ability to protect and enforce our intellectual property rights.
Our success is dependent, in part, upon protecting our proprietary technology. As of April 30, 2018, we had 85 issued U.S. patents covering our technology and 45 patent applications pending for examination in the United States. Our issued patents, and any patents issued in the future, may not provide us with any competitive advantages or may be challenged by third parties, and our patent applications may never be granted. Additionally, the process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Even if issued, there can be no assurance that these patents will adequately protect our intellectual property, as the legal standards relating to the validity, enforceability and scope of protection of patent and other intellectual property rights are uncertain.
Any patents that are issued may subsequently be invalidated or otherwise limited, allowing other companies to develop offerings that compete with ours, which could adversely affect our competitive business position, business prospects and financial condition. In addition, issuance of a patent does not guarantee that we have a right to practice the patented invention. Patent applications in the United States are typically not published until 18 months after filing or, in some cases, not at all, and publications of discoveries in industry-related literature lag behind actual discoveries. We cannot be certain that we were the first to use the inventions claimed in our issued patents or pending patent applications or otherwise used in our platform, that we were the first to file for protection in our patent applications, or that third parties do not have blocking patents that could be used to prevent us from marketing or practicing our patented technology. Effective patent, trademark, copyright and trade secret protection may not be available to us in every country in which our platform is available. The laws of some foreign countries may not be as protective of intellectual property rights as those in the United States (in particular, some foreign jurisdictions do not permit patent protection for software), and mechanisms for enforcement of intellectual property rights may be inadequate. Additional uncertainty may result from changes to intellectual property legislation enacted in the United States, including the America Invents Act, and other national governments and from interpretations of the intellectual property laws of the United States and other countries by applicable courts and agencies. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.
Although we generally enter into confidentiality and invention assignment agreements with our employees and consultants that have access to material confidential information and enter into confidentiality agreements with our customers and the parties with whom we have strategic relationships and business alliances, no assurance can be given that these agreements will be effective in controlling access to and distribution of our platform and propriety information or prevent reverse engineering. Further, these agreements may not prevent competitors from independently developing technologies that are substantially equivalent or superior to our platform, and we may be unable to prevent this competition.
Unauthorized use of our intellectual property may have already occurred or may occur in the future. We may be required to spend significant resources to monitor and protect our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights. Such litigation could be costly, time consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. We may not prevail in any lawsuits that we initiate. Any litigation, whether or not resolved in our favor, could subject us to substantial costs, divert resources and the attention of management and technical personnel from our business and adversely affect our business. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation, could delay further sales or the implementation of our platform, impair the functionality of our platform, delay introductions of new features or enhancements, result in our substituting inferior or more costly technologies into our platform, or injure our reputation.
We may initiate claims or litigation against third parties for infringement or other violation of our proprietary rights or to establish the validity of our proprietary rights. Litigation also puts our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. Additionally, we may provoke third parties to assert counterclaims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially viable. Any litigation, whether or not it is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel, which may adversely affect our business, operating results, financial condition and cash flows.
Incorrect or improper implementation or use of our platform could result in customer dissatisfaction and negatively affect our business, results of operations, financial condition, and growth prospects.
Our platform is deployed in a wide variety of technology environments. Increasingly, our platform has been deployed in large scale, complex technology environments, and we believe our future success will depend on our ability to increase sales of our platform for use in such deployments. We must often assist our customers in achieving successful implementations of our platform, which we do through our professional services organization. The time required to implement our platform can vary. For complex deployments, implementation can take multiple months. If our customers are unable to implement our platform successfully, or unable to do so in a timely manner, customer perceptions of our platform may be harmed, our reputation and brand may suffer, and customers may choose to cease usage of our platform or not expand their use of our platform. Our customers and third-party partners may need training in the proper use of and the variety of benefits that can be derived from our platform to maximize its benefits. If our platform is not effectively implemented or used correctly or as intended, or if we fail to adequately train customers on how to efficiently and effectively use our platform, our customers may not be able to achieve satisfactory outcomes. This could result in negative publicity and legal claims against us, which may cause us to generate fewer sales to new customers and reductions in renewals or expansions of the use of our platform with existing customers, any of which would harm our business and results of operations.
Our use of “open source” software could negatively affect our ability to offer our platform and subject us to possible litigation.
Our platform uses “open source” software that we, in some cases, have obtained from third parties. Open source software is generally freely accessible, usable and modifiable, and is made available to the general public on an “as-is” basis under the terms of a non-negotiable license. Use and distribution of open source software may entail greater risks than use of third-party commercial software. Open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or other claims relating to violation of intellectual property rights or the quality of the software. In addition, certain open source licenses, like the GNU Affero General Public License, or AGPL, may require us to offer for no cost the components of our platform that incorporate the open source software, to make available source code for modifications or derivative works we create by incorporating or using the open source software, or to license our modifications or derivative works under the terms of the particular open source license. If we are required, under the terms of an open source license, to release our proprietary source code to the public, competitors could create similar products with lower development effort and time, which ultimately could result in a loss of sales for us.
We may also face claims alleging noncompliance with open source license terms or infringement, misappropriation or other violation of open source technology. These claims could result in litigation or require us to purchase a costly license, devote additional research and development resources to re-engineer our platform, discontinue the sale of our products if re-engineering could not be accomplished on a timely or cost-effective basis, or make generally available our proprietary code in source code form, any of which would have a negative effect on our business and operating results, including being enjoined from the offering of the components of our platform that contained the open source software. We could also be subject to lawsuits by parties claiming ownership of what we believe to be open source software. Litigation could be costly for us to defend, have a negative effect on our operating results and financial condition and require us to devote additional research and development resources to re-engineer our platform.
Although we monitor our use of open source software and try to ensure that none is used in a manner that would subject our platform to unintended conditions, few courts have interpreted open source licenses, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our platform. We cannot guarantee that we have incorporated open source software in our platform in a manner that will not subject us to liability, or in a manner that is consistent with our current policies and procedures.
We may be subject to litigation for a variety of claims, which could adversely affect our operating results, harm our reputation or otherwise negatively impact our business.
In addition to intellectual property litigation, we may be subject to other claims arising from our normal business activities. These may include claims, lawsuits, and proceedings involving labor and employment, wage and hour, commercial and other matters. The outcome of any litigation, regardless of its merits, is inherently uncertain. Any claims and lawsuits, and the disposition of such claims and lawsuits, could be time-consuming and expensive to resolve, divert management attention and resources, and lead to attempts on the part of other parties to pursue similar claims. Any adverse determination related to litigation could adversely affect our operating results, harm our reputation or otherwise negatively impact our business. In addition, depending on the nature and timing of any such dispute, a resolution of a legal matter could materially affect our future operating results, our cash flows or both.
Future acquisitions could disrupt our business and adversely affect our operating results, financial condition and cash flows.
We may make acquisitions that could be material to our business, operating results, financial condition and cash flows. Our ability as an organization to successfully acquire and integrate technologies or businesses is unproven. Acquisitions involve many risks, including the following:

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an acquisition may negatively affect our operating results, financial condition or cash flows because it may require us to incur charges or assume substantial debt or other liabilities, may cause adverse tax consequences or unfavorable accounting treatment, may expose us to claims and disputes by third parties, including intellectual property claims and disputes, or may not generate sufficient financial return to offset additional costs and expenses related to the acquisition;

•
we may encounter difficulties or unforeseen expenditures in integrating the business, technologies, products, personnel or operations of any company that we acquire, particularly if key personnel of the acquired company decide not to work for us;

•	an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management;

•
an acquisition may result in a delay or reduction of customer purchases for both us and the company we acquired due to customer uncertainty about continuity and effectiveness of service from either company;

•	we may encounter difficulties in, or may be unable to, successfully sell any acquired products;

•	an acquisition may involve the entry into geographic or business markets in which we have little or no prior experience or where competitors have stronger market positions;

•	the potential strain on our financial and managerial controls and reporting systems and procedures;

•	potential known and unknown liabilities associated with an acquired company;

•	if we incur debt to fund such acquisitions, such debt may subject us to material restrictions on our ability to conduct our business as well as financial maintenance covenants;

•	the risk of impairment charges related to potential write-downs of acquired assets or goodwill in future acquisitions;

•
to the extent that we issue a significant amount of equity or convertible debt securities in connection with future acquisitions, existing stockholders may be diluted and earnings per share may decrease; and

•	managing the varying intellectual property protection strategies and other activities of an acquired company.
We may not succeed in addressing these or other risks or any other problems encountered in connection with the integration of any acquired business. The inability to integrate successfully the business, technologies, products, personnel or operations of any acquired business, or any significant delay in achieving integration, could have a material adverse effect on our business, operating results, financial condition and cash flows.
Our credit facility contains restrictive covenants that may limit our operating flexibility.
Our credit facility contains restrictive covenants that limit our ability to transfer or dispose of assets, merge with other companies or consummate certain changes of control, acquire other companies, open new offices that contain a material amount of assets, pay dividends, incur additional indebtedness and liens and enter into new businesses. We therefore may not be able to engage in any of the foregoing transactions unless we obtain the consent of the lender or terminate the credit facility, which may limit our operating flexibility. In addition, our credit facility is secured by all of our assets, including our intellectual property, and requires us to satisfy certain financial covenants. There is no guarantee that we will be able to generate sufficient cash flow or sales to meet these financial covenants or pay the principal and interest on any such debt. Furthermore, there is no guarantee that future working capital, borrowings or equity financing will be available to repay or refinance any such debt. Any inability to make scheduled payments or meet the financial covenants on our credit facility would adversely affect our business.
Governmental export or import controls could limit our ability to compete in foreign markets and subject us to liability if we violate them.
Our software is subject to U.S. export controls, and we incorporate encryption technology into our platform. These products and the underlying technology may be exported only with the required export authorizations, including by license, a license exception or other appropriate government authorizations. U.S. export controls may require submission of a product classification and annual or semi-annual reports. Governmental regulation of encryption technology and regulation of imports or exports of encryption products, or our failure to obtain required import or export authorization for our platform, when applicable, could harm our international sales and adversely affect our revenue. Compliance with applicable regulatory requirements regarding the export of our platform, including with respect to new releases of our platform, may create delays in the introduction of our product releases in international markets, prevent customers with international operations from deploying our platform or, in some cases, prevent the export of our platform to some countries altogether. Furthermore, U.S. export control laws and economic sanctions prohibit the shipment of certain products and services to countries, governments and persons targeted by U.S. sanctions. If we fail to comply with export and import regulations and such economic sanctions, we may be fined or other penalties could be imposed, including a denial of certain export privileges. Moreover, any new export or import restrictions, new legislation or shifting approaches in the enforcement or scope of existing regulations, or in the countries, persons or technologies targeted by such regulations, could result in decreased use of our platform by, or in our decreased ability to export or sell subscriptions to our platform to, existing or potential customers with international operations. Any decreased use of our platform or limitation on our ability to export or sell subscriptions to our platform would likely adversely affect our business, financial condition and operating results.
Failure to comply with anti-bribery, anti-corruption, and anti-money laundering laws could subject us to penalties and other adverse consequences.
We are subject to the Foreign Corrupt Practices Act, or FCPA, the U.K. Bribery Act and other anti-corruption, anti-bribery and anti-money laundering laws in various jurisdictions both domestic and abroad. Anti-corruption, anti-bribery, and anti-money laundering laws have been enforced aggressively in recent years and are interpreted broadly and generally prohibit companies and their directors, officers, employees and agents from promising, authorizing, making or offering improper payments or other benefits to government officials and others in the private sector. Such laws apply to our agents/third parties, and we leverage third parties, including channel partners, to sell subscriptions to our platform and conduct our business abroad. We and our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, representatives, contractors, channel partners, and agents, even if we do not explicitly authorize such activities. While we have policies and procedures to address compliance with such laws, these policies and procedures were only recently adopted and we cannot assure you that all of our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. Any violation of the FCPA or other applicable anti-bribery, anti-corruption laws, and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions, a significant diversion of management's resources and attention or suspension or debarment from U.S. government contracts, all of which may have a material adverse effect on our reputation, business, operating results and prospects.
We may be subject to additional obligations to collect and remit sales tax and other taxes, and we may be subject to tax liability for past transactions, which could harm our business.
We do not collect sales and use, value added and similar taxes in all jurisdictions in which we have sales, based on our belief that such taxes are not applicable in certain jurisdictions. State, local and foreign jurisdictions have differing rules and regulations governing sales, use, value added and other taxes, and these rules and regulations are subject to varying interpretations that may change over time. In particular, the applicability of such taxes on subscriptions to our platform in various jurisdictions is unclear. Further, these jurisdictions’ rules regarding tax nexus are complex and vary significantly. As a result, we could face the possibility of audits that could result in tax assessments, including associated interest and penalties. A successful assertion that we should be collecting additional sales, use, value added or other taxes in those jurisdictions where we have not historically done so could result in substantial tax liabilities and related penalties for past transactions, discourage customers from purchasing our application or otherwise harm our business and operating results.
Changes in tax laws or regulations that are applied adversely to us or our customers could increase the costs of our platform and adversely impact our business.
New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could affect the tax treatment of our (and our subsidiaries’) domestic and foreign financial results. Any new taxes could adversely affect our domestic and international business operations, and our business and financial performance. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. Specifically, taxation of cloud-based software is constantly evolving as many state and local jurisdictions consider the taxability of software services provided remotely. These events could require us or our customers to pay additional tax amounts on a prospective or retroactive basis, as well as require us or our customers to pay fines or penalties and interest for past amounts deemed to be due. If we raise our prices to offset the costs of these changes, existing and potential future customers may elect not to continue to use or purchase subscriptions to our platform in the future. Additionally, new, changed, modified or newly interpreted or applied tax laws could increase our customers’ and our compliance, operating and other costs, as well as the costs of our platform. Any or all of these events could harm our business and operating results.
Further, the recently enacted Tax Cuts and Jobs Act will bring about a wide variety of changes to the U.S. tax system, particularly at the corporate level. The new tax law includes changes to the U.S. corporate tax system that will reduce U.S. corporate tax rates, change how U.S. multinational corporations, like us, are taxed on international earnings and eliminate in whole or in part the deduction for net interest expense. The primary impact of the new legislation on our provision for income taxes will be a reduction of the future tax benefits of existing temporary differences, which are primarily comprised of net operating loss carryforwards. These net operating loss carryforwards may also be impacted by the one-time deemed income inclusion of deferred foreign income from our non-U.S. subsidiaries.  This amount is not expected to be material. Since we have recorded a full valuation allowance against our deferred tax assets, we do not anticipate that these changes will have a material impact on our consolidated financial statements, but we will continue to examine the impact that this tax reform legislation may have on our business. The impact of the new legislation will likely be subject to ongoing technical guidance and accounting interpretation, which we will continue to monitor and assess. Provisional accounting impacts may change in future reporting periods until the accounting analysis is finalized, which will occur no later than one year from the date the Tax Cuts and Jobs Act was enacted.
We are a multinational organization faced with increasingly complex tax issues in many jurisdictions, and we could be obligated to pay additional taxes in various jurisdictions.
As a multinational organization, we are subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain, and significant judgment and estimates are required in determining our provision for income taxes. Our tax expense may be impacted if our intercompany transactions, which are required to be computed on an arm’s-length basis, are challenged and successfully disputed by tax authorities. Our policies governing transfer pricing may be determined to be inadequate and could result in additional tax assessments. The amount of taxes we pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents, which could harm our liquidity and operating results. In addition, the authorities in these jurisdictions could review our tax returns and impose additional tax, interest and penalties, and the authorities could claim that various withholding requirements or other taxes apply to us or our subsidiaries or assert that benefits of tax treaties are not available to us or our subsidiaries, any of which could adversely affect our operating results.
Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.
 As of January 31, 2018, we had net operating loss, or NOL, carryforwards for federal and state income tax purposes of approximately $677.8 million and $866.5 million, respectively, which may be available to offset taxable income in the future, and which expire in various years beginning in 2028 for federal purposes if not utilized. The state NOLs will expire depending upon the various rules in the states in which we operate. A lack of future taxable income would adversely affect our ability to utilize these NOLs before they expire. In general, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an "ownership change" (as defined under Section 382 of the Code and applicable Treasury Regulations) is subject to limitations on its ability to utilize its pre-change NOLs to offset our future taxable income. We may experience a future ownership change (including, potentially, in connection with this offering) under Section 382 of the Code that could affect our ability to utilize the NOLs to offset our income. Furthermore, our ability to utilize NOLs of companies that we have acquired or may acquire in the future may be subject to limitations. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to reduce future income tax liabilities, including for state tax purposes. For these reasons, we may not be able to utilize a material portion of the NOLs, even if we attain profitability, which could potentially result in increased future tax liability to us and could adversely affect our operating results and financial condition.
Our reported financial results may be harmed by changes in the accounting principles generally accepted in the United States.
Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board, or FASB, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. For example, in May 2014 the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), for which certain elements affected our accounting for revenue and costs incurred to acquire contracts. We have adopted Topic 606 using the full retrospective transition method. Other companies in our industry may apply these accounting principles differently than we do, adversely affecting the comparability of our financial statements. See Note 2 to our accompanying financial statements for information about Topic 606.

Risks Relating to Our Class B Common Stock and this Offering
The dual class structure of our common stock has the effect of concentrating voting control with our founder and chief executive officer, which will limit your ability to influence the outcome of important transactions, including a change in control.
Our Class A common stock has 40 votes per share, and our Class B common stock, which is the stock we are offering by means of this prospectus, has one vote per share. Upon the closing of this offering, Cocolalla, LLC will hold all of the shares of the Class A common stock, and our founder and chief executive officer, who is the managing member of Cocolalla, LLC, will control approximately 86% of the voting power of our outstanding capital stock and therefore be able to control all matters submitted to our stockholders for approval. Our founder and chief executive officer may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of our company and might ultimately affect the market price of our Class B common stock.
Future transfers by the holder of Class A common stock will generally result in those shares converting into shares of Class B common stock, subject to limited exceptions, such as certain transfers effected for estate planning or charitable purposes. For a description of the dual class structure, see the section of the prospectus captioned “Description of Capital Stock.”
We have elected to take advantage of the “controlled company” exemption to the corporate governance rules of The Nasdaq Stock Market, which could make our common stock less attractive to some investors or otherwise harm our stock price.
Because we qualify as a “controlled company” under the corporate governance rules of The Nasdaq Stock Market, we are not required to have a majority of our board of directors be independent, nor are we required to have an entirely independent compensation committee or an independent nominating function. Accordingly, should the interests of Cocolalla, LLC, or of our founder and chief executive officer, who controls Cocolalla, LLC, differ from those of other stockholders, the other stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance rules of The Nasdaq Stock Market. Our status as a controlled company could make our common stock less attractive to some investors or otherwise harm our stock price.
We cannot predict the impact our dual class structure may have on our stock price or our business.
We cannot predict whether our dual class structure, combined with the concentrated control of our stockholders who held our capital stock prior to the completion of this offering, including our executive officers, employees and directors and their affiliates, will result in a lower or more volatile market price of our Class B common stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. In July 2017, FTSE Russell announced that it plans to require new constituents of its indexes to have greater than 5% of the company's voting rights in the hands of public stockholders, and S&P Dow Jones announced that it will no longer admit companies with multiple-class share structures to certain of its indexes. Because of our dual class structure, we will likely be excluded from these indexes and we cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make our Class B common stock less attractive to other investors. As a result, the market price of our Class B common stock could be adversely affected.
The market price of our Class B common stock may be volatile, and the value of your investment could decline significantly.
There has been no public market for our Class B common stock prior to this offering. The initial public offering price for our Class B common stock has been determined through negotiations between us and the underwriters. Investors who purchase common stock in this offering may not be able to sell their shares at or above the initial public offering price. Securities of companies similar to ours experience significant price and volume fluctuations. The following factors, in addition to other risks described in this prospectus, may have a significant effect on our Class B common stock price:

•	actual or anticipated fluctuations in revenue and other operating results, including as a result of the addition or loss of any number of customers;

•	announcements by us or competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•
failure of securities analysts to initiate or maintain coverage of us, changes in ratings, key metrics and financial estimates and the publication of other news by any securities analysts who follow our company, or our failure to meet these analyst estimates or the expectations of investors;

•	changes in operating performance and stock market valuations of cloud-based software or other technology companies, or those in our industry in particular;

•	the size of our public float;

•	price and volume fluctuations in the trading of our Class B common stock and in the overall stock market, including as a result of trends in the economy as a whole or in the technology industry;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business or industry, including those relating to data privacy and data security;

•	lawsuits threatened or filed against us for claims relating to intellectual property, employment issues or otherwise;

•	changes in our board of directors or management;

•	short sales, hedging and other derivative transactions involving our Class B common stock;

•	sales of large blocks of our common stock including sales by our executive officers, directors and significant stockholders; and

•	other events or factors, including changes in general economic, industry and market conditions and trends, as well as any natural disasters that may affect our operations.
In addition, the stock market in general, and the market for technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect our stock price, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following this offering. In addition, in the past, securities class action litigation has often been instituted against companies whose stock prices have declined, especially following periods of volatility in the overall market. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.
If securities or industry analysts do not publish research reports about our business, or if they issue an adverse opinion about our business, our stock price and trading volume could decline.
The trading market for our Class B common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of the analysts who cover us issues an adverse opinion about our company, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.
Future sales of our Class B common stock in the public market could cause our stock price to fall.
Our stock price could decline as a result of sales of a large number of shares after this offering or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
Upon completion of this offering, 21,690,147 shares ( 23,070,147 shares if the underwriters exercise in full their option to purchase additional shares) of our Class B common stock will be outstanding, based on our shares outstanding as of April 30, 2018. All shares of common stock to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The resale of all of the remaining 12,490,147 shares, or 58% of our outstanding shares of Class B common stock after this offering, are currently prohibited or otherwise restricted as a result of securities law provisions, market standoff agreements entered into by our stockholders with us or lock-up agreements entered into by our stockholders with the underwriters; however, subject to applicable securities law restrictions, these shares will be able to be sold in the public market beginning 180 days after the date of this prospectus. In addition, the shares of Class B common stock subject to outstanding options and warrants, of which 1,974,239 and 73,726 were exercisable as of April 30, 2018 , respectively, and the shares reserved for future issuance under our equity incentive plans will become available for sale immediately upon the exercise of such options and the expiration of any applicable market stand-off or lock-up agreements. For more information see “Shares Eligible for Future Sale.”
Upon completion of this offering, holders of approximately 14,098,937 shares, or 89.5% , of our common stock as of April 30, 2018 have rights, subject to some conditions, to require us to file registration statements covering the sale of their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. We also intend to register the offer and sale of all shares of common stock that we may issue under our equity compensation plans. Once we register the offer and sale of shares for the holders of registration rights and option holders, they can be freely sold in the public market upon issuance, subject to the lock-up agreements described in the section of this prospectus captioned “Underwriters.”
In addition, in the future, we may issue additional shares of Class B common stock or other equity or debt securities convertible into common stock in connection with a financing, acquisition, litigation settlement, employee arrangement or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.
We have broad discretion to use the net proceeds from this offering, and our investment of these proceeds may not yield a favorable return. We may invest the proceeds of this offering in ways you disagree with.
Our management has broad discretion as to how to spend and invest the proceeds from this offering, and we may spend or invest these proceeds in a way with which our stockholders may disagree. Accordingly, you will need to rely on our judgment with respect to the use of these proceeds. We expect to use the net proceeds from this offering for working capital and other general corporate purposes, which we currently expect will include continued investment in developing technology to support our growth, increased investment in our sales team and marketing activities, as well as overall growth in our international operations. We could spend the proceeds from this offering in ways that our stockholders may not agree with or that do not yield a favorable return. You will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds. If we do not use the net proceeds that we receive in this offering effectively, our business, financial condition, operating results and prospects could be harmed, and the market price of our Class B common stock could decline.
An active trading market for our Class B common stock may not develop.
Prior to this offering, there has been no public market for our Class B common stock. Although we expect that our Class B common stock will be approved for listing on The Nasdaq Global Market, an active trading market for our shares may never develop or be sustained following this offering. The initial public offering price for our Class B common stock was determined through negotiations with the underwriters, and the negotiated price may not be indicative of the market price of the Class B common stock after the offering. This initial public offering price may vary from the market price of our Class B common stock after the offering. In addition, we may have one or more stockholders who continue to hold substantial blocks of our Class B common stock for sustained periods following this offering. As a result, the trading volume of our stock may be low relative to our total outstanding shares. As a result of these and other factors, you may be unable to resell your shares of our Class B common stock at or above the initial public offering price.
Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us difficult, limit attempts by our stockholders to replace or remove our current management and limit our stock price.
Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. These provisions include the following:

•
our dual-class common stock structure, which provides our holders of Class A common stock with the ability to significantly influence the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding Class A common stock and Class B common stock;

•
when the outstanding shares of Class A common stock represent less than a majority of the total combined voting power of our Class A and Class B common stock, or the voting threshold date, our board of directors will be classified into three classes of directors with staggered three-year terms, and directors will only be able to be removed from office for cause;

•
our amended and restated bylaws will provide that, following the voting threshold date, approval of stockholders holding two-thirds of our outstanding voting power voting as a single class is required for stockholders to amend or adopt any provision of our bylaws;

•	our stockholders will be able to take action by written consent for any matter until the voting threshold date;

•	following the voting threshold date, vacancies on our board of directors will be able to be filled only by our board of directors and not by stockholders;

•
only the chairman of our board of directors, chief executive officer, a majority of our board of directors or, until the voting threshold date, a stockholder (or group of stockholders) holding at least 50% of the combined voting power of our Class A and Class B common stock are authorized to call a special meeting of stockholders;

•	certain litigation against us can only be brought in Delaware;

•
our restated certificate of incorporation authorizes undesignated preferred stock, the terms of which may be established and shares of which may be issued, without the approval of the holders of common stock; and

•	advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.
In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder. See “Description of Capital Stock.”
Our amended and restated bylaws will designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between us and our stockholders, and also provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, or employees.
Our amended and restated bylaws, which will become effective immediately prior to the completion of this offering, will provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders, (3) any action arising pursuant to any provision of the Delaware General Corporation Law, or the certificate of incorporation or the amended and restated bylaws or (4) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court having jurisdiction over indispensable parties named as defendants.
Our amended and restated bylaws will also provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to this provision. These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees. If a court were to find either exclusive-forum provision in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm our results of operations.
As an emerging growth company within the meaning of the Securities Act, we will use certain modified disclosure requirements, and we cannot be certain if these reduced requirements will make our Class B common stock less attractive to investors.
We are an emerging growth company, and for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies” including:

•	not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
We have in this prospectus used, and we plan in future filings with the SEC to continue to use, the modified disclosure requirements available to emerging growth companies. As a result, our stockholders may not have access to certain information they may deem important.
In addition, Section 107 of the JOBS Act also provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period under the JOBS Act. As a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our Class B common stock less attractive to investors.
We could remain an “emerging growth company” for up to five years, or until the earliest of:

•	the last day of the first fiscal year in which our annual gross revenue exceeds $1.07 billion;

•
the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or Exchange Act, which would occur if the market value of our Class B common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or

•	the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.
We will incur increased costs by being a public company.
As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including requirements of the SEC and The Nasdaq Stock Market. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, we may have more difficulty attracting and retaining qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules, and we cannot predict or estimate the additional costs we may incur or the timing of such costs.
So long as we remain an “emerging growth company,” we expect to avail ourselves of the exemption from the requirement that our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404. When our independent registered public accounting firm is required to undertake an assessment of our internal control over financial reporting, the cost of our compliance with Section 404 will correspondingly increase. Moreover, if we are not able to comply with the requirements of Section 404 applicable to us in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA
This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and elsewhere in this prospectus contain forward-looking statements. In some cases, you can identify forward-looking statements by the following words: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words.
These statements involve risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this prospectus include, but are not limited to, statements about:

•
our future financial performance, including our expectations regarding our revenue, cost of revenue, gross profit operating expenses, key metrics, ability to generate cash flow and ability to achieve and maintain future profitability;

•	the anticipated trends, market opportunity, growth rates and challenges in our business and in the business intelligence software market;

•	the efficacy of our sales and marketing efforts;

•	our expectations regarding the development and expansion of our business;

•	our ability to successfully enter new markets and manage our international expansion;

•	our ability to expand our customer base, renew subscriptions and expand penetration of existing customers;

•	our ability to develop new features and functionality that meet market needs and achieve market acceptance;

•	the anticipated benefits associated with the use of our platform;

•	the attraction and retention of qualified employees and key personnel, including our direct sales force;

•	the effects of seasonal trends on our results of operations;

•	our liquidity and working capital requirements and ability to raise additional capital; and

•	our ability to maintain, protect and enhance our intellectual property.
You should refer to the “Risk Factors” section of this prospectus for a discussion of other important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
This prospectus contains statistical data, estimates, and forecasts that are based on independent industry publications or reports or other publicly available information, as well as other information based on our internal sources. This information involves a number of assumptions and limitations, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed in the section titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.
The source of certain statistical data, estimates, and forecasts contained in this prospectus are the following industry publications or reports:

•	International Data Corporation, U.S. Mobile Worker Population Forecast, 2016-2020 (August 2016).

•	International Data Corporation, Worldwide Big Data and Analytics Software Forecast, 2017-2021 (July 2017).

•	International Data Corporation, Worldwide Team Collaborative Applications Forecast, 2017-2021 (July 2017).

•	International Data Corporation, Worldwide File Synchronization and Sharing Software Forecast, 2017-2021 (July 2017).

•	Accenture & Massachusetts Institute of Technology, Winning with Analytics (2015).

•	Marco Iansiti and Karim Lakhani, The Digital Business Divide.

•	comScore, Cross-Platform Future in Focus (2017).

USE OF PROCEEDS
We estimate that the net proceeds from this offering will be approximately $171.4 million , or $197.7 million if the underwriters exercise their option to purchase additional shares in full, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, assuming an initial offering price of $20.50   per share, which is the midpoint of the price range set forth on the cover page of this prospectus. Each $1.00 increase (decrease) in the assumed initial public offering price of $20.50   per share would increase (decrease) the net proceeds to us from this offering by approximately $8.6 million , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1,000,000 shares in the number of shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $19.1 million , assuming that the assumed initial public offering price remains the same, and after deducting the underwriting discounts and commissions. We do not expect that a change in the initial public offering price or the number of shares by these amounts would have a material effect on our uses of the proceeds from this offering, although it may accelerate the time when we need to seek additional capital.
The principal purposes of this offering are to increase our financial flexibility, increase our visibility in the marketplace and create a public market for our common stock. We expect to use the net proceeds from this offering for working capital and other general corporate purposes, which we currently expect will include continued investment in developing technology to support our growth, increased investment in our sales team and marketing activities, as well as overall growth in our international operations. However, we do not currently have specific planned uses for the proceeds. We may also use a portion of our net proceeds to acquire or invest in complementary products, technologies, or businesses; however, we currently have no agreements or commitments to complete any such transactions.
Since we expect to use the net proceeds from this offering for working capital and other general corporate purposes, our management will have broad discretion over the use of the net proceeds from this offering. As of the date of this prospectus, we intend to invest the net proceeds that are not used as described above in capital-preservation investments, including short-term interest-bearing investment-grade securities, certificates of deposit or U.S. government backed securities.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. Any future determination to pay dividends will be made at the discretion of our board of directors subject to applicable laws and will depend upon, among other factors, our results of operations, financial condition, contractual restrictions and capital requirements. Our future ability to pay cash dividends on our capital stock is limited by the terms of our existing credit facility and may be limited by any future debt instruments or preferred securities.

CAPITALIZATION
The following table summarizes our cash and cash equivalents and capitalization as of April 30, 2018:

•	on an actual basis;

•
on a pro forma basis to reflect the (1) automatic conversion of all outstanding shares of convertible preferred stock into an aggregate of 3,263,659 shares of our Class A common stock and 10,835,278 shares of our Class B common stock immediately prior to the closing of this offering, (2) stock-based compensation expense of approximately $4.4 million associated with restricted stock units, subject to a liquidity-event related performance vesting condition, for which the service-based vesting condition was satisfied as of April 30, 2018 and which we will recognize on the effectiveness of the registration statement of which this prospectus forms a part, as further described in Notes 1 and 12 to our consolidated financial statements included elsewhere in this prospectus. The pro forma adjustment related to stock-based compensation expense of approximately $4.4 million has been reflected as an increase to additional paid-in capital and accumulated deficit and (3) the effectiveness of our amended and restated certificate of incorporation as of immediately prior to the completion of this offering; and

•
on a pro forma as adjusted basis to reflect the sale and issuance by us of   9,200,000   shares of Class B common stock in this offering and the receipt of the net proceeds from our sale of these shares at an assumed initial public offering price of $20.50   per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses.

You should read the information in this table together with our financial statements and related notes to those statements, as well as the sections captioned “Selected Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in this prospectus.

	As of April 30, 2018
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(in thousands, except share and per share data)
Cash and cash equivalents	$71,936	$71,936	$243,353
Long-term debt	$96,128	$96,128	$96,128
Convertible preferred stock, $0.001 par value per share: 15,328,189 shares authorized, 14,098,937 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	693,158	—	—
Preferred stock, $0.001 par value per share: no shares authorized, issued and outstanding, actual; 10,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Stockholders’ (deficit) equity:
Class A common stock, $0.001 par value per share: 3,700,000 shares authorized, no shares issued and outstanding, actual; 3,700,000 shares authorized, 3,263,659 shares issued and outstanding, pro forma and pro forma as adjusted	—	3	3
Class B common stock, $0.001 par value per share: 21,200,000 shares authorized, 1,654,869 shares issued and outstanding, actual;21,200,000 shares authorized, 12,490,147 shares issued and outstanding, pro forma; 500,000,000 shares authorized, 21,690,147 shares issued and outstanding, pro forma as adjusted	2	12	22
Additional paid-in capital	37,589	735,135	906,542
Accumulated other comprehensive income	469	469	469
Accumulated deficit	(803,280)	(807,681)	(807,681)
Total stockholders’ (deficit) equity	(765,220)	(72,062)	99,355
Total capitalization	$24,066	$24,066	$195,483

________________

(1)
Each $1.00 increase (decrease) in the assumed initial public offering price of $20.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total stockholders’ (deficit) equity and total capitalization by approximately $8.6 million , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1,000,000 shares in the number of shares offered by us would increase (decrease) each of additional paid-in-capital, total stockholders’ (deficit) equity and total capitalization by approximately $19.1 million , assuming that the assumed initial public offering price remains the same, and after deducting the underwriting discounts and commissions. The pro forma as adjusted information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing.

In addition to 1,654,869 shares of Class B common stock outstanding as of April 30, 2018 , the number of shares of our common stock outstanding immediately after this offering includes the assumed conversion of 14,098,937 shares of convertible preferred stock outstanding as of April 30, 2018 into 3,263,659 shares of Class A common stock and 10,835,278 shares of Class B common stock, and excludes:

•
675,623 shares of Class B common stock issuable upon the exercise of options to purchase shares of our common stock granted prior to January 31, 2014 and outstanding as of April 30, 2018 , with a weighted-average exercise price of $5.66  per share;

•
1,760,420 shares of Class B common stock issuable upon the exercise of options to purchase shares of our common stock granted after January 31, 2014 and outstanding as of April 30, 2018 , with a weighted-average exercise price of $28.16 per share;

•	1,204,223 shares of Class B common stock subject to restricted stock units outstanding as of April 30, 2018 ;

•	16,182 shares of Class B common stock reserved for future issuance under our 2011 Equity Incentive Plan as of April 30, 2018 ;

•
an aggregate of 6,286,107 shares of Class B common stock reserved for future issuance under our 2018 Equity Incentive Plan and 2018 Employee Stock Purchase Plan, each of which will become effective on the business day immediately prior to the date of effectiveness of the registration statement of which this prospectus forms a part; and

•	73,726 shares of Class B common stock issuable upon the exercise of warrants outstanding as of April 30, 2018 at a weighted-average exercise price of $42.49 per share.

DILUTION
If you invest in our Class B common stock you will experience immediate and substantial dilution to the extent of the difference between the initial public offering price per share of our Class B common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Dilution in pro forma as adjusted net tangible book value per share represents the difference between the price paid by purchasers of shares of our Class B common stock in this offering and the pro forma net tangible book value per share of our common stock, as adjusted to give effect to this offering.
Our pro forma net tangible book value as of April 30, 2018 was $(108.2) million , or $(6.87) per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets (total assets less contract acquisition costs, intangible assets and capitalized offering costs) less our total liabilities, divided by the number of shares of our common stock outstanding as of April 30, 2018 , after giving effect to the automatic conversion of our outstanding convertible preferred stock into an aggregate of 3,263,659 shares of Class A common stock and 10,835,278 shares of Class B common stock immediately prior to the closing of this offering.
Pro forma as adjusted net tangible book value per share reflects the pro forma adjustments described above and the sale and issuance of 9,200,000 shares of Class B common stock in this offering at the assumed initial public offering price of $20.50  per share, the midpoint of the range reflected on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Our pro forma as adjusted net tangible book value as of April 30, 2018 was $63.2 million , or $2.53 per share. This represents an immediate increase in pro forma net tangible book value of $9.40  per share to existing stockholders and an immediate dilution of $17.97 per share to new investors purchasing Class B common stock in this offering at the assumed initial public offering price.
The following table illustrates this dilution:

Assumed initial public offering price per share		$20.50
Pro forma net tangible book value per share as of April 30, 2018	$(6.87)
Increase in pro forma net tangible book value per share attributable to new investors participating in this offering	9.40
Pro forma as adjusted net tangible book value per share, as adjusted to give effect to this offering		2.53
Dilution in pro forma net tangible book value per share to new investors participating in this offering		$17.97
Each $1.00 increase (decrease) in the assumed initial public offering price of $20.50 per share would increase (decrease) our pro forma as adjusted net tangible book value by approximately $8.6 million , or approximately $0.34 per share, and increase (decrease) the dilution per share to investors participating in this offering by approximately $0.66 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions. We may also increase or decrease the number of shares we are offering. An increase of 1,000,000  in the number of shares offered by us would increase our pro forma as adjusted net tangible book value by approximately $19.1 million , or $0.73 per share, and the dilution per share to investors participating in this offering would be $17.24 per share, assuming that the assumed initial public offering price remains the same, and after deducting the underwriting discounts and commissions. Similarly, a decrease of  1,000,000 shares in the number of shares offered by us would decrease our pro forma as adjusted net tangible book value by approximately $19.1 million , or $0.80   per share, and the dilution per share to investors participating in this offering would be $18.77 per share, assuming that the assumed initial public offering price remains the same, and after deducting the underwriting discounts and commissions. The pro forma as adjusted information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing.
If the underwriters exercise their option in full to purchase   1,380,000 additional shares of Class B common stock in this offering, the pro forma as adjusted net tangible book value per share after the offering would be $3.59 per share, the increase in the pro forma net tangible book value per share to existing stockholders would be $10.46   per share, and the pro forma as adjusted dilution to new investors purchasing Class B common stock in this offering would be $16.91   per share.
The following table summarizes, on a pro forma as adjusted basis to give effect to this offering, as of April 30, 2018 , the differences between the number of shares of Class B common stock purchased from us, the total consideration and the weighted-

average price per share paid by existing stockholders and by investors participating in this offering at the assumed initial public offering price of $20.50   per share, the midpoint of the price range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses (in thousands, except per share amounts and percentages):

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders before this offering	15,754	63.1%	$719,453	79.2%	$45.67
Investors participating in this offering	9,200	36.9	188,600	20.8	20.50
Total	24,954	100.0%	$908,053	100.0%
Each $1.00 increase (decrease) in the assumed initial public offering price of $20.50 per share would increase (decrease) total consideration paid by new investors by approximately $9.2 million , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares offered by us would increase (decrease) total consideration paid by new investors, by $20.5 million , assuming that the assumed initial public offering price remains the same, and after deducting the underwriting discounts and commissions.
Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters’ over-allotment option. If the underwriters exercise their over-allotment option in full, our existing stockholders would own 59.8% and our new investors would own 40.2% of the total number of shares of our common stock outstanding upon the completion of this offering.
In addition to 1,654,869 shares of Class B common stock outstanding as of April 30, 2018 , the number of shares of our common stock outstanding immediately after this offering includes the assumed conversion of 14,098,937 shares of convertible preferred stock outstanding as of April 30, 2018 into 3,263,659 shares of Class A common stock and 10,835,278 shares of Class B common stock, and excludes:

•
675,623 shares of Class B common stock issuable upon the exercise of options to purchase shares of our common stock granted prior to January 31, 2014 and outstanding as of April 30, 2018 , with a weighted-average exercise price of $5.66  per share;

•
1,760,420 shares of Class B common stock issuable upon the exercise of options to purchase shares of our common stock granted after January 31, 2014 and outstanding as of April 30, 2018 , with a weighted-average exercise price of $28.16 per share;

•	1,204,223 shares of Class B common stock subject to restricted stock units outstanding as of April 30, 2018 ;

•	16,182 shares of Class B common stock reserved for future issuance under our 2011 Equity Incentive Plan as of April 30, 2018 ;

•
an aggregate of 6,286,107 shares of Class B common stock reserved for future issuance under our 2018 Equity Incentive Plan and 2018 Employee Stock Purchase Plan, each of which will become effective on the business day immediately prior to the date of effectiveness of the registration statement of which this prospectus forms a part; and

•	73,726 shares of Class B common stock issuable upon the exercise of warrants outstanding as of April 30, 2018 at a weighted-average exercise price of $42.49 per share.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
The following selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included within this prospectus. The consolidated statement of operations data for the fiscal years ended January 31, 2017 and 2018 and the consolidated balance sheet data as of January 31, 2017 and 2018 are derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. We derived the selected consolidated statements of operations data for the three months ended April 30, 2017 and 2018 and the selected consolidated balance sheet data as of April 30, 2018 from our unaudited interim consolidated financial statements and related notes included elsewhere in this prospectus. Our unaudited interim consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair statement of our unaudited interim consolidated financial statements.
Our historical results are not necessarily indicative of our future results, and the results of operations for the years ended January 31, 2017 and 2018 are not necessarily indicative of the results to be expected for the full fiscal year or any other period. The selected consolidated financial data in this section are not intended to replace our consolidated financial statements and the related notes, and are qualified in their entirety by the consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended January 31,		Three Months Ended April 30,
	2017	2018	2017	2018
Consolidated Statement of Operations Data:	(in thousands, except per share data)
Revenue:
Subscription	$58,664	$87,463	$19,103	$26,663
Professional services and other	15,876	21,061	5,143	5,282
Total revenue	74,540	108,524	24,246	31,945
Cost of revenue:
Subscription(1)	21,486	32,427	6,936	8,056
Professional services and other(1)	11,709	12,492	2,802	3,510
Total cost of revenue	33,195	44,919	9,738	11,566
Gross profit	41,345	63,605	14,508	20,379
Operating expenses:
Sales and marketing(1)	118,935	131,802	35,517	39,656
Research and development(1)	76,164	78,261	19,703	19,064
General and administrative(1)(2)	29,106	29,323	7,245	4,644
Total operating expenses	224,205	239,386	62,465	63,364
Loss from operations	(182,860)	(175,781)	(47,957)	(42,985)
Other income (expense), net(1)	513	(396)	82	(1,919)
Loss before income taxes	(182,347)	(176,177)	(47,875)	(44,904)
Provision for income taxes	773	385	103	603
Net loss	$(183,120)	$(176,562)	$(47,978)	$(45,507)
Net loss per share, basic and diluted(3)	$(124.90)	$(110.70)	$(31.03)	$(27.63)
Weighted-average number of shares used in computing net loss per share, basic and diluted(3)	1,466	1,595	1,546	1,647
Pro forma net loss per share, basic and diluted(3)		$(11.36)		$(2.89)
Weighted-average number of shares used in computing pro forma net loss per share, basic and diluted(3)		15,544		15,759

________________

(1)	Includes stock-based compensation expense as follows:

	Year Ended January 31,		Three Months Ended April 30,
	2017	2018	2017	2018
	(in thousands)
Cost of revenue:
Subscription	$46	$48	$11	$15
Professional services and other	45	40	10	8
Sales and marketing	1,930	1,845	590	305
Research and development	2,206	2,311	522	483
General and administrative	5,099	5,090	1,271	1,265
Other income (expense), net	17	36	8	17
Total	$9,343	$9,370	$2,412	$2,093

(2)
Includes amortization of intangible assets of $0.3 million , $0.1 million , $20,000 and $20,000 for the years ended January 31, 2017 and 2018 and the three months ended April 30, 2017 and 2018 , respectively.

(3)	See Note 14 to our consolidated financial statements for an explanation of the method used to calculate basic and diluted and pro forma net loss per common share.

	As of January 31,		As of April 30,
	2017	2018	2018
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$68,984	$61,972	$71,936
Working (deficit) capital	5,762	(15,000)	(7,296)
Total assets	137,922	155,355	159,750
Deferred revenue, current and non-current	49,936	70,956	72,725
Long-term debt	—	46,332	96,128
Convertible preferred stock	594,187	693,158	693,158
Total stockholders' deficit	(556,196)	(721,964)	(765,220)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with the consolidated financial statements and related notes that are included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current plans, expectations and beliefs that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and in other parts of this prospectus. Our fiscal year ends on January 31. References to fiscal 2018, for example, refer to the fiscal year ended January 31, 2018.
Overview
We founded Domo in 2010 with the vision of digitally connecting everyone within the enterprise with real-time, rich, relevant data and then encouraging all employees to collaborate and act. We realized that many organizations were unable to access the massive amounts of data that they were collecting in siloed cloud applications and on-premise databases. Furthermore, even for organizations that were capable of accessing their data, the process for doing so was time-consuming, costly, and often resulted in the data being out-of-date by the time it reached decision makers. The delivery format, including alert functionality, and devices were not adequate for the connected and real-time mobile workforce. Based on these observations, it was apparent that all organizations, regardless of size or industry, were failing to unlock the power of all of their people, data and systems.
Since inception, we have focused on creating a comprehensive platform that connects all the people, data and systems that exist within an organization. In many ways, building Domo was like building seven start-ups in one. A foundational element of our platform is our more than 500 powerful first-class connectors, or DomoBots, which we define as read/write, API and standards based connectors that are available in the Domo Appstore, as well as a library of very flexible universal connectors that currently power over one hundred thousand Domo datasets, which integrate directly with data sources in real time on a single, intuitive platform. Adrenaline, our data warehouse and fast query engine, stores massive amounts of data connected from across the business, enabling anyone to quickly access the data they need. To best prepare and transform all of the connected data, a critical step in making that data available and usable for visualizations and analysis, we developed Domo ETL, a self-service toolset that enables users, regardless of technical ability, to cleanse and prepare data for analysis. To facilitate data insights, we developed Explorer, an analysis and visualization toolkit that enables all employees to analyze, display, share and interact with data across mobile and desktop platforms in real time. Domo Buzz, our collaborative communication platform, helps foster and engage a curious workforce so that anyone in an organization can participate in improving the business. Domo leverages machine learning algorithms, predictive analytics, and other artificial intelligence technologies, to create alerts, detect anomalies, optimize queries, and suggest areas of interest to help people focus on what matters most. We also extended the functionality and effectiveness of our platform, through the introduction of the Domo Appstore and developer toolkits that enable a partner ecosystem to quickly build applications on the platform. We continue to broaden our platform's ease of use and self-service capabilities and enhance security and scalability requirements for the enterprise.
We offer our platform to our customers as a subscription-based service. Subscription fees are based on the number of users and the tier of package deployed. Business leaders and managers are typically the initial subscribers to our platform, deploying it for a specific use case or department. Over time, as customers recognize the value of our platform, we increasingly engage with CIOs and other executives to facilitate broad enterprise adoption. A majority of our customers subscribe to our services through one-year contracts, but recently a growing percentage of new and existing customers have entered into multi-year contracts. In the fiscal year ended January 31, 2018, 38% of our new customers entered into multi-year contracts compared to 11% in the fiscal year ended January 31, 2017. As of January 31, 2018, 32% of all customers were under multi-year contracts and 68% of all customers were under one-year contracts. By comparison, 13% of all customers were under multi-year contracts and 87% of all customers were under one-year contracts as of January 31, 2017. This transition to a higher percentage of multi-year contracts, among both new and existing customers, has enhanced the predictability of our subscription revenue. We typically invoice our customers annually in advance.
Our initial sales and marketing strategy was simple: get Domo into the hands of as many organizations as possible. We invested heavily in digital marketing to promote brand recognition and build awareness of our platform in the market. As we enhanced our product functionality and developed best-in-class security and scalability, we began to see significant adoption of our platform by large enterprises. To address this potential, we began to develop a more sophisticated sales and marketing strategy. Today, we employ a balanced approach in which we invest in brand marketing to continue building awareness and our direct sales team, which includes both inside sales personnel focused on customers with under $1 billion in revenue and field sales to target customers with over $1 billion in revenue, which we refer to as enterprise customers. All sales personnel focus on attracting new customers as well as expanding usage within our existing customer base. We also make it easy for users and organizations to sign up for free trials on our website, which can be converted to paid subscriptions by the user.
Our business model focuses on maximizing the lifetime value of a customer relationship. We recognize subscription revenue ratably over the term of the subscription period. In general, customer acquisition costs and other upfront costs associated with new customers are much higher in the first year than the aggregate revenue we recognize from those new customers in the first year. Over the lifetime of the customer relationship, we also incur sales and marketing costs to renew or increase usage per customer. However, these costs, as a percentage of revenue, are significantly less than those initially incurred to acquire the customer. As a result, the profitability of a customer to our business in any particular period depends in part upon how long a customer has been a subscriber and the degree to which it has expanded its usage of our platform.
To further illustrate the economics of our customer relationships, we are providing a contribution margin analysis of the customers we acquired during the fiscal year ended January 31, 2016, which we refer to as the 2016 Cohort. We selected the 2016 Cohort to illustrate the potential long-term value of our customer base, and we believe the 2016 Cohort is a fair representation of our overall customer base because it consists of over 500 customers that represent various industries and geographies and are customers who have expanded their subscriptions as well as those who have reduced or not renewed their subscriptions. We define contribution margin as the total amount for subscription services billed to the customer, or subscription billings, during the period less the estimated associated cost of subscription billings and estimated allocated sales and marketing expense, which we collectively refer to as associated costs.
The estimated associated cost of subscription billings consists primarily of expenses for third-party hosting services and employee-related costs (including salary, bonus, benefits and stock-based compensation) directly associated with cloud infrastructure and customer support personnel for our platform, as attributed to the subscription billings of the cohort in a given period. We allocated the associated cost of subscription billings to the 2016 Cohort by dividing the total cost of subscription revenue for all customers by the total subscription billings for all customers, which quotient is then multiplied by the subscription billings for the 2016 Cohort.
Estimated allocated sales and marketing expense includes employee-related costs (including earned sales commissions, salary, bonus, benefits and stock-based compensation) and marketing program expenses associated with acquiring a given cohort of new customers. Earned sales commissions exclude the effect of capitalizing and amortizing commission costs. We allocate our sales expense to new and existing customers based on the amount of subscription billings generated from each group. We estimate commission costs using average commission rates, and allocate other non-commission sales costs (salary, bonus, benefits and stock-based compensation) to new and existing customers considering that selling to existing customers is more efficient than acquiring new customers. The relative efficiency of upselling to existing customers as compared to acquiring new customers results from the fact that these transactions require less time and resources to close than for new customers. This allocation of non-commission sales costs is calculated using (1) the estimated proportion of time, based on internal data, that our sales team spends selling to new customers compared to existing customers and (2) the proportion of upsells related to the applicable cohort as a percentage of all upsells during the period. We allocate our marketing expense to the newest cohort in a given period, as our marketing expenses are related to the acquisition of new customers. We exclude all research and development and general and administrative expenses from this analysis because these expenses support the growth of our business generally. We define contribution margin percentage as contribution margin divided by the subscription billings associated with such cohort in a given period.
For the 2016 Cohort, the contribution margin percentage was (196%), 52% and 58% for the fiscal years ended January 31, 2016, 2017 and 2018, respectively.
The 2016 Cohort may not be representative of any other group of customers or periods. We expect that the contribution margin and contribution margin percentage of our customer cohorts will fluctuate from one period to another depending upon the retention in each cohort, our ability to increase their subscription billings, other changes in their subscriptions, as well as changes in our associated costs. We may not experience similar financial outcomes from future customers. Due to our limited operating history, we do not have consistent, corresponding information for historical periods that would allow us to present additional historical cohorts, and the subscription billings, associated costs, contribution margins and contribution margin percentages from such cohorts could vary. Contribution margin is not a measure that our management uses to manage or evaluate the business nor is it a predictor of past or future financial performance.
Unlike our financial statements, contribution margin is not prepared in accordance with GAAP and may not be comparable to other companies that prepare a similar analysis. We use billings instead of GAAP revenue and earned commissions instead of GAAP commission expense. Contribution margin is an operational measure; it is not a financial measure of profitability and is not intended to be used as a proxy for the profitability of our business. We are not profitable, and even if our subscription billings exceed our associated costs over time, we may continue to incur net losses.
Our platform addresses the diverse and evolving needs of employees. Historically, our sales and marketing efforts have been concentrated on initiatives, including digital marketing, which allowed us to quickly attract a large number of customers and establish our platform in a crowded market. These initial efforts were primarily targeted toward small and medium sized businesses, with smaller average annual contract values, or ACV, and lower renewal rates. Over time, the breadth of our platform's capabilities attracted an increasing number of enterprise customers, and we have continued to expand our presence within those customers. Given the higher average ACV and renewal rates we experience with larger customers, we intend to continue to transition our business to focus on customers with over $100 million in revenue, with a particular emphasis on enterprise customers with over $1 billion in revenue. In connection with this transition and with a view towards improving sales efficiency, we intend to shift our strategy from broad-based digital marketing toward enterprise-targeted marketing campaigns and user events to increase our growth with enterprise customers.
From inception through April 30, 2018, we have invested $333.9 million in the development of our platform. Our investments in research and development reflect our view of our market opportunity. The stickiness and value of our platform increases with the amount of data uploaded to the platform, the number of users and the number of use cases. Given our investments, we believe that we are well positioned to expand the number of, and increase contract values with enterprise customers. Our customers collectively upload new data to Domo millions of times each week, and we have customers who create individual datasets that exceed 60 billion rows. On a typical business day, our customers in the aggregate typically query between 100 to 200 trillion rows from uncached queries. Even with this volume of data, we maintain a subsecond average query response time. We have also introduced tools that allow customers to manage their own encryption keys and maintain a broad array of security and compliance certifications that enterprise customers require, particularly those in regulated industries. As of April 30, 2018, we had 250 employees in our research and development organization. While we expect research and development expenses to increase in absolute dollars, we anticipate that it will decrease as a percentage of revenue over time.
In the fiscal years ended January 31, 2017 and 2018 and the three months ended April 30, 2017 and 2018, we derived 86%, 82%, 83% and 79%, respectively, of our revenue from customers with billing addresses in the United States; however, we are focused on growing our international business and will continue to invest in sales operations outside the United States.
We had total revenue of $74.5 million and $108.5 million for the fiscal years ended January 31, 2017 and 2018 , respectively, reflecting a year-over-year increase of 46%. For the three months ended April 30, 2017 and 2018 , our revenue was $24.2 million and $31.9 million , respectively, representing year-over-year growth of 32% . Subscription revenue was $58.7 million and $87.5 million for the fiscal years ended January 31, 2017 and 2018 , respectively, reflecting a year-over-year increase of   49%. For the three months ended April 30, 2017 and 2018 , subscription revenue was $19.1 million and $26.7 million , respectively, reflecting a year-over-year increase of   40% . We have incurred significant net losses since our inception, including net losses of $176.6 million and $45.5 million for the fiscal year ended January 31, 2018 and the three months ended April 30, 2018 , respectively. We had an accumulated deficit of $803.3 million as of April 30, 2018 . We expect to incur losses for the foreseeable future and may not be able to achieve or sustain profitability.
Factors Affecting Performance
Continue to Attract New Customers
We believe that our ability to expand our customer base is an important indicator of market penetration, the growth of our business, and future business opportunities. As of April 30, 2018, we had over 1,500 customers. From January 31, 2014 to April 30, 2018, the number of our customers with revenue over $1 billion increased from 36 to 385, representing a 75% compound annual growth rate. In addition, we intend to further develop our partner ecosystem by establishing agreements with more software resellers, systems integrators and implementation partners to provide broader customer and geographic coverage. We believe we are underpenetrated in the overall market and have significant opportunity to expand our customer base over time.
Customer Upsell and Retention
We employ a land and expand sales model, and our performance depends on our ability to retain customers and expand the number of users and use cases at existing customers over time. It currently takes multiple years for our customers to fully embrace the power of our platform. We believe that as customers deploy greater volumes and sources of data for multiple use cases, the unique features of our platform can address the needs of everyone within their organization. We are still in the early stages of expanding within many of our customers. We believe we are less than 4% penetrated in our existing customers, based on the ratio of Domo users purchased to total employee headcount in our top 20 customers as of January 31, 2018.

We have invested in platform capabilities and online support resources that allow our customers to expand the use of our platform in a self-guided manner. Our professional services, customer support and customer success functions also support our sales force by helping customers to successfully deploy our platform and implement additional use cases. In addition, we believe our partner ecosystem will become increasingly important over time. We work closely with our customers to drive increased engagement with our platform by identifying new use cases through our customer success teams, as well as in-platform, self-guided experiences. We actively engage with our customers to assess whether they are satisfied and fully realizing the benefits of our platform. While these efforts often require a substantial commitment and upfront costs, we believe our investment in product, customer support, customer success and professional services will create opportunities to expand our customer relationships over time.
As of January 31, 2018, our 20 largest customers, as measured by annualized recurring revenue, which is calculated based on annual subscription revenue attributable to a given customer, exclusive of professional services and one-time revenue generating events, had increased their investment in our platform by approximately nine times compared to their initial subscription. These 20 customers comprise both enterprise and non-enterprise customers and contributed 14% of our revenue for the fiscal year ended January 31, 2018. As of January 31, 2018, for the cohort of enterprise customers that licensed our product in the fiscal year ended January 31, 2015, the current ACV is 186% of the original license value, compared to 129% and 160% for the cohorts of enterprise customers that subscribed to our platform in the fiscal years ended January 31, 2016 and 2017, respectively. For the cohort of non-enterprise customers that licensed our product in the fiscal year ended January 31, 2015, the current ACV as of January 31, 2018 was 59% of the original license value, compared to 86% and 111% for the cohorts of non-enterprise customers that subscribed to our platform in the fiscal years ended January 31, 2016 and 2017, respectively. ACV represents the total annual contract value of subscriptions to our platform exclusive of professional services and one-time revenue generating events and after giving effect to the impact of cancellations.
Our ability to drive growth and generate incremental revenue depends heavily on our ability to retain our customers and increase their usage of our platform. An important way that we measure our performance in this area is to track the growth in our subscription revenue generated from a cohort of customers over time. With that objective in mind, we allocate our customer success and customer support resources to align with maximizing the retention and expansion of our subscription revenue.
Our subscription net revenue retention rate compares the subscription revenue in a given period from the cohort of customers that generated subscription revenue at the beginning of the same period in the prior fiscal year, excluding customers from the cohort who canceled during the prior period. The subscription net revenue retention rate is the quotient obtained by dividing the subscription revenue generated from that cohort in a period, by the subscription revenue generated from that same cohort in the corresponding prior year period.
Our gross subscription dollars churned is equal to the amount of subscription revenue we lost in the current period from the cohort of customers who generated subscription revenue in the prior year period. In the fiscal year ended January 31, 2018, we lost $12.4 million of subscription revenue generated by the cohort in the prior year period, $5.0 million of which was lost from our cohort of enterprise customers and $7.4 million of which was lost from our cohort of non-enterprise customers. As we continue to enhance our product and develop methods to encourage wider and more strategic adoptions, including shifting our sales and marketing activities towards enterprise customers, we expect that our subscription net revenue retention rate will continue to increase; however, our ability to successfully upsell and the impact of cancellations may vary from period to period, with greater variability on a quarterly basis, particularly among our cohort of enterprise customers, due to fewer customers in this cohort compared to non-enterprise customers, higher average contract values and more significant expansion opportunities. The extent of this variability depends on a number of factors including the size and timing of upsells and cancellations relative to the initial subscriptions. For our enterprise customers, our quarterly subscription net revenue retention rate was 108%, 122%, 116%, 122% and 115% for each of the quarters during the fiscal year ended January 31, 2018 and the three months ended April 30, 2018, respectively. For our non-enterprise customers, our quarterly subscription net revenue retention rate was 95%, 95%, 99%, 102% and 98% for each of the quarters during the fiscal year ended January 31, 2018 and the three months ended April 30, 2018, respectively. For all customers, our quarterly subscription net revenue retention rate was 101%, 107%, 107%, 111% and 105% for each of the quarters during the fiscal year ended January 31, 2018 and the three months ended April 30, 2018, respectively.
Sales and Marketing Efficiency
We are focused on increasing the efficiency of our sales force and marketing activities by enhancing account targeting, messaging, field sales operations and sales training in order to reduce our sales and marketing expense as a percentage of revenue and accelerate the adoption of our platform. Our sales strategy depends on our ability to continue to attract top talent, increasing our pipeline of business, and enhancing sales productivity. We focus on productivity per quota-carrying sales representative and the time it takes our sales representatives to reach full productivity. The ACV per sales representative increased by approximately 14% from January 31, 2017 to January 31, 2018. We manage our pipeline by sales representative to ensure sufficient coverage of our sales targets. Our ability to manage our sales productivity and pipeline are important factors to the success of our business. We also intend to shift marketing spending from broad based initiatives that are better suited to attracting smaller organizations towards enterprise-targeted marketing campaigns and user events that we believe will result in larger initial new customer ACV and more upsell ACV potential.
Leverage Research and Development Investments for Future Growth
Historically, given building Domo was like building seven start-ups in one, we had to make significant investments in research and development to build a platform that powers a business and provides enterprises with features and functionality that they require. We plan to continue to make investments in areas of our business to continue to expand our platform functionality. However, the amount of new investments required to achieve our plans is expected to decrease as a percentage of revenue compared to historical years.
Key Business Metrics

	Year Ended January 31,		Three Months Ended April 30,
	2017	2018	2017	2018
Number of customers (as of period end)	1,199	1,521	1,306	1,594
Billings (in thousands)	$92,412	$129,544	$27,663	$33,714
Number of Customers
We believe that our ability to expand our customer base is an important indicator of market penetration, the growth of our business, and future business opportunities. We define a customer at the end of any particular quarter as an entity that generated revenue greater than $2,500 during that quarter. In situations where an organization has multiple subsidiaries or divisions, each entity that is invoiced at a separate billing address is treated as a separate customer. In cases where customers purchase through a reseller, each end customer is counted separately. In addition to our increase in total customers, as of April 30, 2018, we had 385 enterprise customers, representing a compound annual growth rate of 75% from January 31, 2014. For the years ended January 31, 2017 and 2018 and the three months ended April 30, 2017 and 2018, no single customer accounted for more than 10% of our total revenue, nor did any single organization when accounting for multiple subsidiaries or divisions which may have been invoiced separately.
Billings
Billings represent our total revenue plus the change in deferred revenue in a period. Billings reflect sales to new customers plus subscription renewals and upsells to existing customers, and represent amounts invoiced for subscription, support and professional services. We typically invoice customers in advance in annual installments for subscriptions to our platform. Because we generate most of our revenue from customers who are invoiced on an annual basis and have a wide range of annual contract values, we may experience variability due to typical enterprise buying patterns and timing of large renewals.
Components of Results of Operations
Revenue
We offer subscriptions to our cloud-based platform. We derive our revenue primarily from subscriptions and professional services. Subscription revenue consists primarily of fees to provide our customers access to our cloud-based platform, which includes online customer support resources at no additional cost. Professional service fees include implementation services, optimization services, and training.
Subscription revenue accounted for approximately 79%, 81%, 79% and 83% of our revenue for the fiscal years ended January 31, 2017 and 2018 and the three months ended April 30, 2017 and 2018, respectively. Subscription revenue is a function of the number of customers, the number of users at each customer, and the price per user.
Subscription revenue is recognized ratably over the related contractual term beginning on the date the platform is made available to the customer. Our new business subscriptions typically have a term of one to three years, and we generally invoice our customers in annual installments at the beginning of each year in the subscription period. Amounts that have been invoiced are initially recorded as deferred revenue and are recognized ratably over the subscription period.
Professional services revenue consists of implementation services sold with new subscriptions, as well as professional services sold separately, including training and education. Professional services are generally billed in advance and revenue from these arrangements is recognized as the services are performed. Our professional services engagements typically span from a few weeks to several months.
Cost of Revenue
Cost of subscription revenue consists primarily of third-party hosting services and data center capacity; salaries, benefits, bonuses and stock-based compensation, or employee-related costs, directly associated with cloud infrastructure and customer support personnel; amortization expense associated with capitalized software development costs; depreciation expense associated with computer equipment and software; certain fees paid to various third parties for the use of their technology and services; and allocated overhead. Allocated overhead includes items such as information technology infrastructure, rent, and certain employee benefit costs.
Cost of professional services and other revenue consists primarily of employee-related costs directly associated with these services, third-party consultant fees related to implementations, and allocated overhead.
Operating Expenses
Sales and Marketing. Sales and marketing expenses consist primarily of employee-related costs directly associated with our sales and marketing staff and commissions. Other sales and marketing costs include digital marketing programs and promotional events to promote our brand, including Domopalooza, our annual user conference, as well as tradeshows, advertising and allocated overhead. Contract acquisition costs, including sales commissions, are deferred and then amortized on a straight-line basis over the period of benefit, which we have determined to be approximately four years for initial contracts. Contract acquisition costs related to renewal contracts and professional services are recorded as expense when incurred if the period of benefit is one year or less.
Research and Development. Research and development expenses consist primarily of employee-related costs for the design and development of our platform, contractor costs to supplement staff levels, third-party web services, consulting services, and allocated overhead. Our cycle of frequent updates has facilitated rapid innovation and the introduction of new product features throughout our history. We capitalize certain software development costs that are attributable to developing new features and adding incremental functionality to our platform, and amortize such costs as costs of subscription revenue over the estimated life of the new feature or incremental functionality, which is generally three years.
General and Administrative. General and administrative expenses consist of employee-related costs for executive, finance, legal, human resources, recruiting and administrative personnel; professional fees for external legal, accounting, recruiting and other consulting services; and allocated overhead costs.
Other Income (Expense), Net. Other income (expense), net consists primarily of interest expense related to long-term debt. It also includes the effect of exchange rates on foreign currency transaction gains and losses, foreign currency gains and losses upon remeasurement of intercompany balances and interest income earned on our cash and cash equivalents. The transactional impacts of foreign currency are recorded as foreign currency losses (gains) in the consolidated statements of operations.
Provision for Income Taxes. Provision for income taxes consists primarily of income taxes related to foreign and state jurisdictions in which we conduct business. Because of the uncertainty of the realization of the deferred tax assets, we have a full valuation allowance for domestic net deferred tax assets, including net operating loss carryforwards and tax credits related primarily to research and development.

Results of Operations
The following tables set forth selected consolidated statements of operations data and such data as a percentage of total revenue for each of the periods indicated:

	Year Ended January 31,		Three Months Ended April 30,
	2017	2018	2017	2018
	(in thousands)
Revenue:
Subscription	$58,664	$87,463	$19,103	$26,663
Professional services and other	15,876	21,061	5,143	5,282
Total revenue	74,540	108,524	24,246	31,945
Cost of revenue:
Subscription(1)	21,486	32,427	6,936	8,056
Professional services and other(1)	11,709	12,492	2,802	3,510
Total cost of revenue	33,195	44,919	9,738	11,566
Gross profit	41,345	63,605	14,508	20,379
Operating expenses:
Sales and marketing(1)	118,935	131,802	35,517	39,656
Research and development(1)	76,164	78,261	19,703	19,064
General and administrative(1)(2)	29,106	29,323	7,245	4,644
Total operating expenses	224,205	239,386	62,465	63,364
Loss from operations	(182,860)	(175,781)	(47,957)	(42,985)
Other income (expense), net(1)	513	(396)	82	(1,919)
Loss before income taxes	(182,347)	(176,177)	(47,875)	(44,904)
Provision for income taxes	773	385	103	603
Net loss	$(183,120)	$(176,562)	$(47,978)	$(45,507)
________________

(1)	Includes stock-based compensation expense as follows:

	Year Ended January 31,		Three Months Ended April 30,
	2017	2018	2017	2018
	(in thousands)
Cost of revenue:
Subscription	$46	$48	$11	$15
Professional services and other	45	40	10	8
Sales and marketing	1,930	1,845	590	305
Research and development	2,206	2,311	522	483
General and administrative	5,099	5,090	1,271	1,265
Other income (expense), net	17	36	8	17
Total	$9,343	$9,370	$2,412	$2,093

(2)
Includes amortization of intangible assets of $0.3 million, $0.1 million, $20,000 and $20,000 for the years ended January 31, 2017 and 2018 and the three months ended April 30, 2017 and 2018, respectively.

	Year Ended January 31,		Three Months Ended April 30,
	2017	2018	2017	2018
Revenue:
Subscription	79%	81%	79%	83%
Professional services and other	21	19	21	17
Total revenue	100	100	100	100
Cost of revenue:
Subscription	29	30	29	25
Professional services and other	16	12	12	11
Total cost of revenue	45	42	41	36
Gross margin	55	58	59	64
Operating expenses:
Sales and marketing	160	121	146	124
Research and development	102	72	81	60
General and administrative	39	27	30	15
Total operating expenses	301	220	257	199
Loss from operations	(246)	(162)	(198)	(135)
Other income (expense), net	1	—	—	(6)
Loss before income taxes	(245)	(162)	(198)	(141)
Provision for income taxes	1	—	—	2
Net loss	(246)%	(162)%	(198)%	(143)%

Discussion of the Three Months Ended April 30, 2017 and 2018
Revenue

	Three Months Ended April 30,
	2017	2018	$ Change	% Change
	(in thousands)
Revenue:
Subscription	$19,103	$26,663	$7,560	40%
Professional services and other	5,143	5,282	139	3
Total revenue	$24,246	$31,945	$7,699	32
Percentage of revenue:
Subscription	79%	83%
Professional services and other	21	17
Total	100%	100%
Total revenue was $31.9 million for the three months ended April 30, 2018, compared to $24.2 million for the three months ended April 30, 2017, an increase of $7.7 million, or 32%. Subscription revenue was $26.7 million, or 83% of total revenue, for the three months ended April 30, 2018, compared to $19.1 million, or 79% of total revenue, for the three months ended April 30, 2017. The increase in subscription revenue was primarily due to a $6.0 million increase from new customers and a $4.2 million increase from existing customers, offset by a $2.6 million decrease from canceled customers. Our customer count increased 22% from April 30, 2017 to April 30, 2018. We anticipate that as we continue to close new business and retain our customers that subscription revenue will continue to increase as a percent of total revenue.
Professional services and other revenue was $5.3 million, or 17% of total revenue, for the three months ended April 30, 2018, compared to $5.1 million, or 21% of total revenue, for the three months ended April 30, 2017. This slight increase is due to a higher volume of implementation and training services provided to our customers.
Cost of Revenue, Gross Profit and Gross Margin

	Three Months Ended April 30,
	2017	2018	$ Change	% Change
	(in thousands)
Cost of revenue:
Subscription	$6,936	$8,056	$1,120	16%
Professional services and other	2,802	3,510	708	25
Total cost of revenue	$9,738	$11,566	$1,828	19
Gross profit	$14,508	$20,379	$5,871	40
Gross margin:
Subscription	64%	70%
Professional services and other	46	34
Total gross margin	60	64
Cost of subscription revenue was $8.1 million for the three months ended April 30, 2018, compared to $6.9 million for the three months ended April 30, 2017, an increase of $1.1 million, or 16%. The increase in cost of subscription revenue was primarily due to an increase of $0.6 million in employee-related costs as the average headcount in our cloud infrastructure and customer support organizations increased from 82 for the three months ended April 30, 2017 to 93 for the three months ended April 30, 2018. The increase was also attributable to an increase of $0.3 million in amortization of capitalized software development costs.

Cost of professional services and other revenue was $3.5 million for the three months ended April 30, 2018, compared to $2.8 million for the three months ended April 30, 2017. This increase is primarily due to a higher volume of services provided by and increased rates from third-party consultants related to implementation and training.
Subscription gross margin improved due to economies of scale driven by increased subscription revenue and cost improvements due to more proactive management of our third-party hosting services. Services gross margin declined due to heavier use of third-party implementation consultants. In addition, rates for these consultants have increased from the prior year.
Since inception, we have invested in our professional services organization to help ensure that customers successfully deploy and expand usage of our platform. While we expect the cost of professional services will decline as a percentage of total revenue over the long term as our business scales and as we continue to develop our partner ecosystem, including outside partners who provide professional services on our behalf or directly for our small and medium-sized customers, such costs could fluctuate from period to period depending on the mix of our customer base, particularly if in a given period we have a concentration of large professional services projects that we delivered, typically associated with enterprise customers.
Operating Expenses

	Three Months Ended April 30,
	2017	2018	$ Change	% Change
	(in thousands)
Operating expenses:
Sales and marketing	$35,517	$39,656	$4,139	12%
Research and development	19,703	19,064	(639)	(3)
General and administrative	7,245	4,644	(2,601)	(36)
Total operating expenses	$62,465	$63,364	$899	1
Percentage of revenue:
Sales and marketing	146%	124%
Research and development	81	60
General and administrative	30	15
Sales and marketing expenses were $39.7 million for the three months ended April 30, 2018, compared to $35.5 million for the three months ended April 30, 2017, an increase of $4.1 million, or 12%. The increase was primarily due to an increase of $3.8 million in marketing programs and event costs. The increase was also attributable to an increase of $0.4 million in allocated overhead. These increases are partially offset by a decrease of $0.4 million in commission expense primarily due to decreased commission rates.
Sales and marketing expense as a percentage of total revenue decreased from 146% in the three months ended April 30, 2017 to 124% in the three months ended April 30, 2018. We expect sales and marketing expense to continue to decline as a percentage of total revenue in the long term.
Research and development expenses were $19.1 million for the three months ended April 30, 2018 , compared to $19.7 million for the three months ended April 30, 2017 , a decrease of $0.6 million , or   3% . The decrease was primarily due to a decrease of $1.8 million consisting of $1.2 million in third-party web services for internal use and $0.6 million in capitalized software development costs. The decrease is partially offset by an increase of $0.4 million in employee-related costs as the average research and development salary during the three months ended April 30, 2018 was higher than the average research and development salary during the three months ended April 30, 2017 . The decrease is also offset by an increase of $0.4 million in contractor costs and an increase of $0.3 million in software subscription costs.
Research and development expense as a percentage of revenue decreased from 81% in the three months ended April 30, 2017 to 60% in the three months ended April 30, 2018. We expect research and development expense to continue to decline as a percentage of total revenue in the long term as we leverage our research and development organization.
General and administrative expenses were $4.6 million for the three months ended April 30, 2018, compared to $7.2 million for the three months ended April 30, 2017, a decrease of $2.6 million, or 36%. The decrease was primarily due to a decrease of

$3.4 million in employee-related costs due to a $3.5 million reversal of a contingent tax-related accrual. The decrease was partially offset by an increase of $0.5 million in third-party recruiting costs due to increased international recruiting efforts.
General and administrative expenses as a percent of revenue decreased from 30% in the three months ended April 30, 2017 to 15% in the three months ended April 30, 2018, due to the $3.5 million reversal of a contingent tax-related accrual. In the short term, we expect an increase in general and administrative expense due to stock-based compensation related to the restricted stock units we granted during the last 12 months. In the long term, we expect general and administrative expense to decline as a percentage of total revenue as we leverage our general and administrative organization; however, we expect general and administrative expense to increase in absolute dollars due to additional costs associated with operating as a public company including incremental costs for accounting, compliance, insurance, and investor relations.
Other Income (Expense), Net

	Three Months Ended April 30,
	2017	2018	$ Change	% Change
	(in thousands)
Other income (expense), net	$82	$(1,919)	$(2,001)	(2,440)%
Other income (expense), net decreased $2.0 million primarily due to an increase in interest expense of $1.7 million due to the credit facility entered into in December 2017 and amended in April 2018. The decrease was also attributable to $0.3 million of foreign currency transaction losses. In the short term, we expect interest expense to increase due to the recent draw of $50.0 million in April 2018 and higher interest rates.
Provision for Income Taxes

	Three Months Ended April 30,
	2017	2018	$ Change	% Change
	(in thousands)
Provision for income taxes	$103	$603	$500	485%
Provision for income taxes increased $0.5 million due to expanded foreign operations. We expect income tax expense to continue to increase in conjunction with growth in our international subsidiaries.
Discussion of the Years Ended January 31, 2017 and 2018
Revenue

	Year Ended January 31,
	2017	2018	$ Change	% Change
	(in thousands)
Revenue:
Subscription	$58,664	$87,463	$28,799	49%
Professional services and other	15,876	21,061	5,185	33
Total revenue	$74,540	$108,524	$33,984	46
Percentage of revenue:
Subscription	79%	81%
Professional services and other	21	19
Total	100%	100%
Total revenue was $108.5 million for the fiscal year ended January 31, 2018, compared to $74.5 million for the fiscal year ended January 31, 2017, an increase of $34.0 million, or 46%. Subscription revenue was $87.5 million, or 81% of total revenue, for the fiscal year ended January 31, 2018, compared to $58.7 million, or 79% of total revenue, for the fiscal year ended January 31, 2017. The increase in subscription revenue was primarily due to a $25.7 million increase from existing customers and a $12.9 million increase from new customers, offset by a $9.8 million decrease from canceled customers. Our customer count increased 27% from January 31, 2017 to January 31, 2018.
Professional services and other revenue was $21.1 million, or 19% of total revenue, for the fiscal year ended January 31, 2018, compared to $15.9 million, or 21% of total revenue, for the fiscal year ended January 31, 2017. This increase is due to a higher volume of implementation and training services provided to our customers.
Cost of Revenue, Gross Profit and Gross Margin

	Year Ended January 31,
	2017	2018	$ Change	% Change
	(in thousands)
Cost of revenue:
Subscription	$21,486	$32,427	$10,941	51%
Professional services and other	11,709	12,492	783	7
Total cost of revenue	$33,195	$44,919	$11,724	35
Gross profit	$41,345	$63,605	$22,260	54
Gross margin:
Subscription	63%	63%
Professional services and other	26	41
Total gross margin	56	59
Cost of subscription revenue was $32.4 million for the fiscal year ended January 31, 2018, compared to $21.5 million for the fiscal year ended January 31, 2017, an increase of $10.9 million, or 51%. The increase in cost of subscription revenue was primarily due to an increase of $5.3 million in expanded use of our third-party hosting services by existing and new customers and $2.6 million in employee-related costs, as the average headcount in our cloud infrastructure and customer support organizations increased from 88 for the fiscal year ended January 31, 2017 to 102 for the fiscal year ended January 31, 2018. The increase was also attributable to an increase of $1.7 million in amortization of capitalized software developments costs, and an increase of $1.2 million related to allocated overhead and outside services costs driven by our overall growth.
Cost of professional services and other revenue was $12.5 million for the fiscal year ended January 31, 2018, compared to $11.7 million for the fiscal year ended January 31, 2017. This increase is primarily due to a higher volume of services provided by third-party consultants related to implementation and training.
Subscription gross margin remained flat, while gross margin for professional services and other increased from 26% for the fiscal year ended January 31, 2017 to 41% for the fiscal year ended January 31, 2018 due to efficiencies gained in delivering our professional services.

Operating Expenses

	Year Ended January 31,
	2017	2018	$ Change	% Change
	(in thousands)
Operating expenses:
Sales and marketing	$118,935	$131,802	$12,867	11%
Research and development	76,164	78,261	2,097	3
General and administrative	29,106	29,323	217	1
Total operating expenses	$224,205	$239,386	$15,181	7
Percentage of revenue:
Sales and marketing	160%	121%
Research and development	102	72
General and administrative	39	27
Sales and marketing expenses were $131.8 million for the fiscal year ended January 31, 2018, compared to $118.9 million for the fiscal year ended January 31, 2017, an increase of $12.9 million, or 11%. The increase was primarily due to an increase of $11.2 million in marketing programs and event costs and $1.5 million in costs related to third party consulting. The increase was also attributable to an increase of $1.1 million in personnel costs as the average sales and marketing headcount increased from 289 for the fiscal year ended January 31, 2017 to 300 for the fiscal year ended January 31, 2018. The increase is partially offset by a decrease of $1.7 million in commission expense primarily due to a decrease in the average commission rate relating to professional services.
Sales and marketing expense as a percentage of total revenue decreased from 160% in the fiscal year ended January 31, 2017 to 121% in the fiscal year ended January 31, 2018.
Research and development expenses were $78.3 million for the fiscal year ended January 31, 2018, compared to $76.2 million for the fiscal year ended January 31, 2017, an increase of $2.1 million, or 3%. The increase was primarily due to an increase of $2.2 million in employee-related costs as discretionary bonuses increased by $1.4 million and our average research and development headcount increased from 257 during the fiscal year ended January 31, 2017 to 266 during the fiscal year ended January 31, 2018. The increase was also attributable to a $2.8 million decrease in capitalized software development costs. The increase is partially offset by a decrease of $3.3 million in third-party web services for internal use.
Research and development expense as a percentage of revenue decreased from 102% in the fiscal year ended January 31, 2017 to 72% in the fiscal year ended January 31, 2018.
General and administrative expenses were $29.3 million for the fiscal year ended January 31, 2018, compared to $29.1 million for the fiscal year ended January 31, 2017, an increase of $0.2 million, or 1%. The increase was primarily due to an increase of $1.3 million in employee-related costs as we prepare to operate as a public company. The increase was partially offset by a decrease of $0.9 million in sales and other indirect taxes.
General and administrative expenses as a percent of revenue decreased from 39% in the fiscal year ended January 31, 2017 to 27% in the fiscal year ended January 31, 2018.

Other Income (Expense), Net

	Year Ended January 31,
	2017	2018	$ Change	% Change
	(in thousands)
Other income (expense), net	$513	$(396)	$(909)	(177)%
Other income (expense), net decreased $0.9 million, or 177%. This decrease is primarily due to an increase in interest expense of $1.1 million due to the credit facility entered into in December 2017 and as amended in April 2018. The increase in interest expense was slightly offset by an increase in other income due to foreign currency transaction gains.
Quarterly Results of Operations
The following tables set forth selected unaudited quarterly consolidated statements of operations data for each of the nine quarters in the period ended April 30, 2018, as well as the percentage of revenue that each line item represents for each quarter. The information for each of these quarters has been prepared on the same basis as the audited annual consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, includes all adjustments, which consist only of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods in accordance with GAAP. This data should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of our operating results for a full year or any future period.

	Three Months Ended
	April 30, 2016	July 31, 2016	October 31, 2016	January 31, 2017	April 30, 2017	July 31, 2017	October 31, 2017	January 31, 2018	April 30, 2018
	(in thousands)
Revenue:
Subscription	$12,708	$13,940	$15,251	$16,765	$19,103	$21,052	$22,656	$24,652	$26,663
Professional services and other	3,528	3,953	3,518	4,877	5,143	4,851	5,646	5,421	5,282
Total revenue	16,236	17,893	18,769	21,642	24,246	25,903	28,302	30,073	31,945
Cost of revenue:
Subscription(1)	4,048	4,918	5,892	6,628	6,936	7,570	9,102	8,819	8,056
Professional services and other(1)	2,950	3,112	2,866	2,781	2,802	3,083	3,292	3,315	3,510
Total cost of revenue	6,998	8,030	8,758	9,409	9,738	10,653	12,394	12,134	11,566
Gross profit	9,238	9,863	10,011	12,233	14,508	15,250	15,908	17,939	20,379
Operating expenses:
Sales and marketing(1)	30,910	24,757	29,681	33,587	35,517	31,413	33,552	31,320	39,656
Research and development(1)	17,597	18,686	20,295	19,586	19,703	20,191	18,787	19,580	19,064
General and administrative(1)(2)	7,134	6,913	7,465	7,594	7,245	7,288	7,280	7,510	4,644
Total operating expenses	55,641	50,356	57,441	60,767	62,465	58,892	59,619	58,410	63,364
Loss from operations	(46,403)	(40,493)	(47,430)	(48,534)	(47,957)	(43,642)	(43,711)	(40,471)	(42,985)
Other income (expense), net(1)	146	205	58	104	82	243	(74)	(647)	(1,919)
Loss before income taxes	(46,257)	(40,288)	(47,372)	(48,430)	(47,875)	(43,399)	(43,785)	(41,118)	(44,904)
Provision for income taxes	37	107	198	431	103	94	99	89	603
Net loss	$(46,294)	$(40,395)	$(47,570)	$(48,861)	$(47,978)	$(43,493)	$(43,884)	$(41,207)	$(45,507)

________________

(1)	Includes stock-based compensation expense as follows:

	Three Months Ended
	April 30, 2016	July 31, 2016	October 31, 2016	January 31, 2017	April 30, 2017	July 31, 2017	October 31, 2017	January 31, 2018	April 30, 2018
	(in thousands)
Cost of revenue:
Subscription	$12	$12	$8	$14	$11	$12	$13	$12	$15
Professional services and other	11	11	11	12	10	11	10	9	8
Sales and marketing	420	421	496	593	590	462	453	340	305
Research and development	492	492	613	609	522	595	628	566	483
General and administrative	1,268	1,281	1,275	1,275	1,271	1,276	1,273	1,270	1,265
Other income (expense), net	—	1	8	8	8	9	8	11	17
Total	$2,203	$2,218	$2,411	$2,511	$2,412	$2,365	$2,385	$2,208	$2,093

(2)	Includes amortization of intangible assets as follows:

	Three Months Ended
	April 30, 2016	July 31, 2016	October 31, 2016	January 31, 2017	April 30, 2017	July 31, 2017	October 31, 2017	January 31, 2018	April 30, 2018
	(in thousands)
General and administrative	$113	$116	$54	$21	$20	$20	$20	$20	$20

	Three Months Ended
	April 30, 2016	July 31, 2016	October 31, 2016	January 31, 2017	April 30, 2017	July 31, 2017	October 31, 2017	January 31, 2018	April 30, 2018
	(as a percentage of total revenue)
Revenue:
Subscription	78%	78%	81%	77%	79%	81%	80%	82%	83%
Professional services and other	22	22	19	23	21	19	20	18	17
Total revenue	100	100	100	100	100	100	100	100	100
Cost of revenue:
Subscription	25	27	31	31	29	29	32	29	25
Professional services and other	18	17	15	13	12	12	12	11	11
Total cost of revenue	43	44	46	44	41	41	44	40	36
Gross margin	57	56	54	56	59	59	56	60	64
Operating expenses:
Sales and marketing	190	138	158	155	146	121	119	104	124
Research and development	108	104	108	90	81	78	66	65	60
General and administrative	44	39	40	35	30	28	26	25	15
Total operating expenses	342	281	306	280	257	227	211	194	199
Loss from operations	(285)	(225)	(252)	(224)	(198)	(168)	(155)	(134)	(135)
Other income (expense), net	1	1	—	—	—	1	—	(2)	(6)
Loss before income taxes	(284)	(224)	(252)	(224)	(198)	(167)	(155)	(136)	(141)
Provision for income taxes	—	1	1	2	—	—	—	—	2
Net loss	(284)%	(225)%	(253)%	(226)%	(198)%	(167)%	(155)%	(136)%	(143)%

Quarterly Trends in Revenue
Our quarterly revenue increased sequentially for all periods presented primarily due to increases in the number of new customers, average contract value and expanded relationships with existing customers. In some cases, revenue for professional services decreased period over period due to timing of work completed on large projects. Our professional services revenue has experienced significant volatility in the past and we expect this volatility to continue.
Quarterly Costs and Expenses Trends
Costs of subscription services generally increased across all quarters presented primarily due to the continued expansion of our cloud infrastructure and increased employee headcount. For the three months ended January 31, 2018 and April 30, 2018, costs of subscription services decreased compared to the preceding three month period due to cost-saving efforts related to web hosting. Costs of professional services fluctuated across the quarters presented primarily due to timing of work completed on large projects. For the three months ended October 31, 2016 and January 31, 2017, costs of professional services decreased compared to the preceding three month period, as we aligned the use of our implementation partner resources with the lower volume of projects delivered during that period.
Sales and marketing costs generally increased across the quarters presented, primarily due to the addition of personnel, increased marketing event costs and increased marketing campaigns to support the growth of the business. These costs were higher than usual during the three months ended April 30, 2016, 2017 and 2018 due to increased costs associated with our annual Domopalooza user conference. Sales and marketing costs were also higher than usual during the three months ended October 31, 2016 and 2017 due to increased tradeshow activity relative to other periods. The three months ended January 31, 2017 and 2018 were our strongest sales quarter of the periods presented, which resulted in increased sales and marketing costs related to commissions. Research and development costs generally increased across the quarters presented, primarily due to the addition of personnel to support the development of our product. General and administrative costs generally increased across the quarters presented primarily due to the addition of personnel to support our growth. These costs were lower than usual during the three months ended April 30, 2018 due to the reversal of a contingent tax-related accrual.
Other income (expense), net has increased in recent quarters due to the credit facility entered into in December 2017 and amended in April 2018.
Our quarterly operating results may fluctuate due to various factors affecting our performance. In addition, we recognize revenue from subscriptions ratably over the term of the contract. Therefore, changes in our contracting activity in the near term may not impact changes to our reported revenue until future periods.
Quarterly Key Business Metrics
The following table sets forth our key metrics as of the end of each of the nine quarters in the period ended April 30, 2018.

	Three Months Ended
	April 30, 2016	July 31, 2016	October 31, 2016	January 31, 2017	April 30, 2017	July 31, 2017	October 31, 2017	January 31, 2018	April 30, 2018
Number of customers (as of period end)	1,065	1,073	1,118	1,199	1,306	1,381	1,430	1,521	1,594
Billings (in thousands)	$19,931	$18,983	$21,051	$32,447	$27,663	$26,464	$30,015	$45,402	$33,714
Quarterly Key Metrics Trends
The improvement in billings is due to the acquisition of additional customers and sales of larger subscription contracts to existing customers, which are attributable to our continued focus on selling to larger enterprise customers. The increase in billings during the three months ended January 31, 2017 and 2018 is primarily from seasonality due to the buying patterns of our larger customers and the higher concentration of customers renewing their subscriptions in our fiscal fourth quarter.
Liquidity and Capital Resources
As of April 30, 2018, we had $71.9 million of cash and cash equivalents. Our cash equivalents are comprised primarily of money market funds. In December 2017, we entered into an $80 million credit facility and drew $50 million. In April 2018, we amended the credit facility pursuant to which we incurred an additional $20 million in term loan borrowings for a total availability of $100 million under the amended facility. We drew the remaining $50 million during April 2018.

Since inception, we have financed operations primarily through the periodic sale of convertible preferred stock, cash collected from customers for our subscriptions and services and to a lesser extent, debt financing. Our principal uses of cash have consisted of employee-related costs, marketing programs and events, and payments related to hosting our cloud-based platform.
We have incurred cumulative and recurring losses from operations since inception and had an accumulated deficit of $803.3 million as of April 30, 2018 . We have also experienced negative cash flows from operating activities since inception, including cash used in operating activities of $144.1 million , $148.7 million , $36.4 million and $36.9 million during the fiscal years ended January 31, 2017 and 2018 and the three months ended April 30, 2017 and 2018 .  As of April 30, 2018 , we had cash and cash equivalents of $71.9 million and no amounts available to draw under our credit facility. While we believe our cash and cash equivalents together with the proceeds of this offering will be sufficient to support our planned operations for at least the next 12 months, these conditions and our financial position without additional capital may affect our ability to meet our projected operating obligations under our current forecast. Management intends to raise additional capital through this offering; however, to the extent additional capital is not obtained through this offering, management will seek other forms of financing. If other equity or debt financing is not available by August 2018, management will then begin to implement plans to significantly reduce operating expenses. These plans primarily consist of significant reductions to marketing costs, including reducing the size and scope of our annual user conference, lowering hiring goals and reducing or eliminating certain discretionary spending as necessary. Management believes such plans, absent additional capital from an IPO or other forms of financing, can be effectively implemented, and when these plans are implemented it is probable these reductions will be sufficient to allow us to meet our projected reduced operating obligations as they become due through at least May 2019. Any of the actions contemplated by the implementation of these plans to significantly reduce operating expenses, if required, could have an adverse impact on our ability to achieve our planned objectives, and thus materially harm our business, operating results and financial condition.
All of our restricted stock units, or RSUs, vest upon the satisfaction of a service-based vesting condition. The first vesting event for our RSUs will occur on March 20, 2019, when 347,102 shares underlying RSUs held by our officers and then-current employees will vest and settle into shares of our Class B common stock. We currently expect that the average withholding tax rate for such individuals will be approximately  41% . We have not determined whether our policy will be to require individuals to sell shares, or sell to cover, or for us to withhold a portion of the vested shares, or withhold to cover, to satisfy our tax withholding obligations for such individuals due at settlement. If we were to require individuals to sell to cover, approximately 41% , or approximately 142,300 , of the vested shares would need to be sold on the settlement date with the actual percentage dependent upon the price of our Class B common stock received at settlement. If we were to require individuals to withhold to cover, approximately 41% of the vested shares would be withheld on the settlement date, with the equivalent value being paid by us from our working capital. If the price of our Class B common stock at the time of settlement were equal to the assumed initial public offering price of  $20.50  per share, which is the midpoint of estimated price range set forth on the cover of this prospectus, we estimate that this tax withholding obligation would be approximately  $2.9 million  in the aggregate.
We may need to raise additional funds to invest in growth opportunities, product development, sales and marketing, and other purposes. Our future capital requirements will depend on many factors, including our growth rate, the level of investments we make in product development and sales and marketing activities, the continuing market acceptance of our platform, customer retention rates and other investments to support the growth of our business, and may increase materially from those currently planned. We may seek to raise additional funds through equity or debt financings. If we raise additional funds through the incurrence of indebtedness, such indebtedness likely would have rights that are senior to holders of our equity securities and could contain covenants that restrict operations in the same or similar manner as our credit facility. Any additional equity financing likely would be dilutive to existing stockholders. We cannot assure you that any additional financing will be available to us on acceptable terms, or at all.
Although we are not currently a party to any agreement or letter of intent with respect to potential investments in, or acquisitions of, complementary businesses, services or technologies, we may enter into these types of arrangements in the future, which could also require us to seek additional equity financing, incur indebtedness, or use cash resources. We have no present understandings, commitments or agreements to enter into any such acquisitions.
Credit Facility
The credit facility, as amended, permits us to incur up to $100 million in term loan borrowings, all of which had been drawn as of April 30, 2018. Each term loan requires that we pay only interest until such term loan matures on the first business day of the 37th full month after the date of the credit advance. A portion of the interest that accrues on the outstanding principal of each term loan is payable in cash on a monthly basis, which portion accrues at a floating rate equal to the greater of (1) 7% and (2) three-month LIBOR plus 5.5% per year. In addition, a portion of the interest that accrues on the outstanding principal of each term loan is capitalized and added to the principal amount of the outstanding term loan on a monthly basis, which portion accrues at a fixed rate equal to 2.5% per year. In December 2017, we incurred $50 million in term loan borrowings under the credit facility which matures on January 1, 2021.
We incurred the remaining $50 million in term loan borrowing under the amended credit facility in April 2018, which amount will mature on May 1, 2021. The amendment increased the closing fee from $3.6 million to $4.5 million, 50% of which will be paid on January 1, 2021 and the remaining 50% on May 1, 2021. In addition, under the amended credit facility, we are required to pay a $2 million fee upon the earlier of (1) the closing of a transaction in which we are acquired by a third party and (2) December 4, 2027. The obligation to pay this $2 million fee will terminate upon the closing of this offering.
The credit facility contains customary conditions to borrowing, events of default and covenants, including covenants that restrict our ability to dispose of assets, make material changes to the nature, control or location of our business, merge with or acquire other entities, incur indebtedness or encumbrances, make distributions to holders of our capital stock, make investments or enter into transactions with affiliates. In addition, we are required to comply with a financial covenant based on the ratio of our outstanding indebtedness to our annualized recurring revenue. As amended, the minimum ratio is 1.0 on January 31, 2018 and April 30, 2018; 0.95 on July 31, 2018 and October 31, 2018; 0.90 on January 31, 2019 and April 30, 2019; 0.85 on July 31, 2019 and October 31, 2019; and 0.80 on January 31, 2020 through the maturity date. The credit facility defines our annualized recurring revenue as four times our aggregate revenue for the immediately preceding quarter (net of recurring discounts and discounts for periods greater than one year) less the annual contract value of any customer contracts pursuant to which we were advised during such quarter would not be renewed at the end of the current term plus annual contract value of existing customer contract increases during such quarter. This covenant is measured quarterly on a three-month trailing basis. Upon the occurrence of an event of default, such as non-compliance with covenants, any outstanding principal, interest and fees become due immediately. At January 31, 2018 and April 30, 2018, we were in compliance with all covenants contained in the credit facility. The credit facility is secured by substantially all of our assets.
Backlog
Our new business subscriptions typically have a term of one to three years, and we generally invoice our customers in annual installments at the beginning of each year in the subscription period. Due to this, at any point in the contract term, there can be amounts that we have not yet been contractually able to invoice. Until such time as these amounts are invoiced, they are not recorded in revenue, deferred revenue, or elsewhere in our consolidated financial statements, and are considered by us to be backlog. The amount of backlog, which does not include deferred revenue, was $71.1 million as of April 30, 2018. Of such amount, $40.8 million is not reasonably expected to be billed during the fiscal year ending January 31, 2019.
We expect that the amount of backlog relative to the total value of our contracts will change from year to year for several reasons, including the amount billed early in the contract term, the specific timing and duration of large customer subscription agreements, varying invoicing cycles of subscription agreements, the specific timing of customer renewal, changes in customer financial circumstances, contract amendments and foreign currency fluctuations. Backlog may also vary based on changes in the average non-cancellable term of subscription agreements. The change in backlog that results from changes in the average non-cancellable term of subscription agreements may not be an indicator of the likelihood of renewal or expected future revenue. Accordingly, we believe that fluctuations in backlog are not necessarily a reliable indicator of future revenue, and we do not utilize backlog as a key management metric internally.
Historical Cash Flow Trends

	Year Ended January 31,		Three Months Ended April 30,
	2017	2018	2017	2018
	(in thousands)
Net cash used in operating activities	$(144,144)	$(148,657)	$(36,352)	$(36,887)
Net cash used in investing activities	(12,144)	(7,596)	(2,994)	(1,617)
Net cash (used in) provided by financing activities	(3,466)	149,100	100,977	48,444
Operating Activities
Net cash used in operating activities is significantly influenced by the amount of cash we invest in our personnel, timing and amounts we use to fund marketing programs and events to expand our customer base, and the costs to provide our cloud-based platform and related outsourced professional services to our customers. These outflows are partially offset by the amount and timing of payments received from our customers.

Net cash used in operating activities during the three months ended April 30, 2018 consisted of cash outflows of $79.8 million exceeding the $42.9 million of cash collected from customers. Significant components of cash outflows included $40.4 million for personnel costs and $21.8 million for marketing programs and events, third-party costs to provide our platform and outsourced professional services.
Net cash used in operating activities during the three months ended April 30, 2017 consisted of cash outflows of $69.9 million exceeding the $33.5 million of cash collected from customers. Significant components of cash outflows included $36.5 million for personnel costs and $19.8 million for marketing programs and events, third-party costs to provide our platform and outsourced professional services.
Net cash used in operating activities during the fiscal year ended January 31, 2018, consisted of cash outflows of $274.0 million exceeding the $125.3 million of cash collected from customers. Significant components of cash outflows included $146.4 million for personnel costs and $74.5 million for marketing programs and events, third-party costs to provide our platform and outsourced professional services.
Net cash used in operating activities during the fiscal year ended January 31, 2017, consisted of cash outflows of $237.9 million exceeding the $93.8 million of cash collected from customers. Significant components of cash outflows included $134.7 million for personnel costs and $56.9 million for marketing programs and events, third-party costs to provide our platform and outsourced professional services.
Investing Activities
Our investing activities have consisted primarily of property and equipment purchases. Significant components of purchased property and equipment include computer equipment and software for our data center.
Net cash used in investing activities during the three months ended April 30, 2018 consisted primarily of $1.3 million of capitalized development costs related to internal-use software and $0.3 million of purchased property and equipment.
Net cash used in investing activities during the three months ended April 30, 2017 consisted primarily of $2.3 million of purchased property and equipment and $0.7 million of capitalized development costs related to internal-use software.
Net cash used in investing activities during the fiscal year ended January 31, 2018 consisted primarily of $5.1 million of purchased property and equipment and $2.2 million of capitalized development costs related to internal-use software.
Net cash used in investing activities during the fiscal year ended January 31, 2017 consisted primarily of $6.7 million of purchased property and equipment and $4.9 million of capitalized development costs related to internal-use software.
Financing Activities
Our financing activities have consisted primarily of issuances of convertible preferred stock, net of issuance costs and to a lesser extent, proceeds received from stock option exercises.
Net cash provided by financing activities for the three months ended April 30, 2018 consisted primarily of $49.7 million of proceeds from our credit facility, net of issuance costs and $1.3 million from the payment of deferred initial public offering costs.
Net cash provided by financing activities for the three months ended April 30, 2017 consisted primarily of $100.5 million of net proceeds from the issuance of convertible preferred stock and $0.6 million from proceeds received from stock option exercises.
Net cash provided by financing activities for the fiscal year ended January 31, 2018 consisted primarily of $99.1 million of net proceeds from the issuance of convertible preferred stock, $48.9 million of proceeds from our credit facility, net of issuance costs and $1.3 million from proceeds received from stock option exercises.
Net cash used in financing activities for the fiscal year ended January 31, 2017 consisted primarily of $4.1 million of issuance costs related to the issuance of convertible preferred stock in the prior year offset in part by $0.7 million from proceeds received from stock option exercises.

Contractual Obligations and Commitments
Contractual obligations are cash that we are obligated to pay as part of certain contracts that we have entered into during the normal course of business. Below is a table that shows the projected outlays as of January 31, 2018:

	Payments Due by Period
	Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years	Total
	(in thousands)
Long-term debt(1)	$3,442	$65,468	$—	$—	$68,910
Operating lease obligations(2)	5,414	6,792	2,090	5,815	20,111
Other obligations(3)	9,312	42,819	1,192	—	53,323
Total contractual obligations	$18,168	$115,079	$3,282	$5,815	$142,344
________________

(1)	Includes interest payments of $15.3 million and a closing fee due at maturity of $3.6 million.

(2)	We lease our facilities under long-term operating leases, which expire at various dates through 2027.

(3)
Other obligations are associated with non-cancelable contracts primarily for cloud infrastructure services and software subscriptions, including Amazon Web Services. Obligations under contracts that we can cancel without a significant penalty have been excluded.

As of April 30, 2018 and assuming the current interest rate of approximately 7.8% , future payments under the credit facility not shown in the table above will be $4.0 million in less than one year, $8.8 million in one to three years and $54.8 million in three to five years.
Off-Balance Sheet Arrangements
We have not entered into any off-balance sheet arrangements and do not have any holdings in variable interest entities.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to certain market risks in the ordinary course of our business. These risks primarily include interest rate sensitivities as follows:
Interest Rate Risk
We had cash and cash equivalents of $71.9 million as of April 30, 2018 which consisted of bank deposits and money market funds. We hold cash and cash equivalents for working capital purposes. We do not have material exposure to market risk with respect to our cash equivalents.
In December 2017, we entered into an $80 million credit facility and drew $50 million at closing, which matures on January 1, 2021. In April 2018, we entered into an amendment to this credit facility pursuant to which we were able to incur an additional $20 million in term loan borrowings, for a total availability of $100 million under the amended facility. We drew the remaining $50 million during April 2018, which matures on May 1, 2021. A portion of the interest that accrues on outstanding principal of each term loan is payable in cash on a monthly basis, which portion accrues at a floating rate equal to the greater of (1) 7% and (2) three-month LIBOR plus 5.5% per year. As of April 30, 2018, the interest rate was approximately 7.8%. In addition, a portion of the interest that accrues on the outstanding principal of each term loan is capitalized and added to the principal amount of the outstanding term loan on a monthly basis, which portion accrues at a fixed rate equal to 2.5% per year.
Interest rate risk also reflects our exposure to movements in interest rates associated with our borrowings. At April 30, 2018, we had total debt outstanding with a carrying amount of $96.1 million, which approximates fair value. A hypothetical 10% change in interest rates after April 30, 2018 would not have a material impact on the fair value of our outstanding debt, even at the borrowing limit, or in the returns on our cash.
Foreign Currency Exchange Risk
Due to our international operations, we have foreign currency risks related to revenue and operating expenses denominated in currencies other than the U.S. dollar, primarily the Japanese Yen, British Pound Sterling, and the Australian Dollar. Our subscriptions and services contracts are primarily denominated in the local currency of the customer making the purchase. In addition, a portion of operating expenses are incurred outside the United States and are denominated in foreign currencies. Decreases in the relative value of the U.S. dollar to other currencies may negatively affect revenue and other operating results as expressed in U.S. dollars. We do not believe that an immediate 10% increase or decrease in the relative value of the U.S. dollar to other currencies would have a material effect on operating results.
We have experienced and will continue to experience fluctuations in net loss as a result of transaction gains or losses related to remeasuring certain current asset and current liability balances that are denominated in currencies other than the functional currency of the entities in which they are recorded. We have not engaged in the hedging of foreign currency transactions to date. We are considering the costs and benefits of initiating such a program and may in the future hedge balances and transactions denominated in currencies other than the U.S. dollar as we expand international operations.
Critical Accounting Policies and Estimates
We prepare our consolidated financial statements in accordance with generally accepted accounting principles in the United States or GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations would be affected. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. We refer to accounting estimates of this type as critical accounting policies and estimates, which we discuss below.
Revenue Recognition
We derive revenue primarily from subscriptions to our cloud-based platform and professional services. Revenue is recognized when control of these services is transferred to customers in an amount that reflects the consideration to which we expect to be entitled to in exchange for those services, net of sales taxes.
For sales through channel partners, we consider the channel partner to be the end customer for the purposes of revenue recognition as our contractual relationships with channel partners do not depend on the sale of our services to their customers and payment from the channel partner is not contingent on receiving payment from their customers. Our contractual relationships with channel partners do not allow returns, rebates, or price concessions.
Revenue recognition is determined through the following steps:

•	Identification of the contract, or contracts, with a customer

•	Identification of the performance obligations in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligations in the contract

•	Recognition of revenue when, or as, performance obligations are satisfied
Subscription Revenue
Subscription revenue primarily consists of fees paid by customers to access our cloud-based platform, including support services. Our subscription agreements generally have annual contractual terms and a smaller, but growing, percentage have multi-year contractual terms. The percentage of customers with multi-year subscription agreements grew from 13% as of January 31, 2017 to 32% as of January 31, 2018. Revenue is recognized ratably over the related contractual term beginning on the date that the platform is made available to a customer. Access to the platform represents a series of distinct services as we continually provide access to and fulfill our obligation to the end customer over the subscription term. The series of distinct services represents a single performance obligation that is satisfied over time. We recognize revenue ratably because the customer receives and consumes the benefits of the platform throughout the contract period. Our contracts are generally non-cancelable.
Professional Services and Other Revenue
Professional services revenue consists of implementation services sold with new subscriptions as well as professional services sold separately. Other revenue includes training and education. Professional services arrangements are billed in advance, and revenue from these arrangements is recognized as the services are provided, generally based on hours incurred. Training and education revenue is also recognized as the services are provided.

Contracts with Multiple Performance Obligations
Most of our contracts with new customers contain multiple performance obligations, generally consisting of subscriptions and professional services. For these contracts, individual performance obligations are accounted for separately if they are distinct. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. Standalone selling prices are determined based on historical standalone selling prices, taking into consideration overall pricing objectives, market conditions and other factors, including contract value, customer demographics and the number and types of users within the contract.
As of April 30, 2018, approximately $136.1 million of revenue was expected to be recognized from remaining performance obligations for subscription contracts. We expect to recognize approximately $70.7 million of this amount during the year ending January 31, 2019, with an additional $36.8 million being recognized during the year ending January 31, 2020, and the balance recognized thereafter. As of April 30, 2018, approximately $10.1 million of revenue was expected to be recognized from remaining performance obligations for professional services and other contracts, $6.5 million of which is expected to be recognized during the year ending January 31, 2019, and the balance recognized thereafter.
Contract Acquisition Costs
Contract acquisition costs primarily consist of deferred sales commissions, which are considered incremental and recoverable costs of obtaining a contract with a customer. Contract acquisition costs for initial contracts are deferred and then amortized on a straight-line basis over the period of benefit, which we have determined to be approximately four years. The period of benefit is determined by taking into consideration contractual terms, expected customer life, changes in our technology and other factors. Contract acquisition costs for renewal contracts are not commensurate with contract acquisition costs for initial contracts and are recorded as expense when incurred if the period of benefit is one year or less. If the period of benefit is greater than one year, costs are deferred and then amortized on a straight-line basis over the period of benefit. Contract acquisition costs related to professional services and other performance obligations with a period of benefit of one year or less are recorded as expense when incurred. Amortization of contract acquisition costs is included in sales and marketing expenses in the accompanying consolidated statements of operations.
Capitalized Internal-Use Software Costs
We capitalize certain costs related to development of our platform incurred during the application development stage. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. Maintenance and training costs are also expensed as incurred. Capitalized costs are included in property and equipment.
Capitalized internal-use software is amortized as subscription cost of revenue on a straight-line basis over its estimated useful life, which is generally three years. Management evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.
Valuation of Goodwill
Goodwill is evaluated for impairment annually on November 1, and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. Triggering events that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate or a significant decrease in expected cash flows.
Stock-Based Compensation
We have granted stock-based awards, consisting of stock options and restricted stock units, to our employees, certain consultants and certain members of our board of directors. We record stock-based compensation based on the grant date fair value of the awards and recognize that cost using the straight-line method over the requisite service period of the award. We estimate the grant date fair value of stock options using the Black-Scholes option-pricing model.
The determination of the grant date fair value of stock-based awards is affected by the estimated fair value of our common stock as well as other assumptions and judgments, which are estimated as follows:

•
Fair Value Per Share of Common Stock. Because there has been no public market for our common stock, the board of directors determine the estimated fair value of our common stock at the time of the grant of stock options by considering a number of objective and subjective factors, discussed further in "Valuation of Common Stock" below. The fair value of our common stock will be determined by the board of directors until such time as our common stock commences trading on an established stock exchange or national market system.

•
Expected Term. The expected term is determined using the simplified method, which is calculated as the midpoint of the option’s contractual term and vesting period. We use this method due to limited stock option exercise history.

•
Expected Volatility. Since a public market for our common stock has not existed and, therefore, we do not have a trading history of our common stock, expected volatility is estimated based on the volatility of similar publicly held companies over a period equivalent to the expected term of the awards.

•	Risk-free Interest Rate. The risk-free interest rate is determined using U.S. Treasury rates with a similar term as the expected term of the option.

•
Expected Dividend Yield. We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future. Consequently, we use an expected dividend yield of zero.

Valuation of Common Stock
The estimated fair value of the common stock underlying our stock options was historically determined by our board of directors with input from management based upon information available at the time of grant. Given the absence of a public trading market for our common stock, our board of directors has exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock at each grant date. These factors included the following:

•	the results of contemporaneous valuations;

•	rights, preferences, and privileges of our convertible preferred stock relative to those of our common stock;

•	the prices of convertible preferred stock sold by us to third-party investors;

•	the lack of marketability of our common stock;

•	our operating and financial performance;

•	current business conditions and projections;

•	sales of our common stock to third-party investors;

•	our history and stage of development;

•	hiring of key personnel and the experience of our management;

•	the likelihood of achieving different liquidity events, such as an initial public offering or a merger or acquisition given prevailing market conditions;

•	the market performance of comparable publicly traded companies;

•	indications from recent transactions involving comparable acquisition targets; and

•	U.S. and global capital market conditions.
In valuing our common stock, our board of directors determined the equity value of our business generally using various valuation methods, including combinations of methods, as deemed appropriate under the circumstances applicable at the valuation date.
The backsolve method is a market approach wherein the equity value for a privately held company is derived from a recent transaction in the company’s own securities. The backsolve method requires considering the rights and preferences of each class of equity and solving for the total equity value that is consistent with a recent transaction in the company’s own securities, considering the allocation of that total equity value to the specific classes of equity based on their respective rights and preferences. The basis for application of this method is transactions in equity securities of the enterprise with unrelated investors or among unrelated investors themselves.
The income approach estimates value based on the expectation of future cash flows that a company will generate from cash earnings and the proceeds from an ultimate disposition or perpetuity. These future cash flows are discounted to their present values using a discount rate derived from venture capital expected rates of return as published in financial literature. Consideration was also given to an analysis of the cost of capital of comparable publicly traded companies in our industry or similar lines of business as of the more recent valuation dates.
Once an equity value was determined from the backsolve method or income approach, we utilized the option pricing method, or OPM, to allocate the equity value to each of our classes of stock. The OPM treats common stock and preferred stock as call options on a business, with exercise prices based on the liquidation preference of the preferred stock. Under this method, the common stock only has value if the funds available for distribution to the holders of common stock exceeds the value of the liquidation preference of the preferred stock at the time of a liquidity event, such as a merger or sale, assuming the business has funds available to make a liquidation preference meaningful and collectible by stockholders. The common stock is modeled as a call option with a claim on the business at an exercise price equal to the remaining value immediately after the preferred stock is liquidated. The OPM uses the Black-Scholes option pricing model to price the call option.
We also valued the common stock using the probability-weighted expected return, or PWERM, method. Under a PWERM, the value of the various equity securities are estimated based upon an analysis of future values for the enterprise, assuming future outcomes. Share value is based upon the probability-weighted present value of expected future investment returns, considering each of the possible future outcomes available to the enterprise, as well as the rights of each share class. Specifically, we modeled future outcomes in an initial public offering scenario.
The resulting value from the OPM and PWERM was discounted by a non-marketability factor (discount for lack of marketability, or DLOM) due to the fact that stockholders of private companies do not have access to trading markets similar to those enjoyed by stockholders of public companies, which impacts liquidity.
We also considered any private or secondary transactions in the company’s stock. In our evaluation of those transactions, we considered the facts and circumstances around each transaction to determine the extent to which they represented a fair value exchange.
Following this offering, valuation models, including the estimates and assumptions used in such models, will not be necessary to estimate the fair value of our common stock, as shares of our common stock will be traded in the public market and the fair value of stock-based awards will be determined based on the closing price of our common stock as reported on the date of grant.
There is inherent uncertainty in these estimates and, if we had made different assumptions than those described above, the fair value of the underlying common stock and amount of our stock-based compensation expense, net loss, and net loss per share amounts would have differed.
Based on an assumed initial public offering price of $20.50   per share, the midpoint of the price range set forth on the cover page of this prospectus, the aggregate intrinsic value of stock options outstanding as of April 30, 2018 was $10.0   million, with $10.0   million related to vested stock options and the aggregate intrinsic value of restricted stock units outstanding as of  April 30, 2018  was $24.7 million .
JOBS Act Accounting Election
We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (1) are no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Recent Accounting Pronouncements
ASU No. 2014-09
In May 2014, the Financial Accounting Standards Board or FASB issued Accounting Standards Update or ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). Topic 606 establishes a principle for recognizing revenue upon the transfer of promised goods or services to customers in an amount that reflects the considerations to which the entity expects to be entitled to in exchange for those goods or services. ASU No. 2014-09 also added Subtopic 340-40, Other Assets and Deferred Costs - Contracts with Customers, which requires the deferral of incremental costs of obtaining a contract with a customer. Topic 606 and Subtopic 340-40 are collectively referred to herein as the "new standard."

We elected to early adopt the requirements of the new standard as of February 1, 2017 with an initial application date of February 1, 2016, utilizing the full retrospective method of transition. The primary impact of adopting the new standard is the deferral of incremental costs of obtaining subscription contracts. Prior to adopting the new standard, deferral of commissions was not required and our policy was to expense commission costs as incurred. Under the new standard, all incremental costs to obtain the contract are deferred if the period of benefit is greater than one year. These costs are amortized on a straight-line basis over the period of benefit, the determination of which is discussed in the contract acquisition costs policy above.
ASU No. 2016-09
In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which simplifies and improves several aspects of the accounting for employee share-based payment transactions such as the income tax consequences, classification of awards as either equity or liabilities on the balance sheet, and classification of employee taxes paid on statement of cash flows when an employer withholds shares for tax-withholding purposes. The standard also provides an accounting policy election to account for forfeitures as they occur.
We elected to early adopt ASU 2016-09 as of February 1, 2016, and as part of the adoption elected to account for forfeitures as they occur. Therefore, stock-based compensation expense for the year ended January 31, 2017 has been calculated based on actual forfeitures in the consolidated statements of operations, rather than the previous approach, which was net of estimated forfeitures. The net cumulative effect of this change of $0.6 million was recorded as a reduction to paid-in capital and accumulated deficit as of February 1, 2016. The other aspects of ASU 2016-09 did not have a material impact on our consolidated financial statements.
ASU No. 2016-02
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to record most leases on the balance sheet and recognize the expenses on the income statement in a manner similar to current practice. ASU 2016-02 states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. For public entities, the new standard is effective for fiscal years beginning after December 15, 2018 and interim periods within that reporting period. For all other entities, this standard is effective for annual reporting periods beginning after December 15, 2019 and interim periods within annual periods beginning after December 15, 2020. Early adoption is permitted. We expect to adopt this standard as of February 1, 2020, assuming we remain an emerging growth company. We are currently evaluating the impact to our consolidated financial statements and related disclosures, but expect assets and liabilities related to leases to increase as a result of adopting this standard.

BUSINESS
Overview
Domo is an operating system that powers a business, enabling all employees to access real-time data and insights and take action from their smartphone. We believe digitally connected companies will increasingly be best positioned to manage their business by leveraging artificial intelligence, machine learning, correlations, alerts and indices. We bring massive amounts of data from all departments of a business together to empower employees with real-time data insights, accessible on any device, that invite action. Accordingly, Domo enables CEOs to manage their entire company from their phone, including one Fortune 50 CEO who logs into Domo almost every day and over 10 times on some days. This is possible because Domo digitally connects all the people, data and systems in an organization.
A digitally connected organization maximizes the contributions of its employees and harnesses the power of both its quantitative and qualitative data. Data is the lifeblood of every application, system and performance measure in a company and constitutes the substantive part of most communications. When data is digitally connected from every source, resides in one place and is accessible to every single worker in real time, from any device, the platform that serves up the data and makes it available for everyone to use acts like an operating system for a company.
Domo digitally connects data from across the organization and makes it useful for everyone. Through Domo’s platform, data from across the business is collected, stored, prepared, organized, analyzed, visualized, and shared. Algorithms and machine learning are applied to the data that allow alerts to be triggered and actions invited. Users can receive these notifications on any device and immediately act on the invitation, after which the system can write back to the original system of record. Because Domo can digitally connect any organization and empower each of its employees, we believe our market potential is every working person with a mobile device.
Our founder, chief executive officer and chairman, Josh James, previously started Omniture, the online marketing cloud company that became Adobe Marketing Cloud. He understood that real-time data powering the marketing cloud improved how online marketers ran their business, and he identified an opportunity to create and apply that same transformational paradigm across businesses more broadly and not for just one department. This insight served as the impetus for Domo, the platform for digitally connecting a company and enabling data-driven decision making, not just for one department or one person, but for an entire company.
Because we leverage the power of the cloud, our platform can process extremely large volumes of quantitative and qualitative data while maintaining high performance levels. On a typical business day, our customers in the aggregate typically query between 100 to 200 trillion rows from uncached queries. Even with this volume of data, we maintain a subsecond average query response time. In aggregate, the data in Domo can be indexed anonymously.
From the beginning, we targeted CEOs as a key user of our platform. That concept has fundamentally influenced every aspect of the Domo platform from architecture to user experience. We made significant investments over the past seven years to build an enterprise-grade platform that serves as the operating system that powers a digitally connected business. In many ways, building Domo was like building seven start-ups in one. We built connectors to connect real-time to all of the data within a company and bring all that data into a warehouse and developed a data engine that is able to manage up to trillions of rows of data. We built visualization tools that enable our users to explore the data on any device and enable them to collaborate on the data in real time. We built our artificial intelligence and machine learning engine that is able to find correlations within the data and invites users to action. To enable our users to develop the applications they wanted on top of this platform, we built an app store with pre-built applications as well as the tools for users to build their own applications. That's why Domo is more than just a business intelligence, data warehouse, data discovery, analytics, collaboration, dashboarding, visualization or reporting tool. These tools and technologies are typically provided by separate vendors today. Domo combines all of them in a single platform with the following:

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Connectors: Domo offers more than 500 powerful, first-class connectors, also known as DomoBots, which we define as read/write, API and standards based connectors that are available in the Domo Appstore, as well as a library of very flexible universal connectors that currently power over one hundred thousand Domo datasets, enabling all users, regardless of technical ability, to connect to data across a broad range of sources and facilitate initiation of business processes. These DomoBots enable data to be continuously synchronized in real time, fostering visibility and interoperability across a broad range of data sources.

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Data Warehouse: Our data warehouse, Adrenaline, stores massive amounts of data from across the business, organizes that data across many factors or variables and employs a massive number of processors to query that data in parallel, enabling employees across the organization to simultaneously access the same data for their various needs with subsecond response times on average.

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Domo ETL: Fusion is our data transformation engine that sorts customer data, making it possible for any dataset connected to Domo to be cleansed, combined and prepared for use leveraging Magic ETL, Data Flows and hygiene algorithms.

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Data Analysis and Visualization: Our Explorer analytics suite allows users to analyze, display, share and interact with data through pixel-perfect visualizations. Explorer is a data discovery tool that seamlessly works on mobile as well as on wall monitors in executive offices or manufacturing facility floors.

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Collaboration: Buzz is our standalone collaboration and productivity suite that integrates seamlessly with Domo's other features. Chat, sharing, organizational charts, profiles, and project management all help foster an engaged and curious workforce, so that anyone in an organization can participate in improving the business.

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Artificial Intelligence Algorithms: Domo's Mr. Roboto leverages machine learning algorithms, predictive analytics, and other artificial intelligence technologies to create alerts, detect anomalies, optimize queries, and suggest areas of interest to help people focus on what matters most. Mr. Roboto constantly scans incoming data to identify trends, anomalies and correlations, providing alerts and initiating business processes.

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Partner Ecosystem: With the Domo Appstore, APIs and developer tool kits, Domo enables an ecosystem of partners to quickly build applications on the platform. We believe this will be a meaningful source of future lead generation as application creation investment thresholds are high.

Our multi-tenant architecture allows all users to have access to the same version at the same time on any device, with all updates and functionality deployed to our entire customer base. This enables organizations to use Domo for complex analytics processing that cannot be done in spreadsheets or traditional business intelligence, data discovery, data analytics or data visualizations tools.
As of April 30, 2018, we had more than 1,500 organizations as customers, including 385 customers with more than $1 billion in revenue, which we refer to as enterprise customers. For the fiscal years ended January 31, 2017 and 2018 and the three months ended April 30, 2017 and 2018, our enterprise customers accounted for 47%, 46%, 46% and 46% of our revenue for such periods, respectively. We employ a land-and-expand business model and typically enter into enterprises within a specific division or for a specific use case. As our users see the value of our platform and user engagement increases, we expand our footprint within the enterprise. As of January 31, 2018, our 20 largest customers as measured by annualized recurring revenue, had increased their investment in our platform by approximately nine times compared to their initial subscription. These 20 customers comprise both enterprise and non-enterprise customers and contributed 14% of our revenue for the fiscal year ended January 31, 2018. As of January 31, 2018, for the cohort of enterprise customers that licensed our product in the fiscal year ended January 31, 2015, the current annual contract value, or ACV, was 186% of the original license value, compared to 129% and 160% for the cohorts of enterprise customers that subscribed to our platform in the fiscal years ended January 31, 2016 and 2017, respectively. For the cohort of non-enterprise customers that licensed our product in the fiscal year ended January 31, 2015, the current ACV as of January 31, 2018 was 59% of the original license value, compared to 86% and 111% for the cohorts of non-enterprise customers that subscribed to our platform in the fiscal years ended January 31, 2016 and 2017, respectively. ACV represents the total annual contract value of subscriptions to our platform exclusive of professional services and one-time revenue generating events and after giving effect to the impact of cancellations. In addition, over the fiscal year ended January 31, 2018, our subscription net revenue retention rate, which compares the subscription revenue generated from a cohort of customers that generated subscription revenue at the beginning of the same period in consecutive fiscal years (excluding customers from the cohort who canceled during the initial period), was over 100%, 115% and 95% for all customers, enterprise customers and non-enterprise customers, respectively. For the three months ended April 30, 2018, our subscription net revenue retention rates were 105%, 115% and 98% for all customers, enterprise customers and non-enterprise customers, respectively, compared to 101%, 108% and 95% for the three months ended April 30, 2017. We believe we are extremely well-poised to capitalize on global digital transformation, creating more competitive organizations built on data-centric, connected and collaborative workforces. We have assembled an experienced management team to execute on this global opportunity.
As of January 31, 2018, approximately 1,500 of our users in the preceding 90 days were C-level executives, of which over 400 were CEOs. The real power of our platform, however, lies in enabling every type of employee to connect to, analyze, and leverage data. Traditional tools do not address the needs of many of today’s employees who depend on IT to implement numerous systems to capture, store, view, and analyze data and business analysts with technical expertise to run queries to extract data and configure and run reports. Business decision makers can view these reports, but they cannot create them on their own, or customize for their specific use, without involving business analysts. With Domo, employees without technical expertise can use all of the features of our platform without involving a business analyst. The intuitive use of our platform enables users to spend less time gathering and iterating data, preparing reports, and attending meetings to discuss results and more time acting upon the results of the data. Additionally, as employees customize our platform for their own specific use cases, they become better at using data to do their jobs. When everyone can use data, the value that it provides to an organization increases significantly, and everyone is equipped with a common set of facts to communicate across all levels of an organization.
Users currently deploy our platform in the following ways:

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With Domo, line workers and executives at a bread products manufacturer are able to identify any problems in the production process in seconds, rather than the traditional timeline of a month, allowing them to make adjustments to minimize wasted product and to maintain customer satisfaction.

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A Fortune 50 retailer uses Domo to combine billions of rows of data and deliver insights that everyone from senior leaders to merchandisers can use to understand in-store performance and optimize processes across corporate functions. Domo combines the retailer's market data like sales by category, weather data and industry trends to provide insights it needs to make adjustments to assortment, staffing or inventory impacting more than 1,800 stores.

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American Metalcraft engages its warehouse employees to improve customer service. Using Domo on top of its warehouse management software, each warehouse employee has real-time visibility into how he/she is impacting order-to-ship rates. As a result of this data transparency, shipping times have improved from three to four days after an order was received to same-day shipping.

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Goodwill of Central & Southern Indiana, with more than 70 brick-and-mortar retail locations, an e-commerce fulfillment facility, a manufacturing operation, and a variety of education and employment services, empowers its leadership to understand and demonstrate to key stakeholders, including its funders, the value it delivers to the community through visibility into retail production, job placements and more, in real time.

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Nude by Nature, an Australian-based cosmetics retailer, enables its marketing team to be more effective and efficient. Using Domo to automate reporting, Nude by Nature has freed up labor resources, while quadrupling its active customer base and tripling sales in the first year through actions taken off Domo-delivered insights.

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ObservePoint, a cloud software company, is combining nine different data sources in Domo to predict and alert which customers are at risk of leaving, enabling the client success team to initiate actions to address customer hot spots before they become serious risks. As a result, ObservePoint has seen a nearly ten percent improvement in customer churn.

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Mastercard uses custom visualizations that combine data from dozens of internal data sources as well numerous external sources, such as social media accounts, enabling them to understand in near real time what needs the most attention and to make strategic adjustments. By reducing manual reporting, Mastercard was able to reallocate several hundred hours per month of the team’s time towards activities that focus on improving company performance.

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Rakuten Marketing, using Domo’s automated delivery of data and insights, eliminated the repetitive and time-consuming tasks of report building and dissemination. As a result, data analysts were able to reduce their typical workload while empowering business decision makers with real-time access to the data they need to run client meetings, and answer business questions.

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European Wax Center uses a custom Domo app for its franchise network of currently more than 600 franchise locations and more than 8,000 associates across the United States.  The custom app is available on iPads and other mobile devices, providing corporate, franchisees and their associates with real-time access to key performance metrics and other performance data, making it easier to make business decisions no matter where they are.

For the years ended January 31, 2017 and 2018, our revenue was $74.5 million and $108.5 million, respectively, representing year-over-year growth of 46%. For the years ended January 31, 2017 and 2018, our net loss was $183.1 million and $176.6 million, respectively. For the three months ended April 30, 2017 and 2018, our revenue was $24.2 million and $31.9 million, respectively, representing year-over-year growth of 32%. For the three months ended April 30, 2017 and 2018, our net loss was $48.0 million and $45.5 million, respectively.

Industry Background
Stale, Inaccessible Data Limits Organizations
Organizations are capturing more data than ever before, but that doesn't make them digitally connected. By the year 2020, about 1.7 megabytes of data will be created every second for every human being on the planet. This data is being generated from an increasing number of business applications, social media networks, collaboration tools and the internet of things, or IoT. Companies store employee data and transactional information across multiple systems of record including Human Capital Management, or HCM, Customer Resource Management, or CRM, and Enterprise Resource Planning, or ERP, systems. Increasingly, social media applications such as Facebook, Twitter, Snapchat, and LinkedIn capture valuable data used for marketing, human resources and customer engagement. But these systems often just store this data, and it is queried, if at all, by technically adept data analysts.
To be a truly digitally connected organization, an organization's data systems have to be connected, allowing data to flow between such systems with employees interacting with the data at any point in the system. In a digitally connected organization, when thresholds or targets are met or anomalies occur, automated action would be taken or an employee would be invited to take action. For example, to measure the results of a marketing campaign, a manager might need data from a marketing automation system to see who was targeted with advertisements, data from a sales force automation system to see resulting transaction information by customer, data from Facebook to see which customers clicked on targeted ads, and data from a marketing team member's spreadsheet to see how much money was spent on the campaign. All of this data has the potential to improve the way that business decisions are made at all levels of an organization. Everyone stands to benefit from real-time access to necessary data. However, the growing amount of data generated in organizations does not generally invite action, as it sits across disparate silos and cannot be consolidated given limitations of existing business intelligence tools.
Ubiquitous Access to Relevant Information Drives Competitive Advantage
To remain competitive, organizations must constantly innovate to differentiate themselves in increasingly crowded and fast-moving markets. Organizations are focused on greater productivity, faster time to market, new product innovation, and better customer experiences. The fast pace of technological development has enabled new companies to get to market quickly with limited or no startup costs and has shortened product cycles for existing companies. Speed, agility and scale are now imperative for all companies to remain competitive. Organizations must be able to make fast decisions and react quickly to changes in market dynamics. This can mean implementing product or process changes, improving efficiency in operations, changing financial goals, or altering hiring plans. To make these types of decisions quickly, organizations need real-time access to the right data, and employees need the autonomy to use data to make decisions on their own, without hierarchical bottlenecks.
Companies that not only provide real-time data access to their employees, but also empower those employees to make decisions using that data, outperform competitors. According to a study conducted by Harvard Business School, companies that effectively use data realize 18% higher three year average gross margins and 4% higher three year average net income relative to their less data-savvy peers. A joint study by Accenture and MIT found that companies that demonstrate above-average data analytics performance are nearly twice as likely to achieve specific business outcomes using their data and are almost four times as likely to report receiving a significant return on their investment in data analytics.
Employees' Data Needs Have Evolved

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Teams Need to be Coordinated and In-Sync at All Times. People don't work effectively in silos. Organizations produce the best results when teams are aligned on goals, have access to relevant information and can constantly measure progress against goals. Staying in sync has become more complex given the increasingly globally distributed nature of organizations and the rise of the mobile workforce. By 2020, mobile employees will account for nearly three-quarters of the U.S. workforce, according to the International Data Corporation, or IDC. These employees, such as retail clerks, healthcare professionals, teachers, assembly workers, field service agents, pilots and contractors are mobile and cannot rely on having access to desktop software.

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The Necessary Employees Need to Access Data Without Relying on a Business Analyst to Configure and Query the Data. For optimal performance, everyone needs to be able to access and interact with data on their own. Even as part of a team, individuals need to access, analyze and act on data for their specific purposes in addition to understanding how their contribution impacts team performance and how other members of their team affect their own performance. Today’s business intelligence, data discovery, data analytics and data visualization solutions still require a business analyst with some technical expertise to query data from a source or configure a report for a team. The power of data needs to be accessible by everyone.

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Employees Need to Know How to Take Action Based on Data. Traditional business intelligence solutions have focused on visualization - graphical representations of data that facilitate interpretations of what happened in the past. Prescriptive intelligence uses data to tell someone what to do. Data should tell someone when to add a worker to an assembly line, when to order ingredients for a restaurant, or when their sales team is falling below quota. Less time needs to be spent compiling and analyzing data and more time spent acting upon data.

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People Rely on Smartphones and Other Mobile Devices. People rely on their smartphones for every aspect of their personal lives. According to comScore, the average American spends nearly three hours on their mobile devices every day. Mobility has become synonymous with productivity both inside and outside the workplace. Employees increasingly expect to leverage mobile applications for their professional lives as they do in their personal lives. Employees need the ability to interact with data and collaborate with team members anytime and anyplace to ensure they are able to act when necessary and remain coordinated at all times.

Traditional Business Intelligence and Adjacent Systems are Falling Short
Requires Heavy IT Involvement to Source, Configure and Manage Multiple Systems
Traditional approaches to solving the data challenge are time consuming, costly and repetitive. They also require IT, data or business intelligence professionals to invest in a host of third-party technologies and services to get data into a usable format, even before the analysis and delivery of the data to the business decision makers can begin. Traditional solutions are neither platforms nor natively integrated, so they add to the burden already shouldered by IT, while negatively impacting IT’s ability to serve the business with timely data. Because of limited resources, organizations must prioritize which business problems they need to solve next.  A literal line of questions waits for proper resources to become available. Somebody is the gate keeper of which business problems are at the front of the line. Those people are human and do not always make the right decision.
Although organizations are implementing more user-centric applications, they still rely heavily on IT to implement business intelligence and adjacent systems. These existing systems require a number of disparate tools to aggregate data, put it into a consistent format, store, visualize, and perform in-depth analytics. Organizations typically run multiple systems in order to provide access to stale information to employees. IT is required to approve budgets and use cases, as well as to assemble these systems and manage their ongoing use. Predictably, these systems tend to produce inflexible, static reports that are delivered on a cadence set by IT workloads and requirements as opposed to business needs.
Focused on IT and the Data Analyst as Core Users, Instead of Enabling Direct Use by Business Decision Makers
Most business intelligence systems today require some level of technical expertise to operate. This limits their direct applicability to the many employees who cannot connect database tables, manage a data warehouse or write script for each report they need. These employees have to rely on business analysts to query and provide data in a consumable form, increasing organizational friction and slowing decision making at a time when nearly half of organizations are reporting challenges in finding analytic talent, according to a joint study by Accenture and MIT. As the number of tools increases within an organization, the business analyst bottleneck not only remains, but worsens due to a proliferation of individual, ad-hoc requests. Employees are limited in their ability to get data, which in turn limits their ability to take informed action. This limitation has led to the rise of shadow IT in which departments and teams implement their own solutions without notifying IT, creating issues with data governance within an organization.
Limited in the Breadth, Scale and Timeliness of Access to Business Data
Many traditional tools provide data visualization, such as dashboards. Because these dashboards typically pull data from a source periodically, the information they present is often not equipping users with the ability to make timely decisions. Further, business analysts spend a significant amount of time aggregating and preparing data that gets used in a dashboard, delaying employees' ability to act upon the data.
Not Designed as Mobile First
Existing solutions are limited in the ease of use and breadth of functionality from a mobile device. Users cannot interact with multiple sources of real-time data or customize data output for their individual needs from their mobile devices. Importantly, non-native mobile applications cannot push real-time data directly to users, significantly reducing mobile productivity and limiting their usefulness among collaborative teams.
Legacy PC-centric Desktop Client Server Architecture Limits Scalability
Client-server systems are unable to scale efficiently to process massive, complex and increasingly large datasets. For example, Excel is limited to approximately 1,049,000 rows per worksheet. As more data is available, query times slow down, impacting performance. The most advanced existing business intelligence systems require ten seconds to process 1,000,000 rows of data. As a result, organizations must either limit how much data they can process or stand up additional servers to add more processing power, an increasingly complex and expensive solution. For large organizations, which may process billions of rows of data per day, traditional solutions are inadequate.

The Domo Solution
We believe business technology must be as easy-to-use and intuitive as mobile consumer applications, while providing enterprise-grade scalability and security features. Everyone, from a CEO to a frontline employee, benefits from the functionality that Domo provides. Our platform fosters collaboration, efficient decision making, increased organizational productivity, and generates improved business results. While developing our platform, we have been focused on four key pillars.
All of Your People
Our platform enables every type of employee to connect to, analyze, and leverage data from their smartphone. When everyone can use data, the value of the data increases significantly and everyone is equipped with a common set of facts across all levels of an organization. As a result, data-driven knowledge proliferates throughout an organization as more employees become capable of contributing to shared, collaborative analysis. When freed from the constraints of traditional business intelligence tools, these employees tend to not only become increasingly productive, but also feel more connected to the broader organization.
All of Your Data in Real Time
Our platform provides real-time access to quantitative and qualitative data, including through more than 500 powerful first-class connectors as well as a library of very flexible universal connectors that currently power over one hundred thousand Domo datasets. In addition, through Domo Workbench, organizations can connect to proprietary data sources regardless of where those data sources reside within an organization. This comprehensive approach enables every type of employee to design customized, real-time views of data and data trends. For example, a marketer can design a visualization that includes real-time data of the click-through rates of the online advertisements, the impact of regional marketing campaigns, and the benchmarks of his organization's campaigns across the years.
Intelligence that Invites Actions
Our platform leverages artificial intelligence, including machine learning algorithms and predictive analytics, to continuously power more advanced insights, recommendations and alerts. We thereby enable employees to be aware of what is happening on a real-time basis, and take appropriate action where necessary. As more organizations and users adopt our platform, we have access to more data, and our indices become more powerful, resulting in more effective benchmarking. Our platform, based on ongoing variance analysis, is capable of providing personalized, proactive alerts and recommended actions to every employee and writing back to source applications based on predetermined actions triggered after certain thresholds or behavior has occurred. In the case of a bakery, for example, our platform can alert the owner that she does not have enough flour to meet tomorrow’s demand and recommend a supply schedule to prevent future stock-outs.

Domo Appstore
We have prebuilt applications for specific use cases, and our users, including development partners, can build tailored applications to address a wide range of potential use cases, with limited training and no or limited IT involvement required. These applications range from a real-time social index to evaluate an organization's engagement across various social media platforms to a predictive analytics toolkit that allows users to analyze "what if" scenarios and forecast the direction of key business metrics to an aggregator for an organization’s relevant mobile application statistics. To date, these applications have been adopted across a broad range of industries. Additionally, through the Domo Appstore, users have the option to make their applications available to all Domo users. This application ecosystem generates a powerful network for our platform — as users build, adopt and use additional applications, usage increases within an organization, which enables our platform to deliver even more powerful insights to those users.
Through the power of Domo’s comprehensive cloud-based platform, organizations can finally provide all of their data, to all of their employees, all of the time.
Key Benefits of Our Solution
Domo is more than just a business intelligence, data connection, data warehouse, data transformation or ETL, data discovery, analytics, collaboration, dashboarding, visualization or reporting tool. These tools and technologies are typically provided by separate vendors today. Domo combines all of them in a single platform and enables truly digitally connected organizations.
The Domo platform delivers six core benefits, and from the combination of these six, customers benefit from a seventh, a virtuous cycle of optimization:
Executive and Outcome Focused Mobile Solution
From the beginning, we targeted CEOs as key users of our platform. That concept has fundamentally influenced every aspect of the Domo platform from architecture to user experience. CEOs have huge demands on their time, are constantly on the move, do not have time or desire to learn complex software, need answers that quickly drive decisions, need to create alignment within their organization, need to focus on the exceptional items that should bubble up in their business instead of turning over every stone to see if something is off, and hunger for as much collaborative and correlative signal as they can get. Our platform was designed to meet each of these needs.
Our native mobile application enables all employees, not just CEOs, to effectively manage their businesses and responsibilities using any device. Employees can see current status of business operations and receive automatic alerts for when they need to take action, delivered directly to their smartphone. Anyone can edit and interact with data and share it with colleagues in real time directly from their smartphone. While Domo was designed with mobile users first in mind, it is automatically accessible across laptops, TV screens, monitors, tablets and smartphones, via different browsers and visualization engines, which is a competitive differentiator.
Universal Data Model — Data Platform and Transformation
Domo is changing the way people think about data. Data is no longer a currency only to be banked, but is the fuel that drives the business. Domo puts data to work, all of the data, together in an integrated, robust system, for all of the business’s employees. To accomplish this, Domo created a distributed data platform that was engineered to ingest, process, clean, prepare and make queryable all of a business’s available data, and serve it back with a subsecond average query response time, not just from a couple of databases or a single warehouse, or a few external cloud apps, but from all of the data, including systems that come online outside of IT’s influence like the myriad of cloud software providers each department might be leveraging. We believe that all of a business’s quantitative and qualitative data must be brought together, in one system, in order to deliver the types of encompassing views and timely insights today’s leaders must have. Our portfolio of connectors and cloud-based data warehouse provides a massively scalable solution to enable businesses to connect to their data systems. Our cloud-based ETL suite allows all of that data to be transformed and prepared together in a universal data format, enabling users to easily incorporate, change or discontinue different data sources without disruption. Our fast query engine searches the data, enabling insights to be generated. Now business leaders can have fully comprehensive views of what is happening, across all departments and across all systems.
Digitally Connected Organization — Interconnecting and Orchestrating across Disparate Systems
Businesses use many separate software systems to facilitate core elements of managing their business. This means there is no natural opportunity to leverage a broader, more holistic view of the state of the business or to take broadly informed actions and decision paths. It is very difficult to create alignment across the disparate organizations that use the siloed systems. This often creates walled gardens of data inside the business and blocks departments and teams from being able to effectively work full life cycle problems with each other. It also cripples the C-suite from being able to truly understand the nature of a problem or opportunity. Our comprehensive, cloud-based platform weaves seven critical platform components together to exploit this opportunity to increase alignment, accuracy and effectiveness of business leaders: data connections, data warehouse, data management, data analysis and visualization, artificial intelligence algorithms, and our partner ecosystem. An action in one system can have its influence measured in another, combined together in the same view, such as when marketing automation affects sales revenue generation, which in turn affects financial performance, to truly understand how best to guide the business.
Productivity — Fosters Getting Work Done Together
Our platform enables all employees to engage with each other with real-time data and business results at the center of the conversation. Employees can easily find others in their organization who access similar data and invite them and others with the appropriate permissions to engage in richer conversations to achieve business results. With Domo, users collaborate where the data lives, increasing everyone’s productivity and ability to act on the data. In addition, our platform enables organizations to share their data and collaborate with customers, suppliers and other partners outside of the organization. Additionally, any user can schedule critical insights to be delivered to the right inboxes, ensuring the right stakeholders are being kept up-to-date on relevant developments.
Enterprise Security, Scalability and Compliance
We have invested significantly to build security features in our platform that have enabled us to expand our presence within the enterprise. Because we connect directly to data sources that hold companies’ CRM, HCM, ERP and other sensitive data in our system, we must maintain enterprise-grade security standards for data access, privacy and administration. Our security protocols enabled us to attract enterprise customers across a wide array of industries, including many in highly regulated industries such as financial services and healthcare. Our security features, such as customer-controlled encryption key management, provide much needed confidence that the data on our platform is secure.
Our native multi-tenant, web-scale, massive parallel processing capabilities and multi-dimensional architecture manage extremely large volumes of data and deliver real-time analysis at scale. On a typical business day, our customers in the aggregate typically query between 100 to 200 trillion rows from uncached queries. Even with this volume of data, we maintain a subsecond average query response time. We leverage an organization’s existing data systems, meaning IT does not have to re-architect what has already been built and does not have to invest in new infrastructure to implement our platform.
We also provide IT departments with centralized governance and administration capabilities. Our platform enables IT departments to not only monitor the health of all data within an organization, but also actively control who has access to that data on a real-time, continuous basis. Our platform provides robust controls down to row level security that enable leaders to tailor data access based on a variety of categories, including role, geography or department. We provide the assurance of leading security and compliance certifications, including those relating to SOC 1, SOC 2 + HITRUST, HIPAA and more.
Benchmarks and Applications — Ecosystem
We built the Domo platform with the explicit goal that it be extended and leveraged by a rich ecosystem of partners, developers, business experts and entrepreneurs. Each of the core pieces of the Domo platform has been engineered from the ground up to be extensible and accessible through APIs and SDKs. We have also created the Domo Appstore, a marketplace for the distribution of additive capabilities and pre-built content from the Domo ecosystem, such as a new data connector, a best-practice dashboard, or a fully functioning custom solution, to extend their Domo experience. Third parties are able to rapidly develop rich applications that leverage the collective power of the Domo platform. Each of the core tenets of the platform are offered as services and functionality used to build the types of products that typically would be expensive and time-consuming to replicate.
Virtuous Cycle of Optimization
The combination of these six core benefits drives a seventh factor, a virtuous cycle of optimization. A digitally connected organization is able to leverage all of the data, people, systems, behaviors, automation, write-back, predictive analytics, machine learning, natural language processing and workflows to achieve its goals and improve the entire business. Customers get more value from their workforce, and get more value from their data. We believe this is only the beginning; the network effect of digitizing complex workflows, automating well known outcomes, suggesting courses of action, unlocking crowd wisdom effects within the business and anomaly detection across the entire organization will continue to improve as more of an organization's people, data and systems are connected to the Domo platform.
Our Market Opportunity
The addressable market for our platform is large and growing. Our solution was designed to address the needs of every working person with a mobile device, and in doing so, it addresses the narrower business intelligence market that is currently served by traditional systems that target business analysts, data scientists and IT personnel. IDC estimates that the business intelligence software market will reach $24.4 billion in 2018.
Our comprehensive platform also addresses portions of markets currently served by disparate systems, including the analytic data integration and integrity, relational data warehouse management, and collaboration applications markets. IDC estimates that these markets collectively will total $20.4 billion in 2018.
Beyond these markets, because our platform can be used by every employee within an organization, we believe it has the potential to address a wide variety of additional enterprise application and infrastructure software markets.
Competitive Strengths
Our key competitive strengths include:

•
Mobile Functionality. We designed Domo with mobile functionality front of mind. Domo’s native mobile applications unlock users’ ability to access data and collaborate in real time, from anywhere. Unlike some other tools, when data is in Domo, it is immediately available for consumption on smartphones and other mobile devices without requiring separate versions or visualizations. Our mobile functionality enables all employees to manage their responsibilities from their smartphone.

•
Functionality That Can Be Used by Everyone. Employees can easily connect to relevant data sources, create powerful data transformations, analyze data, build reports and applications, configure alerts, and collaborate through our desktop or mobile application. Employees without technical expertise can use all of the features of our platform without involving a business analyst. The intuitive use of our platform enables employees to spend less time gathering and iterating data, preparing reports, and attending meetings to discuss results and more time acting upon the results of data.

•
Easy to Adopt. Employees can begin using our platform within minutes, without the need for heavy IT involvement to procure and implement. We offer a self-service subscription, as well as a free trial, through our website, in addition to traditional inside and field sales models for broad company deployments. Regardless of how they purchase Domo, users can access the platform within minutes to begin realizing the benefits.

•
Scale. Domo has been natively built on a cloud-based architecture that is capable of massive scale. The Domo data warehouse and our connector strategy allows our platform to connect, house and make accessible all of the data within an organization and have a system that can make recommendations. Our customers collectively upload new data to Domo millions of times each week, and we have customers who create individual datasets that exceed 60 billion rows. On a typical business day, our customers in the aggregate typically query between 100 to 200 trillion rows from uncached queries. Even with this volume of data, we maintain a subsecond average query response time.

•
Proven Economic Value. The comprehensive capabilities of our solution enable organizations to benefit from cost savings that result from their ability to remove previously deployed, limited systems. Also, because our solution enables employees to spend less time tracking down data or preparing presentations for meetings, employees are able to dedicate more time to value added activities. As a result, in addition to cost savings, organizations that deploy our solution are often able to generate incremental revenue. For example, a digital marketing team can use our solution to monitor each of their marketing campaigns in real-time and also set alerts to trigger action for performance anomalies, thereby increasing the effectiveness of their marketing campaigns and driving additional sales.

•
Proven Enterprise Readiness. We have invested significantly to broaden our platform capabilities and enhance security and scalability requirements for the enterprise. Our enterprise customer base has grown from 36 as of January 31, 2014, to 385 as of April 30, 2018, representing a compound annual growth rate, or CAGR, of 75%. Our customer base includes 36% of the 2017 Fortune 50 as of the date of this prospectus. We are investing in our field sales team to further increase our focus on attracting new enterprise customers and expanding our footprint within our current enterprise customers.

•
Continuous Product Innovation. From inception through April 30, 2018, we invested $333.9 million in research and development to create our comprehensive platform, which enables everyone, from the CEO to the frontline employee, to make better decisions, thereby improving business outcomes and financial results. These investments allowed us to create more than 500 first-class connectors as well as a library of very flexible universal connectors that currently power over one hundred thousand Domo datasets, which enable everyone to connect and use all of the data within their organization in real time, through our data explorer and ETL engine. We invested in creating our native mobile application, which empowers all employees to effectively manage their responsibilities using their mobile device. We also invested in developing collaboration capabilities, resulting in our solution being able to aggregate all collaboration activity within an organization in a context-sensitive, easily navigable view. These investments have also enabled us to build a comprehensive cloud-based platform with enterprise-grade features. More recently, these investments have allowed us to develop machine learning algorithms that invite all employees to action, based on the real-time data that is accessible within our platform. We developed the Domo Appstore on top of that, which offers hundreds of applications, developed internally and by an open ecosystem of partners, providing expertise across a variety of industries. Developer tools and programmatic APIs enable the rapid development and delivery of custom apps leveraging the Domo platform and services. In many ways, building Domo was like building seven start-ups at once. Additionally, we believe that our significant investments in research and development, which were required to build an operating system that powers a business, will provide tremendous leverage in our financial model as our business continues to scale.

•
Strong Industry Recognition. Our brand is synonymous with the next generation of cloud-native, mobile-first data solutions. We have attracted and retained top talent in our industry and become a top choice for organizations looking for better ways to use data to run their businesses. We have received multiple innovation awards and recognition from industry analysts, including Dresner Advisory Services and Ventana Research, and publications, including Deloitte Technology Fast 500, Forbes Cloud 100, CNBC Disruptor 50, Great Places to Work, and Glassdoor Best Places to Work 2016. Additionally, our annual conference, Domopalooza, is renowned within the industry and attracts thousands of passionate users each year.

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Expanding Third Party Ecosystem with Strong Network Effects. We have developed pre-built applications for specific use cases and provide everyone with the necessary tools to build applications that run on our platform. These applications can be tailored to the specific needs of a specific role, organization or industry and leverage all the benefits of our solution to enable everyone to improve decision making, business outcomes and financial results. Once built, users can share these applications within their organization, but can also elect to open the application to all our users, across industries and geographies. To date, customers and third-party solution providers have published over 100 applications in the Domo Appstore, which have been adopted across a broad range of industries. As more organizations build and use these applications, our platform is able to drive more insights and actions by benchmarking all the data generated from these applications, thereby attracting more users.

Growth Strategies
Key components of our growth strategy include:

•
Increasing Our Overall Customer Base. The market for our platform is large and underpenetrated, as any organization of any size and in any industry is a potential customer of Domo. We believe there is substantial opportunity to add additional customers both in the United States and internationally as the need for all employees to access actionable, real-time data continues to drive market adoption of our platform. We are committed to further penetrating international markets and are investing in markets such as Japan, Asia Pacific and EMEA. In addition to establishing regional leaders and growing local sales teams, we are expanding our global infrastructure by investing in third party hosting services based in EMEA and Australia. We have also recently introduced a self-service, free trial program that we believe can lead to additional adoption by allowing users to experience our platform and test use cases without any upfront investment.

•
Accelerate Expansion within Existing Customers. We employ a land-and-expand business model and typically enter into enterprises either within a specific division or for a specific use case. As our users see the value of our platform and user engagement increases, we expand our footprint within the enterprise. We are focused on helping our users quickly realize the value of our platform, and as a result the average time to second purchase, based on our customers in the fiscal 2017 cohort, is only 6 months from their initial purchase. As of January 31, 2018, our 20 largest customers, as measured by annualized recurring revenue, which is calculated based on annual subscription revenue attributable to a given customer, exclusive of professional services and one-time revenue generating events, had increased their investment in our platform by approximately nine times compared to their initial subscription. These 20 customers comprise both enterprise and non-enterprise customers and contributed 14% of our revenue for the fiscal year ended January 31, 2018. As of January 31, 2018, for the cohort of enterprise customers that licensed our product in the fiscal year ended January 31, 2015, the current ACV is 186% of the original license value, compared to 129% and 160% for the cohorts of enterprise customers that subscribed to our platform in the fiscal years ended January 31, 2016 and 2017, respectively. For the cohort of non-enterprise customers that licensed our product in the fiscal year ended January 31, 2015, the current ACV as of January 31, 2018 was 59% of the original license value, compared to 86% and 111% for the cohorts of non-enterprise customers that subscribed to our platform in the fiscal years ended January 31, 2016 and 2017, respectively. ACV represents the total annual contract value of subscriptions to our platform exclusive of professional services and one-time revenue generating events and after giving effect to the impact of cancellations. We have substantial growth potential within our existing customer base. We believe we are less than 4% penetrated in our existing customers, based on the ratio of Domo users to total employee headcount in our top 20 customers as of January 31, 2018. We will continue to focus on showcasing the value of our platform to expand our footprint within our existing customers.

•
Extend Platform Functionality and Value Proposition. Our goal is to continue to enhance and broaden the capabilities of our platform to address our users’ evolving needs. To that end, we plan to continue to invest in enhancing the ease of use and self-service capabilities, scalability, security and performance of our platform and expanding the IoT, artificial intelligence and data management functionality of our platform. We will also continue to invest in additional features and capabilities.

•
Expand the Domo Ecosystem. The ecosystem for our platform includes customer influencers, which share valuable best practices for and serve as proof points for other customers, strategic partners, which efficiently expand our reach, and third party developers that create customized applications tailored for specific customer use cases. We will continue to invest in establishing and strengthening these relationships to broaden this ecosystem.

•
Leverage the Data. The Domo platform is uniquely positioned to generate performance benchmarks and indices across a wide array of organizations and disciplines, and in time we plan to capitalize on that position to attract additional customers and broaden and deepen our relationships with them. Although no customer will have access to the data of another, given that customers bring their data into the same cloud-based platform, we could enable performance comparisons based on index derived from similarly-situated organizations. For example, using Domo’s automated intelligence, a customer could scan its internal marketing data, index it against other companies’ performance, alert the CMO to anomalies, and prompt her to take action. In addition, that data, coupled with publicly-available data that we access and provide, could provide additional insights to customers. For example, an outdoor clothing retailer could combine its winter coat inventory data and publicly available weather forecast data to predict an uptick in consumer demand and respond accordingly.

Our Technology

ALL DEVICES
Mobile
Tablet
PC
Partner Ecosystem
Domo Appstore | Design Studio | IDE | APIs
Intelligent Automation
Mr. Roboto | Data Science | Predictive Models | Alerts | Machine Learning | Artificial Intelligence
Collaboration Tools
Profiles | Sharing | Domo Buzz | Buzz Bots | Tasks | Scheduled Reports
Data Analysis + Visualization Tools
Domo Analyzer | Pages + Collections | Trends | Publications | Domo Everywhere| Dynamic Charting
Domo ETL
Data Flows | Data Fusion | Visual ETL | Beast Modes
Data Warehouse
Fast Query Engine (Adrenaline) | Highly Durable Data History (Vault)
Connectors
Universal Connectors |API-based Connectors | Workbench | QuickStart Apps | File Upload | Federated Data Engine
Enterprise Grade Data Management, Security and Administration
DATA MANAGEMENT CONSOLE
SSO, BYOK, OAUTH2
MONITORING AUDIT/ ACTIVITY LOGS
MAJORDOMO ADMIN
ROW-LEVEL SECURITY (PDP) & CUSTOM ROLE MANAGEMENT
ALL DATA SOURCES
Cloud
On-Premise
Files

Our solution is comprised of seven core elements:

•	connectors;

•	data warehouse and fast query engine;

•	Domo ETL;

•	data analysis and visualization tools;

•	collaboration tools;

•	artificial intelligence algorithms; and

•	partner ecosystem.
These core elements were developed with two foundational considerations in mind:

•	accessibility for all users, with a heavy emphasis on mobile-first functionality; and

•	access, and applicability to business of all sizes, including those requiring enterprise-grade governance and security.

Connectors
The foundation of our technology is the ability to connect all of an organization’s relevant business data and then combine, cleanse and transform that data into formats that can be easily visualized and analyzed.
Our platform provides real-time access to data through a broad and flexible set of connection options, including through more than 500 first-class connectors, or DomoBots, which we define as read/write, API and standards based connectors that are available in the Domo Appstore, as well as a library of very flexible universal connectors that currently power over one hundred thousand Domo datasets. We also provide users an intuitive web-based toolkit, Connector Dev Studio, which allows users to build their own connectors.
Our platform allows organizations to integrate directly with almost any source of data required to answer key business questions. Whether the necessary data is located in other third party systems, on-premise data stores, or even local machines, Domo provides easy access across all platforms with no coding necessary in most cases.  Since Domo has built and maintains a large library of connectors, organizations no longer need to directly deal with the confusing and constantly changing ecosystem.  Typically, all that is necessary are the security credentials required to access the data.  Additionally, the cloud-based nature of Domo means that not only is it simple for an organization to import data, but such data will also be continually imported and updated creating a “living,” real-time dataset with no hardware investment by the customer. For organizations with on-premises data solutions, or bespoke or legacy applications, we have developed Workbench, our secure data acquisition tool designed to easily and securely connect on-premises data to our platform. We thereby enable organizations to connect to real-time proprietary data sources regardless of where those data sources sit within the organization. QuickStart Apps help users load relevant data into a usable format with the click of a button. With a growing library of popular data sources that draw from years of role and industry experience, Domo guides users on what KPIs they should be measuring from the day they connect.
Data Warehouse and Fast Query Engine
Adrenaline, the Domo data warehouse stores massive amounts of data connected from across the business, enabling anyone to quickly access the data they need.
After data has been imported into Domo, it is important that it is safe, secure, and available. Adrenaline uses industry-leading technologies to insure that customer data is secure and encrypted while stored in the system. It is also stored in redundant systems to provide a safe and reliable retrieval. In the case of frequently changing, or updated data, Domo additionally stores historical versions of past data available for catastrophic recovery.
Availability of the data is handled through Domo’s fast query layer.  All data is prepared and available for querying through this feature. Adrenaline organizes the data across any number of factors or variables and employs a massive number of processors to query that data in parallel. This service supports queries while building simple cards as well as complex, custom queries and dataset joins on datasets comprised of billions of records. Our fast query layer eliminates the need for IT to perform time-consuming data summarizations or other complex processes in order to maintain high query performance. On top of the flexibility, it provides subsecond average query response time, enabling real-time consumption of information.  The speed and flexibility at this layer differentiate between Domo from traditional solutions offered by our competitors.
Domo ETL: Data Transformation
Our self-service ETL toolset, Fusion, enables users to easily join, aggregate and cleanse data from multiple sources. Unlike some solutions that require separate tools to extract, transform and load, or ETL, data, Fusion permits users of all skill levels to clean and combine data within our platform.
With an intuitive, drag-and-drop interface, users with little or no expertise can easily combine all their data and transform it into a format that can be easily manipulated, visualized and analyzed. For data analysts, our platform includes SQL-based dataflows, which allow more technical users to combine and transform raw data sources for other users. Fusion also includes a variety of machine learning algorithm and predictive analytics tools to allow everyone to add intelligence to any dataset, enabling a range of data science analysis, including:

•	cluster analysis to perform cohort analysis and discover relationships to understand complex data;

•	predictive models built on a suite of regression algorithms to better understand core drivers and influencers of key business metrics;

•	forecasting models using common forecasting methods;

•	time-series, multivariate, parametric and non-parametric algorithms to reveal abnormal or “interesting” data in any dataset; and

•	intelligent models built on machine learning algorithms.
All algorithms can be implemented using a simple wizard for configuration.
Real-time Analysis and Visualization
Our Explorer analytics suite, consisting of Domo Analyzer, Domo Pages and Collections, Publication Groups and Domo Everywhere, allows users to analyze, display, share and interact with data through pixel-perfect visualizations.
Domo Analyzer allows users to analyze, display, share and interact with data across mobile devices and personal computers. Domo Analyzer combines an intuitive simplicity that allows business users to find quick insights and advanced capabilities analysts expect. Analyzer allows users to create their own workspace:

•	over 300 chart types and a robust mapping engine that enable users to immediately visualize area-specific data, even suggesting charts based on the data input so users never start with a blank slate;

•	the ability to see and manipulate the data in all columns that are applied to charts, along with any other unused columns that should be shown;

•	out-of-the-box visualizations that make it easy to review numerous time periods to see trends and comparisons;

•	pre-defined filters for any visualization, making it easy for viewers to explore the data and see results in specific areas;

•	the ability to change options, colors, series, and even chart types on the fly and get instant feedback; and

•	tools to allow users to verify that data is flowing correctly and on time.
Domo Pages and Collections allow everyone to consume and organize data in ways that are meaningful and personalized to them. It’s easy to drag-and-drop, re-size and group reports, which we refer to as cards, into collections, and build slideshows to share both internally or externally.
Other sharing tools include Publication Groups, which enable everyone to securely share filtered views of data with other individuals and groups, send a single card or a slideshow of cards through scheduled emails, enabling everyone to share valuable information with teams or external stakeholders.
Domo Everywhere is a set of embedded analytics tools that enable organizations to securely share data with customers, partners and vendors, without having to recreate new or special datasets. Content can be shared in portals, or web properties or even inside applications. Once embedded, any parameters applied to a card can be reflected in the embedded report. In addition, user access can be controlled by using Single Sign On and personal data permissions, or PDPs, to pass parameters back to Domo.
Real-time Collaboration
Domo connects all employees across an organization, while also allowing everyone to customize and create personalized experiences to help them learn and invite action on those items that are uniquely important to them.
Our Org Explorer and Profiles features bring a social component and transparency to an organization, allowing all employees to see other employees’ role within the organization, find their contact information and learn how they contribute to the organization. Everyone can see what cards their coworkers are following, and then follow the same information, or share their own data with them proactively.
Once connected with the right people, Buzz aggregates all collaboration activity, in a single context-sensitive, easily navigable view. This allows an entire organization to share and discuss data in real time, to make better decisions more quickly. With Buzz, users can:

•	chat with individuals and teams around real-time data through both public and private channels and direct messages;

•	share alerts with other users; and

•	search for and share attachments with an easy-to-use drag-and-drop interface.

Other features to promote collaboration are included throughout our platform, including:

•	Report Scheduler, which allows users to schedule delivery of a card or page to anyone;

•	Snapshot Annotation, which allows users to call out a specific spike or trends in data, annotate on any card to highlight it for others and initiate a conversation from any device;

•	Projects and Tasks, which help users quickly take action with simple planning and assignment tools, including creating a task directly from a Buzz thread; and

•	Alerts, which prompt timely collaboration and action.
Artificial Intelligence Algorithms
Through Mr. Roboto, which leverages machine learning algorithms, artificial intelligence and predictive analytics, Domo creates alerts, detects anomalies, optimizes queries, and suggests areas of interest to help people focus on what matters most. We are also developing additional artificial intelligence capabilities to enable users to develop benchmarks and indexes based on data in the Domo platform, as well as automatic write back to other systems.
Domo was designed and built from the ground up to deliberately and seamlessly combine all the traditional disparate technologies into a single system.  This seamless combination allows our customers to apply advanced analytics and machine learning to their data for a variety of uses, including:

•	modeling access patterns to allow for intelligent alerts that inform users of what is happening with both their data and their organization — even if the user didn’t explicitly ask for it; and

•	analyzing popular consumption paths to allow for customized recommendations for data, reports, and even conversations that users may find interesting or may have missed.
Partner Ecosystem: App Development Platform and Appstore
The Domo Appstore offers hundreds of apps, developed internally and by an open ecosystem of partners, providing expertise across a variety of industries. Developer tools and programmatic APIs enable the rapid development and delivery of custom apps leveraging the Domo platform and services.
Domo’s developer portal provides all of the tools and documentation needed to build custom apps leveraging our platform. Our App Design Studio lets non-technical users harness the power of Adobe Illustrator to build real-time infographics, and our App Dev Studio allows users to gain ultimate flexibility and develop customer visualizations using HTML, CSS, JavaScript, and just about any web technology.
Underlying our technology approach are two key considerations:

•	accessibility for all users, which includes a heavy emphasis on mobile; and

•	applicability to business of all sizes, requiring enterprise-grade governance.
Mobile-First Functionality
Domo’s native mobile applications for iOS and Android, and also mobile web browsers, enable employees to effectively manage their responsibilities using their mobile device. Domo Mobile unlocks the ability for users to access their data and collaborate with their teams in real time, from anywhere.

•
Build Once and Done. Unlike some other tools, when data is loaded or content created in Domo, it is immediately available for consumption on mobile devices, tablets, and more. There is no need to maintain separate mobile versions of visualizations.

•
Powerful Visualization Exploration. Domo’s powerful page filters tool is also available on mobile. Whether it’s an executive walking into a retail store or a manufacturing manager looking at a specific product line, individuals can quickly filter a page to find the story they are interested in.

•
Collaborate on the Go. Just because users are out of the office doesn’t mean they can’t collaborate with their team around business. All the benefits of Buzz, Domo’s powerful chat and collaboration platform, are available on any mobile device.

•
Share Key Metrics Internally and Externally. Data owners can share important information with internal or external collaborators while limiting their access to sensitive or irrelevant data. Snapshot Annotations also help you make visuals clearer to your audience on mobile devices.

•
Browse Your Organization. As a platform for business management, understanding organizational structure is key. With Domo, an organization's contact list and organizational chart are on any mobile device, for access to the people in the organization from anywhere, anytime.

Data Management, Governance, Security and Access Control
Domo is designed to meet the enterprise security, compliance and privacy requirements of our customers, particularly in highly regulated industries, such as financial services, government, health care, pharmaceuticals, energy and technology.
In addition to advanced internal security controls, Domo provides extensive self-service features that enable administrators to stay in control of and have full transparency into data at all times. These features include access management, data governance and logging and monitoring tools.
Access Management
Creating users and granting access rights in Domo is the first layer in maintaining information security. PDPs allow users to create robust entitlement policies that govern access to specific data, increasing data usage while simultaneously helping to ensure that sensitive or irrelevant information remains secure. Pre-defined security profile options are included to allow organizations to easily deploy our platform. Each profile contains clearly defined access privileges, which can be turned on or off by default, and privileges and roles can be fully tailored to align with an organization’s unique policy.
Logging and Monitoring
Administrators can easily monitor global activity across Domo with our Activity Logs console. Authorized users can quickly access usage metrics like login attempts, card views, card creation and card edits. The console also provides the times those events took place and by which user. Admins can filter and sort this data, and export to an Excel spreadsheet or CSV file.
Data Governance
Once data is connected to Domo, the platform provides capabilities and tools to manage it across its lifecycle. The Domo Data Warehouse is a dynamic 3D management console that enables IT professionals to interact with and curate every data source in Domo. Administrators can see which data sources are updating, identify potential problems, understand existing data relationships, and gauge the size of each data source, all in one visually engaging platform.
Domo Bring Your Own Key, or BYOK, provides the ability to rotate encryption keys numerous times a day. Through this user-controlled encryption, organizations can revoke encryption keys at any time, nullifying all data in the Domo platform and preventing access to their sensitive customer data.
Customers
As of April 30, 2018, we had over 1,500 customers. We have customers in a wide variety of industries, including financial services, professional services, technology, energy, consumer goods, manufacturing, healthcare, media, retail and transportation; geographies, with 79% of our revenue for the three months ended April 30, 2018 derived from customers in the United States; and sizes, ranging from small organizations to large enterprises including 36% of the 2017 Fortune 50 as of the date of this prospectus. We define a customer at the end of any particular quarter as an entity that generated revenue greater than $2,500 during that quarter. In situations where an organization has multiple subsidiaries or divisions, each entity that is invoiced at a separate billing address is treated as a separate customer. In cases where customers purchase through a reseller, each end customer is counted separately. For the fiscal years ended January 31, 2017 and 2018 and the three months ended April 30, 2018, no single customer represented more than 10% of our revenue, nor did any single organization when accounting for multiple subsidiaries or divisions which may have been invoiced separately.
We have invested in platform capabilities and online support resources that allow our customers to expand the use of our platform in a self-guided manner. Our professional services, customer support and customer success functions also support our sales force by helping customers to successfully deploy our platform and implement additional use cases. We work closely with our customers to drive increased engagement with our platform by identifying new use cases through our customer success teams, as well as in-platform, self-guided experiences. We actively engage with our customers to assess whether they are satisfied and fully realizing the benefits of our platform. While these efforts often require a substantial commitment and upfront costs, we believe our investment in product, customer support, customer success and professional services will create opportunities to expand our customer relationships over time.
Sales and Marketing
We offer our platform to our customers as a subscription-based service. Subscription fees are based on the number of users and the tier of package deployed. Business leaders and managers are typically the initial subscribers to our platform, deploying it for a specific use case or department. Over time, as customers recognize the value of our platform, we increasingly engage with CIOs and other executives to facilitate broad enterprise adoption. A majority of our customers subscribe to our services through one-year contracts, but recently a growing percentage of new and existing customers have entered into multi-year contracts. In the fiscal year ended January 31, 2018, 38% of our new customers entered into multi-year contracts compared to 11% in the fiscal year ended January 31, 2017. As of January 31, 2018, 32% of all customers were under multi-year contracts and 68% of all customers were under one-year contracts. By comparison, 13% of all customers were under multi-year contracts and 87% of all customers were under one-year contracts as of January 31, 2017. This transition to a higher percentage of multi-year contracts, among both new and existing customers, has enhanced the predictability of our subscription revenue. We typically invoice our customers annually in advance. Our one-year and multi-year contracts automatically renew for additional one-year terms, with each party having the option to elect not to renew, and generally may not be cancelled absent material breach by us or the customer.
We primarily generate sales through our direct sales team, which includes both inside sales personnel focused on customers with under $1 billion in revenue and field sales to target enterprise customers with revenues over $1 billion. All sales personnel focus on attracting new customers as well as expanding usage within our existing customer base. We also make it easy for users and organizations to sign up for free trials on our website, which can be converted to paid subscriptions by the user.
We generate customer leads, accelerate sales opportunities and build brand awareness through our marketing programs. Our marketing programs target C-level, and senior line of business leaders spanning all functional areas of a business, including sales, marketing, finance, human resources and information technology. We also host Domopalooza, our annual user conference for current customers and prospects. Nearly 3,000 people, including nearly 2,000 customers, partners and prospects, registered to attend Domopalooza 2018 in Salt Lake City, Utah.
We have also developed go-to-market partnerships with a number of key technology, system integrator and consultant partners both domestically and internationally to help customers and potential customers validate our solutions and provide introductions to potential customers, and in some cases to resell or provide professional services related to our platform. We anticipate that we will continue to develop a select number of third-party relationships to help grow our business.
Competition
Historically, software companies have not offered solutions that meet the needs of an organization with respect to providing real-time intelligence on business operations to all users, from the CEO to the frontline. In many cases, organizations do not have any solution or otherwise rely on manual business processes such as spreadsheets and reports, or combinations of single solution software. Certain features of our platform compete with products offered by various companies including those that fall into the following categories:

•
large software companies, including suppliers of traditional business intelligence products that provide one or more capabilities that are competitive with our products, such as Microsoft Corporation, Oracle Corporation, SAP AG and IBM;

•	business analytics software companies, such as Tableau Software, Inc., Qlik Technologies, Looker Data Services, Inc., Sisense, Inc., and Tibco Software, Inc.; and

•	SaaS-based products or cloud-based analytics providers such as salesforce.com, Inc. and Infor, Inc.
We believe that the principal competitive factors in our markets include the following:

•	user-centric design;

•	ease of adoption and use;

•	features and platform experience;

•	enterprise-grade performance, including scalability, reliability and query response time;

•	brand;

•	security and privacy;

•	accessibility across mobile devices, operating systems, and applications;

•	breadth of data source connectivity through third-party integration;

•	customer support;

•	continued innovation; and

•	pricing.
We believe that we compete effectively on each of the factors listed above; however, we expect competition to intensify in the future. It is possible that the large software vendors who currently do not have a competitive offering, some of which operate in adjacent product categories today, may in the future bring such a solution to market through product development, acquisitions or other means. In addition, several of our competitors have greater name recognition, much longer operating histories, more and better-established customer relationships, larger sales forces, larger marketing and software development budgets and significantly greater resources than we do. Therefore, it is possible that we may not compete favorably with respect to certain of the foregoing factors.
Data Center Operations
We rely heavily on data centers and other technologies and services provided by third parties in order to operate critical functions of our business. We serve our customers from multiple data centers in the following geographies: North America, Western Europe, and Australia. The data centers we use are designed to host mission-critical computer systems with fully redundant subsystems and compartmentalized security zones. Our platform runs within third-party data centers. As of January 31, 2018, we used Amazon Web Services, or AWS, data center facilities located in Western Europe, North America and Australia. We committed to spend an aggregate of $60.0 million between April 2017 and March 2020 pursuant to our agreement with AWS. If we fail to meet the minimum purchase commitment during any year, we are required to pay the difference. AWS may terminate the agreement upon written notice to us for cause, including any material breach by us. We also use Microsoft Azure data centers in the United States to host customer data and partner with a third-party provider to maintain Company owned physical servers at an Equinix data center in the United States.
We and our third party data center providers maintain a formal and comprehensive security program designed to ensure the security and integrity of customer data, protect against security threats or data breaches, and prevent unauthorized access to the data of our customers. We and our third party data center providers strictly regulate and limit all access to on-demand servers and networks at our production and remote backup facilities.
We apply a wide variety of strategies to achieve better than 99.9% systems availability for our subscription services, excluding scheduled maintenance. Our systems are continually monitored for any signs of problems, and we strive to take preemptive action when necessary. Our data center facilities and the third party data centers employ advanced measures designed to ensure physical integrity, including redundant power and cooling systems, and advanced fire and flood prevention.
Research and Development
We focus our efforts on anticipating customer demand to remain competitive in the marketplace. Our ability to compete depends in large part on our continuous commitment to research and development and our ability to introduce new platform enhancements, applications, technologies, features and capabilities in a timely manner. Our research and development organization is responsible for design, development, testing, release and maintenance. Our efforts are focused on developing new platform enhancements, use cases, and features and further enhancing the functionality, reliability, performance and flexibility of existing solutions.

Research and development expenses were $76.2 million, $78.3 million and $19.1 million for the fiscal years ended January 31, 2017 and 2018 and the three months ended April 30, 2018, respectively.
Intellectual Property
We rely on a combination of trade secret, copyright, trademark, patent and other intellectual property laws, contractual arrangements, such as assignment, confidentiality and non-disclosure agreements, and confidentiality procedures and technical measures to gain rights to and protect the technology and intellectual property used in our business. We actively pursue registration of our trademarks and service marks in the United States and abroad.
As of April 30, 2018, we owned 85 issued U.S. patents and 45 pending U.S. patent applications. We also owned five patents in the People's Republic of China, one patent in Australia, one patent in Canada and one patent in Japan. The issued U.S. patents that we own are expected to expire between September 2020 and September 2035. We have sole ownership of all of our U.S. patents and pending U.S. patent applications.
Our applications use “open source” software. Open source software is made available to the general public in source code form for use, modification and redistribution on an “as-is” basis under the terms of a non-negotiable license. We also rely on other technology that we license from third parties. Though such third-party technology may not continue to be available to us on commercially reasonable terms, we believe that alternative technology would be available to us.
Our policy is to require employees and independent contractors to sign agreements assigning to us any inventions, trade secrets, works of authorship, and other technology and intellectual property created by them on our behalf and agreeing to protect our confidential information, and all of our key employees and independent contractors have done so. In addition, we generally enter into confidentiality agreements with our vendors and customers. We also control and monitor access to our software, source code and other proprietary information.
Regulatory Matters
Data privacy, information security and data protection with respect to the collection, storage, and other processing of personal data continue to be focuses of worldwide legislation and regulation. We are subject to data privacy, data protection and information security regulation by data protection authorities in the United States (including the states in which we conduct our business) and in other countries where we conduct our business. These regulations include laws requiring holders of personal data to maintain safeguards and to take certain actions in response to a data breach. In the European Union, the General Data Protection Regulation, or GDPR, requires comprehensive information privacy and security protections for natural persons with respect to personal data collected about them. We post on our website our privacy policies and practices concerning the processing, use and disclosure of personal data, and certify adherence to and compliance with the U.S. Department of Commerce’s Privacy Shield Principles and the EU-U.S. and Swiss-U.S. Privacy Shield Frameworks. Our publication of our Privacy Shield certification, our privacy policy, and other statements we publish regarding privacy, data protection and information security may subject us to potential governmental action if they are found to be deceptive or misrepresentative of our practices or in violation of applicable privacy law. We also may be bound from time to time by contractual obligations, including model contract provisions approved by the European Commission, that impose additional restrictions on our handling of personal data.
The legal environment of internet-based businesses is evolving rapidly in the United States, the European Union and elsewhere. The manner in which existing laws and regulations are applied in this environment, and how they will relate to our business in particular, both in the United States and internationally, is often unclear. For example, we sometimes cannot be certain which laws will be deemed applicable to us given the global nature of our business, including with respect to such topics as data privacy and security, pricing, advertising, taxation, content regulation, and intellectual property ownership and infringement or other violations of intellectual property rights. In particular, the various privacy, data protection and data security legal obligations that apply to us may evolve in a manner that relates to our practices or the features of our applications or platform, and we may need to take additional measures to comply with such changes in legal obligations and to maintain and improve our information security posture in an effort to avoid information security incidents or breaches affecting personal data or other sensitive or proprietary information.
Data Security
Domo is designed to meet the enterprise security, compliance and privacy requirements of our customers, particularly in highly regulated industries, such as financial services, health care, pharmaceuticals, energy and technology. Our architecture is designed to allow customers to maintain control of their data through various means including: multiple logical and physical security layers; least privilege and separation of duties access model; threat assessments of each new feature; transport layer encryption and encryption at rest that allows customers to manage their own encryption keys using Domo’s Bring Your Own Key, or BYOK; and extensive logging and monitoring of network, system and application events.
We voluntarily engage independent third-party security auditors to test our systems and controls at least annually against several widely recognized security standards and regulations.
We have completed a SOC 1 and SOC 2 + HITRUST Common Security Framework, or CSF, examination. Service Organization Controls, or SOC, are standards established by the American Institute of Certified Public Accountants for reporting on internal control environments implemented within an organization. Our datacenter facilities and services providers also regularly undergo ISO 27001 or SOC 1 or SOC 2 audits and numerous other audits to verify their security practices. We are also in the process of completing the ISO 27001 Information Security Management Standard Certification. The ISO 27001 security standard specifies the requirements for establishing, implementing, operating, monitoring, reviewing, maintaining and improving a documented Information Security Management System within the context of the organization’s overall business risks. This standard addresses confidentiality, access control, vulnerability and risk assessment. We are also in the process of completing the ISO/IEC 27018 certification. ISO 27018 establishes commonly accepted control objectives, controls and guidelines for implementing measures to protect personal information in accordance with the privacy principles in ISO/IEC 29100 for a cloud computing environment.
We complete the two industry-leading information security questionnaires. This includes the Shared Assessments Standardized Information Gathering, or SIG, questionnaire, as well as the Cloud Security Alliance Consensus Assessments Initiative Questionnaire, or CSA CAIQ. The SIG is composed of approximately 1,400 security questions spanning 17 domains. The CSA CAIQ is a set of security questions focused on cloud security controls, and it is mapped to numerous industry programs and standards including ISO 27001, NIST SP 800-53, COBIT, amongst others. Both of these information security industry questionnaires assist organizations in evaluating a cloud providers operations and processes.
Domo supports HIPAA and HITECH compliance. We sign business associate agreements with our customers who require them in support of compliance with the Health Insurance Portability and Accountability Act, or HIPAA, and the Health Information Technology for Economic and Clinical Health Act, or HITECH. We also offer a HIPAA assessment report performed by an independent third party.
Employees
As of April 30, 2018, we had 796 employees, of which 698 work in the United States. None of our employees are represented by a labor union, and we believe our employee relations are good.
Facilities
Our headquarters is located in American Fork, Utah. Our current facility has approximately 54,000 square feet under a lease that expires in April 2020. We also lease space in various locations throughout the United States for sales and professional services personnel. Our foreign subsidiaries lease office space for their operations and sales and professional services personnel.
We believe the facilities we lease are sufficient to meet our needs for the immediate future.
Legal Proceedings
As of the date of this prospectus, we are not a party to any material legal proceedings. In the normal course of business, we may be named as a party to various legal claims, actions and complaints. We cannot predict whether any resulting liability would have a material adverse effect on our financial position, results of operations or cash flows.

MANAGEMENT
Executive Officers and Directors
The following table sets forth the names, ages and positions of our executive officers and directors as of May 31, 2018:

Name	Age	Position
Executive Officers
Joshua G. James(3)	44	Founder, Chief Executive Officer and Chairman of the Board
Christopher C. Harrington	49	President
Bruce Felt	60	Chief Financial Officer
Catherine Wong	42	Chief Product Officer and Executive Vice President of Engineering

Non-Employee Directors
Fraser Bullock(2)	63	Director
Matthew R. Cohler(1)(3)	41	Director
Dana Evan(1)	58	Director
Mark Gorenberg(2)	63	Director
Nehal Raj(2)	39	Director
Glenn Solomon(1)	49	Director
________________

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Governance Committee
Executive Officers
Joshua G. James, our founder, has served as our chief executive officer and as a member of our board of directors since 2010. Mr. James was the co-founder of Omniture, and from 1996 to 2009, he served as the chief executive officer. Mr. James has served on the board of directors of various privately-held companies. He founded Silicon Slopes, an initiative with the mission to promote the interests of Utah’s high-tech industry and is a board member of Parity.org, where he was a co-founder of the Parity Pledge initiative. Mr. James attended Brigham Young University for three years and studied entrepreneurship. We believe Mr. James’ perspective, experience and institutional knowledge as our founder and chief executive officer qualify him to serve as director.
Christopher C. Harrington has served as our president since December 2012. Mr. Harrington served as president of global sales & client services at Omniture, Inc. from 2002 until its acquisition by Adobe Systems Incorporated, then served as vice president of Americas enterprise sales at Adobe Systems Incorporated from 2009 until 2012. Mr. Harrington attended Southern Utah University.
Bruce Felt has served as our chief financial officer since August 2014. From June 2012 to June 2014, Mr. Felt served as chief financial officer of Ten-X LLC .  From October 2006 to June 2012, Mr. Felt served as the chief financial officer of SuccessFactors, Inc. Mr. Felt currently sits on the board of directors of Evolent Health, Inc., Cambium Networks Corporation and Personal Capital Corp. Mr. Felt was a member of the board of directors of Yodlee, Inc., a public company, from March 2014 until November 2015. Mr. Felt holds a B.S. in accounting from the University of South Carolina and an M.B.A. from Stanford University Graduate School of Business.
Catherine Wong has served as our chief product officer since November 2015 and as executive vice president of engineering since May 2018 and previously served as our senior vice president of engineering from September 2013 through October 2015. Ms. Wong served as vice president of product integration at Omniture, Inc. until its acquisition by Adobe Systems Incorporated in 2009, and then served as vice president of engineering at Adobe Systems Incorporated until September 2013. Ms. Wong has been an advisory board member of Women Tech Council since October 2007 and received the Technology Leadership Award in 2015. She holds a B.S. in Computer Science from Brigham Young University.

Board of Directors
Fraser Bullock has served as a member of our board of directors since July 2011. Mr. Bullock is a senior advisor and one of the co-founders of Sorenson Capital, a private equity firm, and also served as its Managing Director from January 2004 to December 2015. From 2003 to 2009, Mr. Bullock served on the board of directors of Omniture, Inc. Mr. Bullock joined the Salt Lake Organizing Committee for the Olympic Winter Games of 2002 in 1999 as its Chief Operating Officer and in 2002 was appointed President and Chief Executive Officer. Mr. Bullock has also served as President of Visa Interactive, was one of the original partners of Bain Capital and previously held various positions at Bain & Company. He serves as a director of a number of privately held companies. Mr. Bullock holds a B.A. in Economics and an M.B.A. from Brigham Young University. We believe Mr. Bullock's experience as a co-founder of a private equity firm and as a director of various companies qualifies him to serve on our board of directors.
Matthew R. Cohler has served as a member of our board of directors since April 2011. Mr. Cohler has been a partner at Benchmark, a venture capital firm since October 2008. He serves as a director of a number of privately held companies. Mr. Cohler holds a B.A. in Music from Yale University. We believe Mr. Cohler's experience advising technology companies and as a venture capital investor and his experience as a director of various companies qualify him to serve on our board of directors.
Dana Evan has served as a member of our board of directors since May 2018. Ms. Evan has been a venture partner at Icon Ventures since 2013 and has invested in and served on the boards of directors of companies in the internet, technology and media sectors since July 2007. From May 1996 until July 2007, Ms. Evan served as chief financial officer of VeriSign, Inc., a provider of intelligent infrastructure services for the internet and telecommunications networks. Ms. Evan currently serves on the boards of directors of Box, Inc., Proofpoint, Inc., and a number of privately held companies. Ms. Evan also served on the board of Criteo S.A. from March 2013 until July 2017 and Fusion-IO, Inc. from February 2011 until July 2014. Ms. Evan previously served on the board of directors of Everyday Health, Inc. until it was acquired by Ziff Davis in December 2016 and on the board of directors of Omniture, Inc. until it was acquired by Adobe Systems Incorporated in 2009. Ms. Evan holds a B.S. in commerce from Santa Clara University and is a certified public accountant (inactive). We believe that Ms. Evan's experience in operations, strategy, accounting, financial management and investor relations at both publicly and privately held technology, media and internet companies, along with her experience as a director of various companies, qualify her to serve on our board of directors.
Mark Gorenberg has served as a member of our board of directors since July 2011. Since November 2013, Mr. Gorenberg has been a managing director of Zetta Venture Partners. Mr. Gorenberg served as managing director of Hummer Winblad Equity Partners from 1993 to 2013 and as an associate from 1990 to 1993. Previously, Mr. Gorenberg was a Senior Software Manager in advanced product development at Sun Microsystems, Inc., a provider of network computing products and services. Mr. Gorenberg previously served on the board of directors of Omniture, Inc. from 2004 until 2009 and currently serves as a director of a number of privately held companies. He is also a member of the Corporation of the Massachusetts Institute of Technology. Mr. Gorenberg holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology, an M.S. in Electrical Engineering from the University of Minnesota and an M.S. in Engineering Management from Stanford University. We believe Mr. Gorenberg's experience as a director of various private and public companies, along with his industry experience, qualifies him to serve on our board of directors.
Nehal Raj has served as a member of our board of directors since January 2014. Mr. Raj joined TPG in 2006, where he is a Partner and helps lead the firm’s investments in the technology sector. Prior to joining TPG, Mr. Raj was a technology private equity investor at Francisco Partners and a technology mergers and acquisitions professional at Morgan Stanley. Mr. Raj previously served as a director of IMS Health Holdings, Inc. and currently serves as a director of a number of privately held companies. He holds both a B.A. in Economics and an M.S. in Industrial Engineering and Engineering Management from Stanford University. He also holds an M.B.A from Harvard Business School. We believe Mr. Raj's experience as a private equity investor and as a director for various companies in the technology sector qualifies him to serve on our board of directors.
Glenn Solomon has served as a member of our board of directors since August 2017. Since 2006, Mr. Solomon has been a managing partner of GGV Capital. He serves as a director of a number of privately held companies. Mr. Solomon holds a B.A. in Public Policy from Stanford University and an M.B.A. from Stanford University Graduate School of Business. We believe Mr. Solomon's experience advising technology companies as a venture capital investor, coupled with his experience as a director of various companies, qualifies him to serve on our board.
Board Composition and Risk Oversight
Our board of directors is currently composed of seven members. Six of our directors are independent within the meaning of the independent director guidelines of The Nasdaq Stock Market. All of the directors other than Mr. James were initially elected to our board of directors pursuant to a voting agreement that will terminate automatically by its terms upon the completion of this offering. Our certificate of incorporation and bylaws to be in effect upon the completion of this offering provide that until the outstanding shares of Class A common stock represent less than a majority of the total combined voting power of our Class A common stock and Class B common stock, or the voting threshold date, the number of our directors shall be at least one and may be fixed from time to time by resolution of our stockholders. Following the voting threshold date, the number of our directors may only be fixed from time to time by resolution of our board of directors. There are no family relationships among any of our directors or executive officers.
Our board of directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. The board of directors is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks and operational risks. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our audit committee is responsible for overseeing the management of our risks relating to accounting matters and financial reporting. Our nominating and governance committee is responsible for overseeing the management of our risks associated with the independence of our board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed through discussions from committee members about such risks. Our board of directors believes its administration of its risk oversight function has not affected the board of directors’ leadership structure.
Classified Board of Directors
Until the outstanding shares of our Class A common stock represent less than a majority of the combined voting power of common stock, we will have a single class of directors who are each elected for one-year terms and until their successors are duly elected and qualified. Following the voting threshold date, we will have a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Our directors will be assigned by the then-current board of directors to a class.
At such times as we have a classified board of directors, upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal.
Prior to the voting threshold date, vacancies on our board may be filled by resolution of our stockholders. Following the voting threshold date, vacancies on our board may be filled by resolution of the board of directors. At such times as our board of directors is classified, any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.
The classification of our board of directors may have the effect of delaying or preventing changes in our control or management. See “Description of Capital Stock—Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws—Certificate of Incorporation and Bylaws.”
Director Independence
Upon the completion of this offering, we anticipate that our Class B common stock will be listed on The Nasdaq Global Market. Under the rules of The Nasdaq Stock Market, independent directors must comprise a majority of a listed company’s board of directors within a specified period of the completion of this offering. In addition, the rules of The Nasdaq Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of The Nasdaq Stock Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
In January 2018, our board of directors undertook a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that, other than Mr. James, none of our directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of The Nasdaq Stock Market. Our board of directors also determined that Dana Evan, Matthew Cohler and Nehal Raj, who comprise our audit committee, satisfy the independence standards for those committees established by applicable SEC rules and the rules of  The Nasdaq Stock Market. We intend to avail ourselves of the “controlled company” exemption under the corporate governance rules of The Nasdaq Stock Market, which exempts us from the requirement that we have a compensation committee or a nominating and corporate governance committee composed entirely of independent directors.
In making this determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.
Controlled Company Exemption
Upon the completion of this offering, Mr. James, our founder, chief executive officer and chairman, will continue to control a majority of our common stock. As a result, we are a “controlled company” within the meaning of the corporate governance rules of The Nasdaq Stock Market. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain Nasdaq Stock Market corporate governance requirements. We intend to rely on the foregoing exemptions provided to controlled companies under the corporate governance rules of The Nasdaq Stock Market. Therefore, immediately following the consummation of this offering, we may not have a majority of independent directors on our board of directors, an entirely independent nominating and corporate governance committee, an entirely independent compensation committee or perform annual performance evaluations of the nominating and corporate governance and compensation committees unless and until such time as we are required to do so. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our shares continue to be listed on The Nasdaq Global Market, we will be required to comply with these provisions within the applicable transition periods. See “Risk Factors—Risks Relating to Our Class B Common Stock and this Offering— We have elected to take advantage of the “controlled company” exemption to the corporate governance rules of The Nasdaq Stock Market, which could make our common stock less attractive to some investors or otherwise harm our stock price. ”
Board Committees
Our board of directors has an audit committee, a compensation committee and a nominating and governance committee, each of which has the composition and the responsibilities described below.
Audit Committee
The members of our audit committee are Dana Evan, Matthew Cohler, and Glenn Solomon, each of whom is a non-employee member of our board of directors. Our audit committee chairman, Ms. Evan, is our audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the rules of The Nasdaq Stock Market. Our audit committee oversees our corporate accounting and financial reporting process and assists our board of directors in monitoring our financial systems. Our audit committee operates under a written charter that specifies its duties and responsibilities and satisfies the applicable listing standards of The Nasdaq Stock Market.
Our audit committee will:

•	approve the hiring, discharging and compensation of our independent registered public accounting firm;

•	oversee the work of our independent registered public accounting firm;

•	approve engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;

•	review the qualifications, independence and performance of the independent registered public accounting firm;

•	review our consolidated financial statements and review our critical accounting policies and estimates;

•	develop procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	review the adequacy and effectiveness of our internal controls; and

•
review and discuss the scope and results of the audit with the independent registered public accounting firm and review, with management and the independent accountants, our interim and annual operating results.

Compensation Committee
The members of our compensation committee are Fraser Bullock, Mark Gorenberg and Nehal Raj, each of whom is a non-employee member of our board of directors. Mr. Bullock is the chairman of our compensation committee. Our compensation committee oversees our compensation policies, plans and benefits programs. Our compensation committee operates under a written charter that specifies its duties and responsibilities and satisfies the applicable listing standards of The Nasdaq Stock Market. The compensation committee will:

•	review and recommend policies relating to compensation and benefits of our officers and employees;

•	review and approve corporate goals and objectives relevant to compensation of our founder and chief executive officer and other senior officers;

•	evaluate the performance of our officers in light of established goals and objectives;

•	recommend compensation of our officers based on its evaluations; and

•	administer the issuance of stock options and other awards under our stock plans.
Nominating and Governance Committee
The members of our nominating and governance committee are Joshua James and Matthew Cohler. Mr. James is the chairman of our nominating and governance committee. Our nominating and governance committee oversees and assists our board of directors in reviewing and recommending nominees for election as directors. Our nominating and governance committee operates under a written charter that specifies its duties and responsibilities and satisfies the applicable listing standards of The Nasdaq Stock Market. The nominating and governance committee will:

•	evaluate and make recommendations regarding the organization and governance of the board of directors and its committees;

•	assess the performance of members of the board of directors and make recommendations regarding committee and chair assignments;

•	recommend desired qualifications for board of directors membership and conduct searches for potential members of the board of directors; and

•	review and make recommendations with regard to our corporate governance guidelines. Our board of directors may from time to time establish other committees.
Director Compensation
No cash or equity compensation was paid to our directors in the fiscal year ended January 31, 2018. We have a practice of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board or committee meetings.
As of January 31, 2018, Mr. Gorenberg held stock options to purchase 17,455 shares of our Class B common stock. For further information regarding the equity compensation of our non-employee directors, see the section captioned "Executive Compensation—Employee Benefit Plans."
Prior to this offering, we did not have a formal policy with respect to compensation payable to our non-employee directors for service as directors. We retained Compensia, a national compensation consultant, to provide our board of directors with an analysis of market data compiled from certain public technology companies and assistance in determining compensation of directors following this offering. Based on the discussions with and assistance from Compensia, in June 2018, our board of directors approved certain compensation to our non-employee directors under our Outside Director Compensation Policy, which our stockholders also approved in June 2018. The Outside Director Compensation Policy provides for the following cash compensation program for non-employee directors, effective upon the effective date of the registration statement of which this prospectus forms a part:

•	$7,500 retainer per quarter for each non-employee director;

•	$3,750 retainer per quarter for our lead non-employee director (if applicable);

•	$5,000 retainer per quarter for the chairman of the audit committee or $1,875 retainer per quarter for each other member of the audit committee;

•	$2,625 retainer per quarter for the chairman of the compensation committee or $1,250 retainer per quarter for each other member of the compensation committee; and

•	$1,875 retainer per quarter for the chairman of the nominating and governance committee or $750 retainer per quarter for each other member of the nominating and governance committee.
In addition to the cash compensation structure described above, our Outside Director Compensation Policy provides for the following equity incentive compensation program for non-employee directors effective upon the effective date of the registration statement of which this prospectus forms a part. Each non-employee director who first joins us (other than a director who becomes a non-employee director as a result of terminating employment with us) automatically will be granted a one-time, initial restricted stock unit award with a value of $300,000. Further, on the date of each of our annual stockholder meetings following the effective date of the registration statement or, with respect to each individual who was serving as a non-employee director on June 15, 2018, beginning with our 2021 annual stockholder meeting, each non-employee director who is continuing as a director following our annual stockholder meeting automatically will be granted an annual restricted stock unit award with a value of $150,000 (provided that (1) the value of the award will be reduced to $75,000 if the director first became a non-employee director during the period beginning six months prior to the annual stockholders meeting and ending three months prior to the annual stockholders meeting, and (2) the director will not receive such an award if the director has not provided services as a non-employee director for at least three months prior to the annual stockholders meeting). Unless otherwise determined by our board of directors or our compensation committee, the number of restricted stock units will be determined based on the fair market value of the shares of our common stock subject thereto at grant. Each initial restricted stock unit award is scheduled to vest over a period of three years following the award’s date of grant, with one-third of the award scheduled to vest on each of the first three anniversaries of the date the director first becomes a non-employee director, subject to continued service through each relevant vesting date. Each annual restricted stock unit award is scheduled to vest as to 100% of the underlying shares on the earlier of the one-year anniversary of the award’s grant date or the date of our next annual stockholder meeting, subject to continued service through such date. In the event of a change in control of our company, all equity awards granted to a non-employee director (including those granted pursuant to our Outside Director Compensation Policy) will fully vest and become immediately exercisable.
In any fiscal year, a non-employee director may be paid, issued or granted cash payments and equity awards with a total value of no more than $750,000 (with the value of an equity award based on its grant date fair value for purposes of this limit), or the annual director limit. Equity awards or other compensation granted to a non-employee director while he or she was an employee or consultant (other than a non-employee director) and the restricted stock unit awards discussed below granted to our non-employee directors other than Mr. Raj will not count toward this annual director limit.
On June 15, 2018, we granted to each of our non-employee directors, other than Mr. Raj, a restricted stock unit award, or the director RSU award, covering 20,000 shares of Class B common stock which will be scheduled to vest, as to one-third of the director RSU award, on the one-year anniversary of the vesting start date, and one-twelfth of the director RSU award on a quarterly basis thereafter, subject to the non-employee director’s continued service through the vesting date. In the event of a change in control of our company, the director RSU awards will become fully vested.
In accordance with TPG policy, Nehal Raj has declined to receive any compensation under our Outside Director Compensation Policy.
Compensation for our non‑employee directors is not limited to the equity awards and payments set forth in our Outside Director Compensation Policy. Our non‑employee directors will remain eligible to receive equity awards and cash or other compensation outside of the Outside Director Compensation Policy, as may be provided from time to time at the discretion of our board of directors. For further information regarding the equity compensation of our non-employee directors, see the section of this prospectus captioned “Executive Compensation-Employee Benefit Plans—2018 Equity Incentive Plan.”

Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that will apply to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions prior to the completion of this offering. Following this offering, a copy of the code will be posted on the investor section of our website.
Compensation Committee Interlocks and Insider Participation
The members of our compensation committee are Fraser Bullock, Mark Gorenberg and Nehal Raj. None of the members of our compensation committee is an officer or employee of us. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation committee. None of the members of our compensation committee may be deemed to have an interest in certain transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Act that are disclosed in "Certain Relationships and Related Party Transactions," which disclosure is hereby incorporated by reference in this section.
Limitation of Liability and Indemnification
Our certificate of incorporation and bylaws, each to be effective upon completion of this offering, will provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law, which prohibits us from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.
As permitted by Delaware General Corporation Law, we have entered into indemnification agreements with each of our current directors, officers and some employees. These agreements provide for the indemnification of our directors, officers and some employees for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of us, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of us or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.
Although we believe that these provisions and agreements are necessary to attract and retain qualified persons as our officers and directors, the limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. At present, there is no pending litigation or proceeding involving our directors or officers for whom indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

EXECUTIVE COMPENSATION
Our named executive officers, consisting of our principal executive officer and the next two most highly compensated executive officers, as of January 31, 2018, were:

•	Joshua G. James, our founder, chief executive officer and director;

•	Bruce Felt, our chief financial officer; and

•	Catherine Wong, our chief product officer and executive vice president of engineering.
The amounts below represent the compensation earned by or paid to the named executive officers in the fiscal year ended January 31, 2018.
Summary Compensation Table
The following table provides information regarding the compensation of our named executive officers who were serving as executive officers as of January 31, 2018.

Name and Principal Position	Salary	Bonus(1)	Stock Awards(2)	All Other Compensation	Total
Joshua G. James Founder, Chief Executive Officer and Director	$350,000	$175,000	$—	$12,659(3)	$537,659
Bruce Felt Chief Financial Officer	350,000	100,000	2,340,000	23,809(4)	2,813,809
Catherine Wong Chief Product Officer and Executive Vice President of Engineering	350,000	450,000	1,950,000	11,550(3)	2,761,550
________________

(1)
Amounts represent the payment of a discretionary bonus and, for Ms. Wong, additional one-time discretionary bonuses totaling $350,000 in recognition of her contributions to the Company during the fiscal year ended January 31, 2018.

(2)
The amounts reported in this column represent the aggregate grant date fair value of the restricted stock units, or RSUs, granted under our 2011 Equity Incentive Plan to our named executive officers in the fiscal year ended January 31, 2018 as computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column are set forth in Note 12 to our consolidated financial statements included in this prospectus. Note that the amounts reported in this column reflect the accounting value for these equity awards and do not correspond to the actual economic value that may be received by our named executive officers from the equity awards. The RSUs only vest upon the satisfaction of both (i) service-based vesting conditions and (ii) a liquidity-based vesting condition, as provided in the table below titled “Outstanding Equity Awards at January 31, 2018.”

(3)	Reflects matching contributions made by us under our 401(k) plan.

(4)	Reflects spousal travel, including a gross up of $3,899 for the related taxes; plus matching contributions made by us under our 401(k) plan.

Outstanding Equity Awards at January 31, 2018
The following table presents estimated information regarding outstanding equity awards held by our named executive officers as of January 31, 2018.

		Number of Securities Underlying Unexercised Options				Stock Awards
Name	Vesting Commencement Date	Exercisable (#)	Unexercisable (#)	Option Exercise Prices ($)	Option Expiration Date	Number of Shares that Have Not Vested(#)(3)	Market Value of Shares that Have Not Vested ($)(3)
Joshua G. James	9/4/2014	514,100	102,821(1)	25.50	9/3/2024
Bruce Felt	8/18/2014	131,738	22,492(2)	25.50	9/3/2024
	1/31/2018					100,000
Catherine Wong	9/23/2013	45,089	—	8.40	10/7/2023
	9/4/2014	22,222	4,444(1)	25.50	9/3/2024
	12/13/2014	513	153(1)	25.50	1/28/2025
	11/16/2015	21,666	18,334(2)	27.60	9/30/2026
	1/31/2018					83,333
________________

(1)
Stock option vests over four years, with 50% vesting on the second anniversary of the vesting commencement date and the remainder vesting monthly over the following 24 months, subject to continued service.

(2)
Stock option vests over four years, with 25% vesting on the first anniversary of the vesting commencement date and the remainder vesting monthly over the following 36 months, subject to continued service.

(3)
The market value of our Class B common stock is based on the assumed initial public offering price of our common stock of $20.50  per share, which is the midpoint of the estimated price range on the cover of this prospectus. The RSUs are scheduled to vest as to 25% of the RSUs on the one-year anniversary of the vesting commencement date, and 1/16 th of the RSUs quarterly thereafter, provided that in no event will any RSUs vest before the earlier of (a) immediately prior to a change of control (as defined in our 2011 Equity Incentive Plan) and (b) the first scheduled vesting date occurring more than 180 days after the date of this prospectus. The vesting of RSUs on any such vesting dates is subject to the named executive officer’s continued service with us through such date.

Executive Employment Arrangements
We have entered into employment letters setting forth the terms and conditions of employment for each of our named executive officers as described below. These agreements provide for at-will employment. In addition, each of our named executive officers has executed our standard form of confidential information, invention assignment and arbitration agreement, or confidentiality agreement.
Joshua G. James
We entered into an employment letter with Mr. James in June 2018. His employment letter provides that his annual base salary is $350,000 and his target annual bonus opportunity for the fiscal year ending January 31, 2019 will be at least 50% of his annual base salary. For the fiscal year ended January 31, 2018, Mr. James’ annual base salary was $350,000 and his target bonus opportunity was $175,000.
Bruce C. Felt
We entered into an employment letter with Mr. Felt in June 2018. His employment letter provides that his annual base salary is $350,000 and his target annual bonus opportunity for the fiscal year ending January 31, 2019 is $100,000. The employment letter further provides for our reimbursement to Mr. Felt for travel expenses, including airfare, lodging and rental car costs for him and his family between his California residence and our Utah headquarters. We provide additional payments to Mr. Felt that generally are intended to make the reimbursed travel expenses tax-neutral for Mr. Felt. For the fiscal year ended January 31, 2018, Mr. Felt received an annual base salary of $350,000 and participated in our annual bonus program at a target annual bonus opportunity in the amount of $100,000.
Catherine Wong
We entered into an employment letter with Ms. Wong in June 2018. Her employment letter provides that her annual base salary is $350,000 and her target annual bonus opportunity for the fiscal year ending January 31, 2019 is $350,000. For the fiscal year ended January 31, 2018, Ms. Wong received an annual base salary of $350,000, an annual bonus opportunity of $100,000, and additional one-time discretionary bonuses totaling $350,000.
Executive Change in Control and Severance Agreements
In June 2018, our board of directors approved a change in control and severance agreement for each of our named executive officers, which agreement would provide for certain severance and change in control benefits as described below. Each change in control and severance agreement will supersede any prior agreement or arrangement the named executive officer may have had with us that provides for severance and/or change in control payments or benefits.
Each change in control and severance agreement will have an initial term of three years commencing on the effective date of the agreement. On the third anniversary of the effective date of the agreement, the agreement will renew automatically for additional one year terms unless either party provides the other party with written notice of nonrenewal at least one year prior to the date of automatic renewal. However, if a change in control (as defined in the applicable agreement) occurs when there are fewer than 12 months remaining during the initial term or during an additional term, the term of the change in control and severance agreement will extend automatically through the date that is 12 months following the date of the change in control.
If a named executive officer’s employment is terminated outside the period beginning 60 days (or six months, in the case of Mr. Felt) before a change in control and ending 12 months (or 24 months, in the case of Mr. Felt) following a change in control, or the Change in Control Period, either (1) by the Company (or any of its subsidiaries) without “cause” (excluding by reason of death or disability) or (2) by the named executive officer for “good reason” (as such terms are defined in the named executive officer’s change in control and severance agreement), the named executive officer will receive the following benefits if he or she timely signs and does not revoke a release of claims in our favor:

•
a lump-sum payment equal to 12 months (or 18 months in the case of Mr. James) of the named executive officer’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction);

•	in the case of Mr. Felt only, a lump-sum payment equal to 100% of his target annual bonus as in effect for the fiscal year in which such termination occurs; and

•
payment of premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, for the named executive officer and the named executive officer’s eligible dependents, if any, for up to 12 months (or 18 months in the case of Mr. James), or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law.

If, within the Change in Control Period, the named executive officer’s employment is terminated either (1) by the Company (or any of its subsidiaries) without cause (excluding by reason of death or disability) or (2) by the named executive officer for good reason, the named executive officer will receive the following benefits if the named executive officer timely signs and does not revoke a release of claims in our favor:

•
a lump-sum payment equal to 12 months (or 18 months in the case of Mr. James) of the executive’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction) or if greater, at the level in effect immediately prior to the change in control);

•	a lump-sum payment equal to 100% (or 150% in the case of Mr. James) of the named executive officer’s target annual bonus as in effect for the fiscal year in which such termination occurs;

•
payment of premiums for coverage under COBRA for the named executive officer and the named executive officer’s eligible dependents, if any, for up to 12 months (or 18 months in the case of Mr. James), or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law; and

•
100% accelerated vesting and exercisability of all outstanding equity awards and, in the case of an equity award with performance-based vesting, all performance goals and other vesting criteria generally will be deemed achieved at 100% of target levels.

In the event of a termination described above during the Change in Control Period, that occurs as a result of a resignation by Mr. Felt for good reason and because of our change in control, Mr. Felt is required to offer to us, the acquiring entity or new entity following a merger (as applicable), to continue working in good faith for at least an additional nine months following the date of our change in control. In the event of a termination described above that qualifies Ms. Wong for severance benefits, if the termination occurs on or following a change in control, Ms. Wong is required to offer to the acquiring entity, or new entity following a merger, to continue working in good faith for at least an additional six months in the case of a termination of the named executive officer’s employment without cause (excluding by reason of death or disability), or 12 months in the case of such a termination that occurs as a result of a resignation by the named executive officer for good reason, following that date on which such termination otherwise would become effective in order to appropriately transition between responsibilities. With respect to each of Mr. Felt and Ms. Wong, if the named executive officer’s offer of transition assistance is accepted, the named executive officer will be paid a pro rata amount of the executive’s annual base salary and annual cash target bonus opportunity during the transition period.
If any of the amounts provided for under these change in control and severance agreements or otherwise payable to our named executive officers would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, the named executive officer would be entitled to receive either full payment of benefits under his or her change in control or severance agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer. The change in control and severance agreements do not require us to provide any tax gross-up payments.
Employee Benefit Plans
2018 Equity Incentive Plan
Our board of directors adopted, and our stockholders approved, the 2018 Equity Incentive Plan, or the 2018 Plan, in June 2018. The 2018 Plan will be effective as of one business day prior to the effective date of this registration statement. Our 2018 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees, consultants, and members of our board of directors and our parent and subsidiary corporations’ employees and consultants.
Authorized Shares
We have reserved a total of 5,238,423 shares of our Class B common stock for issuance pursuant to the 2018 Plan, of which no awards are issued and outstanding. In addition, the shares reserved for issuance under our 2018 Plan will also include (1) those shares reserved but unissued under our 2011 Plan (as defined below) as of immediately prior to its termination and (2) shares of Class B common stock subject to or issued pursuant to awards granted under our 2011 Plan that, on or after the termination of the 2011 Plan, expire or otherwise terminate without having been exercised or issued in full or are forfeited to or repurchased by us (provided that the maximum number of shares that may be added to the 2018 Plan pursuant to (1) and (2) is 3,775,172 shares). The number of shares available for issuance under the 2018 Plan also will include an annual increase on the first day of each fiscal year beginning in 2019, equal to the least of:

•	3,500,000 shares;

•	5% of the outstanding shares of Class A and Class B common stock as of the last day of the immediately preceding fiscal year; and

•	such other amount as our board of directors may determine no later than the last day of the immediately preceding year.
The shares may be authorized, but unissued or reacquired shares of Class B common stock.
Plan Administration
Our board of directors or one or more committees appointed by the board of directors will administer the 2018 Plan. We anticipate that the compensation committee of the board of directors will administer our 2018 Plan. In addition, if desirable, we may structure transactions under the 2018 Plan to be exempt under Rule 16b-3 of the Exchange Act. Subject to the provisions of our 2018 Plan, the administrator has the power to administer the plan, including but not limited to the following:

•	interpret the terms of the 2018 Plan and awards granted under it;

•	create, amend and rescind rules relating to the 2018 Plan, including rules relating to sub-plans;

•
determine recipients and the terms of awards, including their exercise prices, the numbers of shares subject to the awards, the exercisability of the awards, and the form of consideration, if any, payable upon exercise;

•	amend existing awards, including to reduce or increase their exercise price;

•	allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator;

•
institute an exchange program by which outstanding awards may be surrendered in exchange for awards of the same type which may have a higher or lower exercise price or different terms, awards of a different type and/or cash; and

•	make all other determinations necessary or advisable for administering the 2018 Plan.
Stock Options
We may grant stock options under the 2018 Plan. The per share exercise price of options granted under our 2018 Plan must be equal to at least the fair market value of a share of our Class B common stock on the grant date of the award, except in certain limited circumstances. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of stock of ours or any of our parent or subsidiary corporations, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value of a share of our Class B common stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of a participant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified period in the option agreement, an option will remain exercisable for three months following a termination of a participant’s service (or in the case of a termination of service due to death or disability, for 12 months following such termination). However, in no event may an option be exercised later than the expiration of its term. Subject to the provisions of our 2018 Plan, the administrator determines the other terms of options, including any vesting and exercisability requirements.
Stock Appreciation Rights
We may grant stock appreciation rights under our 2018 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our Class B common stock between the grant date and the exercise date. After the termination of service of the participant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her award agreement. In the absence of a specified period in the award agreement, a stock appreciation right will remain exercisable for three months following a termination of a participant’s service (or in the case of a termination of service due to death or disability, for 12 months following such termination). However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of our 2018 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable, the maximum term of the stock appreciation rights, and whether to pay any increased appreciation in cash or with shares of our Class B common stock, or a combination of both, except that the per share exercise price for the shares subject to a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.
Restricted Stock
We may grant restricted stock under our 2018 Plan. Restricted stock awards are grants of shares of our Class B common stock that may be subject to various restrictions, including restrictions on transferability and forfeiture provisions. The administrator will determine the number of shares of restricted stock granted to any participant and, subject to the provisions of our 2018 Plan, will determine the terms and conditions of such awards. The administrator may impose any conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us), and the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise, provided that any dividends will be subject to the same restrictions as the shares of restricted stock on which they were distributed. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.
Restricted Stock Units
We may grant restricted stock units under our 2018 Plan. Restricted stock units are bookkeeping entries with each unit representing an amount equal to the fair market value of one share of our Class B common stock. Subject to the provisions of our 2018 Plan, the administrator determines the terms and conditions of restricted stock units, including any vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. The administrator may accelerate the time at which any restrictions will lapse or be removed.
Performance Units and Performance Shares
We may grant performance units and performance shares under our 2018 Plan. Performance units and performance shares are awards that will result in a payment to a participant if performance goals or other vesting criteria established by the administrator are achieved or the awards otherwise vest. The administrator may establish any organizational or individual performance goals or any other vesting criteria in its discretion, which, depending on the extent to which they are met, generally will determine the number or value of performance units and performance shares to be paid to participants. The administrator, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance units or performance shares. Performance units will have an initial dollar value established by the administrator on or before the grant date. Performance shares will have an initial value equal to the fair market value of the underlying shares of our Class B common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination of both.
Non-Employee Directors
Our 2018 Plan provides that all non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under the 2018 Plan. Our 2018 Plan provides that in any given fiscal year of ours, a non-employee director may not receive awards having a grant date fair value as determined under GAAP and any other compensation (such as cash retainers or fees) greater than $750,000 in the aggregate. Any awards provided to an individual for his or her service as an employee or consultant (other than as a non-employee director) will not count for purposes of this limitation. This maximum limit does not reflect the intended size of any potential grants or a commitment to make grants in the future. In connection with this offering, we implemented a formal policy making our non-employee directors eligible to receive equity awards under the 2018 Plan, as described under the section captioned "Management—Director Compensation."
Non-Transferability of Awards
Unless the administrator provides otherwise, our 2018 Plan does not allow for the transfer of awards, and only the recipient of an award may exercise an award during his or her lifetime.
Certain Adjustments
In the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of our shares or other securities, or other change in our corporate structure affecting our shares, in order to prevent diminution or enlargement of the benefits or potential benefits available under the 2018 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2018 Plan or the number, class and price of shares covered by each outstanding award, and any numerical share limits set forth in the 2018 Plan. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable, and all awards will terminate immediately prior to the consummation of such proposed transaction.
Merger or Change in Control
Our 2018 Plan provides that in the event of our merger or change in control, as defined under the 2018 Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation does not assume or substitute for the award, then such award will fully vest, all restrictions on such award will lapse, and with respect to any award with performance-based vesting, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and all other terms and conditions met unless specifically provided otherwise under the applicable award agreement or another applicable agreement between the participant and us. For any option or stock appreciation right that is not assumed or substituted, the administrator will notify the participant that such award will be exercisable for a specified period prior to the transaction, and the award will then terminate upon the expiration of the specified period of time. If a non-employee director’s awards are assumed or substituted for and the service of the non-employee director is terminated on or following a change of control, other than pursuant to a voluntary resignation that is not at the request of the acquirer, his or her options and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and restricted stock units will lapse, and with respect to any award with performance-based vesting, all performance goals or other vesting requirements for his or her awards will be deemed achieved at 100% of target levels, and all other terms and conditions met.

Forfeiture Events
Awards will be subject to any clawback policy that we may establish or amend from time to time, and the administrator may specify in an award agreement that the participant’s rights, payments, and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events. The administrator may require a participant to forfeit, return, or reimburse us all or a portion of his or her award and any amounts paid under the award pursuant to the terms of such clawback policy or to comply with applicable laws.
Amendment, Termination
The administrator has the authority to amend, suspend or terminate the 2018 Plan provided such action does not impair the existing rights of any participant. The 2018 Plan automatically terminates in 2028, unless earlier terminated by the administrator.
2011 Equity Incentive Plan
Our 2011 Equity Incentive Plan, or the 2011 Plan, was adopted by our board of directors and approved by our stockholders in April 2011 and was most recently amended in June 2018.
The 2011 Plan permits the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and to the employees of any of our parent or subsidiaries, and the grant of nonstatutory stock options, stock appreciation rights, restricted stock, and restricted stock units to our employees, consultants and members of our Board and the employees and consultants of any of our parent or subsidiaries. The 2011 Plan will be terminated prior to the completion of this offering, and thereafter we will not grant any additional awards under the 2011 Plan. However, the 2011 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the 2011 Plan.
Authorized Shares
The maximum aggregate number of shares of our Class B common stock authorized for issuance under the 2011 Plan is 4,259,209 shares, of which 16,182 shares were available for grant as of April 30, 2018 . Shares may be authorized but unissued, or reacquired Class B common stock. Shares issued pursuant to awards granted under our 2011 Plan that expire or become unexercisable without having been exercised in full, are surrendered under an exchange program, or are forfeited to or repurchased by us due to the failure to vest, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award, will become available for future grant under the 2011 Plan while the 2011 Plan remains in effect. In addition, to the extent that an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the 2011 Plan. Further, only shares actually issued under stock appreciation rights will reduce the shares available for issuance under the 2011 Plan.
As of April 30, 2018, options to purchase 2,436,043 shares of our Class B common stock and 1,204,223 restricted stock units were outstanding under the 2011 Plan.
Plan Administration
Our 2011 Plan is administered by our board of directors or a committee appointed by it. Subject to the provisions of our 2011 Plan, the administrator has the power to construe and interpret our 2011 Plan and any awards granted under it, determine the terms of awards, including the recipients, the number of shares subject to each award, the exercise price, the fair market value of a share of Class B common stock, the vesting schedule of awards, and any vesting acceleration, and the award agreements for use under the 2011 Plan. The administrator may amend awards as well as implement a program under which (1) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have lower or higher exercise prices and different terms), awards of a different type, and/or cash, (2) award holders have an opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, or (3) the exercise price of an outstanding award is increased or reduced. The administrator may establish rules and regulations, including sub-plans for satisfying applicable laws or qualification for favorable tax treatment in jurisdictions outside of the U.S.
Stock Options
Prior to the completion of this offering, we may grant options under our 2011 Plan. The exercise price per share of all options must equal at least 100% of the fair market value per share of our Class B common stock on the grant date. The term of an option may not exceed ten years. An incentive stock option to be granted to a participant who owns more than 10% of the total combined voting power of all classes of our stock or any of our parent or subsidiary corporations may not have a term in excess of five years and must have a per share exercise price of at least 110% of the fair market value per share of our Class B common stock on the grant date. Subject to the provisions of the 2011 Plan, the administrator determines all other terms of options, including vesting, any earlier termination of the option upon termination of service, and the method of payment of the exercise price of an option.
Stock Appreciation Rights
Prior to the completion of this offering, we may grant stock appreciation rights under our 2011 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our Class B common stock between the grant date and the exercise date. Subject to the provisions of our 2011 Plan, the administrator determines the terms of stock appreciation rights, including when such rights vest and become exercisable, any earlier termination of the award upon termination of service and whether to pay any increased appreciation in cash or with shares of our Class B common stock, or a combination of both. The per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share of our Class B common stock on the grant date. The term of a stock appreciation right may not exceed 10 years.
Restricted Stock
Prior to the completion of this offering, we may grant restricted stock under our 2011 Plan. Restricted stock awards are grants of shares of our Class B common stock that may be subject to various restrictions, including restrictions on transferability and forfeiture provisions. Subject to the terms of our 2011 Plan, the administrator will determine the number of shares of restricted stock granted and other terms and conditions of such awards. The administrator may impose any conditions to vesting it determines to be appropriate, and may, in its sole discretion, accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that have not vested are subject to our right of repurchase or forfeiture.
Restricted Stock Units
Prior to the completion of this offering, we may grant restricted stock units under our 2011 Plan. Restricted stock units are bookkeeping entries with each unit representing an amount equal to the fair market value of one share of our Class B common stock. The administrator determines the terms and conditions of restricted stock units, including the number of units granted, the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. The administrator in its sole discretion may reduce or waive any vesting criteria. The administrator determines in its sole discretion whether an award will be settled in cash, shares of Class B common stock, or a combination of both. Restricted stock units that do not vest will be forfeited by the recipient and will return to us.
Non-Transferability of Awards
Unless the administrator provides otherwise, our 2011 Plan generally does not allow for the transfer of awards other than by will or the laws of descent or distribution, and only the recipient of an award may exercise an award during his or her lifetime.
Certain Adjustments
In the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of our shares or other securities, or other change in our corporate structure affecting our shares, in order to prevent diminution or enlargement of the benefits or potential benefits to be made available under the 2011 Plan, the administrator will adjust the number and class of shares that may be delivered under our 2011 Plan or the number, class, and price of shares covered by each outstanding award. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable prior to the proposed transaction, and to the extent not previously exercised, awards will terminate immediately prior to the closing of the proposed transaction.
Merger or Change in Control
Our 2011 Plan provides that in the event of a merger or change in control, as defined under the 2011 Plan, each outstanding award will be treated as the administrator determines, including, without limitation, that each award be assumed or a substantially equivalent award substituted by the acquiring or succeeding corporation (or an affiliate thereof). The administrator is not required to treat all awards similarly in the transaction.

Amendment, Termination
Our board of directors has the authority to amend, alter, suspend or terminate the 2011 Plan, provided such action does not impair the rights of any participant mutually agreed between us and the affected participant. The 2011 Plan will be terminated prior to the completion of this offering, and thereafter we will not grant any additional awards under the 2011 Plan. However, the 2011 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the 2011 Plan.
2018 Employee Stock Purchase Plan
The board of directors adopted, and our stockholders approved, the 2018 Employee Stock Purchase Plan, or the ESPP, in June 2018. Our ESPP will be effective as of one business day prior to the effective date of this registration statement. Our ESPP will include a component that is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended, referred to as the 423 Component, and a component that does not comply with Section 423, referred to as the Non-423 Component. For purposes of this disclosure, a reference to the “ESPP” will mean the 423 Component.
Authorized Shares
A total of 1,047,684 shares of our Class B common stock will be available for issuance under our ESPP. In addition, our ESPP will provide for annual increases in the number of shares available for issuance under our ESPP on the first day of each fiscal year beginning in 2019, equal to the least of:

•	1,050,000 shares of Class B common stock;

•	1.5% of the outstanding shares of our Class A and Class B common stock on the last day of the immediately preceding fiscal year; and

•	such other amount as the administrator of our ESPP may determine on or before the last day of the immediately preceding year.
Administration
Our board of directors or a committee appointed by the board of directors in accordance with applicable law will administer the ESPP. We anticipate that our compensation committee will administer our ESPP. The administrator will have authority to administer the ESPP, including but not limited to, full and exclusive authority to interpret the terms of our ESPP, delegate ministerial duties to any of our employees, designate separate offerings under the ESPP, designate subsidiaries and affiliates as participating in the 423 Component or the Non-423 Component, determine eligibility, adjudicate all disputed claims filed under our ESPP, and establish such procedures that it deems necessary for the administration of our ESPP (including, without limitation, adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in our ESPP by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans may take precedence over other provisions of our ESPP except with respect to our ESPP’s share reserve limits).
Eligibility
Generally, any of our employees are eligible to participate if they are employed by us, or any participating subsidiary, for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under our ESPP if such employee:

•
immediately after the grant would own stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

•	holds rights to purchase stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of stock for each calendar year.
Our ESPP will be intended to qualify under Section 423 of the Code, and will provide for successive, overlapping offering periods that are approximately 24 months in duration. The offering periods will be scheduled to start on the first trading day on or after April 1 and October 1 of each year, except for the first offering period, which will commence on the first trading day on or after the effective date of the registration statement of which this prospectus forms a part and will end on the first trading day on or after October 1, 2020. The second offering period will commence on the first trading day on or after April 1, 2019 The administrator may change the duration of future offering periods if the change is announced prior to the beginning of the first affected offering period.

Each offering period will include purchase periods that are approximately six months in duration, which will commence after an exercise date (or for the first purchase period of an offering period, the first day of the offering period) and end with the next exercise date; provided, however, that the first exercise date under our ESPP will be the first trading day on or after April 1, 2019.
Contributions
Our ESPP will permit participants to purchase shares of Class B common stock through payroll deductions of up to 15% of their eligible compensation, which includes a participant’s base straight time gross earnings and payments for overtime and shift premium but does not include payments for commissions, incentive compensation, bonuses, equity compensation income and other similar compensation. The administrator may allow all employees participating in a separate offering to contribute amounts to our ESPP via cash, check or other means set forth in the participants’ subscription agreement prior to an exercise date in an offering period. Unless otherwise determined by the administrator, a participant may make a one-time decrease (but not increase) to the rate of his or her contributions during a purchase period, and a participant may change the rate of his or her contributions for future purchase periods.
Exercise of Purchase Right
Amounts deducted and accumulated by the participant will be used to purchase shares of Class B common stock at the end of each purchase period. The purchase price of the shares will be 85% of the lower of the fair market value of Class B common stock on the first trading day of each offering period or the fair market value of Class B common stock on the applicable exercise date. A participant will be able to purchase a maximum of 2,000 shares during each purchase period. If the fair market value of a share of our Class B common stock on the exercise date of an offering period is less than it was on the first trading day of that offering period, participants automatically will be withdrawn from that offering period following their purchase of shares on the exercise date and will be re‑enrolled in a new offering period.
Withdrawal
Participants will be able to end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of Class B common stock. Participation will end automatically upon termination of employment with us.
Non-Transferability
A participant will not be able to transfer rights granted under our ESPP other than by will, the laws of descent and distribution, or as otherwise provided under our ESPP.
Certain Adjustments
In the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of our shares or other securities, or other change in our corporate structure affecting our shares, to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under our ESPP, the administrator will make adjustments to the number and class of shares that may be delivered under our ESPP and/or the purchase price per share and number of shares covered by each option under our ESPP that has not yet been exercised, and the numerical share limits under our ESPP. In the event of our proposed dissolution or liquidation, any offering period then in progress will be shortened by setting a new exercise date and all offering periods will terminate immediately prior to the completion of the transaction, unless the administrator determines otherwise. Prior to the new exercise date, the administrator will provide notice to participants that the exercise date has been changed to the new exercise date and that the participant’s option will be exercised automatically unless the participant already has withdrawn from the offering period.
Merger or Change in Control
In the event of our merger or change in control, as defined under our ESPP, a successor corporation may assume or substitute for each outstanding option. If the successor corporation refuses to assume or substitute for the option, the offering period then in progress will be shortened, and a new exercise date will be set to occur prior to the date of the proposed merger or change in control. The administrator will notify each participant that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.

Plan Amendment and Termination
Our ESPP will terminate automatically in 2038, unless the administrator terminates it sooner. Our board of directors will have the authority to amend, suspend or terminate our ESPP.
Executive Incentive Compensation Plan
Our board of directors adopted an Executive Incentive Compensation Plan, or the Bonus Plan, in June 2018. The Bonus Plan will be administered by a committee appointed by our board of directors. Unless and until our board of directors determines otherwise, our compensation committee will be the administrator of the Bonus Plan. The Bonus Plan allows our compensation committee to provide cash incentive awards to selected employees, including our NEOs, determined by our compensation committee, based upon performance goals established by our compensation committee. Our compensation committee, in its sole discretion, will establish a target award for each participant under the Bonus Plan, which may be expressed as a percentage of the participant’s average annual base salary for the applicable performance period, a fixed dollar amount, or such other amount or based on such other formula as our compensation committee determines to be appropriate.
Under the Bonus Plan, our compensation committee will determine the performance goals applicable to awards, which goals may include, without limitation: attainment of research and development milestones, bookings, business divestitures and acquisitions, cash flow, cash position, contract awards or backlog, customer renewals, customer retention rates from an acquired company, subsidiary, business unit or division, earnings (which may include earnings before interest and taxes, earnings before taxes, and net taxes), earnings per share, expenses, gross margin, growth in stockholder value relative to the moving average of the S&P 500 Index or another index, internal rate of return, market share, net income, net profit, net sales, new product development, new product invention or innovation, number of customers, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, retained earnings, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, time to market, total stockholder return, working capital, and individual objectives such as peer reviews or other subjective or objective criteria. As determined by our compensation committee, the performance goals may be based on generally accepted accounting principles, or GAAP, or non-GAAP results and any actual results may be adjusted by our compensation committee for one-time items or unbudgeted or unexpected items and/or payments of actual awards under the Bonus Plan when determining whether the performance goals have been met. The goals may be on the basis of any factors our compensation committee determines relevant, and may be on an individual, divisional, business unit, segment or company-wide basis. Any criteria used may be measured on such basis as our compensation committee determines. The performance goals may differ from participant to participant and from award to award. Our compensation committee also may determine that a target award or a portion thereof will not have a performance goal associated with it but instead will be granted (if at all) in the compensation committee’s sole discretion.
Our compensation committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, or increase, reduce or eliminate the amount allocated to the bonus pool. The actual award may be below, at or above a participant’s target award, in our compensation committee’s discretion. Our compensation committee may determine the amount of any increase, reduction or elimination on the basis of such factors as it deems relevant, and it will not be required to establish any allocation or weighting with respect to the factors it considers.
Actual awards will generally be paid in cash (or its equivalent) in a single lump sum only after they are earned and approved by our compensation committee. Our compensation committee has the right, in its sole discretion, to settle an actual award with a grant of an equity award under our then-current equity compensation plan, which equity award may have such terms and conditions, including vesting, as our compensation committee determines in its sole discretion. Unless otherwise determined by our compensation committee, to earn an actual award, a participant must be employed by us (or an affiliate of us, as applicable) through the date the bonus is paid. Payment of bonuses occurs as soon as administratively practicable after the end of the applicable performance period, but no later than the dates set forth in the Bonus Plan.
Our board of directors will have the authority to amend or terminate the Bonus Plan provided such action does not alter or impair the existing rights of any participant with respect to any earned bonus without the participant's consent. The Bonus Plan will remain in effect until terminated in accordance with the terms of the Bonus Plan.
401(k) Plan
We maintain a tax-qualified 401(k) retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may participate in the 401(k) plan as of the first day of any month following 30 days of service to us, and participants may defer up to 100% of their eligible compensation, within the limits prescribed by the

Code. We match 100% of the contributions that eligible participants make to the 401(k) plan up to 3.00% of the participants’ eligible compensation on a per-pay period basis. Contributions from 3.01% to 5.00% are matched at 50%. The 401(k) plan also permits us to make discretionary contributions to the 401(k) plan for the benefit of eligible participants. All participants’ interests in their deferrals and our matching contributions (other than discretionary matching contributions made by us) are 100% vested when contributed to the 401(k) Plan. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made. The 401(k) plan also permits contributions to be made on a post-tax basis for those employees participating in the Roth 401(k) plan component.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a summary of transactions since February 1, 2015 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, promoters or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this prospectus captioned “Executive Compensation.”
Related Party Transaction Policy
We have adopted a formal, written policy, which will become effective upon completion of this offering, that our executive officers, directors (including director nominees), holders of more than 5% of any class of our voting securities and any member of the immediate family of or any entities affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior approval or, in the case of pending or ongoing related party transactions, ratification of our audit committee. For purposes of our policy, a related party transaction is a transaction, arrangement or relationship where we were, are or will be involved and in which a related party had, has or will have a direct or indirect material interest.
Certain transactions with related parties, however, are excluded from the definition of a related party transaction including, but not limited to:

•	transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $20,000;

•	transactions where a related party’s interest derives solely from his or her service as a director of another entity that is a party to the transaction;

•	transactions where a related party’s interest derives solely from his or her ownership of less than 10% of the equity interest in another entity that is a party to the transaction; and

•	transactions where a related party’s interest derives solely from his or her ownership of a class of our equity securities and all holders of that class received the same benefit on a pro rata basis.
No member of the audit committee may participate in any review, consideration or approval of any related party transaction where such member or any of his or her immediate family members is the related party. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant by the audit committee, including, but not limited to:

•	the benefits and perceived benefits to us;

•	the materiality and character of the related party’s direct and indirect interest;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties under the same or similar circumstances.
In reviewing proposed related party transactions, the audit committee will only approve or ratify related party transactions that are in, or not inconsistent with, the best interests of us and our stockholders.
The transactions described below were consummated prior to our adoption of the formal, written policy described above, and therefore the foregoing policies and procedures were not followed with respect to the transactions. However, we believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.
Sales of Securities since February 1, 2015
The following table sets forth a summary of the sale and issuance of our securities to related persons since February 1, 2015, other than compensation arrangements which are described under the sections of this prospectus captioned “Management—Director Compensation” and “Executive Compensation.” For a description of beneficial ownership see the section of this prospectus captioned “Principal Stockholders.”

Purchaser	Series D-2 Convertible Preferred Stock
5% Stockholders:
Institutional Venture Partners XIII, L.P.	105,816
Entities affiliated with BlackRock(1)	1,344,146
GGV Capital Select L.P.	197,669
TPG Dominion Holdings, L.P.	—
Executive Officers and Directors:
Glenn Solomon(2)	—
Nehal Raj(3)	—
________________

(1)
Consists of 14,243 shares of Series D-2 convertible preferred stock held by BlackRock Global Allocation Fund (Australia), 9,632 shares of Series D-2 convertible preferred stock held by AZL BlackRock Global Allocation Fund, a Series of Allianz Variable Insurance Products Trust, 28,815 shares of Series D-2 convertible preferred stock held by BlackRock Global Allocation Collective Fund, 18,367 shares of Series D-2 convertible preferred stock held by BlackRock Global Funds - Global Dynamic Equity Fund, 186,575 shares of Series D-2 convertible preferred stock held by BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc., 319,189 shares of Series D-2 convertible preferred stock held by BlackRock Global Funds - Global Allocation Fund, 709,810 shares of Series D-2 convertible preferred stock held by BlackRock Global Allocation Fund, Inc., 3,715 shares of Series D-2 convertible preferred stock held by BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc., 43,600 shares of Series D-2 convertible preferred stock held by JNL/BlackRock Global Allocation Fund of JNL Series Trust, and 10,200 shares of Series D-2 convertible preferred stock held by MassMutual Select BlackRock Global Allocation Fund.

(2)
Mr. Solomon is a managing partner of GGV Capital, and as such may be deemed to beneficially own such shares. Mr. Solomon disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.

(3)	Mr. Raj is a managing partner of TPG, but has no voting or investment power over and disclaims beneficial ownership of the shares held by TPG Dominion Holdings, L.P.
Series D-2 Convertible Preferred Stock
From April 2015 to January 2016 and April 2017 to June 2017, we issued and sold an aggregate of 3,431,502 shares of Series D-2 convertible preferred stock at $126.47 per share to a number of accredited investors, including GGV Capital and certain funds and accounts under management by subsidiaries of BlackRock, Inc. for aggregate proceeds of approximately $434.0 million . In connection with the sale of Series D-2 convertible preferred stock to certain funds and accounts under management by subsidiaries of BlackRock, Inc., we granted such funds the right to acquire shares of our capital stock in future financings, subject to certain exceptions. This right will terminate following this offering. In April 2015, we issued and sold 105,816 shares of Series D-2 convertible preferred stock at $94.86 per share to Institutional Venture Partners XIII, L.P. for aggregate proceeds of approximately $10.0 million .
Repurchase of Series 1 Convertible Preferred Stock
In connection with the initial sale and issuance of Series D-2 convertible preferred stock in April 2015, we entered into a stock repurchase agreement with Cocolalla, LLC, an entity affiliated with Mr. James, to repurchase 105,816 shares of our Series 1 convertible preferred stock for $94.86 per share for an aggregate purchase price of approximately $10.0 million .
Investors’ Rights Agreement
We have entered into an investors’ rights agreement with certain holders of convertible preferred stock, including Mr. James, our founder, chief executive officer and chairman, Cocolalla, LLC, and entities affiliated with each of IVP, Benchmark Capital and GGV Capital, and certain funds and accounts under management by subsidiaries of BlackRock, Inc. As of January 31, 2018, the holders of 14,098,937 shares of our common stock or their transferees (including shares issuable upon the conversion of convertible preferred stock), are entitled to rights with respect to the registration of their shares under the Securities Act. For a description of these registration rights, see “Description of Capital Stock-Registration Rights.”
Voting Agreement
The election of the members of the board of directors has historically been governed by a voting agreement with certain of the holders of our outstanding Class B common stock and convertible preferred stock, including Joshua G. James, our founder, chief executive officer and chairman, Cocolalla, LLC, an entity affiliated with Mr. James, and entities affiliated with each of

Benchmark Capital and GGV Capital and certain funds and accounts under management by subsidiaries of BlackRock, Inc. The parties to the voting agreement have agreed, subject to certain conditions, to vote their shares to elect directors as follows:

•	one nominee designated by entities affiliated with Benchmark Capital, currently Mr. Cohler;

•	one nominee designated by entities affiliated with TPG, currently Mr. Raj; and

•	one nominee designated by Mr. James, our founder, chief executive officer and chairman, and Cocolalla, LLC, an entity affiliated with Mr. James, currently Mr. Solomon.
In addition, the parties further agreed to vote their shares to elect one or more individuals who are designated by the holders of a majority of the common stock issued or issuable upon the conversion of the convertible preferred stock, currently Messrs. Bullock, Gorenberg, and James and Ms. Evan. Upon the consummation of this offering, the obligations of the parties to the voting agreement to vote their shares to elect these nominees will terminate, and none of our stockholders will have any special rights regarding the nomination, election or designation of members of the board of directors. Our existing certificate of incorporation contains provisions that correspond to the voting agreement; however, the certificate of incorporation that will be effective upon the closing of this offering will not include such provisions.
Other Transactions
In October 2015, we entered into a non-exclusive aircraft dry lease agreement with JJ Spud LLC, an entity controlled by Mr. James, our founder, chief executive officer and chairman.  The agreement allowed us to use an aircraft owned by JJ Spud LLC for our business and on an as-needed basis. The agreement had an initial one-year term and automatically renewed for successive one-year periods. Either party had the right to terminate the agreement with 30 days’ notice to the other party. Under the agreement, we paid $3,275.65 per flight hour for use of the aircraft. We were also responsible for taxes relating to our use of the aircraft. During the years ended January 31, 2017 and 2018 and the three months ended April 30, 2018, we incurred expenses of approximately $0.9 million, $0.7 million and $0.2 million, respectively, related to the use of this plane.  We believe we received favorable pricing under this agreement; however, in June 2018, we terminated our agreement with JJ Spud LLC.
In addition, we have done business with vendors and customers which may be affiliated with our directors, officers or holders of more than 5% of our capital stock.  We incurred expenses of approximately $0.3 million during each of the years ended January 31, 2017 and 2018 for catering services from Cubby's Chicago Beef, a restaurant owned by Mr. James and Cubby James, his brother, and approximately $0.2 million during the fiscal year ended January 31, 2017 for furnishings from Alice Lane Home Collection, LLC, an interior design company for which Mr. James is a partial owner and Drew James, Mr. James' brother, is an executive officer. We believe we have received favorable pricing from both vendors; however, we do not intend to do business with either Cubby's Chicago Beef or Alice Lane Home Collection, LLC in the future.
We have entered into employment agreements with most of our executive officers that, among other things, provide for certain severance and change of control benefits. For a description of these agreements, see “Executive Compensation-Executive Employment Arrangements.”
We have granted stock options and restricted stock units to our executive officers and to one of our directors. For a description of these options and restricted stock units, see “Management—Director Compensation” and “Executive Compensation.”
We have entered into indemnification agreements with our directors and executive officers. For a description of these agreements, see “Management—Limitation of Liability and Indemnification Matters.”

PRINCIPAL STOCKHOLDERS
The following table sets forth the beneficial ownership of our common stock as of May 31, 2018 by:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;

•	each of the named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.
The percentage of beneficial ownership prior to the offering shown in the table is based upon 3,263,659 shares of Class A common stock and 12,491,451 shares of Class B common stock outstanding as of May 31, 2018, assuming the automatic conversion of all outstanding shares of convertible preferred stock into an aggregate of 3,263,659 shares of Class A common stock and 10,835,278 shares of Class B common stock. The percentage of beneficial ownership after this offering shown in the table is based on  3,263,659  shares of Class A common stock and 21,691,451 shares of Class B common stock outstanding after the closing of this offering, assuming no exercise of the underwriters’ option to purchase additional shares. The number of shares beneficially owned and the percentage of beneficial ownership after this offering shown in the table assume our directors and officers, do not purchase shares of Class B common stock in this offering.
Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules take into account shares of Class B common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before the 60th day after May 31, 2018. These shares are deemed to be outstanding and beneficially owned by the person holding those options or a warrant for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Domo, Inc., 772 East Utah Valley Drive, American Fork, Utah 84003.

	Beneficial Ownership Prior to the Offering					Beneficial Ownership After the Offering
	Class A		Class B		% of Total Voting power(1)	Class A		Class B		% of Total Voting power(1)
Name	Shares	%	Shares	%		Shares	%	Shares	%
5% Stockholders
Cocolalla, LLC(2)	3,263,659	100%	—	—%	91.3%	3,263,659	100%	—	—%	85.8%
Entities affiliated with Institutional Venture Partners(3)	—	—	1,609,537	12.9	1.1	—	—	1,609,537	7.4%	1.1
Entities affiliated with Benchmark Capital (4)	—	—	1,492,752	12.0	1.0	—	—	1,492,752	6.9%	1.0
Entities affiliated with BlackRock(5)	—	—	1,344,146	10.8	*	—	—	1,344,146	6.2%	*
Entities affiliated with GGV(6)	—	—	835,013	6.7	*	—	—	835,013	3.8%	*
Named Executive Officers and Directors
Joshua G. James(7)	3,263,659	100%	591,215	4.5%	91.7%	3,263,659	100%	591,215	2.7%	86.1%
Bruce Felt(8)	—	—	151,017	1.2	*	—	—	151,017	0.7	*
Catherine Wong(9)	—	—	97,907	0.8	*	—	—	97,907	0.4	*
Fraser Bullock (10)	—	—	106,428	0.9	*	—	—	106,428	0.5	*
Matthew Cohler(11)	—	—	1,492,752	12.0	1.0	—	—	1,492,752	6.9	1.0
Dana Evan	—	—	—	—	*	—	—	—
Mark Gorenberg(12)	—	—	111,389	0.9	*	—	—	111,389	0.5	*
Glenn Solomon(13)	—	—	835,013	6.7	*	—	—	835,013	3.8	*
Nehal Raj	—	—	—	—	*	—	—	—	—	*
All Executive Officers & Directors as a Group (10 persons)(14)	3,263,659	100%	3,712,379	27.1%	93.9%	3,263,659	100%	3,712,379	16.2%	88.2%
________________

*	Represents beneficial ownership or voting power of less than 1%.

(1)
Percentage total voting power represents voting power with respect to all outstanding shares of our Class A common stock and Class B common stock, voting as a single class. Each holder of Class A common stock shall be entitled to 40 votes per share of Class A common stock and each holder of Class B common stock shall be entitled to one vote per share of Class B common stock. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or our amended and restated certificate of incorporation. The Class A common stock is convertible at any time by the holder into shares of Class B common stock on a share-for-share basis.

(2)
Joshua G. James, our founder, chief executive officer and a director, is the managing member of Cocolalla, LLC, and he has sole power to vote and dispose of the shares, which are directly owned by Cocolalla, LLC.

(3)
Consists of (a) 862,440 shares of Series B convertible preferred stock, 350,951 shares of Series C convertible preferred stock, 48,388 shares of Series D convertible preferred stock and 105,816 shares of Series D-2 convertible preferred stock held of record by Institutional Venture Partners XIII, L.P. (“IVP XIII”), (b) 240,662 shares of Series D convertible preferred stock held of record by Institutional Venture Partners XV, L.P. (“IVP XV”), and (c) 1,280 shares of Series D convertible preferred stock held of record by Institutional Venture Partners XV Executive Fund, L.P. (“IVP Executive Fund”), each share of which will automatically convert into one share of Class B common stock immediately prior to the completion of this offering. Institutional Venture Management XIII, LLC is the general partner of IVP XIII, and Institutional Venture Management XV LLC is the general partner of IVP XV and IVP Executive Fund. Todd C. Chaffee, Norman A. Fogelsong, Stephen J. Harrick, J. Sanford Miller and Dennis B. Phelps are the managing directors of Institutional Venture Management XIII, LLC and Institutional Venture Management XV LLC and share voting and dispositive power over the shares held by IVP XIII, IVP XV and IVP Executive Fund. The address for these entities is c/o Institutional Venture Partners, 3000 Sand Hill Road, Building 2, Suite 250, Menlo Park, California 94025.

(4)
Consists of 1,492,752 shares of Series A convertible preferred stock held of record by Benchmark Capital Partners VII, L.P. ("BCP"), each share of which will automatically convert into one share of Class B common stock immediately prior to completion of this offering. Benchmark Capital Management Co. VII, L.L.C., the general partner of Benchmark Capital Partners VII, L.P., may be deemed to have sole power to vote these shares, and Matthew R. Cohler, Bruce W. Dunlevie, Peter H. Fenton, J. William Gurley, Kevin R. Harvey, Mitchell Lasky, and Steven M. Spurlock, the managing members of Benchmark Capital Management Co. VII, L.L.C., may be deemed to have shared power to vote these shares. The address for Benchmark Capital Partners VII, L.P. is 2965 Woodside Road, Woodside, CA 94062.

(5)
Consists of (a) 14,243 shares of Series D-2 convertible preferred stock held by BlackRock Global Allocation Fund (Australia), (b) 9,632 shares of Series D-2 convertible preferred stock held by AZL BlackRock Global Allocation Fund, a Series of Allianz Variable Insurance Products Trust, (c) 28,815 shares of Series D-2 convertible preferred stock held by BlackRock Global Allocation Collective Fund, (d) 18,367 shares of Series D-2 convertible preferred stock held by BlackRock Global Funds—Global Dynamic Equity Fund, (e) 186,575 shares of Series D-2 convertible preferred stock held by BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc., (f) 319,189 shares of Series D-2 convertible preferred stock held by BlackRock Global Funds—Global Allocation Fund, (g) 709,810 shares of Series D-2 convertible preferred stock held by BlackRock Global Allocation Fund, Inc., (h) 3,715 shares of Series D-2 convertible preferred stock held by BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc., (i) 43,600 shares of Series D-2 convertible preferred stock held by JNL/BlackRock Global Allocation Fund of JNL Series Trust, and (j) 10,200 shares of Series D-2 convertible preferred stock held by MassMutual Select BlackRock Global Allocation Fund, each share of which will automatically convert into one share of Class B common stock immediately prior to the completion of this offering. The registered holders of the referenced shares are funds and accounts under management by investment adviser subsidiaries of BlackRock, Inc.  BlackRock, Inc. is the ultimate parent holding company of such investment adviser entities.  On behalf of such investment adviser entities, David Clayton, Dan Chamby, Russ Koesterich and Kent Hogshire (the “Portfolio Managers”), as managing directors of such entities, has voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares.  The Portfolio Managers expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such investment adviser subsidiaries and the Portfolio Managers is 1 University Square Drive, Princeton, NJ 08540.

(6)
Consists of (a) 29,643 shares of Series A convertible preferred stock, 515,496 shares of Series C convertible preferred stock and 78,973  shares of Series D convertible preferred stock held of record by GGV Capital IV L.P., (b) 628 shares of Series A convertible preferred stock, 10,930 shares of Series C convertible preferred stock and 1,674 shares of Series D convertible preferred stock held of record by GGV Capital IV Entrepreneurs Fund L.P. and (c) 197,669 shares of Series D-2 convertible preferred stock held of record by GGV Capital Select L.P., each share of which will automatically convert into one share of Class B common stock immediately prior to the completion of this offering. GGV Capital IV L.L.C. is the general partner of GGV Capital IV L.P. and GGV Capital IV Entrepreneurs Fund L.P., and GGV Capital Select L.L.C. is the general partner of GGV Capital Select L.P. Glenn Solomon, Jixun Foo, Jenny Lee, Jeff Richards, and Hans Tung are the managing directors of GGV Capital IV L.L.C. and GGV Capital Select L.L.C., and share voting and investment control over these shares. The address for each of the foregoing entities is 3000 Sand Hill Road, Suite 4-230, Menlo Park, CA 94025.

(7)
Consists of (a) 3,263,659 shares of Series 1 convertible preferred stock held of record by Cocolalla, LLC and (b) options to purchase 591,215 shares of Class B common stock held of record by Mr. James that are exercisable within 60 days of May 31, 2018 .

(8)	Consists of options to purchase 151,017 shares of Class B common stock that are exercisable within 60 days of May 31, 2018 .

(9)	Consists of options to purchase 97,907 of Class B common stock that are exercisable within 60 days of May 31, 2018 .

(10)
Consists of (a) 8,666 shares of Class B common stock held of record by Bullock Family 2003 Gift Trust, (b) 8,789 shares of Class B common stock held of record by Bullock Family 101 Trust, (c) 18,783 shares of Series A convertible preferred stock held of record by Bullock Family 101 Trust, and (d) 70,190 shares of Series C convertible preferred stock held of record by Bullock Family 101 Trust. Jennifer Bullock serves as trustee to the Bullock Family 2003 Gift Trust and Robert Gardner serves as trustee to the Bullock Family 101 Trust.

(11)
Consists of 1,492,752 shares of Class B common stock held by Benchmark Capital Partners VII, L.P., each share of which will automatically convert into one share of Class B common stock immediately prior to the completion of this offering. Benchmark Capital Management Co. VII, L.L.C., the general partner of Benchmark Capital Partners VII, L.P., may be deemed to have sole power to vote these shares, and Mr. Cohler, Bruce W. Dunlevie, Peter H. Fenton, J. William Gurley, Kevin R. Harvey, Mitchell Lasky, and Steven M. Spurlock, the managing members of Benchmark Capital Management Co. VII, L.L.C., may be deemed to have shared power to vote these shares.

(12)
Consists of (a) 93,934 shares of Series A convertible preferred stock held of record by Zetta Venture Partners I, L.P., each share of which will automatically convert into one share of Class B common stock immediately prior to the completion of this offering, and (b) options to purchase 17,455 shares of Class B common stock held of record by Mr. Gorenberg that are exercisable within 60 days of May 31, 2018 . Zetta Equity Partners I, LLC is the general partner of Zetta Venture Partners I, L.P. Mr. Gorenberg and Ashley Fontana are the managing directors of Zetta Equity Partners I, LLC and share voting and investment control over the shares held by Zetta Venture Partners I, L.P.

(13)
Consists of (a) 29,643 shares of Series A convertible preferred stock, 515,496 shares of Series C convertible preferred stock and 78,973  shares of Series D convertible preferred stock held of record by GGV Capital IV L.P., (b) 628 shares of Series A convertible preferred stock, 10,930 shares of Series C convertible preferred stock and 1,674 shares of Series D convertible preferred stock held of record by GGV Capital IV Entrepreneurs Fund L.P., and (c) 197,669 shares of Series D-2 convertible preferred stock held of record by GGV Capital Select L.P.,, each share of which will automatically convert into one share of Class B common stock immediately prior to the completion of this offering. GGV Capital IV L.L.C. is the general partner of GGV Capital IV L.P. and GGV Capital IV Entrepreneurs Fund L.P., and GGV Capital Select L.L.C. is the general partner of GGV Capital Select L.P. Glenn Solomon, Jixun Foo, Jenny Lee, Jeff Richards, and Hans Tung are the managing directors of GGV Capital IV L.L.C. and GGV Capital Select L.L.C., and share voting and investment control over these shares. The address for each of the foregoing entities is 3000 Sand Hill Road, Suite 4-230, Menlo Park, CA 94025.

(14)	Includes 1,184,252 shares of Class B common stock issuable upon exercise of options that are exercisable within 60 days of May 31, 2018 .

DESCRIPTION OF CAPITAL STOCK
This section provides a summary of the rights of our common stock and preferred stock. This summary is not complete. For more detailed information, please see our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.
Upon the closing of this offering and the filing of our certificate of incorporation to be effective upon completion of this offering, our authorized capital stock will consist of 513,263,659 shares, of which 3,263,659 shares are designated Class A common stock, par value $0.001 per share, 500,000,000 shares are designated Class B common stock, par value $0.001 per share, and 10,000,000 shares are designated preferred stock, par value $0.001 per share.
Upon the closing of this offering, all the outstanding shares of convertible preferred stock as of April 30, 2018 will automatically convert into, in the case of Series 1 convertible preferred stock, an aggregate of 3,263,659 shares of Class A common stock and, in the case of all other convertible preferred stock, an aggregate of 10,835,278 shares of Class B common stock. Upon the closing of this offering and after giving effect to the conversion of convertible preferred stock into common stock, warrants to purchase an aggregate of 73,726 shares of Class B common stock will remain outstanding if they are not exercised prior to the closing of this offering.
Common Stock
Outstanding Shares
Based on 1,654,869 shares of Class B common stock outstanding as of April 30, 2018 , the conversion of convertible preferred stock outstanding as of April 30, 2018 into an aggregate of 3,263,659 shares of Class A common stock and 10,835,278 shares of Class B common stock upon the completion of this offering, the issuance of 9,200,000 shares of Class B common stock in this offering, and no exercise of the underwriters’ option to purchase additional shares and no exercise of options or warrants, there will be 3,263,659 shares of Class A common stock and 21,690,147 shares of Class B common stock outstanding upon the closing of this offering. As of April 30, 2018 , assuming the conversion of all outstanding convertible preferred stock into common stock upon the closing of this offering, we had one record holder of our Class A common stock and 408 record holders of our Class B common stock. Pursuant to our amended and restated certificate of incorporation, our board of directors will have the authority, without stockholder approval except as required by the listing standards of The Nasdaq Global Market to issue additional shares of our Class B common stock. Until the final conversion of all outstanding shares of Class A common stock pursuant to the terms of the certificate of incorporation, or the final conversion date, any increase in the authorized shares of Class A common stock requires the approval of the holders of a majority of the outstanding shares of Class A common stock.
Voting Rights
We currently have two classes of authorized common stock, Class A common stock and Class B common stock. Each share of Class A common stock is entitled to 40 votes per share. Each share of Class B common stock is entitled to one vote per share. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or our certificate of incorporation.
Delaware law could require holders of Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:

•
if we were to seek to amend our certificate of incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•
if we were to seek to amend our certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Our certificate of incorporation and bylaws that will be in effect at the closing of our initial public offering will provide that from and after when the outstanding shares of Class A common stock represent less than a majority of the total combined voting power of our Class A common stock and Class B common stock, or the voting threshold date, we will have a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. Until the voting threshold date, our directors will be elected annually for one-year terms. Stockholders do not have the ability to cumulate votes for the election of directors.

Holders of our Class A common stock and Class B common stock are not entitled to cumulative voting in the election of directors, which means that the holders of a majority of the voting power of our Class A common stock and Class B common stock, voting together as a single voting class, will be entitled to elect all of the directors standing for election, if they so choose.
After this offering, all of our Class A common stock will be held by Cocolalla, LLC and controlled by our founder, chief executive officer and chairman, Joshua G. James, as the managing member of Cocolalla, LLC, and will represent 86% of the voting power of our outstanding capital stock. Because of our dual class structure, we anticipate that, for the foreseeable future, Mr. James will continue to be able to control all matters submitted to our stockholders for approval, including the election and removal of directors.
Conversion
Each share of Class A common stock will automatically convert into one share of Class B common stock on the final conversion date. Each share of Class A common stock is also convertible at any time at the option of the holder into one share of Class B common stock. In addition, each share of Class A common stock will convert automatically into one share of Class B common stock upon any transfer, whether or not for value, except for certain transfers described in our certificate of incorporation, including, without limitation, transfers for tax and estate planning purposes, so long as the transferring holder of Class A common stock continues to hold exclusive voting and dispositive power with respect to the shares transferred. In addition, each outstanding share of Class A common stock held by a stockholder who is a natural person, or held by the permitted entities and permitted transferees of such natural person (as described in our certificate of incorporation), will convert automatically into one share of Class B common stock upon the death or disability of such natural person nine months following such death or disability, unless otherwise extended in accordance with our certificate of incorporation.
Once converted into a share of Class B common stock, a converted share of Class A common stock will not be reissued. Following the conversion of all outstanding shares of Class A common stock, no further shares of Class A common stock will be issued.
Dividends
Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our Class A common stock and Class B common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. For more information see “Dividend Policy.” If a dividend is paid in the form of Class A common stock or Class B common stock, then holders of Class A common stock shall receive Class A common stock and holders of Class B common stock shall receive Class B common stock.
Liquidation
In the event of our liquidation, dissolution or winding up, holders of our Class A common stock and Class B common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.
Rights and Preferences
Except as described above, holders of Class A common stock and Class B common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to Class A common stock or Class B common stock. The rights, preferences and privileges of the holders of Class A common stock and Class B common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.
Fully Paid and Nonassessable
All of our outstanding shares of Class A common stock are, and the shares of Class B common stock to be issued pursuant to this offering, when paid for, will be fully paid and nonassessable.
Preferred Stock
Upon closing of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock. Notwithstanding the foregoing, upon the closing of this offering, our board of directors will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of Class A common stock or Class B common stock. The issuance of preferred stock could adversely affect the voting power of holders of Class A common stock and Class B common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing change in our control or other corporate action.
Warrants
As of April 30, 2018, we had the following warrants issued and outstanding:

•
Warrants to purchase 3,729 shares of Class B common stock at an exercise price of $4.80 per share and an expiration date that is the earlier of (1) November 14, 2021 and (2) the third anniversary of the completion of this offering.

•	Warrants to purchase 3,333 shares of Class B common stock at an exercise price of $34.35 per share and an expiration date of July 18, 2026.

•
Warrants to purchase 66,664 shares of Class B common stock at an exercise price equal to the lesser of (1) $45.00 per share and (2) the lowest price we receive for equity securities in a qualifying private placement, if any, prior to the closing of an initial public offering and an expiration date that is the earlier of (1) December 5, 2027 and (2) the third anniversary of the completion of this offering.

These warrants have a net exercise provision under which their holders may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our stock at the time of exercise of the warrants after deduction of the aggregate exercise price. In addition, these warrants will automatically be net exercised if the fair market value of our stock at the respective expiration dates of the warrants is greater than the exercise price. These warrants contain provisions for adjustment of the exercise price and number of shares issuable upon the exercise of these warrants in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations.
Options
As of April 30, 2018 , options to purchase an aggregate of 2,436,043 shares of our Class B common stock were outstanding under our 2011 Equity Incentive Plan.
Restricted Stock Units
As of April 30, 2018 , we had 1,204,223 shares of our Class B common stock subject to outstanding restricted stock units under our 2011 Equity Incentive Plan.
Registration Rights
Under our investors’ rights agreement, following the closing of this offering, the holders of approximately 14,098,937  shares of Class A common stock and Class B common stock issuable upon conversion of outstanding convertible preferred stock, or their transferees, have the right to require us to register the offer and sale of their shares, which we refer to as registration rights.
Demand Registration Rights
At any time after six months after the date of this prospectus BlackRock Advisors, LLC or any of its affiliates or the holders of at least a majority of the shares having demand registration rights have the right to demand that we use best efforts to file a registration statement for the registration of the offer and sale of at least such number of shares with anticipated offering proceeds in excess of $20.0 million. We are only obligated to file up to two registration statements in connection with the exercise of demand registration rights. These registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances and our ability to defer the filing of a registration statement with respect to an exercise of such demand registration rights for up to 90 days under certain circumstances.
Form S-3 Registration Rights
At any time after we are qualified to file a registration statement on Form S-3, a stockholder with registration rights shall have the right to demand that we file a registration statement on Form S-3 so long as the aggregate number of shares to be offered and sold under such registration statement on Form S-3 is at least $5.0 million. These investor registration rights are subject to specified conditions and limitations, including our ability to defer the filing of a registration statement with respect to an exercise of such Form S-3 registration rights for up to 90 days under certain circumstances.
Piggyback Registration Rights
At any time after the closing of this offering, if we propose to register the offer and sale of any of our securities under the Securities Act either for our own account or for the account of other stockholders, a stockholder with registration rights will have the right, subject to certain exceptions, to include their shares of common stock in the registration statement. These registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration statement under certain circumstances, but not below 25% of the total number of shares covered by the registration statement.
Expenses of Registration
We will pay all expenses relating to any demand registrations, Form S-3 registrations and piggyback registrations, other than underwriting discounts and selling commissions.
Termination
The registration rights terminate upon the earlier of (1) the date that is three years after the closing of this offering and (2) as to a given holder of registration rights, when such holder of registration rights can sell all of such holder’s registrable securities in a three month-period pursuant to Rule 144 promulgated under the Securities Act.
Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws
Delaware Law
We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, or by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
Certificate of Incorporation and Bylaws
Our certificate of incorporation and our bylaws will include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

•
Dual-Class Stock. As described above in “—Common Stock—Voting Rights,” our certificate of incorporation provides for a dual-class common stock structure, which will provide Joshua James, our founder, chief executive officer and chairman, and his affiliates, with significant influence over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

•
Classified Board of Directors. Our certificate of incorporation and bylaws will provide that, from and after the time that the Class A common stock no longer represents a majority of the combined voting power of our Class A common stock and Class B common stock, or the voting threshold date, our board of directors will be classified into three classes of directors. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors. See the section titled “Management—Classified Board of Directors.”

•
Stockholder Action; Special Meeting of Stockholders. Our certificate of incorporation will provide that, until the voting threshold date, our stockholders will be able to take action by written consent for any matter. Our bylaws will further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, our chief executive officer or, until the voting threshold date, holders of at least 50% of the combined voting power of our Class A common stock and Class B common stock, thus limiting the ability of a stockholder to call a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

•
Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

•
No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

•
Amendment of Charter and Bylaws Provisions. Prior to the voting threshold date, any amendment of our certificate of incorporation will require approval by holders of at least a majority of the voting power of our then outstanding capital stock. From and after the voting threshold date, certain amendments to our certificate of incorporation will require the approval of two-thirds of the outstanding voting power of our common stock. Our bylaws will provide that, following the voting threshold date, approval of stockholders holding two-thirds of our outstanding voting power voting as a single class is required for stockholders to amend or adopt any provision of our bylaws.

•
Issuance of Undesignated Preferred Stock. Our board of directors will have the authority, without further action by our stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.

Exclusive Forum
Our bylaws will provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders, (3) any action arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or bylaws, or (4) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court having jurisdiction over indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Our bylaws will also provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York 11219.
Listing
We have applied to have our common stock approved for listing on The Nasdaq Global Market under the trading symbol “DOMO.”

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our Class B common stock, and although we expect that our Class B common stock will be approved for listing on The Nasdaq Global Market we cannot assure you that there will be an active public market for our Class B common stock following this offering. We cannot predict what effect sales of our shares in the public market or the availability of shares for sale will have on the market price of our Class B common stock. Future sales of substantial amounts of Class B common stock in the public market, including shares issued upon exercise of outstanding options or warrants, or the perception that such sales may occur, however, could adversely affect the market price of our Class B common stock and also could adversely affect our future ability to raise capital through the sale of our Class B common stock or other equity-related securities at times and prices we believe appropriate.
Upon completion of this offering, based on our shares outstanding as of April 30, 2018 and after giving effect to the conversion of all outstanding shares of our convertible preferred stock, 3,263,659 shares of our Class A common stock and  21,690,147  shares of our Class B common stock will be outstanding, or 23,070,147 shares of Class B common stock if the underwriters exercise their option to purchase additional shares in full. All of the shares of Class B common stock expected to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act except shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act and any shares purchased in the offering by our directors, executive officers, employees and their immediate family members, which will be subject to a 180-day lock-up restriction. The remaining outstanding shares of our Class B common stock will be deemed “restricted securities” as that term is defined under Rule 144. Restricted securities may be sold in the public market only if their offer and sale is registered under the Securities Act or if the offer and sale of those securities qualify for an exemption from registration, including exemptions provided by Rules 144 and 701 under the Securities Act, which are summarized below.
As a result of the lock-up agreements and market stand-off provisions described below and the provisions of Rules 144 or 701, and assuming no extension of the lock-up period and no exercise of the underwriters’ option to purchase additional shares, the shares of our Class B common stock that will be deemed “restricted securities” will be available for sale in the public market following the completion of this offering as follows:

•	No shares will be eligible for sale on the date of this prospectus; and

•
12,490,147  shares of our Class B common stock and 3,263,659 shares of our Class A common stock, upon conversion into shares of our Class B common stock, will be eligible for sale upon expiration of the lock-up agreements and market stand-off provisions described below, beginning more than 180 days after the date of this prospectus.

We may issue shares of our Class B common stock from time to time for a variety of corporate purposes, including in capital-raising activities through future public offerings or private placements, in connection with exercise of stock options or warrants, vesting of restricted stock units and other issuances relating to our employee benefit plans and as consideration for future acquisitions, investments or other purposes. The number of shares of our Class B common stock that we may issue may be significant, depending on the events surrounding such issuances. In some cases, the shares we issue may be freely tradable without restriction or further registration under the Securities Act; in other cases, we may grant registration rights covering the shares issued in connection with these issuances, in which case the holders of the Class B common stock will have the right, under certain circumstances, to cause us to register any resale of such shares to the public.
Lock-up Agreements and Market Standoff Provisions
We, our directors and officers and substantially all of the holders of our equity securities have agreed, subject to certain exceptions, not to offer, pledge sell, contract to sell, transfer, lend or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for common stock, for 180 days after the date of this prospectus without first obtaining the written consent of Morgan Stanley & Co. LLC, on behalf of the underwriters. These agreements are described below under the section captioned “Underwriters.”
Morgan Stanley & Co. LLC has advised us that they have no present intent or arrangement to release any shares subject to a lock-up with the underwriters and will consider the release of any lock-up on a case-by-case basis. Upon a request to release any shares subject to a lock-up, Morgan Stanley & Co. LLC would consider the particular circumstances surrounding the request, including, but not limited to, the length of time before the lock- up expires, the number of shares requested to be released, reasons for the request, the possible impact on the market for our common stock and whether the holder of our shares requesting the release is an officer, director or other affiliate of ours.

Rule 144
In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is not our affiliate for purposes of the Securities Act and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without being required to comply with the notice, manner of sale or public information requirements or volume limitation provisions of Rule 144. Sales of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.
In addition, under Rule 144, a person may sell shares of our common stock acquired from us immediately upon the completion of this offering, without regard to the registration requirements of the Securities Act or the availability of public information about us, if:

•	the person is not our affiliate and has not been our affiliate at any time during the preceding three months; and

•	the person has beneficially owned the shares to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates.
Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our Class B common stock then outstanding, which will equal approximately 216,901 shares of our Class B common stock immediately after this offering; and

•	the average weekly trading volume in our common stock on The Nasdaq Global Market during the four calendar weeks preceding the date of filing of a notice on Form 144 with respect to the sale.
Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. To the extent that shares were acquired from one of our affiliates, a person’s holding period for the purpose of effecting a sale under Rule 144 would commence on the date of transfer from the affiliate.
Rule 701
In general, under Rule 701 a person who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been one of our affiliates during the immediately preceding 90 days may sell these shares in reliance upon Rule 144, but without being required to comply with the notice, manner of sale or public information requirements or volume limitation provisions of Rule 144. Rule 701 also permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701.
As of April 30, 2018 , there had been 462,818 shares of our outstanding Class B common stock issued in reliance on Rule 701 as a result of exercises of stock options. All of these shares, however, are subject to lock-up agreements as discussed above, and, as a result, these shares will only become eligible for sale at the earlier of the expiration of the lock-up period or upon obtaining the consent of Morgan Stanley & Co. LLC.
Stock Options
As of April 30, 2018 , options to purchase an aggregate of 2,436,043 shares of our Class B common stock were outstanding. We intend to file one or more registration statements on Form S-8 under the Securities Act to register the offer and sale of all shares of our Class B common stock subject to outstanding stock options and all shares issued or issuable under our stock plans. We expect to file the registration statement covering these shares after the date of this prospectus, which will permit the resale of such shares by persons who are non-affiliates of ours in the public market without restriction under the Securities Act, subject, with respect to certain of the shares, to the provisions of the lock-up agreements and market stand-off provisions described above.

Warrants
As of April 30, 2018 , the following warrants to purchase a total of 73,726 shares were outstanding:

•	3,729 shares of Class B common stock, at an exercise price of $4.80 per share;

•	3,333 shares of Class B common stock, at an exercise price of $34.35 per share; and

•
66,664 shares of Class B common stock at an exercise price equal to the lesser of (1) $45.00 per share and (2) the lowest price we receive for equity securities in a qualifying private placement, if any, prior to the closing of an initial public offering.

See “Description of Capital Stock—Warrants” for additional information. Shares issued upon exercise of the warrants may be able to be sold after the expiration of the lock-up period described above subject the requirements of Rule 144 described above.
Registration Rights
Upon completion of this offering, the holders of approximately 14,098,937 shares of our common stock will be eligible to exercise certain rights to cause us to register their shares for resale under the Securities Act, subject to various conditions and limitations. These registration rights are described under the section of this prospectus captioned “Description of Capital Stock  —  Registration Rights.” Upon the effectiveness of a registration statement covering these shares, the shares would become freely tradable, and a large number of shares may be sold into the public market, which may adversely affect the market price of our common stock.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES FOR NON-U.S. HOLDERS OF COMMON STOCK
The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of our Class B common stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Code, U.S. Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof, all of which are subject to change, possibly with retroactive effect, which could result in U.S. federal income tax consequences different than those summarized below. We have not sought a ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.
This summary does not address the potential application of the U.S. federal tax on net investment income, the tax considerations arising under the laws of any state, local or other jurisdiction, or U.S. federal estate, gift or generation-skipping tax, except to the extent provided below. This summary is limited to investors who will hold our Class B common stock as a capital asset for tax purposes. This summary does not address all tax considerations that may be important to a particular investor in light of the investor’s circumstances or to certain categories of non-U.S. investors that may be subject to special rules, including, without limitation:

•	banks, insurance companies or other financial institutions (except to the extent specifically set forth below);

•	tax-exempt organizations;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

•	U.S. expatriates, certain former citizens or long-term residents of the United States;

•	persons who hold our Class B common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell our Class B common stock under the constructive sale provisions of the Code.
In addition, if a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) holds our Class B common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Therefore, this summary does not address tax considerations applicable to partnerships that hold our Class B common stock. Accordingly, partnerships that hold our Class B common stock and partners in such partnerships should consult their tax advisors.
You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our Class B common stock arising under the U.S. federal estate, gift, and generation-skipping tax rules or under the tax laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.
Non-U.S. Holder Defined
For purposes of this discussion, you are a non-U.S. holder if you are a beneficial owner of our Class B common stock, other than a partnership that is not: (1) an individual who is a citizen or resident of the United States, (2) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (4) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions, or has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If you are a non-U.S. citizen individual, you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class B common stock.
Distributions on Class B Common Stock
If we make distributions on our Class B common stock, these distributions generally will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent these distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our Class B common stock, but not below zero, and then will be treated as gain from the sale of stock.
Subject to the discussion below regarding withholding on foreign accounts, any dividend paid to you generally will be subject to U.S. withholding either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. If you are eligible for a reduced rate of withholding pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If you hold our Class B common stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.
Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, attributable to a permanent establishment maintained by you in the United States) are exempt from withholding. In order to claim this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying exemption. Such effectively connected dividends, although not subject to withholding, are taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.
Gain on Disposition of Class B Common Stock
Subject to the discussion below regarding withholding on foreign accounts, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Class B common stock unless:

•
the gain is effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by you in the U.S.);

•
you are an individual who is present in the U.S. for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•
our Class B common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition and your holding period for our Class B common stock.

If you are described in the first bullet above, you will generally be required to pay tax on the net gain derived from the sale at the same graduated U.S. federal income tax rates applicable to U.S. persons (net of certain deductions and credits), and if you are a corporate non-U.S. holder, you may be subject to branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. If you are described in the second bullet above, you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though you are not considered a resident of the United States).
We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Class B common stock is regularly traded on an established securities market, our Class B common stock will be treated as a U.S. real property interest only if you actually or constructively hold more than 5% of such regularly traded Class B common stock at any time during the applicable period described above.
Backup Withholding and Information Reporting
Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.
The information reporting and backup withholding rules that apply to payments of dividends to certain U.S. stockholders of our Class B common stock generally will not apply to dividends paid to a non-U.S. holder so long as the non-U.S. holder certifies its foreign status or otherwise establishes an exemption by properly certifying non-U.S. status on a Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.
Under the Treasury regulations, the payment of proceeds from the disposition of shares of our Class B common stock by a non-U.S. holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the beneficial owner certifies, under penalties of perjury, among other things, its status as a non-U.S. holder (and the broker does not have actual knowledge or reason to know the holder is a U.S. person) or otherwise establishes an exemption. The payment of proceeds from the disposition of shares of our Class B common stock by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. Information reporting, but not backup withholding, will apply to a payment of proceeds, even if that payment is made outside of the United States, if you sell our Class B common stock through a non-U.S. office of a broker that is:

•	a U.S. person (including a foreign branch or office of such person);

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

•
a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business;

unless the broker has documentary evidence that the beneficial owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge or reason to know to the contrary). Backup withholding is not an additional tax. Any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information or returns are furnished to the IRS in a timely manner.
Foreign Accounts
The Foreign Account Tax Compliance Act, or FATCA, imposes a U.S. federal withholding tax of 30% on certain “withholdable payments,” including on dividends on, and the gross proceeds of a disposition of, our Class B common stock to a “foreign financial institution” (as specifically defined for this purpose) unless such institution provides the withholding agent with a certification as to its FATCA status and either enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or such institution otherwise qualifies for an exemption. A U.S. federal withholding tax of 30% is generally imposed on dividends on, and the gross proceeds of a disposition of, our Class B common stock to a non-financial foreign entity unless such entity provides the withholding agent with a certification as to its FATCA status and either a certification that it does not have any substantial direct or indirect U.S. owners or information regarding direct and indirect U.S. owners of the entity or such entity otherwise qualifies for an exemption. Under applicable Treasury Regulations and IRS guidance, the withholding provisions described above currently apply to payments of dividends paid on our Class B common stock, if any, and will generally apply to payments of gross proceeds from a sale or other disposition of such stock on or after January 1, 2019. You should consult your tax advisors regarding the application of these withholding provisions to you.

Federal Estate Tax
Our Class B common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death generally will be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

UNDERWRITERS
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Underwriters	Number of Shares
Morgan Stanley & Co. LLC
Allen & Company LLC
Credit Suisse Securities (USA) LLC
UBS Securities LLC
William Blair & Company, L.L.C.
JMP Securities LLC
Cowen and Company, LLC

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of Class B common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class B common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class B common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option to purchase additional shares described below.
The underwriters initially propose to offer part of the shares of Class B common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $        per share under the public offering price. After the initial offering of the shares of Class B common stock, the offering price and other selling terms may from time to time be varied by the representatives. Sales of common stock made outside of the United States may be made by affiliates of the underwriters.
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to additional shares of Class B common stock at the public offering price listed on the cover page of this prospectus, less estimated underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class B common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Class B common stock listed next to the names of all underwriters in the preceding table.
The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase up to an additional 1,380,000 shares of Class B common stock.

Total
	Per Share	No Exercise	Full Exercise
Price to public
Underwriting discounts and commissions
Proceeds, before expenses
The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $4.0 million . We have agreed to reimburse the underwriters for reasonable expenses relating to the clearance of this offering with the Financial Industry Regulatory Authority and legal expenses incurred in connection with the directed share program. The underwriters have agreed to reimburse us for certain expenses incurred by us in connection with this offering .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of Class B common stock offered by them.
We intend to apply to have our Class B common stock approved for listing on The Nasdaq Global Market under the trading symbol “DOMO.”
We and all directors and officers and the holders of substantially all of our outstanding stock and equity securities have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus, the restricted period:

•
offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), directly or indirectly) any capital stock or any securities convertible into, or exercisable or exchangeable for such capital stock;

•
file any registration statement with the SEC (other than a registration statement on Form S-8) relating to the offering of any shares of capital stock or any securities convertible into or exercisable or exchangeable for capital stock; or

•
establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to any shares of capital stock or any securities convertible into or exercisable or exchangeable for capital stock;

whether any such transaction described above is to be settled by delivery of Class B common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.
The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of shares to the underwriters in this offering;

•
the conversion or reclassification of the outstanding preferred stock or other classes of our common stock into shares of Class A common stock and Class B common stock in connection with the completion of this offering and the conversion of Class A common stock to Class B common stock in accordance with our certificate of incorporation, provided that any such shares of common stock received upon such conversion or reclassification shall remain subject to the restrictions described above;

•
transactions by a security holder relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions;

•
the transfer by a security holder of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (1) to an immediate family member of a security holder or to a trust formed for the benefit of such an immediate family member, (2) by bona fide gift, will or intestacy, (3) if the security holder is a corporation, partnership or other business entity (a) to another corporation, partnership or other business entity that controls, is controlled by or is under common control with such security holder or (b) as part of a disposition, transfer or distribution without consideration by the security holder to its equity holders or (4) if the security holder is a trust, to a trustor or beneficiary of the trust, provided that in each case, each recipient shall sign and deliver a lock-up agreement, no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of common stock shall be voluntarily made during the lock-up period and any filing required under Section 16(a) of the Exchange Act shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described here and that no shares were sold by the reporting person;

•
the transfer by a security holder of shares of common stock or any securities convertible into common stock by a security holder to us upon a vesting event of our securities or upon the exercise of options or warrants to purchase our securities, in each case on a “cashless exercise” or “net exercise” basis to the extent permitted by the instruments representing such options or warrants so long as such “cashless exercise” or “net exercise” is effected solely by the surrender of outstanding options or warrants to us and our cancellation of all or a portion thereof to pay the exercise price or withholding tax obligations, provided no filing under Section 16(a) of the Exchange Act reporting a disposition of shares of common stock shall be required or shall be voluntarily made during the 60 day period following the date of this prospectus, and after such 60th day, any filing under Section 16(a) of the Exchange Act shall clearly indicate in the footnotes thereto that the filing relates to the circumstances as described here and that no shares were sold by the reporting person;

•
the exercise of options for cash to purchase shares of our common stock granted under a stock incentive plan described in this prospectus or the exercise of warrants for cash to purchase shares of our common stock described in this prospectus and outstanding as of the date of this prospectus, provided that the underlying shares of common stock remain subject to the terms of the lock-up agreement, and provided no filing under Section 16(a) of the Exchange Act reporting a disposition of shares of common stock shall be required or shall be voluntarily made during the 60 day period following the date of this prospectus, and after such 60th day, any filing under Section 16(a) of the Exchange Act shall clearly indicate in the footnotes thereto that the filing relates to the circumstances as described here and that no shares were sold by the reporting person;

•
the establishment by a security holder of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the lock-up period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the security holder or us;

•	the conversion of our outstanding convertible preferred stock into shares of our common stock, provided that such shares of common stock remain subject to the terms of the lock-up agreement;

•
the transfer by a security holder of shares of our common stock or any security convertible into or exercisable or exchangeable for common stock to us, pursuant to agreements under which we have the option to repurchase such shares or a right of first refusal with respect to transfers of such shares, provided any related filing under Section 16(a) of the Exchange Act shall clearly indicate in the footnotes thereto that the filing relates to the circumstances as described here;

•
the transfer by a security holder of shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock that occurs by operation of law, pursuant to a qualified domestic order or in connection with a divorce settlement, provided that we and each transferor shall make best efforts to ensure that the transferee shall sign and delivery a lock-up letter and that no filing under Section 16(a) shall be required or shall be voluntarily made during the lock-up period unless such filing clearly indicates in the footnotes that such transfer occurred by operation of law, pursuant to a qualified domestic order, or in connection with a divorce settlement;

•
the exercise of any right with respect to, or the taking of any other action in preparation for, a registration by us of shares of our common stock or any securities convertible into or exercisable for common stock, provided that no transfer of the common stock registered pursuant to the exercise of such rights shall occur, and no registration statement shall be filed, during the lock-up period;

•
the transfer by a security holder of shares of our common stock or any security convertible into or exercisable or exchangeable for common stock pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of the common stock involving a change of control of us occurring after the completion of this offering and which has been approved by our board of directors, provided that such transaction has been approved by our board of directors and provided further that if the tender offer, merger, consolidation or other such transaction is not completed, the common stock owned by the security holder shall remain subject to the restrictions contained in the lock-up agreement;

•	the issuance by us of shares of our common stock upon the exercise of an option or warrant or the conversion of a security outstanding as of the date of this prospectus;

•
the grant by us of options or the issuance by us of our shares of common stock to our employees, officers, directors, advisors or consultants pursuant to employee benefit plans in effect as of the date of this prospectus and described in this prospectus, provided that we shall cause each recipient of such options or shares to sign a copy of the lock-up agreement; and

•	the filing by us of a registration statement on Form S-8 with respect to an employee benefit plan in effect as of the date of this prospectus and described in this prospectus.

Morgan Stanley & Co. LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.
In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option described above. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase shares of Class B common stock in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.
We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
In the ordinary course of business, we sold, and may in the future sell, solutions to one or more of the underwriters or their respective affiliates in arms-length transactions on market competitive terms.
In 2015, Morgan Stanley Private Bank, N.A., an affiliate of Morgan Stanley & Co. LLC, made a loan to our founder, chief executive officer and chairman, Joshua G. James. Domo is not a party to this loan. Morgan Stanley Private Bank, N.A. received customary fees and expense reimbursements in connection with this loan. Mr. James and Morgan Stanley have a longstanding relationship of over a decade.
Pricing of the Offering
Prior to this offering, there has been no public market for our Class B common stock. The initial public offering price will be determined by negotiations between us and the representatives. Among the factors to be considered in determining the initial public offering price will be our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Directed Share Program
At our request, the underwriters have reserved up to 690,000 shares of Class B common stock, or 7.5% of the shares offered by this prospectus, for sale at the initial public offering price to individuals through a directed share program, including our directors, executive officers and employees, as well as friends and family members of our executive officers, founders and certain members of senior management, and persons with whom we have a business relationship, including employees of certain customers and suppliers. If purchased by these persons, these shares will not be subject to a lock-up restriction, except in the case of shares purchased by any director, executive officer or employee, which will be subject to a 180-day lock-up restriction. The number of shares of Class B common stock available for sale to the general public will be reduced by the number of reserved shares sold to these individuals. Any reserved shares of our Class B common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of our Class B common stock offered by this prospectus. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the reserved shares.
Selling Restrictions
European Economic Area
In relation to each Country of the European Economic Area that has implemented the Prospectus Directive, each, a Relevant Country, an offer to the public of any shares of our Class B common stock may not be made in that Relevant Country, except that an offer to the public in that Relevant Country of any shares of our Class B common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Country:

(a)	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

(b)
to fewer than 100 or, if the Relevant Country has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our Class B common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our Class B common stock in any Relevant Country means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Class B common stock to be offered so as to enable an investor to decide to purchase any shares of our Class B common stock, as the same may be varied in that Relevant Country by any measure implementing the Prospectus Directive in that Relevant Country, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Country), and includes any relevant implementing measure in the Relevant Country, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
United Kingdom
Each underwriter has represented and agreed that:

(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of the shares of our Class B common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our Class B common stock in, from or otherwise involving the United Kingdom.

Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant

Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
Notice to Prospective Investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.
Notice to Prospective Investors in Hong Kong
The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Notice to Prospective Investors in Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons, or Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice.

Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS
The validity of the shares of the Class B common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Seattle, Washington. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Redwood City, California, is representing the underwriters. An investment fund associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation holds shares of our convertible preferred stock representing less than 1% of our outstanding shares of common stock.
EXPERTS
The consolidated financial statements of Domo, Inc. at January 31, 2017 and 2018, and for each of the two years in the period ended January 31, 2018, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our Class B common stock offered by this prospectus. This prospectus constitutes only a part of the registration statement. Some items are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class B common stock, we refer you to the registration statement, including the exhibits. Statements contained in this prospectus concerning the contents of any contract or document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.
You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website at www.sec.gov that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC.
As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.domo.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

Domo, Inc.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Domo, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Domo, Inc. (the Company) as of January 31, 2017 and 2018, the related consolidated statements of operations, comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows for each of the two years in the period ended January 31, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at January 31, 2017 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended January 31, 2018, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2010.
Salt Lake City, Utah
April 19, 2018 (except for the fourth paragraph of Note 1, as to which the date is June 18, 2018)

Domo, Inc.
Consolidated Balance Sheets
(in thousands, except per share amounts)

	As of January 31,		As of April 30,	Pro Forma Stockholders' Deficit as of April 30,
	2017	2018	2018	2018
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$68,984	$61,972	$71,936
Accounts receivable, net	22,298	35,484	28,418
Contract acquisition costs	6,540	9,661	10,678
Prepaid expenses and other current assets	4,848	6,144	7,386
Total current assets	102,670	113,261	118,418
Property and equipment, net	15,722	14,952	14,304
Contract acquisition costs, noncurrent	6,247	11,521	10,566
Intangible assets, net	2,791	3,026	3,006
Goodwill	9,478	9,478	9,478
Other assets	1,014	3,117	3,978
Total assets	$137,922	$155,355	$159,750
Liabilities, convertible preferred stock and stockholders' deficit
Current liabilities:
Accounts payable	$8,035	$12,121	$15,963
Accrued expenses and other current liabilities	40,154	49,428	41,033
Deferred revenue	48,719	66,712	68,718
Total current liabilities	96,908	128,261	125,714
Deferred revenue, noncurrent	1,217	4,244	4,007
Other liabilities, noncurrent	1,806	5,324	5,963
Long-term debt	—	46,332	96,128
Total liabilities	99,931	184,161	231,812
Commitments and contingencies (Note 10)
Convertible preferred stock, $0.001 par value per share; 13,893, 15,328, 15,328 and no shares authorized as of January 31, 2017 and 2018 and April 30, 2018 actual (unaudited) and pro forma (unaudited), respectively; 13,289, 14,099, 14,099 and no shares issued and outstanding as of January 31, 2017 and 2018 and April 30, 2018 actual (unaudited) and pro forma (unaudited), respectively; liquidation preference of $715,426 as of January 31, 2018 and April 30, 2018 (unaudited), respectively	594,187	693,158	693,158	$—
Stockholders' deficit:
Class A common stock, $0.001 par value per share; 3,700 shares authorized as of January 31, 2017 and 2018 and April 30, 2018 (unaudited); no shares issued and outstanding as of January 31, 2017 and 2018 and April 30, 2018 actual (unaudited) and 3,264 shares issued and outstanding pro forma (unaudited), respectively	—	—	—	3
Class B common stock, $0.001 par value per share; 21,200 shares authorized as of January 31, 2017 and 2018 and April 30, 2018 (unaudited); 1,531, 1,639, 1,655 and 12,490 shares issued and outstanding as of January 31, 2017 and 2018 and April 30, 2018 actual (unaudited) and pro forma (unaudited), respectively	2	2	2	12
Additional paid-in capital	24,683	35,301	37,589	735,135
Accumulated other comprehensive income	330	506	469	469
Accumulated deficit	(581,211)	(757,773)	(803,280)	(807,681)
Total stockholders' deficit	(556,196)	(721,964)	(765,220)	$(72,062)
Total liabilities and stockholders' deficit	$137,922	$155,355	$159,750
See accompanying notes to consolidated financial statements.

Domo, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Year Ended January 31,		Three Months Ended April 30,
	2017	2018	2017	2018
			(unaudited)
Revenue:
Subscription	$58,664	$87,463	$19,103	$26,663
Professional services and other	15,876	21,061	5,143	5,282
Total revenue	74,540	108,524	24,246	31,945
Cost of revenue:
Subscription	21,486	32,427	6,936	8,056
Professional services and other	11,709	12,492	2,802	3,510
Total cost of revenue	33,195	44,919	9,738	11,566
Gross profit	41,345	63,605	14,508	20,379
Operating expenses:
Sales and marketing	118,935	131,802	35,517	39,656
Research and development	76,164	78,261	19,703	19,064
General and administrative	29,106	29,323	7,245	4,644
Total operating expenses	224,205	239,386	62,465	63,364
Loss from operations	(182,860)	(175,781)	(47,957)	(42,985)
Other income (expense), net	513	(396)	82	(1,919)
Loss before income taxes	(182,347)	(176,177)	(47,875)	(44,904)
Provision for income taxes	773	385	103	603
Net loss	$(183,120)	$(176,562)	$(47,978)	$(45,507)
Net loss per share, basic and diluted	$(124.90)	$(110.70)	$(31.03)	$(27.63)
Weighted-average number of shares used in computing net loss per share, basic and diluted	1,466	1,595	1,546	1,647
Pro forma net loss per share, basic and diluted (unaudited)		$(11.36)		$(2.89)
Weighted-average number of shares used in computing pro forma net loss per share, basic and diluted (unaudited)		15,544		15,759
See accompanying notes to consolidated financial statements.

Domo, Inc.
Consolidated Statements of Comprehensive Loss
(in thousands)

	Year Ended January 31,		Three Months Ended April 30,
	2017	2018	2017	2018
			(unaudited)
Net loss	$(183,120)	$(176,562)	$(47,978)	$(45,507)
Change in cumulative foreign currency translation adjustments	112	176	46	(37)
Comprehensive loss	$(183,008)	$(176,386)	$(47,932)	$(45,544)
See accompanying notes to consolidated financial statements.

Domo, Inc.
Consolidated Statements of Convertible Preferred Stock and Stockholders' Deficit
(in thousands, except share amounts)

			Stockholders' Deficit
	Convertible Preferred Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount
Balance as of February 1, 2016	13,288,510	$594,187	1,417,691	$1	$14,610	$218	$(398,091)	$(383,262)
Exercise of stock options	—	—	113,546	1	747	—	—	748
Stock-based compensation expense	—	—	—	—	9,326	—	—	9,326
Change in cumulative foreign currency translation adjustments	—	—	—	—	—	112	—	112
Net loss	—	—	—	—	—	—	(183,120)	(183,120)
Balance as of January 31, 2017	13,288,510	594,187	1,531,237	2	24,683	330	(581,211)	(556,196)
Issuance of Series D-2 convertible preferred stock, net of issuance costs of $3,529	810,427	98,971	—	—	—	—	—	—
Exercise of stock options	—	—	111,688	—	1,338	—	—	1,338
Repurchase of Class B common stock	—	—	(4,277)	—	(121)	—	—	(121)
Stock-based compensation expense	—	—	—	—	9,334	—	—	9,334
Class B common stock warrant	—	—	—	—	67	—	—	67
Change in cumulative foreign currency translation adjustments	—	—	—	—	—	176	—	176
Net loss	—	—	—	—	—	—	(176,562)	(176,562)
Balance as of January 31, 2018	14,098,937	693,158	1,638,648	2	35,301	506	(757,773)	(721,964)
Exercise of stock options (unaudited)	—	—	16,221	—	212	—	—	212
Stock-based compensation expense (unaudited)	—	—	—	—	2,076	—	—	2,076
Change in cumulative foreign currency translation adjustments (unaudited)	—	—	—	—	—	(37)	—	(37)
Net loss (unaudited)	—	—	—	—	—	—	(45,507)	(45,507)
Balance as of April 30, 2018 (unaudited)	14,098,937	$693,158	1,654,869	$2	$37,589	$469	$(803,280)	$(765,220)
See accompanying notes to consolidated financial statements.

Domo, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended January 31,		Three Months Ended April 30,
	2017	2018	2017	2018
			(unaudited)
Cash flows from operating activities
Net loss	$(183,120)	$(176,562)	$(47,978)	$(45,507)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,895	8,051	1,842	2,265
Amortization of intangible assets	304	80	20	20
Amortization of contract acquisition costs	7,782	9,014	2,132	1,727
Stock-based compensation	9,343	9,370	2,412	2,093
Reversal of contingent tax-related accrual	—	—	—	(3,513)
Capitalized interest	—	202	—	349
Remeasurement of convertible preferred stock warrant liability	—	(28)	—	(16)
Change in operating assets and liabilities:
Accounts receivable, net	(2,802)	(13,186)	2,015	7,066
Contract acquisition costs	(11,742)	(17,160)	(3,340)	(1,923)
Prepaid expenses and other	(826)	(1,610)	(1,303)	602
Accounts payable	4,537	3,250	721	4,428
Accrued expenses and other liabilities	9,613	8,902	3,710	(6,247)
Deferred revenue	17,872	21,020	3,417	1,769
Net cash used in operating activities	(144,144)	(148,657)	(36,352)	(36,887)
Cash flows from investing activities
Purchases of property and equipment	(11,644)	(7,281)	(2,994)	(1,617)
Purchases of intangible assets	—	(315)	—	—
Issuance of note receivable	(500)	—	—	—
Net cash used in investing activities	(12,144)	(7,596)	(2,994)	(1,617)
Cash flows from financing activities
Proceeds from issuance of convertible preferred stock, net of issuance costs	(4,060)	99,058	100,500	(87)
Debt proceeds, net of issuance costs	(112)	48,900	—	49,674
Proceeds from exercise of stock options	748	1,338	607	212
Repurchases of common stock	—	(121)	(121)	—
Payments of deferred offering costs	—	(38)	—	(1,311)
Principal payments on capital lease obligations	(42)	(37)	(9)	(44)
Net cash (used in) provided by financing activities	(3,466)	149,100	100,977	48,444
Effect of exchange rate changes on cash and cash equivalents	118	141	26	24
Net (decrease) increase in cash and cash equivalents	(159,636)	(7,012)	61,657	9,964
Cash and cash equivalents at beginning of period	228,620	68,984	68,984	61,972
Cash and cash equivalents at end of period	$68,984	$61,972	$130,641	$71,936
Supplemental disclosures of cash flow information
Cash paid for income taxes	$212	$499	$279	$182
Cash paid for interest	$26	$314	$1	$937
Non-cash financing activities
Debt issuance costs in accounts payable, accrued liabilities and other liabilities, noncurrent	$—	$2,726	$—	$682
Deferred offering costs in accounts payable and accrued liabilities	$—	$1,675	$—	$703
Issuance of convertible preferred stock warrants in connection with credit facility	$—	$257	$—	$166
Convertible preferred stock issuance costs in accounts payable and accrued liabilities	$—	$87	$3,335	$—
See accompanying notes to consolidated financial statements.

Domo, Inc.
Notes to Consolidated Financial Statements
1. Overview and Basis of Presentation
Description of Business and Basis of Presentation
Domo, Inc. (the Company) provides a cloud-based platform that digitally connects everyone from the CEO to the frontline employee with all the people, data and systems in an organization, giving them access to real-time data and insights and allowing them to manage their business from their smartphones. The Company was originally incorporated in September 2010 under the corporate name Shacho, Inc. in Delaware and, in December 2011, the Company reincorporated in Delaware as Domo, Inc. The Company's headquarters are located in American Fork, Utah and the Company has subsidiaries in the United Kingdom, Australia, Japan, Hong Kong, and Singapore.
The accompanying consolidated financial statements, which include the accounts of the Company and its wholly owned subsidiaries, have been prepared in conformity with accounting principles generally accepted in the United States of America or GAAP. All intercompany balances and transactions have been eliminated in consolidation. The Company’s fiscal year ends on January 31.
The Company has incurred cumulative and recurring losses from operations since inception and had an accumulated deficit of $803.3 million as of April 30, 2018 (unaudited). The Company has also experienced negative cash flows from operating activities since inception, including cash used in operating activities of $144.1 million , $148.7 million , $36.4 million and $36.9 million during the fiscal years ended January 31, 2017 and 2018 and the three months ended April 30, 2017 and 2018 (unaudited), respectively. As of April 30, 2018 (unaudited), the Company had cash and cash equivalents of $71.9 million and no amounts available to draw under its credit facility. Excluding monthly interest payments, amounts outstanding under the credit facility are not due until 2021. However, the Company is forecasting additional negative operating cash flows through at least May 2019, one year following the issuance of these financial statements, as it continues to make investments in development and marketing activities to grow the business. The financial position of the Company may affect its ability to meet its projected operating obligations under its current forecast through May 2019. Management intends to raise additional capital through an initial public offering (IPO). To the extent additional capital is not obtained through an IPO, management will seek other forms of financing. If other equity or debt financing is not available by August 2018, management will then begin to implement plans to significantly reduce operating expenses. These plans primarily consist of significant reductions to marketing costs, including reducing the size and scope of the Company's annual user conference, lowering hiring goals and reducing or eliminating certain discretionary spending as necessary. Management believes such plans, absent additional capital from an IPO or other forms of financing, can be effectively implemented, and when these plans are implemented it is probable these reductions will be sufficient to allow the Company to meet its projected reduced operating obligations as they become due through at least May 2019. Any of the actions contemplated by the implementation of these plans to significantly reduce operating expenses, if required, could have an adverse impact on the Company’s ability to achieve its planned objectives, and thus materially harm the Company’s business, operating results and financial condition.
Stock Split
On June 15, 2018 , the Company amended its amended and restated certificate of incorporation to effect a 15 -to-one reverse stock split of its common stock and convertible preferred stock. On the effective date of the reverse stock split, (1) each 15 shares of outstanding convertible preferred stock and common stock were reduced to one share of convertible preferred stock and common stock, respectively; (2) the number of shares of common stock issuable under each outstanding option to purchase common stock and issuable upon vesting under each restricted stock unit was proportionately reduced on a 15 -to-one basis; (3) the exercise price of each outstanding option to purchase common stock was proportionately increased on a 15 -to-one basis; (4) the number of shares of common stock issuable under each outstanding warrant was proportionately reduced on a 15 -to-one basis and the exercise price of each warrant was proportionately increased on a 15 -to-one basis; and (5) corresponding adjustments in the per share conversion prices, dividend rates and liquidation preferences of the convertible preferred stock were made. All of the share and per share information referenced throughout the consolidated financial statements and notes to the consolidated financial statements have been retroactively adjusted to reflect this reverse stock split.
Unaudited Interim Consolidated Financial Statements
The accompanying interim consolidated balance sheet as of April 30, 2018, the interim consolidated statements of operations, comprehensive loss and cash flows for the three months ended April 30, 2017 and 2018 and the interim consolidated statement

Domo, Inc.
Notes to Consolidated Financial Statements (Continued)
1. Overview and Basis of Presentation (Continued)

of convertible preferred stock and stockholders' deficit for the three months ended April 30, 2018 are unaudited. The unaudited interim consolidated financial statements have been prepared on a basis consistent with the annual consolidated financial statements and, in the opinion of management, reflect all adjustments necessary to state fairly the Company's financial position as of April 30, 2018 and its results of operations and cash flows for the three months ended April 30, 2017 and 2018. The financial data and the other financial information disclosed in the notes to these consolidated financial statements related to the three-month periods are also unaudited. The results of operations for the three months ended April 30, 2018 are not necessarily indicative of the results to be expected for the fiscal year ending January 31, 2019 or for any other future year or interim period.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. The Company bases its estimates on historical experience and on other assumptions that its management believes are reasonable under the circumstances. Actual results could differ from those estimates. The Company’s most significant estimates and judgments involve the determination of standalone selling prices for the Company’s services, which are used to determine revenue recognition for arrangements with multiple performance obligations; the amortization period for deferred contract acquisition costs; valuation of the Company’s stock-based compensation, including the underlying estimated fair value of common stock; useful lives of fixed assets; capitalization and estimated useful life of internal-use software; valuation estimates used when evaluating impairment of long-lived and intangible assets including goodwill; and the allowance for doubtful accounts.
Foreign Currency
The functional currencies of the Company’s foreign subsidiaries are the respective local currencies. The cumulative effect of translation adjustments arising from the use of differing exchange rates from period to period is included in accumulated other comprehensive income within the consolidated balance sheets. Changes in the cumulative foreign translation adjustment are reported in the consolidated statements of convertible preferred stock and stockholders’ deficit and the consolidated statements of comprehensive loss. Transactions denominated in currencies other than the functional currency are remeasured at the end of the period and when the related receivable or payable is settled, which may result in transaction gains or losses. Foreign currency transaction gains and losses are included in other income (expense), net in the consolidated statements of operations and were not material for the years ended January 31, 2017 and 2018 or the three months ended April 30, 2017 and 2018 (unaudited). All assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenue and expenses are translated at the average exchange rate during the period, and equity balances are translated using historical exchange rates.
Segment Information
The Company operates as one operating segment. The Company’s chief operating decision maker is its chief executive officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance and allocating resources.
Unaudited Pro Forma Stockholders' Deficit and Pro Forma Net Loss Per Share
Upon the completion of the initial public offering (IPO) contemplated by the Company, all of the outstanding shares of its convertible preferred stock will automatically convert into 3,263,659 shares of Class A and 10,835,278 shares of Class B common stock, based on the number of shares of convertible preferred stock outstanding as of April 30, 2018 . Unaudited pro forma stockholders' deficit as of April 30, 2018 has been computed to give effect to the automatic conversion of the convertible preferred stock into common stock as though the conversion had occurred as of April 30, 2018 . The unaudited pro forma basic and diluted net loss per share has been computed to give effect to the conversion of the shares of convertible preferred stock into common stock as if such conversion had occurred at the later of the beginning of the period or the date the convertible preferred shares were issued. The shares of common stock issuable and the proceeds expected to be received in an IPO are excluded from such pro forma information.
Additionally, as described in Note 12, the Company has granted restricted stock units (RSUs) to employees that vest and settle upon the satisfaction of both a service-based condition and a liquidity event-related performance vesting condition. The service-based condition for these awards is generally satisfied over four years with a cliff vesting period of one or two years and quarterly vesting thereafter. The liquidity event-related performance condition is based on the occurrence of either a change

Domo, Inc.
Notes to Consolidated Financial Statements (Continued)
1. Overview and Basis of Presentation (Continued)

in control of the Company or the effective date of this registration statement (an IPO). Of the 1,204,223 RSUs outstanding as of April 30, 2018 , 1,191,598 RSUs will meet the performance condition approximately six months following the Company's IPO subject to the grantee's continued service through that date, while 12,625 RSUs will meet the performance condition on the effective date of this registration statement. As of April 30, 2018 , all compensation expense related to the RSUs remained unrecognized because the performance condition was not satisfied. The performance condition will be deemed probable of being satisfied on the effective date of this registration statement, and as a result, in that period the Company will record the cumulative stock-based compensation expense in the amount attributable to service prior to such effective date using the accelerated attribution method. The vesting condition that will be satisfied six months following the IPO does not affect the expense attribution period for the RSUs for which the service condition has been met as of that date.
Accordingly, the unaudited pro forma balance sheet information at April 30, 2018 gives effect to stock-based compensation expense of approximately $4.4 million associated with the RSUs for which the service-based vesting condition was satisfied as of April 30, 2018. This pro forma adjustment related to stock-based compensation expense of approximately $4.4 million has been reflected as an increase to additional paid-in capital and accumulated deficit. The shares of common stock subject to RSUs that will vest upon the effective date of this registration statement are excluded from the pro forma balance sheet because they will not be issued until approximately six months after the effective date of this registration statement.
The pro forma share amounts used to compute pro forma net loss per share give effect to the RSUs that have satisfied the service condition as of April 30, 2018. These RSUs will vest and settle upon the satisfaction of the liquidity event-related performance condition described above. The net loss used in computing pro forma net loss per share does not give effect to the stock-based compensation expense associated with these RSUs. If the liquidity event had occurred on April 30, 2018, the Company would have recorded $4.4 million of stock-based compensation expense on that date.
2. Summary of Significant Accounting Policies
Cash and Cash Equivalents
Cash and cash equivalents consist of cash on hand and money market funds. The fair value of cash equivalents approximated their carrying value as of January 31, 2018 and April 30, 2018 (unaudited).
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are recorded at the invoiced amount (net of allowances), do not require collateral, and do not bear interest. The Company’s payment terms generally provide that customers pay within 30 days of the invoice date.
The Company maintains an allowance for doubtful accounts for amounts the Company does not expect to collect. In establishing the required allowance, management considers historical losses, current market conditions, customers’ financial condition, the age of the receivables, and current payment patterns. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.
Changes in the Company's allowance for doubtful accounts for the years ended January 31, 2017 and 2018 and the three months ended April 30, 2018 (unaudited) were as follows (in thousands):

Beginning balance	$771
Additions	3,519
Write-offs	(2,710)
Balance as of January 31, 2017	1,580
Additions	5,003
Write-offs	(3,664)
Balance as of January 31, 2018	2,919
Additions (unaudited)	79
Write-offs (unaudited)	(854)
Balance as of April 30, 2018 (unaudited)	$2,144

Domo, Inc.
Notes to Consolidated Financial Statements (Continued)
2. Summary of Significant Accounting Policies (Continued)

Contract Acquisition Costs
Contract acquisition costs primarily consist of deferred sales commissions, which are considered incremental and recoverable costs of obtaining a contract with a customer. Contract acquisition costs for initial contracts are deferred and then amortized on a straight-line basis over the period of benefit, which the Company has determined to be approximately four years. The period of benefit is determined by taking into consideration contractual terms, expected customer life, changes in the Company's technology and other factors. Contract acquisition costs for renewal contracts are not commensurate with contract acquisition costs for initial contracts and are recorded as expense when incurred if the period of benefit is one year or less. If the period of benefit is greater than one year, costs are deferred and then amortized on a straight-line basis over the period of benefit. Contract acquisition costs related to professional services and other performance obligations with a period of benefit of one year or less are recorded as expense when incurred. Amortization of contract acquisition costs is included in sales and marketing expenses in the accompanying consolidated statements of operations.
Amortization expense related to contract acquisition costs was $7.8 million, $9.0 million, $2.1 million and $1.7 million for the years ended January 31, 2017 and 2018 and the three months ended April 30, 2017 and 2018 (unaudited), respectively. There was no impairment charge in relation to contract acquisition costs for the periods presented.
Deferred Offering Costs
The Company capitalizes qualified legal, accounting and other direct costs related to efforts to raise capital through a sale of common stock in a potential IPO. Deferred offering costs are included in other assets on the consolidated balance sheets and will be deferred until the completion of the IPO, at which time they will be reclassified to additional paid-in capital as a reduction of the IPO proceeds. If the Company terminates plans for an IPO or significantly delays a potential IPO, any deferred costs will be expensed at that time. As of January 31, 2017 and 2018, $0 and $1.7 million of deferred offering costs were capitalized. As of April 30, 2018 (unaudited), $2.4 million of deferred offering costs were capitalized.
Property and Equipment
Property and equipment, net, are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets or over the related lease terms (if shorter). Repairs and maintenance costs are expensed as incurred.
The estimated useful lives of property and equipment are as follows:

Computer equipment and software	2-3 years
Furniture, vehicles and office equipment	3 years
Leasehold improvements	Shorter of remaining lease term or estimated useful life
Capitalized Internal-Use Software Costs
The Company capitalizes certain costs related to development of its platform incurred during the application development stage. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. Maintenance and training costs are also expensed as incurred. Capitalized costs are included in property and equipment.
Capitalized internal-use software is amortized as subscription cost of revenue on a straight-line basis over its estimated useful life, which is generally three years. Management evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.
Goodwill and Intangible Assets
Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. Goodwill and indefinite-lived intangible assets are not amortized, but rather tested for impairment at least annually on November 1 or more often if and when circumstances indicate that the carrying value may not be recoverable. Finite-lived intangible assets are amortized over their useful lives.

Domo, Inc.
Notes to Consolidated Financial Statements (Continued)
2. Summary of Significant Accounting Policies (Continued)

Goodwill is tested for impairment based on reporting units. The Company periodically reevaluates the business and has determined that it continues to operate in one segment, which is also considered the sole reporting unit. Therefore, goodwill is tested for impairment at the consolidated level.
The Company reviews its long-lived assets, including property and equipment and finite-lived intangible assets, for impairment whenever an event or change in facts and circumstances indicates that their carrying amounts may not be recoverable. Recoverability of these assets is measured by comparing the carrying amount to the estimated undiscounted future cash flows expected to be generated. If the carrying amount exceeds the undiscounted cash flows, the assets are determined to be impaired and an impairment charge is recognized as the amount by which the carrying amount exceeds fair value.
There was no goodwill acquired and no impairment charges for goodwill or long-lived assets recorded during the periods presented.
Revenue Recognition
The Company derives revenue primarily from subscriptions to its cloud-based platform and professional services. Revenue is recognized when control of these services is transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled to in exchange for those services, net of sales taxes.
For sales through channel partners, the Company considers the channel partner to be the end customer for the purposes of revenue recognition as the Company's contractual relationships with channel partners do not depend on the sale of the Company's services to their customers and payment from the channel partner is not contingent on receiving payment from their customers. The Company's contractual relationships with channel partners do not allow returns, rebates, or price concessions.
The price of subscriptions is generally fixed at contract inception and therefore, the Company's contracts do not contain a significant amount of variable consideration.
Revenue recognition is determined through the following steps:

•	Identification of the contract, or contracts, with a customer

•	Identification of the performance obligations in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligations in the contract

•	Recognition of revenue when, or as, performance obligations are satisfied
Subscription Revenue
Subscription revenue primarily consists of fees paid by customers to access the Company’s cloud-based platform, including support services. The Company's subscription agreements generally have annual contractual terms and a smaller percentage have multi-year contractual terms. Revenue is recognized ratably over the related contractual term beginning on the date that the platform is made available to a customer. Access to the platform represents a series of distinct services as the Company continually provides access to and fulfills its obligation to the end customer over the subscription term. The series of distinct services represents a single performance obligation that is satisfied over time. The Company recognizes revenue ratably because the customer receives and consumes the benefits of the platform throughout the contract period. The Company's contracts are generally non-cancelable.
Professional Services and Other Revenue
Professional services revenue consists of implementation services sold with new subscriptions as well as professional services sold separately. Other revenue includes training and education. Professional services arrangements are billed in advance, and revenue from these arrangements is recognized as the services are provided, generally based on hours incurred. Training and education revenue is also recognized as the services are provided.

Domo, Inc.
Notes to Consolidated Financial Statements (Continued)
2. Summary of Significant Accounting Policies (Continued)

Contracts with Multiple Performance Obligations
Most of the Company's contracts with new customers contain multiple performance obligations, generally consisting of subscriptions and professional services. For these contracts, individual performance obligations are accounted for separately if they are distinct. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. Standalone selling prices are determined based on historical standalone selling prices, taking into consideration overall pricing objectives, market conditions and other factors, including contract value, customer demographics and the number and types of users within the contract.
Deferred Revenue
The Company's contracts are typically billed annually in advance. Deferred revenue includes amounts collected or billed in excess of revenue recognized. Deferred revenue is recognized as revenue as the related performance obligations are satisfied. Deferred revenue that will be recognized during the succeeding twelve-month period is recorded as a current liability and the remaining portion is recorded as a noncurrent liability.
Cost of Revenue
Cost of subscription revenue consists primarily of third-party hosting services and data center capacity; employee-related costs directly associated with cloud infrastructure and customer support personnel, including salaries, benefits, bonuses and stock-based compensation; amortization expense associated with capitalized software development costs; depreciation expense associated with computer equipment and software; certain fees paid to various third parties for the use of their technology and services; and allocated overhead. Allocated overhead includes items such as information technology infrastructure, rent, and employee benefit costs.
Cost of professional services and other revenue consists primarily of employee-related costs associated with these services, including stock-based compensation; third-party consultant fees related to implementations; and allocated overhead.
Advertising Costs
Advertising costs are expensed as incurred. Advertising expense was $17.8 million, $26.4 million, $5.6 million and $7.3 million for the years ended January 31, 2017 and 2018 and the three months ended April 30, 2017 and 2018 (unaudited), respectively.
Research and Development
Research and development expenses consist primarily of employee-related costs for the design and development of the Company's platform, contractor costs to supplement staff levels, third-party web services, consulting services, and allocated overhead. Research and development expenses, other than software development costs qualifying for capitalization, are expensed as incurred.
Stock-Based Compensation
The Company records stock-based compensation based on the grant date fair value of the awards, which include stock options and restricted stock units, and recognizes the fair value of those awards as expense using the straight-line method over the requisite service period of the award. The Company estimates the grant date fair value of stock options using the Black-Scholes option-pricing model.
The determination of the grant date fair value of stock-based awards is affected by the estimated fair value of the Company's common stock as well as other assumptions and judgments, which are estimated as follows:

•
Fair Value Per Share of Common Stock. Because there has been no public market for the Company's common stock, the board of directors determines the common stock fair value at the time of the grant of stock options by considering numerous objective and subjective factors, including contemporaneous valuations of the Company’s common stock, actual operating and financial performance, market conditions, and performance of comparable publicly traded companies, business developments, the likelihood of achieving a liquidity event, and transactions involving preferred and common stock, among other factors. The fair value of the underlying common stock will be determined by the

Domo, Inc.
Notes to Consolidated Financial Statements (Continued)
2. Summary of Significant Accounting Policies (Continued)

board of directors until such time as the Company's common stock commences trading on an established stock exchange or national market system.

•
Expected Term. The expected term is determined using the simplified method, which is calculated as the midpoint of the option’s contractual term and vesting period. The Company uses this method due to limited stock option exercise history.

•
Expected Volatility. Since a public market for the Company's common stock has not existed and, therefore, the Company does not have a trading history of its common stock, expected volatility is estimated based on the volatility of similar publicly held companies over a period equivalent to the expected term of the awards.

•	Risk-free Interest Rate. The risk-free interest rate is determined using U.S. Treasury rates with a similar term as the expected term of the option.

•
Expected Dividend Yield. The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future. Consequently, the Company uses an expected dividend yield of zero.

Income Taxes
The Company accounts for income taxes in accordance with the liability method of accounting for income taxes. Under this method, the Company recognizes a liability or asset for the deferred income tax consequences of all temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the assets and liabilities are recovered or settled. These deferred income tax assets or liabilities are measured using the enacted tax rates that will be in effect when the differences are expected to affect taxable income.
Valuation allowances are provided when it is more-likely-than-not that some or all of the deferred income tax assets may not be realized. In assessing the need for a valuation allowance, the Company has considered its historical levels of income, expectations of future taxable income and ongoing tax planning strategies. Because of the uncertainty of the realization of its deferred tax assets, the Company has a full valuation allowance for domestic net deferred tax assets, including net operating loss carryforwards, and tax credits related primarily to research and development. Realization of its deferred tax assets is dependent primarily upon future U.S. taxable income.
Tax positions are recognized in the consolidated financial statements when it is more-likely-than-not the position will be sustained upon examination by the tax authorities. The Company’s policy for recording interest and penalties related to income taxes, including uncertain tax positions, is to record such items as a component of the provision for income taxes.
Concentrations of Risk and Significant Customers
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.
The Company maintains its cash and cash equivalents in bank accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in these instruments and believes it is not exposed to any significant risk with respect to cash and cash equivalents.
No single customer accounted for more than 10% of revenue for the years ended January 31, 2017 and 2018 and the three months ended April 30, 2017 and 2018 (unaudited) or more than 10% of accounts receivable as of January 31, 2017 and 2018 and April 30, 2018 (unaudited).
The Company is primarily dependent upon third parties in order to meet the uptime and performance requirements of its customers. Any disruption of or interference with the Company's use of these third parties would impact operations.
Net Loss per Share
Basic net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss attributable to common stockholders

Domo, Inc.
Notes to Consolidated Financial Statements (Continued)
2. Summary of Significant Accounting Policies (Continued)

by the weighted-average number of shares of common stock outstanding during the period increased by common shares that could be issued upon conversion or exercise of other outstanding securities to the extent those additional common shares would be dilutive. The dilutive effect of potentially dilutive securities is reflected in diluted net loss per share by application of the treasury stock method. During periods when the Company is in a net loss position, basic net loss per share is the same as diluted net loss per share as the effects of potentially dilutive securities are anti-dilutive.
Recently Adopted Accounting Pronouncements
ASU No. 2014-09
In May 2014, the Financial Accounting Standards Board or FASB issued Accounting Standards Update or ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). Topic 606 establishes a principle for recognizing revenue upon the transfer of promised goods or services to customers in an amount that reflects the considerations to which the entity expects to be entitled to in exchange for those goods or services. ASU No. 2014-09 also added Subtopic 340-40, Other Assets and Deferred Costs - Contracts with Customers, which requires the deferral of incremental costs of obtaining a contract with a customer. Topic 606 and Subtopic 340-40 are collectively referred to herein as the "new standard."
The Company elected to early adopt the requirements of the new standard as of February 1, 2017 with an initial application date of February 1, 2016, utilizing the full retrospective method of transition. The primary impact of adopting the new standard is the deferral of incremental costs of obtaining subscription contracts. Prior to adopting the new standard, deferral of commissions was not required and the Company's policy was to expense commission costs as incurred. Under the new standard, all incremental costs to obtain the contract are deferred if the period of benefit is greater than one year. These costs are amortized on a straight-line basis over the period of benefit, the determination of which is discussed in the contract acquisition costs policy above.
ASU No. 2016-09
In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which simplifies and improves several aspects of the accounting for employee share-based payment transactions such as the income tax consequences, classification of awards as either equity or liabilities on the balance sheet, and classification of employee taxes paid on statement of cash flows when an employer withholds shares for tax-withholding purposes. The standard also provides an accounting policy election to account for forfeitures as they occur.
The Company elected to early adopt ASU 2016-09 as of February 1, 2016, and as part of the adoption elected to account for forfeitures as they occur. Therefore, stock-based compensation expense for the year ended January 31, 2017 has been calculated based on actual forfeitures in the consolidated statements of operations, rather than the previous approach, which was net of estimated forfeitures. The net cumulative effect of this change of $0.6 million was recorded as a reduction to paid-in capital and accumulated deficit as of February 1, 2016. The other aspects of ASU 2016-09 did not have a material impact on the Company's consolidated financial statements.
Recently Issued Accounting Pronouncements
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to record most leases on the balance sheet and recognize the expenses on the income statement in a manner similar to current practice. ASU 2016-02 states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. For public entities, the new standard is effective for fiscal years beginning after December 15, 2018 and interim periods within that reporting period. For all other entities, this standard is effective for annual reporting periods beginning after December 15, 2019 and interim periods within annual periods beginning after December 15, 2020. Early adoption is permitted. The Company expects to adopt this standard as of February 1, 2020, assuming it remains an emerging growth company. The Company is currently evaluating the impact to its consolidated financial statements and related disclosures, but expects assets and liabilities related to leases to increase as a result of adopting this standard.

Domo, Inc.
Notes to Consolidated Financial Statements (Continued)

3. Fair Value Measurements
Assets Measured at Fair Value on a Recurring Basis
Financial instruments recorded at fair value in the financial statements are categorized as follows:

•	Level 1: Observable inputs that reflect quoted prices for identical assets or liabilities in active markets.

•
Level 2: Observable inputs, other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•
Level 3: Unobservable inputs reflecting management's assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The following table summarizes the assets measured at fair value on a recurring basis as of January 31, 2017 and 2018 and April 30, 2018 (unaudited) by level within the fair value hierarchy (in thousands):

	January 31, 2017
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market funds	$63,062	$—	$—	$63,062

	January 31, 2018
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market funds	$15,210	$—	$—	$15,210
Financial liability:
Series D-2 convertible preferred stock warrants	$—	$—	$229	$229

	April 30, 2018
	Level 1	Level 2	Level 3	Total
	(unaudited)
Cash equivalents:
Money market funds	$5,258	$—	$—	$5,258
Financial liability:
Class B common stock warrants	$—	$—	$166	$166
There were no realized or unrealized losses or other-than-temporary impairments for money market funds as of January 31, 2017 and 2018 and April 30, 2018 (unaudited).
Level 3 instruments consist of a Series D-2 convertible preferred stock warrant liability (see Note 11) and a Class B common stock warrant liability (see Note 12) (warrant liabilities). These warrant liabilities were estimated using assumptions related to the remaining contractual term of the warrants, the risk-free interest rate, the volatility of comparable public companies over the remaining term and the fair value of underlying shares. The significant unobservable inputs used in the fair value measurement of the warrant liabilities are the fair value of the underlying stock at the valuation date and the estimated term of the warrants. Generally, increases (decreases) in the fair value of the underlying stock and estimated term would result in a directionally similar impact to the fair value measurement, and are recognized in other income (expense), net in the consolidated statements of operations.

Domo, Inc.
Notes to Consolidated Financial Statements (Continued)
3. Fair Value Measurements (Continued)

The changes in the fair value of the Series D-2 convertible preferred stock and Class B common stock warrant liabilities were as follows (in thousands):

Balance as of January 31, 2017	$—
Issuance of convertible preferred stock warrants	257
Decrease in fair value of convertible preferred stock warrants	(28)
Balance as of January 31, 2018	229
Decrease in fair value of convertible preferred stock warrants (unaudited)	(16)
Write-off of convertible preferred stock warrant liability due to conversion to warrants on Class B common stock (unaudited)	(213)
Issuance of Class B common stock warrants (unaudited)	166
Balance as of April 30, 2018 (unaudited)	$166
The Class B common stock warrant liability was recorded at fair value upon issuance in April 2018. The change in fair value of the liability between the issuance date and April 30, 2018 (unaudited) was insignificant.
At each reporting date, the warrant liabilities are remeasured to fair value using the Black-Scholes option-pricing model. The assumptions used as of January 31, 2018 and April 30, 2018 (unaudited) were as follows:

	As of January 31,	As of April 30,
	2018	2018
		(unaudited)
Expected stock price volatility	45%	44%
Expected term	2.6 years	2.6 years
Risk-free interest rate	2.72%	2.54%
Expected dividend yield	–	–
During the years ended January 31, 2017 and 2018 and the three months ended April 30, 2017 and 2018 (unaudited), the Company had no transfers between levels of the fair value hierarchy of its assets and liabilities measured at fair value.
Fair Value of Other Financial Instruments
The carrying amounts of certain financial instruments, including cash held in banks, accounts receivable, accounts payable, accrued liabilities, and other liabilities approximate fair value due to their short-term maturities and are excluded from the fair value tables above.

Domo, Inc.
Notes to Consolidated Financial Statements (Continued)

4. Property and Equipment
Property and equipment, net consisted of the following (in thousands):

	As of January 31,		As of April 30,
	2017	2018	2018
			(unaudited)
Computer equipment and software	$13,056	$16,201	$16,354
Capitalized internal-use software development costs	9,654	11,823	13,126
Leasehold improvements	2,271	3,558	3,613
Furniture, vehicles and office equipment	1,750	2,430	2,536
	26,731	34,012	35,629
Less accumulated depreciation and amortization	(11,009)	(19,060)	(21,325)
	$15,722	$14,952	$14,304
Depreciation and amortization expense related to property and equipment was $4.9 million, $8.1 million, $1.9 million and $2.3 million for the years ended January 31, 2017 and 2018 and the three months ended April 30, 2017 and 2018 (unaudited), respectively.
The Company capitalized $4.9 million, $2.2 million, $0.7 million and $1.3 million in software development costs during the years ended January 31, 2017 and 2018 and the three months ended April 30, 2017 and 2018 (unaudited), respectively. Stock-based compensation expense related to capitalizable software development activities was insignificant and therefore not capitalized. Amortization of capitalized software development costs was $1.5 million, $3.2 million, $0.6 million and $1.0 million for the years ended January 31, 2017 and 2018 and the three months ended April 30, 2017 and 2018 (unaudited), respectively.
5. Intangible Assets
Intangible assets consisted of the following (in thousands):

	As of January 31,		As of April 30,
	2017	2018	2018
			(unaudited)
Intellectual property excluding patents	$1,974	$2,289	$2,289
Patents	950	950	950
	2,924	3,239	3,239
Less accumulated amortization	(133)	(213)	(233)
	$2,791	$3,026	$3,006
Amortization expense related to intangible assets was $0.3 million, $0.1 million, $20 thousand and $20 thousand for the years ended January 31, 2017 and 2018 and the three months ended April 30, 2017 and 2018 (unaudited), respectively. Intellectual property excluding patents is considered an indefinite-lived asset due to the fact that it is renewable in perpetuity. The patents were acquired and are being amortized over a weighted-average remaining useful life of approximately 11 years.

Domo, Inc.
Notes to Consolidated Financial Statements (Continued)
5. Intangible Assets (Continued)

As of January 31, 2018, future amortization expense for definite-lived intangible assets is estimated to be as follows (in thousands):

Year Ending January 31,
2019	$80
2020	80
2021	80
2022	80
2023	80
Thereafter	337
$737
6. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following (in thousands):

	As of January 31,		As of April 30,
	2017	2018	2018
			(unaudited)
Accrued payroll taxes	$11,538	$13,925	$10,729
Accrued expenses	7,697	11,677	13,647
Accrued bonus	6,736	7,200	4,437
Accrued benefits	5,615	6,005	6,173
Accrued commissions	5,348	6,120	2,932
Sales and other taxes payable	1,618	966	1,224
Other accrued liabilities	1,602	3,535	1,891
	$40,154	$49,428	$41,033

Domo, Inc.
Notes to Consolidated Financial Statements (Continued)

7. Deferred Revenue and Performance Obligations
Deferred Revenue
Significant changes in the Company's deferred revenue balance for the years ended January 31, 2017 and 2018 and the three months ended April 30, 2018 (unaudited) were as follows (in thousands):

Beginning balance at February 1, 2016 (reflects cumulative effect adjustment from adoption of ASU 2014-09)		$32,064
Revenue recognized that was included in the deferred revenue balance at the beginning of the period:
Subscription	$(26,964)
Professional services and other	(4,664)
Total		(31,628)
Increase due to billings excluding amounts recognized as revenue during the period		49,500
Balance as of January 31, 2017		49,936
Revenue recognized that was included in the deferred revenue balance at the beginning of the period:
Subscription	$(42,383)
Professional services and other	(6,079)
Total		(48,462)
Increase due to billings excluding amounts recognized as revenue during the period		69,482
Balance as of January 31, 2018		70,956
Revenue recognized that was included in the deferred revenue balance at the beginning of the period (unaudited):
Subscription (unaudited)	$(19,469)
Professional services and other (unaudited)	(2,291)
Total (unaudited)		(21,760)
Increase due to billings excluding amounts recognized as revenue during the period (unaudited)		23,529
Balance as of April 30, 2018 (unaudited)		$72,725
Transaction Price Allocated to Remaining Performance Obligations
As of January 31, 2018, approximately $130.4 million of revenue was expected to be recognized from remaining performance obligations for subscription contracts. The Company expects to recognize approximately $78.0 million of this amount during the year ending January 31, 2019, with an additional $28.3 million being recognized during the year ending January 31, 2020, and the balance recognized thereafter. As of January 31, 2018, approximately $10.4 million of revenue was expected to be recognized from remaining performance obligations for professional services and other contracts, $10.1 million of which is expected to be recognized during the year ending January 31, 2019, and the balance recognized thereafter.
As of April 30, 2018 (unaudited), approximately $136.1 million of revenue was expected to be recognized from remaining performance obligations for subscription contracts. The Company expects to recognize approximately $70.7 million of this amount during the year ending January 31, 2019, with an additional $36.8 million being recognized during the year ending January 31, 2020, and the balance recognized thereafter. As of April 30, 2018 (unaudited), approximately $10.1 million of revenue was expected to be recognized from remaining performance obligations for professional services and other contracts, $6.5 million of which is expected to be recognized during the year ending January 31, 2019, and the balance recognized thereafter.

Domo, Inc.
Notes to Consolidated Financial Statements (Continued)

8. Geographic Information
Revenue by geographic area is determined by the billing address of the customer. The following table sets forth revenue by geographic area (in thousands):

	Year Ended January 31,		Three Months Ended April 30,
	2017	2018	2017	2018
			(unaudited)
United States	$64,144	$88,748	$20,238	$25,119
Outside the United States	10,396	19,776	4,008	6,826
Total	$74,540	$108,524	$24,246	$31,945
Percentage of revenue by geographic area:
United States	86%	82%	83%	79%
Outside the United States	14%	18%	17%	21%
Other than the United States, no other individual country exceeded 10% of total revenue for the years ended January 31, 2017 and 2018 and the three months ended April 30, 2017 and 2018 (unaudited). As of January 31, 2017 and 2018 and April 30, 2018 (unaudited), substantially all of the Company’s property and equipment was located in the United States.
9. Line of Credit and Credit Facility
Line of Credit
In July 2016, the Company entered into a two-year secured line of credit that allowed for borrowings up to $20.0 million to fund working capital and general corporate purposes with interest payable on the borrowed amounts at a floating rate equal to the prime rate plus 0.75%. The line of credit was secured by the assets of the Company, excluding intellectual property. The Company was required to pay an annual commitment fee of $50,000 and a fee of 0.25% per annum (payable quarterly) on the unused portion of the facility. Origination fees were amortized over the term of the facility as interest expense. Any amounts outstanding under this facility were originally scheduled to be due and payable on July 18, 2018; however, in November 2017 the line of credit was canceled in conjunction with the Company entering into a new credit facility with a different lender. This credit facility is described in further detail below.
The Company did not make any draws on the line of credit during the term of the agreement.
Credit Facility
In December 2017, the Company entered into an $80.0 million credit facility and drew $50.0 million at closing, which matures on January 1, 2021. The Company had until April 30, 2018 to request an additional term loan of up to $30.0 million under the credit facility. In April 2018, the Company entered into an amendment to this credit facility pursuant to which the Company was able to incur an additional $20.0 million in term loan borrowings, for a total availability of $100.0 million under the amended facility. The Company drew the remaining $50.0 million during April 2018, which matures on May 1, 2021. The credit facility is secured by substantially all of the Company's assets.
Each term loan under the credit facility requires interest-only payments until such term loan matures on the first business day of the 37th full month after the date of the credit advance. A portion of the interest that accrues on the outstanding principal of each term loan is payable in cash on a monthly basis, which portion accrues at a floating rate equal to the greater of (1) 7% and (2) three-month LIBOR plus 5.5% per year. In addition, a portion of the interest that accrues on the outstanding principal of each term loan is capitalized and added to the principal amount of the outstanding term loan on a monthly basis, which portion accrues at a fixed rate equal to 2.5% per year. The amounts capitalized during the year ended January 31, 2018 the three months ended April 30, 2018 (unaudited) were $0.2 million and $0.3 million, respectively.
The original credit facility also required a closing fee of $3.6 million to be paid in full on January 1, 2021. The amendment increased the closing fee payable by the Company from $3.6 million to $4.5 million, 50% of which will be paid on January 1, 2021

Domo, Inc.
Notes to Consolidated Financial Statements (Continued)
9. Line of Credit and Credit Facility (Continued)

and the remaining 50% on May 1, 2021. Due to the long-term nature of the $4.5 million closing fee, it was recorded at present value as an increase to other liabilities, noncurrent and an increase to debt issuance costs. The present value was determined using the effective interest rate of each $50.0 million term loan. The closing fee liability will be accreted to its full value over the term of the respective term loan, with such accretion recorded as interest expense in other income (expense), net in the consolidated statements of operations. As of January 31, 2018, the Company had incurred other upfront issuance fees of $1.2 million, with an additional $0.2 million incurred during the three months ended April 30, 2018 (unaudited), which were also recorded as debt issuance costs. Debt issuance costs are presented as an offset to the outstanding principal balance of the term loans on the consolidated balance sheets and are being amortized as interest expense in other income (expense), net in the consolidated statements of operations over the term of the respective term loan using the effective interest rate method.
The $100.0 million credit facility as amended contains customary conditions to borrowing, events of default and covenants, including covenants that restrict the Company's ability to dispose of assets, make material changes to the nature, control or location of the business, merge with or acquire other entities, incur indebtedness or encumbrances, make distributions to holders of the Company's capital stock, make investments or enter into transactions with affiliates. In addition, the Company is required to comply with a financial covenant based on the ratio of outstanding indebtedness to annualized recurring revenue. The April 2018 amendment revised the financial covenant regarding the ratio of the Company’s outstanding indebtedness to its annualized recurring revenue. Under the amended facility, the minimum ratio is 1.0 on January 31, 2018 and April 30, 2018; 0.95 on July 31, 2018 and October 31, 2018; 0.90 on January 31, 2019 and April 30, 2019; 0.85 on July 31, 2019 and October 31, 2019; and 0.80 on January 31, 2020 through the maturity date. The credit facility defines annualized recurring revenue as four times the Company's aggregate revenue for the immediately preceding quarter (net of recurring discounts and discounts for periods greater than one year) less the annual contract value of any customer contracts pursuant to which the Company was advised during such quarter would not be renewed at the end of the current term plus annual contract value of existing customer contract increases during such quarter. This covenant is measured quarterly on a three-month trailing basis. Upon the occurrence of an event of default, such as non-compliance with covenants, any outstanding principal, interest and fees become due immediately. The Company was in compliance with the covenant terms of the credit facility at January 31, 2018 and April 30, 2018 (unaudited).
Under the amended credit facility, the Company is required to pay a $2.0 million fee upon the earlier of (1) the closing of a transaction in which the Company is acquired by a third party and (2) December 4, 2027. The obligation to pay this $2.0 million fee will terminate upon the closing of an IPO.
The Company incurred interest expense of $26 thousand, $1.2 million, $42 thousand and $1.7 million during the years ended January 31, 2017 and 2018 and the three months ended April 30, 2017 and 2018 (unaudited), respectively.
10. Commitments and Contingencies
Litigation
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.
The Company is involved in legal proceedings from time to time arising in the normal course of business. As of January 31, 2018 and April 30, 2018 (unaudited), there were no significant outstanding claims against the Company.
Warranties and Indemnification
The Company’s subscription services are generally warranted to perform materially in accordance with the terms of the applicable customer service order under normal use and circumstances. Additionally, the Company’s arrangements generally include provisions for indemnifying customers against liabilities if its subscription services infringe a third party’s intellectual property rights. Furthermore, the Company may also incur liabilities if it breaches the security or confidentiality obligations in its arrangements. To date, the Company has not incurred significant costs and has not accrued a liability in the accompanying consolidated financial statements as a result of these obligations.
The Company has entered into service-level agreements with some of its customers defining levels of uptime reliability and performance and permitting those customers to receive credits for prepaid amounts related to unused subscription services

Domo, Inc.
Notes to Consolidated Financial Statements (Continued)
10. Commitments and Contingencies (Continued)

if the Company fails to meet certain of the defined service levels. In very limited instances, the Company allows customers to early terminate their agreements if the Company repeatedly or significantly fails to meet those levels. If the Company repeatedly or significantly fails to meet contracted upon service levels, a contract may require a refund of prepaid unused subscription fees. To date, the Company has not experienced any significant failures to meet defined levels of uptime reliability and performance as set forth in its agreements and, as a result, the Company has not accrued any liabilities related to these agreements in the consolidated financial statements.
Operating Leases
The Company has entered into noncancelable operating lease arrangements primarily for office space with various expiration dates through 2027. During the fiscal years ended January 31, 2017 and 2018, the Company entered into new leases for existing office space to expand primary office facilities in Utah. Certain of the leases include periods of free rent beginning with the lease effective date and increasing rental rates over the term of the leases. The Company recognizes rent expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not paid. Rent expense under operating leases totaled $4.2 million, $5.3 million, $1.1 million and $1.6 million for the years ended January 31, 2017 and 2018 and the three months ended April 30, 2017 and 2018 (unaudited), respectively.
Future minimum lease payments under noncancelable operating leases were as follows as of January 31, 2018 (in thousands):

	Total Payments	Expected Sublease Income	Net Payments
Year Ending January 31:
2019	$5,414	$(189)	$5,225
2020	4,892	(195)	4,697
2021	1,900	(116)	1,784
2022	1,003	—	1,003
2023	1,087	—	1,087
Thereafter	5,815	—	5,815
	$20,111	$(500)	$19,611
Other Purchase Commitments
As of January 31, 2018, the Company had noncancelable contractual commitments with third party providers for certain cloud infrastructure services of $4.9 million, $20.2 million and $20.0 million which are due during the fiscal years ending January 31, 2019, 2020 and 2021, respectively.
11. Convertible Preferred Stock
At January 31, 2018, the Company’s convertible preferred stock was as follows (in thousands, except share data):

	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference
Series 1	3,700,000	3,263,659	$3,529
Series A	2,000,000	1,982,279	42,610
Series B	866,666	862,440	20,000
Series C	2,114,479	2,114,471	60,250
Series D	2,338,784	2,338,770	145,000
Series D-2	4,308,260	3,537,318	444,037
	15,328,189	14,098,937	$715,426

Domo, Inc.
Notes to Consolidated Financial Statements (Continued)
11. Convertible Preferred Stock (Continued)

There were no changes to the number of shares of convertible preferred stock authorized or issued and outstanding during the three months ended April 30, 2018 (unaudited).
The significant rights, privileges, and preferences of the convertible preferred stock are as follows:
Conversion
Shares of Series 1 convertible preferred stock are convertible at any time at the option of the holder to shares of Class A common stock on a 1:1 basis. All other shares of convertible preferred stock are convertible at any time at the option of the holder on a 1:1 basis into shares of Class B common stock.
Conversion of preferred stock is automatic upon the earlier of a (1) closing of the sale of the Company’s common stock in a firm-commitment, underwritten initial public offering which results in aggregate proceeds to the Company (before payment of underwriters’ discounts and expenses relating to the issuance) of at least $50.0 million or (2) the date specified by written consent or agreement of holders of a majority of the convertible preferred stock then outstanding (Series 1 voting together as a single class on an as-converted basis, Series A, B, C and D voting together as a single class on an as-converted basis, and Series D-2 voting together as a single class on an as-converted basis).
Liquidation Preference
In the event of a deemed liquidation, which is defined as any sale, merger, reorganization, liquidation, dissolution, or winding up of the Company, holders of Series A, Series B, Series C, Series D, and Series D-2 convertible preferred stock shall be entitled to receive, on a pari passu basis, liquidation preferences of $21.50 , $23.19 , $28.49 , $62.00 , and $126.47 per share, respectively, followed by Series 1 at $1.08 per share. After liquidation preferences are satisfied for holders of convertible preferred stock, the entire remaining assets of the Company shall be distributed on a pro rata basis to the holders of common stock. The holders of the Company's convertible preferred stock do not have rights to voluntarily redeem shares. However, because a liquidation event, which would constitute a redemption event, could be outside the control of the Company, all convertible preferred stock has been classified outside permanent equity in the accompanying consolidated balance sheets.
Dividends
Dividends, when and if declared by the Company, are distributed in a manner similar to liquidation preference. The Company has declared no dividends through April 30, 2018 (unaudited).
Series D-2 Convertible Preferred Stock Warrants
In connection with the $80.0 million credit facility described in Note 9, in December 2017 the Company issued fully vested warrants to purchase 28,462 shares of Series D-2 convertible preferred stock (Series D-2 warrants) with an exercise price of $126.47 per share, which warrants are exercisable at any time prior to expiration, which occurs on the earlier of the third anniversary of an IPO or December 2027. The fair value of the Series D-2 warrants at the time of issuance was $0.3 million and was recorded as an increase to debt issuance costs and will be amortized as interest expense over the term of the credit facility using the effective interest rate method. The Series D-2 warrants to purchase convertible preferred stock were accounted for as a liability award and recorded at fair value on the initial issuance date and will be adjusted to fair value at each reporting period, with the change in fair value being recorded as interest expense in other income (expense), net in the consolidated statements of operations. Upon the earlier of the exercise of the Series D-2 warrants or the completion of a liquidation event, including the completion of an IPO in which the preferred shares underlying the warrants would convert into shares of Class B common stock, the preferred stock warrant liability will be remeasured to fair value and any remaining liability will be reclassified to additional paid-in capital. As of January 31, 2018 , the fair value of the warrants was $0.2 million and was included in other liabilities, noncurrent on the accompanying consolidated balance sheets.
In connection with the April 2018 amendment to the credit facility, the warrants to purchase 28,462 shares of Series D-2 convertible preferred stock were amended to warrants to purchase 66,664 shares of Class B common stock (see Note 12 for further details). Upon execution of the amendment, the convertible preferred stock warrant liability was written off against the related debt issuance costs.

Domo, Inc.
Notes to Consolidated Financial Statements (Continued)

12. Common Stock and Stockholders' Deficit
Common Stock
There were 3,700,000 shares of Class A common stock authorized at January 31, 2017 and 2018 and April 30, 2018 (unaudited) and no shares of Class A common stock outstanding at January 31, 2017 and 2018 and April 30, 2018 (unaudited). There were 21,200,000 shares of Class B common stock authorized at January 31, 2017 and 2018 and April 30, 2018 (unaudited) and 1,531,237 , 1,638,648 and 1,654,869 shares of Class B common stock outstanding at January 31, 2017 and 2018 and April 30, 2018 (unaudited), respectively. Class A common stock can only be issued in connection with a conversion of Series 1 Preferred shares. Each share of Class A common stock is entitled to 40 votes per share and is convertible at any time into one share of Class B common stock. Each share of Class A common stock will convert automatically into one share of Class B common stock upon any transfer, whether or not for value. Each share of Class B common stock is entitled to one vote per share.
Holders of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or the Company's certificate of incorporation. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of Class A common stock and Class B common stock are entitled to receive dividends, if any, as may be declared by the Company's board of directors.
Shares of common stock reserved for future issuance were as follows (all items relate to or convert into Class B common stock unless otherwise noted):

	January 31, 2018	April 30, 2018
		(unaudited)
Preferred stock convertible to Class A common stock	3,263,659	3,263,659
Preferred stock convertible to Class B common stock	10,835,278	10,835,278
Stock options outstanding	2,465,242	2,436,043
Shares reserved for future award issuances under 2011 Plan	206,491	16,182
Nonvested restricted stock units outstanding	1,001,226	1,204,223
Warrants to purchase convertible preferred stock	28,462	—
Warrants to purchase Class B common stock	7,062	73,726
Total	17,807,420	17,829,111
Class B Common Stock Warrants
In connection with the amendment to the credit facility that occurred in April 2018, the warrants to purchase 28,462 shares of Series D-2 convertible preferred stock described in Note 11 were amended to warrants to purchase 66,664 shares of Class B common stock at an exercise price equal to the lesser of (1) $45.00 per share and (2) the lowest price the Company receives for equity securities in a qualifying private placement, if any, prior to the closing of an IPO. The warrants are exercisable at any time prior to expiration, which occurs on the earlier of the third anniversary of an IPO or December 2027. Due to the exercise price-related contingency that exists with these warrants, the fair value upon issuance was recorded as an increase to other liabilities, noncurrent and debt issuance costs and is being amortized over the term of the credit facility as interest expense. The liability will be revalued each reporting period until the contingency is resolved or until the warrants are exercised and the change in fair value will be recorded in other income (expense), net.
In connection with the line of credit signed in July 2016, the Company issued a warrant to purchase 3,333 shares of Class B common stock with a strike price of $34.35 per share. The warrant expires ten years from the date of issuance. The line of credit also required the Company to increase the number of shares subject to the warrant by 2,333 shares if the aggregate principal amount of advances exceeded $10.0 million. No amounts were ever drawn down on the line of credit and the number of shares subject to the warrant was not increased. Due to the contingency that existed with this warrant, the fair value upon issuance was recorded as an increase to other liabilities, noncurrent and other current assets and was amortized ratably over the term of the debt agreement as interest expense. The liability was marked to market each reporting period and the change in fair value was

Domo, Inc.
Notes to Consolidated Financial Statements (Continued)
12. Common Stock and Stockholders' Deficit (Continued)

recorded in other income (expense), net. Upon termination of the line of credit in November 2017, the contingency no longer existed and the warrant liability was reclassified from other liabilities, noncurrent to additional paid-in capital.
In connection with a loan signed in November 2011 and for which the last principal payment was made in September 2015, the Company issued a warrant to purchase 3,729 shares of Class B common stock with a strike price of $4.80 per share. The warrant expires ten years from the date of issuance.
At January 31, 2017 and 2018 and April 30, 2018 (unaudited), all warrants were outstanding and exercisable.
Stock-Based Compensation
In April 2011, Domo established the 2011 Equity Incentive Plan (the Plan), which was amended in September 2011 to provide for the issuance of stock options and other stock-based awards. In October 2016, November 2016, June 2017 and January 2018 the Plan was amended to increase the maximum aggregate number of shares of Class B common stock reserved for issuance under the Plan by 280,000, 66,666, 58,667 and 1,110,206 shares, respectively, taking the maximum aggregate number of shares to be issued under the Plan to 2,970,336, 4,139,209 and 4,139,209 as of January 31, 2017 and 2018 and April 30, 2018 (unaudited), respectively. As of January 31, 2017 and 2018 and April 30, 2018 (unaudited), there were 40,184, 206,491 and 16,182 shares, respectively, available for grant under the Plan.
The Company recognized stock-based compensation expense related to the Plan as follows (in thousands):

	Year Ended January 31,		Three Months Ended April 30,
	2017	2018	2017	2018
			(unaudited)
Cost of revenue:
Subscription	$46	$48	$11	$15
Professional services and other	45	40	10	8
Sales and marketing	1,930	1,845	590	305
Research and development	2,206	2,311	522	483
General and administrative	5,099	5,090	1,271	1,265
Interest expense	17	36	8	17
Total	$9,343	$9,370	$2,412	$2,093
Stock Options
Stock options typically vest over a four year period and have a term of ten years from the date of grant. The weighted-average grant-date fair value of stock options granted was $12.89 per share and $13.14 per share for the years ended January 31, 2017 and 2018 , respectively. No stock options were granted during the three months ended April 30, 2018 (unaudited). The grant-date fair value of stock options was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended January 31,
	2017	2018

Expected stock price volatility	48%	47%
Expected life of options	6 years	6 years
Risk-free interest rate	1.28% - 1.42%	1.83%
Expected dividend yield	–	–
Fair value of common stock	$27.60	$28.20

Domo, Inc.
Notes to Consolidated Financial Statements (Continued)
12. Common Stock and Stockholders' Deficit (Continued)

The following table sets forth the outstanding common stock options and related activity for the years ended January 31, 2017 and 2018 and the three months ended April 30, 2018 (unaudited):

	Shares Subject to Outstanding Options	Weighted- Average Exercise Price per Share	Weighted-Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Balance at January 31, 2016	2,312,633	$20.20	7.96	$59,509
Granted	399,239	27.60
Exercised	(113,546)	6.58
Forfeited	(45,702)	33.64
Expired	(10,599)	22.21
Balance at January 31, 2017	2,542,025	21.72	7.34	19,377
Granted	161,715	28.20
Exercised	(111,688)	12.00
Forfeited	(102,828)	35.79
Expired	(23,982)	31.63
Balance at January 31, 2018	2,465,242	21.90	6.44	12,185
Exercised (unaudited)	(16,221)	13.08
Forfeited (unaudited)	(11,794)	29.13
Expired (unaudited)	(1,184)	41.09
Balance at April 30, 2018 (unaudited)	2,436,043	$21.92	5.80	$11,989
As of January 31, 2018:
Vested and exercisable	1,868,399	$19.72	5.91	$12,185
As of April 30, 2018 (unaudited):
Vested and exercisable	1,974,239	$20.27	5.56	$11,989
The aggregate intrinsic value of the options exercised for the years ended January 31, 2017 and 2018 and the three months ended April 30, 2017 and 2018 (unaudited) was $2.8 million, $2.5 million, $1.3 million and $0.2 million, respectively. The intrinsic value represents the excess of the estimated fair value of the Company's common stock on the date of exercise over the exercise price of each option.
As of January 31, 2018 and April 30, 2018 (unaudited), there was $8.4 million and $6.2 million, respectively, of unrecognized stock-based compensation expense related to outstanding stock options which is expected to be recognized over a weighted-average period of 1.38 years and 1.31 years, respectively.
Restricted Stock Units
Restricted stock units (RSUs) granted under the Plan vest and settle upon the satisfaction of both a service-based condition and a liquidity event-related performance vesting condition. The service-based condition for these awards is generally satisfied over four years with a cliff vesting period of one or two years and quarterly vesting thereafter. The liquidity event-related performance condition is based on the occurrence of either a change in control of the Company or the effective date of this registration statement (an IPO). Of the 1,204,223 RSUs outstanding as of April 30, 2018 (unaudited), 1,191,598 RSUs will meet the performance condition approximately six months following the Company's IPO subject to the grantee's continued service through that date, while 12,625 RSUs will meet the performance condition on the effective date of this registration statement. As of January 31, 2018 and April 30, 2018 (unaudited), all compensation expense related to the RSUs remained unrecognized because the performance condition was not satisfied. The performance condition will be deemed probable of being satisfied on the effective date of this registration statement, and as a result, in that period the Company will record the cumulative stock-based compensation expense in the amount attributable to service prior to such effective date using the accelerated attribution method. The vesting condition that will be satisfied six months following the IPO does not affect the expense attribution period

Domo, Inc.
Notes to Consolidated Financial Statements (Continued)
12. Common Stock and Stockholders' Deficit (Continued)

for the RSUs for which the service condition has been met as of that date. If the liquidity event had occurred on April 30, 2018, the Company would have recorded $4.4 million of stock-based compensation expense on that date, with approximately  $23.8 million  of additional future period expense to be recognized over the remaining service periods through fiscal 2023.
The following table sets forth the outstanding RSUs and related activity for the years ended January 31, 2017 and 2018 and the three months ended April 30, 2018 (unaudited):

	Number of Shares	Weighted- Average Grant Date Fair Value
Outstanding as of January 31, 2016	—	$—
Granted	33,666	27.60
Outstanding as of January 31, 2017	33,666	27.60
Granted	988,601	23.40
Canceled	(21,041)	27.60
Outstanding as of January 31, 2018	1,001,226	23.40
Granted (unaudited)	209,115	23.40
Canceled (unaudited)	(6,118)	23.40
Outstanding as of April 30, 2018 (unaudited)	1,204,223	$23.40
As of January 31, 2018 and April 30, 2018 (unaudited), there was $23.5 million and $28.2 million of unrecognized stock-based compensation expense related to outstanding RSUs, respectively.
13. Income Taxes
The components of the income tax provision were as follows (in thousands):

	Year Ended January 31,
	2017	2018
Current income provision:
Federal	$—	$—
State	89	3
Foreign	443	233
	532	236
Deferred income tax provision:
Federal	45	(32)
State	8	12
Foreign	188	169
	241	149
Provision for income taxes	$773	$385
In December 2017, the Tax Cuts and Jobs Act (Tax Act) was enacted, which resulted in widespread changes to the U.S. tax code. One such change was establishing a flat corporate income tax rate of 21% to replace previous rates that ranged from 15% to 35%. As a result, the Company has remeasured its U.S. deferred tax assets and liabilities as of January 31, 2018 to reflect the lower rate expected to apply when these temporary differences reverse.

Domo, Inc.
Notes to Consolidated Financial Statements (Continued)
13. Income Taxes (Continued)

The remeasurement resulted in a reduction in deferred tax assets which the Company provisionally estimates to be $85.7 million . This was fully offset by a corresponding change to the Company’s valuation allowance. The impact will likely be subject to ongoing technical guidance and accounting interpretation, which the Company will continue to monitor and assess.
The Tax Act also provides for a transition to a new territorial system of taxation and generally requires companies to include certain untaxed foreign earnings of non-U.S. subsidiaries into taxable income in 2017. As a result, the Company realized a one-time deemed income inclusion of deferred foreign income from the Company's non-U.S. subsidiaries of $0.7 million, which income was offset by the Company's net operating losses.
The Tax Act contains a number of additional provisions which may impact the Company in future years. However, since the Tax Act was recently finalized and ongoing guidance and accounting interpretation is expected over the next twelve months, the Company has not yet elected any changes to accounting policies and the Company’s analysis is ongoing. Provisional accounting impacts may change in future reporting periods until the accounting analysis is finalized, which will occur no later than one year from the date the Tax Act was enacted.
Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate to income before income tax expense as a result of the following (in thousands):

	Year Ended January 31,
	2017	2018
Tax benefit at U.S. federal statutory rate (1)	$(61,998)	$(57,992)
State income taxes, net of federal tax benefit	(10,841)	(11,679)
Non-deductible expenses	1,522	1,095
Foreign taxes	37	48
Stock-based compensation	1,081	896
Research and development credits	(1,784)	(2,516)
Change in valuation allowance	72,769	(15,199)
Deferred tax effect of Tax Act rate change	—	85,725
Other	(13)	7
Provision for income taxes	$773	$385
________________

(1)
The statutory tax rates used in this analysis were 34% for the year ended January 31, 2017 and 33% for the year ended January 31, 2018. The rate used for the year ended January 31, 2018 takes into account the number of days in the fiscal year after the Tax Act was enacted where the statutory rate decreased to 21%.

Domo, Inc.
Notes to Consolidated Financial Statements (Continued)
13. Income Taxes (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities were as follows (in thousands):

	As of January 31,
	2017	2018
Deferred tax assets:
Net operating loss carryforwards	$202,320	$186,299
Stock based compensation	7,536	6,892
Accruals and other reserves	7,363	5,821
Research and development credit carryforwards	7,213	9,615
Other	1,688	1,871
Gross deferred tax assets	226,120	210,498
Valuation allowance	(218,715)	(203,704)
Total deferred tax assets, net of valuation allowance	7,405	6,794

Deferred tax liabilities:
Contract acquisition costs	(4,570)	(5,132)
Capitalized software	(3,219)	(1,929)
Basis difference in intangible assets	(171)	(471)
Total deferred tax liabilities	(7,960)	(7,532)
Net deferred tax liabilities	$(555)	$(738)
In assessing whether deferred tax assets should be recognized, the Company considered whether it is more-likely-than-not that some portion or all of the deferred tax assets would be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considered the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Company determined it was more-likely-than-not that the deferred tax assets would not be realized as of January 31, 2017 and 2018 and, accordingly, recorded a full valuation allowance.
As of January 31, 2018 , the Company had federal and state NOLs available to offset future taxable income, if any, of $677.8 million and $866.5 million , respectively.
The federal NOLs will begin to expire in 2028. The state NOLs will expire depending upon the various rules in the states in which the Company operates.
Full realization of the NOLs is dependent on generating sufficient taxable income prior to their expiration. The ability to realize the NOLs and other deferred tax assets could also be limited by previous or future changes in ownership in accordance with rules in Internal Revenue Code Section 382.
As of January 31, 2018, the Company also had unused federal and state research and development tax credits of $9.5 million and $5.1 million, respectively. The federal credits begin to expire in 2020 and the state credits begin to expire in 2018. As of January 31, 2018, the Company also had foreign tax credits of $4 thousand which begin to expire in 2020.

Domo, Inc.
Notes to Consolidated Financial Statements (Continued)
13. Income Taxes (Continued)

During the fiscal years ended January 31, 2017 and 2018, the aggregate changes in the total gross amount of unrecognized tax benefits were as follows (in thousands):

	Year Ended January 31,
	2017	2018
Beginning balance	$2,055	$2,737
(Decrease) increase in unrecognized tax benefits taken in prior years	(27)	675
Increase in unrecognized tax benefits related to current year	709	225
	$2,737	$3,637
The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate is zero due to the valuation allowance. The Company does not expect a significant change in its unrecognized tax benefits over the next twelve months.
The Company files U.S. federal, U.S. state and foreign tax returns. For both federal and state tax returns, the Company is subject to examination for tax years 2008 through 2016 due to carry forward of net operating losses and research and development credits. The Company could be subject to examination in Japan for tax years 2011 through 2016, in the UK for tax years 2014 through 2016 and in Australia for tax years 2015 through 2016.
The Company paid income taxes of $0.2 million, $0.5 million, $0.3 million and $0.2 million during the years ended January 31, 2017 and 2018 and the three months ended April 30, 2017 and 2018 (unaudited), respectively.
14. Net Loss Per Share
The following table presents the computation of basic and diluted net loss per share for the years ended January 31, 2017 and 2018 and the three months ended April 30, 2017 and 2018 (unaudited) (in thousands, except share and per share amounts):

	Year Ended January 31,		Three Months Ended April 30,
	2017	2018	2017	2018
			(unaudited)
Numerator:
Net loss	$(183,120)	$(176,562)	$(47,978)	$(45,507)
Denominator:
Weighted-average number of shares used in computing net loss per share, basic and diluted	1,466,163	1,594,897	1,546,165	1,647,265
Net loss per share, basic and diluted	$(124.90)	$(110.70)	$(31.03)	$(27.63)

Domo, Inc.
Notes to Consolidated Financial Statements (Continued)
14. Net Loss Per Share (Continued)

Potentially dilutive securities that were not included in the diluted net loss per share calculations because they would be anti-dilutive were as follows:

	Year Ended January 31,		Three Months Ended April 30,
	2017	2018	2017	2018
			(unaudited)
Convertible preferred stock on an if-converted basis	13,288,510	14,098,937	14,083,123	14,098,937
Options to purchase common stock	2,542,025	2,465,242	2,434,480	2,436,043
Restricted stock units	33,666	1,001,226	12,625	1,204,223
Convertible preferred stock warrants	—	28,462	—	—
Common stock warrants	7,062	7,062	7,062	73,726
	15,871,263	17,600,929	16,537,290	17,812,929
The following calculation gives effect to the automatic conversion of all outstanding shares of the Company’s convertible preferred stock (using the as if-converted method) into Class A and Class B common stock as though the conversion had occurred as of the beginning of the period or the original date of issuance, if later. In addition, the pro forma share amounts give effect to RSUs that have satisfied the service condition as of January 31, 2018 and April 30, 2018. These RSUs will vest and settle upon the satisfaction of a liquidity event-related performance condition, as previously defined. The net loss used in computing pro forma net loss per share does not give effect to the stock-based compensation expense associated with these RSUs. If the performance condition had been satisfied on April 30, 2018, the Company would have recorded $4.4 million of stock-based compensation expense on that date.
The following table presents the computation of the unaudited pro forma basic and diluted net loss per share for the year ended January 31, 2018 and the three months ended April 30, 2018 (in thousands, except share and per share data):

	Year Ended January 31, 2018	Three Months Ended April 30,
	(unaudited)
Numerator:
Net loss	$(176,562)	$(45,507)
Denominator:
Weighted-average number of shares used in computing net loss per share, basic and diluted	1,594,897	1,647,265
Weighted-average pro forma adjustment to reflect assumed conversion of convertible preferred stock to common stock	13,939,018	14,098,937
Weighted-average pro forma adjustment to reflect assumed vesting of RSUs with liquidity event-related performance condition	9,789	12,625
Weighted-average number of shares used in computing pro forma net loss per share, basic and diluted	15,543,704	15,758,827
Pro forma net loss per share, basic and diluted	$(11.36)	$(2.89)
15. Employee Benefit Plan
The Company has a defined contribution retirement savings plan qualified under Section 401(k) of the Internal Revenue Code (IRC), which is a pretax savings plan covering substantially all employees. Under the plan, employees may contribute up to 50% of their pretax salary, subject to certain IRC limitations. Employees are eligible to participate beginning on the first day of the month following their first 30 days of employment. The Company recorded expenses for contributions to its retirement savings plan of $2.9 million, $3.2 million, $0.9 million and $1.0 million during the years ended January 31, 2017 and 2018 and the three months ended April 30, 2017 and 2018 (unaudited), respectively.

Domo, Inc.
Notes to Consolidated Financial Statements (Continued)

16. Related Party Transactions
Certain members of the Company's board of directors serve as directors of and/or are executive officers of and, in some cases, are investors in, companies that are customers or vendors of the Company. Certain of the Company’s executive officers also serve as directors of or serve in an advisory capacity to companies that are customers or vendors of the Company. As of January 31, 2017 and 2018 and April 30, 2018 (unaudited), the Company had $0.3 million, $0.6 million and $0.5 million receivable from these customers, respectively. As of January 31, 2017 and 2018, amounts payable to these vendors were immaterial. As of April 30, 2018 (unaudited), amounts payable to these vendors totaled $0.2 million. During the years ended January 31, 2017 and 2018 and the three months ended April 30, 2017 and 2018 (unaudited), the Company recognized revenue of $0.8 million, $1.6 million, $0.4 million and $0.5 million, respectively, related to these customers. During the years ended January 31, 2017 and 2018 and the three months ended April 30, 2017 and 2018 (unaudited), the Company recognized expense of $1.2 million, $0.8 million, $0.2 million and $0.2 million, respectively, related to these vendors.
The Company utilizes an aircraft owned by one of the Company's executive officers on an as-needed basis. The Company recorded expenses related to usage of the aircraft of $0.9 million, $0.7 million, $0.1 million and $0.2 million during the years ended January 31, 2017 and 2018 and the three months ended April 30, 2017 and 2018 (unaudited), respectively.
17. Subsequent Events
In preparing the consolidated financial statements as of January 31, 2018 and for the year then ended, the Company evaluated the effects of subsequent events through April 19, 2018, the date the independent auditor’s report was originally issued and the consolidated financial statements were available to be issued.
17. Subsequent Events (unaudited)
The Company has evaluated subsequent events through June 18, 2018, the date the interim financial statements as of April 30, 2018 and for the three months then ended were available to be issued.
In May 2018, the Company issued restricted stock units for 119,344 shares of Class B common stock with a grant date fair value of $23.55 per share.
In June 2018, 10,000,000 shares of preferred stock were authorized with a par value of $0.001 per share, and the number of shares of Class B common stock authorized was increased to 500,000,000 with a par value of $0.001 per share.
In June 2018, 5,238,423 and 1,047,684 shares of Class B common stock were reserved for future issuance under the 2018 Equity Incentive Plan and 2018 Employee Stock Purchase Plan, respectively.
In June 2018, the 2011 Equity Incentive Plan was amended to increase the maximum aggregate number of shares of Class B common stock reserved for issuance by 120,000 shares.
In June 2018, the Company issued restricted stock units for 100,000 shares of Class B common stock with a grant date fair value of $20.50 per share. The restricted stock units vest over three years, with one-third vesting on the one-year anniversary of the vesting start date, and one-twelfth vesting on a quarterly basis thereafter.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
Estimated expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the Class B common stock being registered under this registration statement are as follows:

Amount to Be Paid
SEC registration fee	$28,979
FINRA filing fee	35,414
Exchange listing fee	152,500
Printing and engraving expenses	185,000
Legal fees and expenses	1,800,000
Accounting fees and expenses	1,575,000
Transfer agent and registrar fees and expenses	4,000
Miscellaneous	200,000
Total	$3,980,893
Item 14. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in its best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation of the registrant provides for the indemnification of the registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, the bylaws of the registrant require the registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, or officer of the registrant, or is or was a director or officer of the registrant serving at the registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation provides that the registrant’s directors shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the registrant has entered into separate indemnification agreements with each of the registrant’s directors and certain of the registrant’s officers which require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.
The registrant expects to obtain and maintain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.
These indemnification provisions and the indemnification agreements entered into between the registrant and the registrant’s officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.
The underwriting agreement between the registrant and the underwriters to be filed as Exhibit 1.1 to this registration statement provides for the indemnification by the underwriters of the registrant’s directors and officers and certain controlling persons against specified liabilities, including liabilities under the Securities Act with respect to information provided by the underwriters specifically for inclusion in the registration statement.
Item 15. Recent Sales of Unregistered Securities.
The following list sets forth information regarding all unregistered securities sold by us in the past three years.
No underwriters were involved in the sales, and the certificates representing the securities sold and issued contain legends restricting transfer of the securities without registration under the Securities Act or an applicable exemption from registration.

(a)
From April 2015 to June 2017, we issued 3,431,502 shares of our Series D-2 convertible preferred stock solely to accredited investors at a price per share of $126.47 , for aggregate consideration of approximately $434.0 million , and 105,816 shares of our Series D-2 convertible preferred stock to one accredited investor at a price per share of $94.86 , for aggregate consideration of approximately $10.0 million .

(b)
From January 2015 to June 15, 2018, the registrant granted options under its 2011 Equity Incentive Plan to purchase an aggregate of 809,692 shares of Class B common stock to employees, consultants and directors, having exercise prices ranging from $25.50 to $50.85 per share. Of the options, the registrant had cancelled options to purchase 259,103 shares of Class B common stock. During this period, options to purchase 282,017 shares of Class B common stock had been exercised for aggregate consideration of approximately $2.6 million, at exercise prices ranging from $4.80 to $50.85 per share.

(c)	From January 2015 to June 15, 2018, the registrant issued restricted stock units for 1,450,605 shares of Class B common stock to employees and some of our directors.

(d)
On July 18, 2016, we issued a warrant to a lender for the purchase of an aggregate of 3,333 shares of Class B common stock at an exercise price of $34.35 per share as consideration for entering into a credit facility.

(e)
On December 5, 2017, we issued warrants to the lenders under our credit facility for the purchase of an aggregate of 28,462 shares of Series D-2 convertible preferred stock at an exercise price of $126.47 per share as consideration for entering into a credit facility, which were amended on April 17, 2018 to be warrants to purchase an aggregate of 66,664 shares of Class B common stock at an exercise price equal to the lesser of (1) $45.00 per share and (2) the lowest price we receive for equity securities in a qualifying private placement, if any, prior to the closing of this offering.

The offers, sales and issuances of the securities described in Items 15(a), (d) and (e) were exempt from registration under the Securities Act under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited person and had adequate access, through employment, business or other relationships, to information about the registrant.
The offers, sales and issuances of the securities described in Item 15(b) and (c) were exempt from registration under the Securities Act under Section 4(a)(2) of the Securities Act in that such sales did not involve a public offering or under Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

The recipients of such securities were the registrant’s employees, consultants or directors and received the securities under the registrant’s 2011 Equity Incentive Plan. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions.
Item 16. Exhibits and Financial Statement Schedules.
(a) Exhibits.
We have filed the exhibits listed on the accompanying Exhibit Index of this registration statement.
(b) Financial statement schedules.
Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.
Item 17. Undertakings.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
The undersigned hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.1	Form of Amended and Restated Certificate of Incorporation, to be effective upon completion of the offering
3.2	Form of Amended and Restated Bylaws, to be effective upon completion of the offering
4.1	Specimen Common Stock Certificate of the registrant
4.2*	Amended and Restated Investors’ Rights Agreement, dated April 13, 2017, by and among the registrant and the investors and founders named therein
4.3*	Warrant to purchase 55,944 shares of Class B common stock, issued to Silicon Valley Bank on November 14, 2011
4.4*	Warrant to purchase 50,000 shares of Class B common stock, issued to Silicon Valley Bank on July 18, 2016
4.5*	Form of warrant to purchase shares of Series D-2 convertible preferred stock
4.6*	Form of first amendment to warrant to purchase stock
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1+	Form of Director and Executive Officer Indemnification Agreement
10.2+*	2011 Equity Incentive Plan, as amended
10.3+*	Form of Notice of Stock Option Grant and Stock Option Agreement under the 2011 Equity Incentive Plan and Form of RSU Agreement under the 2011 Equity Incentive Plan
10.4+	2018 Equity Incentive Plan and forms of agreements thereunder
10.5+	2018 Employee Stock Purchase Plan
10.6+	Executive Incentive Compensation Plan
10.7*	Loan and Security Agreement, dated as of December 5, 2017, between the registrant, Wilmington Trust National Association and Obsidian Agency Services, Inc
10.8*	First Amendment to Loan and Security Agreement and Pledge Agreement dated as of April 17, 2018, between the registrant, Wilmington Trust National Association and Obsidian Agency Services, Inc
10.9+	Form of Change in Control and Severance Agreement
10.10+	Outside Director Compensation Policy
10.11*	Aircraft Dry Lease Agreement, dated October 15, 2015 between the registrant and JJ Spud LLC
10.12+	Confirmatory Employment Letter, dated June 17, 2018, between the registrant and Joshua James
10.13+	Confirmatory Employment Letter, dated June 15, 2018, between the registrant and Bruce Felt
10.14+	Confirmatory Employment Letter, dated June 16, 2018, between the registrant and Catherine Wong
21.1*	Subsidiaries of the registrant
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	Consent of Wilson Sonsini Goodrich & Rosati Professional Corporation (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page to this Registration Statement)
________________

+	Indicates a management contract or compensatory plan.

*	Previously filed

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of American Fork, State of Utah, on June 18, 2018.

DOMO, INC.

By:	/s/ Joshua G. James
Joshua G. James
Founder and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joshua G. James	Chief Executive Officer and Director (Principal Executive Officer)	June 18, 2018
Joshua G. James

/s/ Bruce Felt	Chief Financial Officer (Principal Accounting and Financial Officer)	June 18, 2018
Bruce Felt

*	Director	June 18, 2018
Fraser Bullock

*	Director	June 18, 2018
Matthew R. Cohler

*	Director	June 18, 2018
Dana Evan

*	Director	June 18, 2018
Mark Gorenberg

*	Director	June 18, 2018
Nehal Raj

*	Director	June 18, 2018
Glenn Solomon

*By /s/ Joshua G. James		June 18, 2018
Joshua G. James
Attorney-in-Fact